As filed with the Securities and Exchange Commission on June 11, 2008.
Registration No. 333-151401

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1 to
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EchoStar DBS Corporation*
(Exact name of registrant as specified in its charter)

Colorado	5064	84-1328967
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

9601 South Meridian Boulevard
Englewood, Colorado 80112
(303) 723-1000
(Address, including zip code, and telephone number, including area code, of Registrants’ principal executive offices)

R. Stanton Dodge, Esq.
Executive Vice President, General Counsel and Secretary
EchoStar DBS Corporation
9601 South Meridian Boulevard
Englewood, Colorado 80112
(303) 723-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Scott D. Miller, Esq.
Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303
(650) 461-5600

*	The companies listed on the next page are also included in this Form S-4 Registration Statement as additional Registrants.

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this registration statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
ADDITIONAL REGISTRANTS

	Jurisdiction of	IRS Employer
Exact Name of Additional Registrants*	Formation	Identification No.
Dish Network L.L.C.	Colorado	84-1114039
EchoStar Satellite Operating L.L.C.	Colorado	20-0715965
Echosphere L.L.C.	Colorado	84-0833457
Dish Network Service L.L.C.	Colorado	84-1195952

*	The address for each of the additional Registrants is c/o EchoStar DBS Corporation, 9601 South Meridian Boulevard, Englewood, Colorado 80112. The primary standard industrial classification number for each of the additional Registrants is 5064.

(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is required with respect to the guarantees.

(3)	Guaranteed by the additional Registrants below.
          The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED JUNE 11, 2008.
PROSPECTUS
ECHOSTAR DBS CORPORATION
Offer to Exchange up to $750,000,000 aggregate principal amount of new
7.75% Senior Notes due 2015,
which have been registered under the Securities Act,
for any and all of its outstanding 7.75% Senior Notes due 2015
Subject to the Terms and Conditions described in this Prospectus
The Exchange Offer will expire at 5:00 p.m. Eastern Daylight Time on                          , 2008,
unless extended

The Notes
We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, our new 7.75% Senior Notes due 2015 for all of our outstanding old 7.75% Senior Notes due 2015. We refer to our outstanding 7.75% Senior Notes due 2015 as the “old notes” and to the new 7.75% Senior Notes due 2015 issued in this offer as the “Notes.” The Notes are substantially identical to the old notes that we issued on May 27, 2008, except for certain transfer restrictions and registration rights provisions relating to the old notes. The CUSIP numbers for the old notes are 27876G BG 2 and U27794 AW 3.
Material Terms of The Exchange Offer
•	You will receive an equal principal amount of Notes for all old notes that you validly tender and do not validly withdraw.

•	The exchange will not be a taxable exchange for United States federal income tax purposes.

•	There has been no public market for the old notes and we cannot assure you that any public market for the Notes will develop. We do not intend to list the Notes on any securities exchange or to arrange for them to be quoted on any automated quotation system.

•	The terms of the Notes are substantially identical to the old notes, except for transfer restrictions and registration rights relating to the old notes.

•	If you fail to tender your old notes for the Notes, you will continue to hold unregistered securities and it may be difficult for you to transfer them.

Consider carefully the “Risk Factors” beginning on page 18 of this prospectus.

We are not making this exchange offer in any state where it is not permitted.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2008.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to exchange only the Notes offered by this prospectus and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 (the “Securities Act”) that registers the Notes that will be offered in exchange for the old notes. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the Notes. The rules and regulations of the SEC allow us to omit from this document certain information included in the registration statement.
     This prospectus incorporates by reference business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge upon written or oral request directed to: Investor Relations, EchoStar DBS Corporation, 9601 South Meridian Boulevard, Englewood, Colorado 80112; telephone number: (303) 723-1000. To obtain timely delivery, you must request the information no later than                  , 2008.
     Additionally, this prospectus contains summaries and other information that we believe are accurate as of the date hereof with respect to the terms of specific documents, but we refer to the actual documents for complete information with respect to those documents, copies of which will be made available without charge to you upon request, for complete information with respect to those documents. Statements contained in this prospectus as to the contents of any contract or other documents referred to in this prospectus do not purport to be complete. Where reference is made to the particular provisions of a contract or other document, the provisions are qualified in all respects by reference to all of the provisions of the contract or other document. Our data and industry data is approximate and reflects rounding in certain cases.
     We and our ultimate parent company, DISH Network Corporation (“DISH”), are each subject to the reporting and informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and accordingly file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The SEC also maintains a website that contains reports and other information that we file electronically with the SEC. The address of that website is http://www.sec.gov. Our filings with the SEC and those of DISH are also accessible free of charge at our website, the address of which is http://www.dishnetwork.com.
     The Class A common stock of our ultimate parent company, DISH, is traded under the symbol “DISH” on the Nasdaq Global Market. Materials filed by DISH can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. DISH has not guaranteed and is not otherwise responsible for the Notes.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
     We make “forward-looking statements” throughout this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “intend,” “plan,” “estimate,” “expect” or “anticipate” will occur, and other similar statements), you must remember that our expectations may not be achieved, even though we believe they are reasonable. We do not guarantee that any future transactions or events described in this prospectus will happen as described or that they will happen at all. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. Whether actual events or results will conform with our expectations and predictions is subject to a number of risks and uncertainties. The risks and uncertainties include, but are not limited to, the following:
•	we face intense and increasing competition from satellite and cable television providers as well as new competitors, including telephone companies; our competitors are increasingly offering video service bundled with 2-way high-speed Internet access and telephone services that consumers may find attractive and which are likely to further increase competition. We also expect to face increasing competition from content and other providers who distribute video services directly to consumers over the Internet;

•	as technology changes, and in order to remain competitive, we will have to upgrade or replace some, or all, subscriber equipment periodically and make substantial investments in our infrastructure. For example, the increase in demand for high definition (“HD”) programming requires not only upgrades to customer premises equipment but also substantial increases in satellite capacity. We may not be able to pass on to our customers the entire cost of these upgrades and there can be no assurance that we will be able to effectively compete with the HD programming offerings of our competitors;

•	we rely on EchoStar Corporation (“EchoStar”), which was owned by DISH Network Corporation (“DISH”), our ultimate parent company, prior to its January 1, 2008 separation from DISH (the “Spin-off”), to design and develop set-top boxes and to provide transponder leasing, digital broadcast operations and other services for us. EchoStar is our sole supplier of digital set-top boxes and digital broadcast operations. Equipment, transponder leasing and digital broadcast operations costs may increase beyond our current expectations; we may be unable to renew agreements on acceptable terms or at all; EchoStar’s inability to develop and produce, or our inability to obtain, equipment with the latest technology; or our inability to obtain transponder leasing and digital broadcast operations and other services from third parties could affect our subscriber acquisition and churn and cause related revenue to decline;

•	DISH Network subscriber growth may continue to decrease and subscriber turnover may increase due to a variety of factors, including several, such as increasing competition and worsening economic conditions, that are outside of our control and others, such as our own operational inefficiencies and customer satisfaction with our products and services, that will require us to make significant investments and expenditures, which may have a material adverse effect on our results of operations;

•	subscriber acquisition and retention costs may increase; the competitive environment may require us to increase promotional and retention spending or accept lower subscriber acquisitions and higher subscriber churn; we may also have difficulty controlling other costs of continuing to maintain and grow our subscriber base;

•	satellite programming signals are subject to theft; and we are vulnerable to subscriber fraud; theft of service will continue and could increase in the future, causing us to lose subscribers and revenue and to incur higher costs;

•	we depend on others to produce the programming we distribute to our subscribers; programming costs may increase beyond our current expectations and we may be unable to obtain or renew programming agreements on acceptable terms or at all; existing programming agreements could be subject to cancellation; we may be denied access to sports programming; foreign programming is increasingly offered on other platforms; our inability to obtain or renew attractive programming could cause our subscriber additions and related revenue to decline and could cause our subscriber turnover to increase;

•	we depend on Federal Communications Commission (“FCC”) program access rules and the Telecommunications Act of 1996 as Amended to secure nondiscriminatory access to programming produced by others, neither of which ensure that we have fair access to all programming that we need to remain competitive;

•	our industry is heavily regulated by the FCC. Those regulations could become more burdensome at any time, causing us to expend additional resources on compliance;

•	we may be required to raise and refinance indebtedness during unfavorable market conditions. Recent developments in the financial markets have made it more difficult for issuers of high yield indebtedness such as us to access capital markets at reasonable rates. We cannot predict with any certainty whether or not we will be impacted in the future by the current conditions which may adversely affect our ability to refinance our indebtedness, including our indebtedness that is subject to repayment or repurchase in 2008 or to secure additional financing to support our growth initiatives;

•	if we are unsuccessful in subsequent appeals in the Tivo case or in defending against claims that our alternate technology infringes Tivo’s patent, we could be prohibited from distributing DVRs or be required to modify or eliminate certain user-friendly DVR features that we currently offer to consumers. The adverse affect on our business could be material. We could also have to pay substantial additional damages;

•	our gross subscriber additions and several other key operating and financial performance metrics could be adversely affected if AT&T were to discontinue selling our services or reduce their marketing of our services;

•	if our EchoStar X satellite experienced a significant failure, we could lose the ability to deliver local network channels in many markets; if any of our other owned or leased satellites experienced a significant failure, we could lose the ability to provide other critical programming to the continental United States;

•	our satellite launches may be delayed or fail, or our owned or leased satellites may fail in orbit prior to the end of their scheduled lives causing extended interruptions of some of the channels we offer;

•	we currently do not have commercial insurance covering losses incurred from the failure of satellite launches and/or in-orbit satellites we own or lease;

•	service interruptions arising from technical anomalies on satellites or on-ground components of our direct broadcast satellite system, or caused by war, terrorist activities or natural disasters, may cause customer cancellations or otherwise harm our business;

•	we depend heavily on complex information technologies; weaknesses in our information technology systems could have an adverse impact on our business; we may have difficulty attracting and retaining qualified personnel to maintain our information technology infrastructure;

•	we may face actual or perceived conflicts of interest with EchoStar in a number of areas relating to our past and ongoing relationships, including: (i) cross officerships, directorships and stock ownership, (ii) intercompany transactions, (iii) intercompany agreements, including those that were entered into in connection with the Spin-off and (iv) future business opportunities;

•	we rely on key personnel including Charles W. Ergen, our chairman and chief executive officer, and other executives, certain of whom will for some period also have responsibilities with EchoStar through their positions at EchoStar or our management services agreement with EchoStar;

•	we may be unable to obtain needed retransmission consents, FCC authorizations or export licenses, and we may lose our current or future authorizations;

•	we are party to various lawsuits which, if adversely decided, could have a significant adverse impact on our business;

•	we may be unable to obtain patent licenses from holders of intellectual property or redesign our products to avoid patent infringement;

•	we depend on telecommunications providers, independent retailers and others to solicit orders for DISH Network services. Certain of these resellers account for a significant percentage of our total new subscriber acquisitions. A number of these resellers are not exclusive to us and also offer competitors’ products and services. Loss of one or more of these relationships could have an adverse effect on our net new subscriber additions and certain of our other key operating metrics because we may not be able to develop comparable alternative distribution channels;

•	we are highly leveraged and subject to numerous constraints on our ability to raise additional debt;

•	we may pursue acquisitions, business combinations, strategic partnerships, divestitures and other significant transactions that involve uncertainties; these transactions may require us to raise additional capital, which may not be available on acceptable terms. These transactions, which could become substantial over time, involve a high degree of risk and could expose us to significant financial losses if the underlying ventures are not successful;

•	weakness in the global or U.S. economy may harm our business generally, and adverse political or economic developments, including increased mortgage defaults as a result of subprime lending practices and increasing oil prices, may impact some of our markets;

•	DISH periodically evaluates and tests its internal control over financial reporting in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act. This evaluation and testing of internal control over financial reporting includes our operations. Although DISH’s management concluded that its internal control over financial reporting was effective as of December 31, 2007, and while no change in its internal control over financial reporting occurred during our most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, DISH’s internal control over financial reporting, if in the future DISH is unable to report that its internal control over financial reporting is effective (or if DISH’s auditors are unable to express an opinion on DISH’s internal control over financial reporting), investors, customers and business partners could lose confidence in our financial reports, which could have a material adverse effect on our business; and

•	we may face other risks described from time to time in periodic and current reports we file with the SEC.
     All cautionary statements made herein should be read as being applicable to all forward-looking statements wherever they appear. In this connection, investors should consider the risks described herein and should not place undue reliance on any forward-looking statements.
     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy and completeness of the forward looking statements. We assume no responsibility for updating forward looking information contained herein or in any reports we file with the SEC.
     Should one or more of the risks or uncertainties described in this prospectus, or should underlying assumptions, prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.
     You should read carefully the section of this prospectus under the heading “Risk Factors” beginning on page 18.

SUMMARY
     In this prospectus, the words “we,” “our,” “us,” “EDBS” and the “Company” refer to EchoStar DBS Corporation and its subsidiaries, unless the context otherwise requires. “DISH” refers to DISH Network Corporation, our ultimate parent company, and its subsidiaries, including us. “EchoStar” refers to EchoStar Corporation and its subsidiaries. This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in the Notes. You should carefully read the entire prospectus, including the sections under the headings “Risk Factors” and “Disclosure Regarding Forward-Looking Statements.”
EchoStar DBS Corporation
     EDBS is a holding company and a wholly-owned subsidiary of DISH Network Corporation (“DISH”), a publicly traded company listed on the Nasdaq Global Select Market. EDBS was formed under Colorado law in January 1996.
     DISH, formerly known as EchoStar Communications Corporation, is a leading provider of satellite delivered digital television to customers across the United States. DISH’s services include hundreds of video, audio and data channels, interactive television channels, digital video recording, high definition television, international programming, professional installation and 24-hour customer service.
     We started offering subscription television services on the DISH Network in March 1996. As of March 31, 2008, the DISH Network had approximately 13.815 million subscribers. Our fleet of owned and leased satellites and satellite capacity enables us to offer over 2,700 video and audio channels to consumers across the United States. Since we use many of these channels for local programming, no particular consumer could subscribe to all channels, but all are available using small consumer satellite antennae, or dishes. We promote the DISH Network programming packages as providing our subscribers with a better “price-to-value” relationship than those available from other subscription television providers. We believe that there continues to be unsatisfied demand for high quality, reasonably priced television programming services.
     Our principal business strategy is to continue developing our subscription television service in the United States to provide consumers with a fully competitive alternative to others in the pay TV industry.
Recent Developments
     Spin-off. On January 1, 2008, DISH, our ultimate parent company, completed the spin-off of EchoStar Corporation, which was incorporated in Nevada on October 12, 2007. DISH and EchoStar now operate as separate publicly-traded companies, and neither entity has any ownership interest in the other. In particular, EchoStar has no ownership interest in us. However, both companies are under the common control of Charles W. Ergen, our Chairman and Chief Executive Officer.
     In connection with the Spin-off, DISH contributed certain satellites, uplink and satellite transmission assets, real estate and other assets and related liabilities held by us, including $1.0 billion of cash, cash equivalents and marketable investment securities, to EchoStar. Following the Spin-off, DISH and EchoStar have operated as independent publicly traded companies. The effects of the contribution of the assets and liabilities previously held by us to EchoStar are not reflected in our historical consolidated financial statements for periods prior to January 1, 2008.

     Our principal executive offices are located at 9601 South Meridian Boulevard, Englewood, Colorado 80112, and our telephone number is (303) 723-1000. Our filings with the SEC and those of DISH, are accessible free of charge at www.dishnetwork.com. None of the information or materials posted, contained or referred to at www.dishnetwork.com is incorporated by reference in, or otherwise made a part of, this prospectus.

The Exchange Offer
     The exchange offer relates to the exchange of up to $750,000,000 aggregate principal amount of outstanding 7.75% Senior Notes due 2015, for an equal aggregate principal amount of Notes. The form and terms of the Notes are identical in all material respects to the form and terms of the corresponding outstanding old notes, except that the Notes will be registered under the Securities Act, and therefore they will not bear legends restricting their transfer.

The Exchange Offer	We are offering to exchange $1,000 principal amount of our Notes that we have registered under the Securities Act for each $1,000 principal amount of outstanding old notes. In order for us to exchange your old notes, you must validly tender them to us and we must accept them. We will exchange all outstanding old notes that are validly tendered and not validly withdrawn.

Resale of the Notes	Based on interpretations by the staff of the SEC set forth in no-action letters issued to other parties, we believe that you may offer for resale, resell and otherwise transfer your Notes without compliance with the registration and prospectus delivery provisions of the Securities Act if you are not our affiliate and you acquire the Notes issued in the exchange offer in the ordinary course.

You must also represent to us that you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the Notes we issue to you in the exchange offer.

Each broker-dealer that receives Notes in the exchange offer for its own account in exchange for old notes that it acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Notes issued in the exchange offer. You may not participate in the exchange offer if you are a broker-dealer who purchased such outstanding old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

Expiration date	The exchange offer will expire at 5:00 p.m., Eastern Daylight Time, ____________, 2008, unless we decide to extend the expiration date. We may extend the expiration date for any reason. If we fail to consummate the exchange offer, you will have certain rights against us under the registration rights agreement we entered into as part of the offering of the old notes.

Special procedures for beneficial owners
If you are the beneficial owner of old notes and you registered your old notes in the name of a broker or other institution, and you wish to participate in the exchange, you should promptly contact the person in whose name you registered your old notes and instruct that person to tender the old notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding old notes, either make appropriate arrangements to register ownership of the outstanding old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Guaranteed delivery
procedures	If you wish to tender your old notes and time will not permit your required documents to reach the exchange agent by the expiration date, or you cannot complete the procedure for book-entry transfer on time or you cannot deliver your certificates for registered old notes on time, you may tender your old notes pursuant to the procedures described in this prospectus under the heading “The Exchange Offer—How to use the guaranteed delivery procedures if you will not have enough time to send all documents to us.”

Withdrawal rights	You may withdraw the tender of your old notes at any time prior to the expiration date.

Certain United States
federal income tax
consequences	An exchange of old notes for Notes will not be subject to United States federal income tax. See “Summary of Certain United States Federal Income Tax Considerations.”

Use of proceeds	We will not receive any proceeds from the issuance of Notes pursuant to the exchange offer. Old notes that are validly tendered and exchanged will be retired and canceled. We will pay all expenses incident to the exchange offer.

Exchange Agent	You can reach the Exchange Agent, U.S. Bank National Association at 60 Livingston Avenue, St. Paul, Minnesota 55107, Attn: Specialized Finance Department. For more information with respect to the exchange offer, you may call the exchange agent on (800) 934-6802; the fax number for the exchange agent is (651) 495-8158.

The Notes
     The exchange offer applies to $750,000,000 aggregate principal amount of 7.75% Senior Notes due 2015. The form and terms of the Notes are substantially identical to the form and terms of the old notes, except that we will register the Notes under the Securities Act, and therefore the Notes will not bear legends restricting their transfer. The Notes will be entitled to the benefits of the indenture. See “Description of the Notes.” As used in this summary of the Notes, “subsidiaries” refers to our direct and indirect subsidiaries.

Issuer	EchoStar DBS Corporation, a Colorado corporation.

Maturity Date	May 31, 2015.

Interest rate	7.75% per year (calculated using a 360-day year).

Interest payment dates	Semi-annually on May 31 and November 30 of each year, commencing November 30, 2008. Interest will accrue from the most recent date through which interest has been paid, or if no interest has been paid, from the date of original issuance of the old notes.

Ranking	The Notes are our unsecured senior obligations and rank equally with all of our current and future unsecured senior debt and senior to all of our future subordinated debt. The Notes effectively rank junior to any of our existing and future secured debt to the extent of the value of the assets securing such debt. As of March 31, 2008, the Notes would have ranked equally with approximately $5.0 billion of our other debt.

Guarantees by our
subsidiaries	The Notes are guaranteed by our principal operating subsidiaries on a senior basis. The guarantees are unsecured obligations of the guarantors and rank equally with all of our current and future unsecured senior debt and senior to all existing and future subordinated debt of the guarantors. The guarantees effectively rank junior to any existing and future secured debt of the guarantors to the extent of the value of the assets securing such debt. Neither DISH nor any of its subsidiaries, other than us and our principal operating subsidiaries are obligated under the Notes or any guarantee of the Notes. See “Description of the Notes — Guarantees.”

Redemption	We may redeem the Notes, in whole or in part and at any time, at a redemption price equal to 100% of their principal amount plus a “make-whole” premium, together with accrued and unpaid interest to the redemption date. Prior to May 31, 2011, we may also redeem up to 35% of the aggregate principal amount of each of the Notes at a redemption price of 107.75% of the principal amount of the Notes redeemed plus accrued and unpaid interest, if any, as of the date of redemption with the net cash proceeds from certain equity offerings or capital contributions.

Change of control	If a “Change of Control Event” occurs, as that term is defined in the “Description of the Notes — Certain Definitions,” holders of the Notes have the right, subject to certain conditions, to require us to repurchase their Notes at a purchase price equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, as of the date of repurchase. See “Description of the Notes — Change of Control Offer” for further information regarding the conditions that would apply if we must offer holders this repurchase right.

Certain covenants	The indenture governing the Notes contains covenants limiting our and our restricted subsidiaries’ ability to:

• incur additional debt;

• pay dividends or make distributions on our capital stock or repurchase our capital stock;

• make certain investments;

• create liens or enter into sale and leaseback transactions;

• enter into transactions with affiliates;

• merge or consolidate with another company; and

• transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions and in many circumstances may not significantly restrict our ability to take the actions described above. For more details, see “Description of the Notes — Certain Covenants.” If the Notes receive an Investment Grade rating, the covenants in the indenture will be subject to suspension or termination. See “Description of the Notes — Certain Covenants — Investment Grade Rating.”

Registration rights	Pursuant to a registration rights agreement between us and the initial purchaser, we agreed:

• to file an exchange offer registration statement within 180 days of May 27, 2008 (i.e. by November 23, 2008);

• to use our reasonable best efforts to cause the exchange offer registration statement to be declared effective by the SEC within 270 days of May 27, 2008 (i.e. by February 21, 2009); and

• to use our reasonable best efforts to cause the exchange offer to be consummated within 315 days of May 27, 2008 (i.e. by April 7, 2009).

We intend the registration statement relating to this prospectus to satisfy these obligations. In certain circumstances, we will be required to file a shelf registration statement to cover resales of the Notes. If we do not comply with our obligations under the registration rights agreement, we will be required to pay additional interest on the Notes. See “Registration Rights.”

Risk Factors	Investing in the Notes involves substantial risks. You should carefully consider all the information contained in this prospectus prior to investing in the Notes. In particular, we urge you to consider the information set forth under the heading “Risk Factors” for a description of certain risks you should consider before investing in the Notes.

Governing law	The indenture and Notes will be governed by the laws of the State of New York.

Summary Historical Consolidated Financial Data
     We derived the following summary historical consolidated financial data for the five years ended December 31, 2007 from our audited consolidated financial statements. The following tables also present summary unaudited financial data for the three months ended March 31, 2008 and 2007. In our opinion, this interim data reflects all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the data for such interim periods. Operating results for interim periods are not necessarily indicative of the results that may be expected for a full year.
     You should read this data in conjunction with, and it is qualified by reference to, the sections entitled “Management’s Narrative Analysis of Results of Operations,” in our consolidated financial statements and the notes thereto.

						For the
						Three Months Ended
	For the Years Ended December 31,					March 31,
	2007	2006	2005	2004	2003	2008	2007
			(dollars in millions)			(unaudited)
Statements of Operations Data:
Total revenue	$11,060	$9,813	$8,443	$7,150	$5,732	$2,844	$2,640
Operating income (loss)	1,614	1,211	1,168	714	722	506	339
Net income (loss)	810	601	1,137	299	320	263	173

As of March 31, 2008
(unaudited)
(dollars in millions)
Balance Sheet Data:
Cash, cash equivalents and marketable investment securities	$1,413
Total assets	6,003
Total debt	5,216
Total stockholder’s equity (deficit)	(2,772)

											For the
											Three Months Ended
	For the Years Ended December 31,										March 31,
	2007		2006		2005		2004		2003		2008		2007
	(unaudited)
	(dollars in millions, except subscriber data)
Other Data:
DISH Network subscribers (000’s)	13,780		13,105		12,040		10,905		9,425		13,815		13,415
EBITDA(1)	$2,934		$2,313		$2,100		$1,207		$1,108		$775		$659
Net cash flows from:
Operating activities	$2,591		$2,500		$1,713		$1,021		$677		$593		$425
Investing activities	(1,028)		(1,865)		(1,392)		753		(1,907)		(191)		(321)
Financing activities	(2,623)		449		(250)		(2,230)		1,931		(30)		(1,039)
Ratio of earnings to fixed charges(2)	4.53	x	3.31	x	4.38	x	1.74	x	1.81	x	5.74	x	3.98	x

(1)	EBITDA is defined as net income (loss) plus net interest expense, taxes and depreciation and amortization.

(2)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes, plus fixed charges. Fixed charges consist of interest incurred on all indebtedness, including capitalized interest and the imputed interest component of rental expense under noncancelable operating leases.

The following table reconciles EBITDA to net income (loss):

						For the Three
						Months
						Ended
	For the Years Ended December 31,					March 31,
	2007	2006	2005	2004	2003	2008	2007
	(dollars in millions)					(unaudited)
EBITDA	$2,934	$2,313	$2,100	$1,207	$1,108	$775	$659
Less:
Interest expense, net	269	268	270	403	388	74	63
Income tax provision, net	534	334	(107)	11	13	166	104
Depreciation and amortization	1,321	1,110	800	494	387	272	319

Net income (loss)	$810	$601	$1,137	$299	$320	$263	$173

EBITDA is not a measure determined in accordance with accounting principles generally accepted in the United States, or GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. EBITDA is used as a measurement of operating efficiency and overall financial performance and we believe it to be a helpful measure for those evaluating companies in the multi-channel video programming distribution industry. Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures because EBITDA is independent of the actual leverage and capital expenditures employed by the business. EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
The unaudited pro forma condensed consolidated statement of operations was derived from our historical consolidated financial statements and gives effect to the separation of EDBS and EchoStar. The unaudited pro forma condensed consolidated statement of operations and accompanying notes should be read together with our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-K for the three months ended March 31, 2008.
The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2007 presents our results of operations assuming the separation had been completed as of January 1, 2007. The unaudited pro forma condensed consolidated statement of operations gives effect to the following:
•	the distribution of the digital set-top box business, certain satellites, uplink and satellite transmission assets, certain real estate and other assets and related liabilities to EchoStar;

•	the results of operations and other expenses, including depreciation expenses, related to the digital set-top box business, certain satellites, uplink and satellite transmission assets, certain real estate and other assets and related liabilities contributed to EchoStar;

•	the impact of the transition services and commercial agreements between EDBS and EchoStar; and

•	the impact of the $1.0 billion in cash, cash equivalents and marketable investment securities that we ultimately distributed to EchoStar.
We believe the assumptions used and pro forma adjustments derived from such assumptions are reasonable under the circumstances and are based upon currently available information.
This unaudited pro forma condensed consolidated statement of operations is not necessarily indicative of our results of operations had the separation been completed on the dates assumed. Additionally, these statements are not necessarily indicative of our future results of operations.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2007

	EDBS	Pro Forma		EDBS
	Historical	Adjustments		Pro Forma
	(in millions, except per share data)
	(unaudited)
Revenue:
Subscriber-related revenue	$10,674	$—		$10,674
Equipment sales and other revenue	386	(257	)(a)	129
Equipment sales — EchoStar	—	16	(b)	16
Transitional services and other revenue — EchoStar	—	55	(c)	55

Total revenue	11,060	(186)		10,874

Costs and Expenses:
Subscriber-related expenses (exclusive of depreciation shown below — (d))	5,488	10	(e)	5,498
Satellite and transmission expenses (exclusive of depreciation shown below — (d)):
EchoStar	—	317	(f)	317
Other	180	(155	)(g)	25
Cost of sales — equipment	270	(270	)(h)	—
Equipment, transitional services and other cost of sales	—	193	(i)	193
Subscriber acquisition costs (d)	1,575	16	(j)	1,591
General and administrative — EchoStar	—	14	(k)	14
General and administrative	578	(129	)(l)	449
Litigation expense	34	—		34
Depreciation and amortization (d)	1,321	(214	)(m)	1,107

Total costs and expenses	9,446	(218)		9,228

Operating income (loss)	1,614	32		1,646

Other Income (Expense):
Interest income	104	(64	)(n)	40
Interest expense, net of amounts capitalized	(373)	34	(o)	(339)
Other	(1)	—		(1)

Total other income (expense)	(270)	(30)		(300)

Income (loss) before income taxes	1,344	2		1,346
Income tax (provision) benefit, net	(534)	—		(534)

Net income (loss)	$810	$2		$812

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations:

The pro forma adjustments to the condensed consolidated statement of operations for the spin-off represent the following:

(a)	Represents revenue on digital set-top boxes and accessories and fixed satellite services sold by EchoStar to third-parties related to the businesses and assets distributed.

(b)	Represents revenue from the sale of remanufactured receivers to EchoStar. This amount is equal to cost plus an additional amount that is equal to an agreed percentage of our cost, which will vary depending on the nature of the equipment purchased.

(c)	Primarily represents revenue for general and administrative services provided to EchoStar under transitional service agreements. These services are billed at cost plus an additional amount that is equal to an agreed percentage of our cost, which will vary depending on the services provided.

(d)	These amounts do not include depreciation and amortization expense. “EDBS Pro Forma” depreciation and amortization expense consists of the following:

For the
Year Ended
December 31,
2007
Equipment leased to customers	$870
Satellites	106
Furniture, fixtures, equipment and other	109
Identifiable intangible assets subject to amortization	17
Buildings and improvements	5

Total depreciation and amortization	$1,107

(e)	Represents the incremental cost of set-top boxes and accessories, sold to existing subscribers, that we purchase from EchoStar following the Spin-off. This incremental cost is equal to an agreed percentage of EchoStar’s cost, which will vary depending on the nature of the equipment purchased.

(f)	Represents the cost of satellite and transmission services that we purchase from EchoStar following the Spin-off primarily including the leasing of satellite capacity at fees based on spot market prices for similar satellite capacity and digital broadcast operations.

(g)	Represents the internal costs previously incurred for digital broadcast operations that are provided by EchoStar following the Spin-off and included in “Satellite and transmission expenses — EchoStar,” discussed in (f) above).

(h)	Represents the cost of digital set-top boxes and accessories and fixed satellite services sold by EchoStar to third-parties related to the businesses and assets distributed. Additionally, this amount represents certain costs which were reclassified to “Equipment, transitional services and other cost of sales” to conform to the current period presentation, discussed in (i) below.

(i)	Represents the cost of sales for general and administrative services that we provide to EchoStar following the Spin-off and the cost of remanufactured receivers that we sell to EchoStar. In addition, this amount includes the incremental cost of DBS accessories purchased from EchoStar that were sold to third-parties. This incremental cost is equal to an agreed percentage of EchoStar’s cost, which will vary depending on the nature of the equipment purchased. This also represents certain costs which were reclassified from “Cost of sales — equipment,” discussed in (h) above.

(j)	Represents the incremental cost of set-top boxes and accessories, sold to new subscribers, that we purchase from EchoStar following the Spin-off. This incremental cost is equal to an agreed percentage of EchoStar’s cost, which will vary depending on the nature of the equipment purchased.

(k)	Primarily represents rental expense related to buildings distributed to EchoStar and leased back to us at per square foot rental rates comparable to rates of similar commercial property in the same geographic areas, including taxes, insurance and maintenance of the premises. In addition, this represents expense related to services purchased from EchoStar pursuant to the transitional services agreement.

(l)	Represents the general and administrative expenses associated with the businesses and assets distributed to EchoStar primarily related to research and development, corporate overhead expenses and related employee benefits.

(m)	Represents depreciation and amortization expense primarily associated with the set-top box business, satellites, uplink and satellite transmission assets and certain other real estate assets associated with the businesses and assets distributed to EchoStar offset, in part, by additional depreciation expense primarily associated with the incremental cost of the equipment that we purchase from EchoStar for our equipment lease programs.

(n)	Represents interest income primarily related to the $1.0 billion of cash, cash equivalents and marketable investment securities contributed to EchoStar. The amount of interest income was calculated assuming that the $1.0 billion was distributed on January 1, 2007 and earned approximately 5.3%, the weighted-average interest rate earned by EDBS’s marketable investment securities portfolio, for the year ended December 31, 2007.

(o)	Primarily represents the interest expense on leased satellites accounted for as capital leases which were assumed by EchoStar following the Spin-off.

RISK FACTORS
     Investing in the Notes involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before deciding whether to exchange your old notes for the Notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of or that we currently believe to be immaterial, also may become important factors that affect us.
     If any of the following events occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the value of the Notes could decline and you may lose some or all of your investment.
Risks Related to Our Business
We compete with other subscription television service providers and traditional broadcasters, which could affect our ability to grow and increase our earnings and other operating metrics.
     We compete in the subscription television service industry against other satellite television providers, cable television and other system operators offering video, audio and data programming and entertainment services. We compete with these providers and operators on a number of fronts, including programming, price, ancillary features and services such as availability and quality of HD programming, VOD services, DVR functionality and customer services, as well as subscriber acquisition and retention programs and promotions. Many of our competitors have substantially greater financial, marketing and other resources than we have. Our earnings and other operating metrics could be materially and adversely affected if we are unable to compete successfully with these and other new providers of multi-channel video programming services.
     We believe that the availability and extent of HD programming has become and will continue to be a significant factor in consumer’s choice among multi-channel video providers. Although we believe we currently offer consumers a compelling amount of HD programming content, other multi-channel video providers may have more successfully marketed and promoted their HD programming packages and may also be better equipped to increase their HD offerings to respond to increasing consumer demand for this content. For example, cable companies are able to offer local network channels in HD in more markets than we can, and DirecTV could offer over 150 channels of HD programming by satellite in the near future. We could be further disadvantaged to the extent a significant number of local broadcasters begin offering local channels in HD because we will not initially be in a position to offer local networks in HD in all of the markets that we serve. We may be required to make substantial additional investments in infrastructure to respond to competitive pressure to deliver additional HD programming, and there can be no assurance that we will be able to compete effectively with HD program offerings from other video providers.
     Cable television operators have a large, established customer base, and many cable operators have made significant investments in programming. Cable television operators continue to leverage their incumbency advantages relative to satellite operators by, among other things, bundling their video service with 2-way high speed Internet access and telephone services. Cable television operators are also able to provide local and other programming in a larger number of geographic areas. As a result of these and other factors, we may not be able to continue to expand our subscriber base or compete effectively against cable television operators.
     Some digital cable platforms currently offer a VOD service that enables subscribers to choose from an extensive library of programming selections for viewing at their convenience. We are continuing to develop our own VOD service experience through automatic video downloads to hard drives in certain of our satellite receivers, the inclusion of broadband connectivity components in certain of our satellite receivers, and other technologies. There can be no assurance that our VOD services will successfully compare with offerings from other video providers.
     On February 28, 2008, Liberty Media Corporation (“Liberty”) exchanged its 16.3% stake in News Corporation for News Corporation’s stake in DirecTV, together with regional sports networks in Denver, Pittsburgh and Seattle. Liberty has ownership interests in diverse world-wide programming content and other related businesses. These assets provide competitive advantages to DirecTV with respect to the acquisition of programming, content and other valuable business opportunities.
     In addition, DirecTV’s satellite receivers and services are offered through a significantly greater number of consumer electronics stores than ours. As a result of this and other factors, our services are less well known to consumers than those of DirecTV. Due to this relative lack of consumer awareness and other factors, we are at a competitive marketing disadvantage compared to DirecTV. DirecTV also offers exclusive programming that may be attractive to prospective subscribers, and may have access to discounts on programming not available to us. DirecTV launched a satellite in July 2007 with plans to launch another satellite in early 2008 in order to offer local and national programming in HD to most of the U.S. population. Although we have launched our own HD initiatives, if DirecTV fully implements these plans, it may have an additional competitive advantage.
     New entrants in the subscription satellite services business may also have a competitive advantage over us in deploying some new products and technologies because of the substantial costs we may be required to incur to make new products or technologies available across our installed base of over 13 million subscribers.
     Most areas of the United States can receive between three and 10 free over-the-air broadcast channels, including local content most consumers consider important. The FCC has allocated additional digital spectrum to these broadcasters, which can be used to transmit multiple additional programming channels. Our business could be adversely affected by increased program offerings by traditional over-the-air broadcasters.
     New technologies could also have an adverse effect on the demand for our DBS services. For example, we face an increasingly significant competitive threat from the build-out of advanced fiber optic networks by companies such as Verizon Communications, Inc. (“Verizon”) and AT&T that allows them to offer video services bundled with traditional phone and high speed Internet directly to millions of homes. In addition, telephone companies and other entities are implementing and supporting digital video compression over existing telephone lines which may allow them to offer video services without having to build new infrastructure. We also expect to face increasing competition from content and other providers who distribute video services directly to consumers over the Internet.
     With the large increase in the number of consumers with broadband service, a significant amount of video content has become available on the Internet for users to download and view on their personal computers and other devices. In addition, there are several initiatives by companies to make it easier to view Internet-based video on television and personal computer screens. We also could face competition from content and other providers who distribute video services directly to consumers via digital air waves.
     Mergers, joint ventures, and alliances among franchise, wireless or private cable television operators, telephone companies and others also may result in providers capable of offering television services in competition with us.
     Increased subscriber turnover could harm our financial performance.
     Our future subscriber churn may be negatively impacted by a number of factors, including but not limited to, an increase in competition from existing competitors and new entrants offering more compelling promotions, customer satisfaction with our products and services including our customer service performance, whether we are able to offer promotions that customers view as compelling on cost effective terms, as well as our ability to successfully introduce new advanced products and services. Competitor bundling of video services with 2-way high speed Internet access and telephone services may also contribute more significantly to churn over time. There can be no assurance that these and other factors will not contribute to relatively higher churn than we have experienced historically. Additionally, certain of our promotions allow consumers with relatively lower credit scores to become subscribers and these subscribers typically churn at a higher rate. In addition, if adverse conditions in the economy continue or conditions worsen, we would expect that our subscriber churn would increase. In particular, subscriber churn may increase with respect to subscribers who purchase our lower tier programming packages and who may be more sensitive to deteriorating economic conditions.
     Additionally, as the size of our subscriber base increases, even if our churn percentage remains constant or declines, increasing numbers of gross new DISH Network subscribers are required to sustain our net subscriber growth rates.
     Increases in theft of our signal, or our competitors’ signals, also could cause subscriber churn to increase in future periods. There can be no assurance that our existing security measures will not be further compromised or that any future security measures we may implement will be effective in reducing theft of our programming signals.

     Increased subscriber acquisition and retention costs could adversely affect our financial performance.
     In addition to leasing receivers, we generally subsidize installation and all or a portion of the cost of receiver systems in order to attract new DISH Network subscribers. Our costs to acquire subscribers, and to a lesser extent our subscriber retention costs, can vary significantly from period to period and can cause material variability to our net income (loss) and free cash flow.
     In addition to new subscriber acquisition costs, we incur costs to retain existing subscribers. In an effort to reduce subscriber turnover, we offer existing subscribers a variety of options for upgraded and add on equipment. We generally lease receivers and subsidize installation of receiver systems under these subscriber retention programs. We also upgrade or replace subscriber equipment periodically as technology changes. As a consequence, our retention and our capital expenditures related to our equipment lease program for existing subscribers will increase, at least in the short term, to the extent we subsidize the costs of those upgrades and replacements. Our capital expenditures related to subscriber retention programs could also increase in the future to the extent we increase penetration of our equipment lease program for existing subscribers, if we introduce other more aggressive promotions, if we offer existing subscribers more aggressive promotions for HD receivers or receivers with other enhanced technologies, or for other reasons.
     Cash necessary to fund retention programs and total subscriber acquisition costs are expected to be satisfied from existing cash and marketable investment securities balances and cash generated from operations to the extent available. We may, however, decide to raise additional capital in the future to meet these requirements. There can be no assurance that additional financing will be available on acceptable terms, or at all, if needed in the future.
     In particular, current dislocations in the credit markets, which have significantly impacted the availability and pricing of financing, particularly in the high yield debt and leveraged credit markets, may significantly constrain our ability to obtain financing to support our growth initiatives. These developments in the credit markets may have a significant effect on our cost of financing and our liquidity position and may, as a result, cause us to defer or abandon profitable business strategies that we would otherwise pursue if financing were available on acceptable terms.
     In addition, any material increase in subscriber acquisition or retention costs from current levels could have a material adverse effect on our business, financial condition and results of operations.
     Our gross subscriber additions and certain of our other key operating metrics could be adversely affected if AT&T were to discontinue selling our services or reduce their marketing of our services.
     Over the past several quarters, a significant percentage of our gross subscriber additions have been generated from our distribution relationship with AT&T. Our current distribution relationship with AT&T expires in the fourth quarter of 2008 and AT&T may decline to renew this relationship or otherwise discontinue or curtail the marketing and distribution of our services to its customers. Even if it continues the distribution relationship, AT&T may not continue to market and sell our services in the same manner as it has historically. If AT&T chooses not to renew its distribution relationship with us or it seeks to modify the terms of this relationship, there could be a significant negative impact on our business. Because of the size and scope of AT&T’s distribution networks, it would be difficult for us to replace AT&T as a distribution partner or otherwise develop comparable alternative distribution channels if AT&T were to discontinue selling our services or reduce its marketing efforts.
     Satellite programming signals have been subject to theft, and we are vulnerable to subscriber fraud, which could cause us to lose subscribers and revenue.
     Increases in theft of our signal, or our competitors’ signals, could also limit subscriber growth and cause subscriber churn to increase. We use microchips embedded in credit card-sized access cards, called “smart cards,” or security chips in our receiver systems to control access to authorized programming content. However, our signal encryption has been compromised by theft of service, and even though we continue to respond to compromises of our encryption system with security measures intended to make signal theft of our programming more difficult, theft of our signal is increasing. We cannot assure you that we will be successful in reducing or controlling theft of our service.
     During 2005, we replaced our smart cards in order to reduce theft of our service. However, the smart card replacement did not fully secure our system, and we have since implemented software patches and other security measures to help protect our service.

Nevertheless, these security measures are short-term fixes and we remain susceptible to additional signal theft. Therefore, we have developed a plan to replace our existing smart cards and/or security chips to re-secure our signals for a longer term which will commence later this year and is expected to take approximately nine to twelve months to complete. While our existing smart cards installed in 2005 remain under warranty, we could incur operational costs in excess of $50 million in connection with our smart card replacement program.
     We are also vulnerable to fraud, particularly in the acquisition of new subscribers. While we are addressing the impact of subscriber fraud through a number of actions, including eliminating certain payment options for subscribers, such as the use of pre-paid debit cards, there can be no assurance that we will not continue to experience fraud which could impact our subscriber growth and churn.
     Our local programming strategy faces uncertainty.
     SHVIA generally gives satellite companies a statutory copyright license to retransmit local broadcast channels by satellite back into the market from which they originated, subject to obtaining the retransmission consent of the local network station. If we fail to reach retransmission consent agreements with broadcasters we cannot carry their signals. This could have an adverse effect on our strategy to compete with cable and other satellite companies which provide local signals. While we have been able to reach retransmission consent agreements with most local network stations in markets where we currently offer local channels by satellite, roll-out of local channels in additional cities will require that we obtain additional retransmission agreements. We cannot be sure that we will secure these agreements or that we will secure new agreements upon the expiration of our current retransmission consent agreements, some of which are short term.
     We depend on the Cable Act for access to others’ programming.
     We purchase a large percentage of our programming from cable-affiliated programmers. The Cable Act’s provisions prohibiting exclusive contracting practices with cable affiliated programmers were extended for another five-year period in September 2007. Cable companies have appealed the FCC’s decision. We cannot predict the outcome or timing of that litigation. Any change in the Cable Act and the FCC’s rules that permit the cable industry or cable-affiliated programmers to discriminate against competing businesses, such as ours, in the sale of programming could adversely affect our ability to acquire cable-affiliated programming at all or to acquire programming on a cost-effective basis. Further, the FCC generally has not shown a willingness to enforce the program access rules aggressively. As a result, we may be limited in our ability to obtain access (or nondiscriminatory access) to programming from programmers that are affiliated with the cable system operators.
     In addition, affiliates of certain cable providers have denied us access to sports programming they feed to their cable systems terrestrially, rather than by satellite. To the extent that cable operators deliver additional programming terrestrially in the future, they may assert that this additional programming is also exempt from the program access laws. These restrictions on our access to programming could materially and adversely affect our ability to compete in regions serviced by these cable providers.
     We depend on others to produce programming.
     We depend on third parties to provide us with programming services. Unlike our larger cable and satellite competitors, we have not made significant investments in programming providers. Our programming agreements have remaining terms ranging from less than one to up to ten years and contain various renewal and cancellation provisions. We may not be able to renew these agreements on favorable terms or at all, and these agreements may be canceled prior to expiration of their original term. If we are unable to renew any of these agreements or the other parties cancel the agreements, we cannot assure you that we would be able to obtain substitute programming, or that such substitute programming would be comparable in quality or cost to our existing programming. In addition, we expect programming costs to continue to increase. We may be unable to pass programming costs on to our customers, which could have a material adverse effect on our business, financial condition and results of operations.
     We face increasing competition from other distributors of foreign language programming.
     We face increasing competition from other distributors of foreign language programming, including programming distributed over the Internet. There can be no assurance that we will continue to experience growth in subscribers to our foreign-language programming services. In addition, the increasing availability of foreign language programming from our competitors, which in certain cases has resulted from our inability to renew programming agreements on an exclusive basis or at all, could contribute to an increase in our subscriber churn. Our agreements with distributors of foreign language programming have varying expiration dates, and some agreements are on a month-to-month basis. There can be no assurance that we will be able to renew these agreements on acceptable terms or at all.
     We are subject to significant regulatory oversight and changes in applicable regulatory requirements could adversely affect our business.
     DBS operators are subject to significant government regulation, primarily by the FCC and, to a certain extent, by Congress, other federal agencies and international, state and local authorities. Depending upon the circumstances, noncompliance with legislation or regulations promulgated by these entities could result in the suspension or revocation of our licenses or registrations, the termination or loss of contracts or the imposition of contractual damages, civil fines or criminal penalties any of which could have a material adverse effect on our business, financial condition and results of operations. You should review the regulatory disclosures under the caption “Item 1. Business — Government Regulation — FCC Regulation under the Communications Act” in the Annual Report on Form 10-K filed by DISH for the year ended December 31, 2007.
     During January 2008, the U.S. Court of Appeals upheld a Texas jury verdict that certain of our digital video recorders, or DVRs, infringed a patent held by Tivo.
     If we are unsuccessful in subsequent appeals or in defending against claims that our alternate technology infringes Tivo’s patent, we could be prohibited from distributing DVRs or be required to modify or eliminate certain user-friendly DVR features that we currently offer to consumers. In that event, we would be at a significant disadvantage to our competitors who could offer this functionality and, while we would attempt to provide that functionality through other manufacturers, the adverse affect on our business could be material. We could also have to pay substantial additional damages.
     We currently have no commercial insurance coverage on the satellites we own.
     We do not use commercial insurance to mitigate the potential financial impact of in-orbit failures because we believe that the cost of insurance premiums is uneconomical relative to the risk of satellite failure.
     We currently do not have adequate backup satellite capacity to recover all of the local network channels broadcast from our EchoStar X satellite in the event of a complete failure of that satellite. Therefore, our ability to deliver local channels in many markets, as well as our ability to comply with SHVERA requirements without incurring significant additional costs, depends on, among other things, the continued successful commercial operation of EchoStar X.
     We also depend on EchoStar VIII, which we now lease from EchoStar, to provide service for us in the continental United States at least until such time as our EchoStar XI satellite has commenced commercial operation, which is currently expected to occur in mid-year 2008. Otherwise in the event that EchoStar VIII experienced a total or substantial failure, we could transmit many, but not all, of those channels from other in-orbit satellites.
     Our satellites are subject to risks related to launch.
     Satellite launches are subject to significant risks, including launch failure, incorrect orbital placement or improper commercial operation. Certain launch vehicles that may be used by us have either unproven track records or have experienced launch failures in the past. The risks of launch delay and failure are usually greater when the launch vehicle does not have a track record of previous successful flights. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take more than two years, and to obtain other launch opportunities. Such significant delays could materially and adversely affect our ability to generate revenues. If we were unable to obtain launch insurance, or obtain launch insurance at rates we deem commercially reasonable, and a significant launch failure were to occur, it could have a material adverse effect on our ability to generate revenues and fund future satellite procurement and launch opportunities.
     In addition, the occurrence of future launch failures may materially and adversely affect our ability to insure the launch of our satellites at commercially reasonable premiums, if at all. Please see further discussion under the caption “We currently have no commercial insurance coverage on the satellites we own” above.

     Our satellites are subject to significant operational risks.
     Satellites are subject to significant operational risks while in orbit. These risks include malfunctions, commonly referred to as anomalies, that have occurred in our satellites and the satellites of other operators as a result of various factors, such as satellite manufacturers’ errors, problems with the power systems or control systems of the satellites and general failures resulting from operating satellites in the harsh environment of space.
     Although we work closely with the satellite manufacturers to determine and eliminate the cause of anomalies in new satellites and provide for redundancies of many critical components in the satellites, we may experience anomalies in the future, whether of the types described above or arising from the failure of other systems or components.
     Any single anomaly or series of anomalies could materially and adversely affect our operations and revenues and our relationship with current customers, as well as our ability to attract new customers for our multi-channel video services. In particular, future anomalies may result in the loss of individual transponders on a satellite, a group of transponders on that satellite or the entire satellite, depending on the nature of the anomaly. Anomalies may also reduce the expected useful life of a satellite, thereby reducing the channels that could be offered using that satellite, or create additional expenses due to the need to provide replacement or back-up satellites. You should review the disclosures relating to satellite anomalies set forth under Note 4 in the Notes to the Consolidated Financial Statements in Item 15 of our Annual Report on Form 10-K for the year ended December 31, 2007.
     Meteoroid events pose a potential threat to all in-orbit satellites. The probability that meteoroids will damage those satellites increases significantly when the Earth passes through the particulate stream left behind by comets. Occasionally, increased solar activity also poses a potential threat to all in-orbit satellites.
     Some decommissioned spacecraft are in uncontrolled orbits which pass through the geostationary belt at various points, and present hazards to operational spacecraft, including our satellites. We may be required to perform maneuvers to avoid collisions and these maneuvers may prove unsuccessful or could reduce the useful life of the satellite through the expenditure of fuel to perform these maneuvers. The loss, damage or destruction of any of our satellites as a result of an electrostatic storm, collision with space debris, malfunction or other event could have a material adverse effect on our business, financial condition and results of operations.
     Our satellites have minimum design lives of 12 years, but could fail or suffer reduced capacity before then.
     Our ability to earn revenue depends on the usefulness of our satellites, each of which has a limited useful life. A number of factors affect the useful lives of the satellites, including, among other things, the quality of their construction, the durability of their component parts, the ability to continue to maintain proper orbit and control over the satellite’s functions, the efficiency of the launch vehicle used, and the remaining on-board fuel following orbit insertion. Generally, the minimum design life of each of our satellites is 12 years. We can provide no assurance, however, as to the actual useful lives of the satellites.
     In the event of a failure or loss of any of our satellites, we may need to acquire or lease additional satellite capacity or relocate one of our other satellites and use it as a replacement for the failed or lost satellite, any of which could have a material adverse effect on our business, financial condition and results of operations. A relocation would require FCC approval and, among other things, a showing to the FCC that the replacement satellite would not cause additional interference compared to the failed or lost satellite. We cannot be certain that we could obtain such FCC approval. If we choose to use a satellite in this manner, this use could adversely affect our ability to meet the operation deadlines associated with our authorizations. Failure to meet those deadlines could result in the loss of such authorizations, which would have an adverse effect on our ability to generate revenues.
     We have limited satellite capacity and satellite failures or launch delays could adversely affect our business.
     Operation of our subscription television service requires that we have adequate satellite transmission capacity for the programming we offer. Moreover, current competitive conditions require that we continue to expand our offering of new programming, particularly by launching more HD local markets and offering more HD national channels. While we generally have had in-orbit satellite capacity sufficient to transmit our existing channels and some backup capacity to recover the transmission of certain critical programming, our backup capacity is limited.

     In the event of a failure or loss of any of our satellites, we may need to acquire or lease additional satellite capacity or relocate one of our other satellites and use it as a replacement for the failed or lost satellite. Such a failure could result in a prolonged loss of critical programming or a significant delay in our plans to expand programming as necessary to remain competitive and thus have a material adverse effect on our business, financial condition and results of operations.
     Complex technology used in our business could become obsolete.
     Our operating results are dependent to a significant extent upon our ability to continue to introduce new products and services on a timely basis and to reduce costs of our existing products and services. We may not be able to successfully identify new product or service opportunities or develop and market these opportunities in a timely or cost-effective manner. The success of new product development depends on many factors, including proper identification of customer need, cost, timely completion and introduction, differentiation from offerings of competitors and market acceptance.
     Technology in the multi-channel video programming industry changes rapidly as new technologies are developed, which could cause our services and products to become obsolete. We and our suppliers may not be able to keep pace with technological developments. If the new technologies on which we intend to focus our research and development investments fail to achieve acceptance in the marketplace, our competitive position could be impaired causing a reduction in our revenues and earnings. We may also be at a competitive disadvantage in developing and introducing complex new products and technologies because of the substantial costs we may incur in making these products or technologies available across our installed base of over 13 million subscribers. For example, our competitors could be the first to obtain proprietary technologies that are perceived by the market as being superior. Further, after we have incurred substantial research and development costs, one or more of the technologies under our development, or under development by one or more of our strategic partners, could become obsolete prior to its introduction. In addition, delays in the delivery of components or other unforeseen problems in our DBS system may occur that could materially and adversely affect our ability to generate revenue, offer new services and remain competitive.
     Technological innovation is important to our success and depends, to a significant degree, on the work of technically skilled employees. Competition for the services of these types of employees is vigorous. We may not be able to attract and retain these employees. If we are unable to attract and retain appropriately technically skilled employees, our competitive position could be materially and adversely affected.
     We may have potential conflicts of interest with EchoStar.
     We are a wholly-owned subsidiary of DISH, which controls all of our voting power and appoints all of our officers and directors. As a result of DISH’s control over us, questions relating to conflicts of interest may arise between EchoStar and us in a number of areas relating to past and ongoing relationships between DISH and EchoStar. Areas in which conflicts of interest between EchoStar and us, as a result of our relationship with DISH, could arise include, but are not limited to, the following:
•	Cross officerships, directorships and stock ownership. DISH has significant overlap in directors and executive officers with EchoStar, which may lead to conflicting interests for us, as a result of our relationship with DISH. For instance, certain of DISH’s executive officers, including Charles W. Ergen, the Chairman and Chief Executive Officer of DISH and us, serve as executive officers of EchoStar. Three of DISH’s executive officers provide management services to EchoStar pursuant to a management services agreement between EchoStar and DISH. These individuals may have actual or apparent conflicts of interest with respect to matters involving or affecting each company. Furthermore, DISH’s board of directors includes persons who are members of the board of directors of EchoStar, including Mr. Ergen, who serves as the Chairman of EchoStar, DISH and us. The executive officers and the members of DISH’s board of directors who overlap with EchoStar will have fiduciary duties to EchoStar’s shareholders. For example, there will be the potential for a conflict of interest when we or EchoStar look at acquisitions and other corporate opportunities that may be suitable for both companies. In addition, DISH’s directors and officers own EchoStar stock and options to purchase EchoStar stock, which they acquired or were granted prior to the Spin-off of EchoStar from DISH, including Mr. Ergen, who owns approximately 50.0% of the total equity and controls approximately 80.0% of the voting power of each of EchoStar and DISH. These ownership interests could create actual, apparent or potential conflicts of interest when these individuals are faced with decisions that could have different implications for DISH and EchoStar.

•	Intercompany agreements related to the Spin-off. DISH and certain of its subsidiaries have entered into agreements with EchoStar and certain of its subsidiaries pursuant to which DISH will provide EchoStar with certain management, administrative, accounting, tax, legal and other services, for which EchoStar will pay DISH its cost plus an additional amount that is equal to a fixed percentage of DISH’s cost. In addition, DISH and its subsidiaries have entered into a number of intercompany agreements covering matters such as tax sharing and EchoStar’s responsibility for certain liabilities previously undertaken by DISH for certain of EchoStar’s businesses. DISH and its subsidiaries have also entered into certain commercial agreements with EchoStar pursuant to which EchoStar will, among other things, be obligated to sell to a subsidiary of us at specified prices, set-top boxes and related equipment. The terms of these agreements were established while EchoStar was a wholly-owned subsidiary of DISH and were not the result of arm’s length negotiations. In addition, conflicts could arise between DISH and EchoStar in the interpretation or any extension or renegotiation of these existing agreements.

•	Future intercompany transactions. In the future, EchoStar or its affiliates may enter into transactions with DISH, us or other subsidiaries or affiliates of DISH. Although the terms of any such transactions will be established based upon negotiations between EchoStar and DISH and, when appropriate, subject to the approval of the disinterested directors on DISH’s board or a committee of disinterested directors, there can be no assurance that the terms of any such transactions will be as favorable to DISH, us or other subsidiaries or affiliates of DISH as may otherwise be obtained in arm’s length negotiations.

•	Business opportunities. We have retained interests in various U.S. and international companies that have subsidiaries or controlled affiliates that own or operate domestic or foreign services that may compete with services offered by EchoStar. We may also compete with EchoStar when we participate in auctions for spectrum or orbital slots for our satellites. In addition, EchoStar may in the future use its satellites, uplink and transmission assets to compete directly against us in the subscription television business.
     Neither we nor DISH may be able to resolve any potential conflicts, and, even if either we or DISH do so, the resolution may be less favorable than if either we or DISH were dealing with an unaffiliated party.
     DISH does not have any agreements with EchoStar that restrict us from selling our products to competitors of EchoStar. DISH also does not have any agreements with EchoStar that would prevent us from competing with EchoStar.
     DISH’s agreements with EchoStar may not reflect what two unaffiliated parties might have agreed to.
     The allocation of assets, liabilities, rights, indemnifications and other obligations between EchoStar and DISH, which included an allocation of assets, liabilities, rights, indemnifications and other obligations previously held or incurred by us, under the separation and other intercompany agreements DISH entered into with EchoStar in connection with the Spin-off of EchoStar from DISH do not necessarily reflect what two unaffiliated parties might have agreed to. Had these agreements been negotiated with unaffiliated third parties, their terms may have been more favorable, or less favorable, to us.
     We depend on EchoStar for many services, including the design, manufacture and supply of digital set-top boxes.
     EchoStar is our sole supplier of digital set-top boxes. Because purchases from EchoStar are made pursuant to contracts between EchoStar and one of our subsidiaries that generally expire on January 1, 2010, EchoStar will have no obligation to supply digital set-top boxes to us after that date. Therefore, if we are not able to extend this contracts with EchoStar, or we are unable to obtain digital set-top boxes from third parties after that date, there could be a significant adverse effect on our business, results of operations and financial position.
     Furthermore, any transition to a new supplier of set-top boxes could result in increased costs, resources and development and customer qualification time. Any reduction in our supply of set-top boxes could significantly delay our ability to ship set-top boxes to our subscribers and potentially damage our relationships with our subscribers.

     We currently depend on EchoStar for substantially all of our FSS and digital broadcast operations.
     EchoStar is currently our key provider of transponder leasing and our sole provider of digital broadcast operation services. Because these services are provided pursuant to contracts that generally expire on January 1, 2010, EchoStar will have no obligation to provide us transponder leasing or digital broadcast operation services after that date. Therefore, if we are unable to extend these contracts with EchoStar, or we are unable to obtain similar contracts from third parties after that date, there could be a significant adverse effect on our business, results of operations and financial position.
     We rely on key personnel.
     We believe that our future success will depend to a significant extent upon the performance of Charles W. Ergen, our Chairman and Chief Executive Officer and certain other executives. The loss of Mr. Ergen or of certain other key executives could have a material adverse effect on our business, financial condition and results of operations. Although all of our executives have executed agreements with DISH limiting their ability to work for or consult with competitors if they leave us, neither we nor DISH have employment agreements with any of them. Pursuant to a management services agreement with EchoStar entered into at the time of the Spin-off, DISH has agreed to make certain of its key officers, who also serve as key officers of us, available to provide services to EchoStar. In addition Mr. Ergen also serves as Chairman and Chief Executive Officer of EchoStar. To the extent Mr. Ergen and such other officers are performing services for EchoStar, this may divert their time and attention away from our business and may therefore adversely affect our business.
     We are controlled by one principal stockholder.
     Charles W. Ergen, our Chairman and Chief Executive Officer, currently beneficially owns approximately 50.0% of DISH’s total equity securities and possesses approximately 80.0% of the total voting power. Thus, Mr. Ergen has the ability to elect a majority of DISH’s directors and to control all other matters requiring the approval of its stockholders. As a result of Mr. Ergen’s voting power, DISH is a “controlled company” as defined in the Nasdaq listing rules and is, therefore, not subject to Nasdaq requirements that would otherwise require it to have (i) a majority of independent directors; (ii) a nominating committee composed solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors. In addition, as a result of Mr. Ergen’s control over DISH, our ultimate parent company, Mr. Ergen effectively controls us.
     We may pursue new acquisitions, joint ventures and other transactions to complement or expand our business which may not be successful.
     Our future success may depend on opportunities to buy other businesses or technologies that could complement, enhance or expand our current business or products or that might otherwise offer us growth opportunities. We may not be able to complete such transactions and such transactions, if executed, pose significant risks and could have a negative effect on our operations. Any transactions that we are able to identify and complete may involve a number of risks, including:
•	the diversion of our management’s attention from our existing business to integrate the operations and personnel of the acquired or combined business or joint venture;

•	possible adverse effects on our operating results during the integration process; and

•	our possible inability to achieve the intended objectives of the transaction.
     In addition, we may not be able to successfully or profitably integrate, operate, maintain and manage our newly acquired operations or employees. We may not be able to maintain uniform standards, controls, procedures and policies, and this may lead to operational inefficiencies.
     New acquisitions, joint ventures and other transactions may require the commitment of significant capital that would otherwise be directed to investments in our existing businesses or be distributed to shareholders. Commitment of this capital may cause us to defer or suspend any share repurchases that we otherwise may have made.

     Our business depends substantially on FCC licenses that can expire or be revoked or modified and applications that may not be granted.
     If the FCC were to cancel, revoke, suspend or fail to renew any of our licenses or authorizations, it could have a material adverse effect on our financial condition, profitability and cash flows. Specifically, loss of a frequency authorization would reduce the amount of spectrum available to us, potentially reducing the amount of programming and other services available to our subscribers. The materiality of such a loss of authorizations would vary based upon, among other things, the location of the frequency used or the availability of replacement spectrum. In addition, Congress often considers and enacts legislation that could affect us, and FCC proceedings to implement the Communications Act and enforce its regulations are ongoing. We cannot predict the outcomes of these legislative or regulatory proceedings or their effect on our business.
     Our business relies on intellectual property, some of which is owned by third parties, and we may inadvertently infringe their patents and proprietary rights.
     Many entities, including some of our competitors, have or may in the future obtain patents and other intellectual property rights that cover or affect products or services related to those that we offer. In general, if a court determines that one or more of our products infringes on intellectual property held by others, we may be required to cease developing or marketing those products, to obtain licenses from the holders of the intellectual property at a material cost, or to redesign those products in such a way as to avoid infringing the patent claims. If those intellectual property rights are held by a competitor, we may be unable to obtain the intellectual property at any price, which could adversely affect our competitive position. Please see further discussion under Item 1. Business — Patents and Trademarks in the Annual Report on Form 10-K filed by DISH for the year ended December 31, 2007.
     We depend on other telecommunications providers, independent retailers and others to solicit orders for DISH Network services.
     While we offer receiver systems and programming directly, a majority of our new subscriber acquisitions are generated by independent businesses offering our products and services, including small satellite retailers, direct marketing groups, local and regional consumer electronics stores, nationwide retailers, telecommunications providers and others. If we are unable to continue our arrangements with these resellers, we cannot guarantee that we would be able to obtain other sales agents, thus adversely affecting our business.
     Certain of these resellers also offer the products and services of our competition and may favor our competitors products and services over ours based on the relative financial arrangements associated with selling our products and those of our competitors.
     We may be unable to manage rapidly expanding operations.
     If we are unable to manage our growth effectively, it could have a material adverse effect on our business, financial condition and results of operations. To manage our growth effectively, we must, among other things, continue to develop our internal and external sales forces, installation capability, customer service operations and information systems, and maintain our relationships with third party vendors. We also need to continue to expand, train and manage our employee base, and our management personnel must assume even greater levels of responsibility. If we are unable to continue to manage growth effectively, we may experience a decrease in subscriber growth and an increase in churn, which could have a material adverse effect on our business, financial condition and results of operations.
     We cannot be certain that we will sustain profitability.
     Due to the substantial expenditures necessary to complete construction, launch and deployment of our DBS system and to obtain and service DISH Network customers, we have in the past sustained significant losses. If we do not have sufficient income or other sources of cash, our ability to service our debt and pay our other obligations could be affected. While we had net income of $810 million, $601 million and $1.137 billion for the years ended December 31, 2007, 2006 and 2005, respectively, we may not be able to sustain this profitability. Improvements in our results of operations will depend largely upon our ability to increase our customer base while maintaining our price structure, effectively managing our costs and controlling churn. We cannot assure you that we will be effective with regard to these matters.

     We depend on few manufacturers, and in some cases a single manufacturer, for many components of consumer premises equipment; we may be adversely affected by product shortages.
     We depend on relatively few sources, and in some cases a single source, for many components of the consumer premises equipment that we provide to subscribers in order to deliver our digital television services. Following the Spin-off, we will depend solely on EchoStar for all of the set top boxes we sell or lease to subscribers. Product shortages and resulting installation delays could cause us to lose potential future subscribers to our DISH Network service.
     We cannot assure you that there will not be deficiencies leading to material weaknesses in our internal control over financial reporting.
     DISH periodically evaluates and tests its internal control over financial reporting in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act. This evaluation and testing of internal control over financial reporting includes internal control over financial reporting relating to our operations. Although DISH’s management has concluded that its internal control over financial reporting was effective as of December 31, 2007, if in the future DISH is unable to report that its internal control over financial reporting is effective (or if DISH’s auditors are unable to express an opinion on DISH’s internal control over financial reporting), investors, customers and business partners could lose confidence in the accuracy of our financial reports, which could in turn have a material adverse effect on our business.
Risks Related to the Notes and the Exchange Offer
There may be adverse consequences if you do not exchange your outstanding notes.
     If you do not exchange your old notes for Notes in the exchange offer, you will continue to be subject to restrictions on transfer of your old notes as set forth in the prospectus distributed in connection with the private offering of the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. You should refer to “Summary — The Exchange Offer” and “The Exchange Offer” for information about how to tender your old notes.
     The tender of old notes under the exchange offer will reduce the outstanding amount of the old notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the old notes due to a reduction in liquidity.
We have substantial debt outstanding and may incur additional debt.
     As of March 31, 2008, our total debt, including the debt of our subsidiaries, was approximately $5.2 billion and after giving effect to the issuance of the Notes we would have approximately $5.95 billion in total debt outstanding.
     Our debt levels could have significant consequences, including:
•	making it more difficult to satisfy our obligations;

•	increasing our vulnerability to general adverse economic conditions, including changes in interest rates;

•	limiting our ability to obtain additional financing;

•	requiring us to devote a substantial portion of our available cash and cash flow to make interest and principal payments on our debt, thereby reducing the amount of available cash for other purposes;

•	limiting our financial and operating flexibility in responding to changing economic and competitive conditions; and

•	placing us at a disadvantage compared to our competitors that have relatively less debt.

     In addition, we may incur substantial additional debt in the future. The terms of the indentures relating to our outstanding senior notes permit us to incur substantial additional debt. If new debt is added to our current debt levels, the risks we now face could intensify.
We may be required to raise and refinance indebtedness during unfavorable market conditions.
     During 2008, we have at least $1.0 billion in long-term debt that will come up for repayment, repurchase or redemption. In addition, our business plans may require that we raise additional debt to capitalize on our business opportunities. Recent developments in the financial markets have made it more difficult for issuers of high yield indebtedness such as us to access capital markets at reasonable rates. Currently, we have not been materially impacted by events in the credit market. However, we cannot predict with any certainty whether or not we will be impacted in the future by the current conditions which may adversely affect our ability to refinance our indebtedness, including our indebtedness which is subject to repayment or repurchase in 2008 or to secure additional financing to support our growth initiatives.
We depend upon our subsidiaries’ earnings to make payments on our indebtedness.
     We have substantial debt service requirements that make us vulnerable to changes in general economic conditions. Our existing indentures restrict our and certain of our subsidiaries’ ability to incur additional debt. It may therefore be difficult for us to obtain additional debt if required or desired in order to implement our business strategy.
     Since we conduct substantial operations through subsidiaries, our ability to service our debt obligations may depend upon the earnings of our subsidiaries and the payment of funds by our subsidiaries to us in the form of loans, dividends or other payments. We have few assets of significance other than the capital stock of our subsidiaries. Our subsidiaries are separate legal entities. Furthermore, our subsidiaries are not obligated to make funds available to us, and creditors of our subsidiaries will have a superior claim to certain of our subsidiaries’ assets. In addition, our subsidiaries’ ability to make any payments to us will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions. We cannot assure you that our subsidiaries will be able to pay dividends or otherwise contribute or distribute funds to us in an amount sufficient to pay the principal of or interest on the indebtedness owed by us.
The Notes are unsecured, and the Notes will be effectively subordinated to any future secured debt.
     The Notes are unsecured and will rank equal in right of payment with our existing and future unsecured and unsubordinated senior debt. The Notes will be effectively subordinated to any future secured debt to the extent of the value of the assets that secure the indebtedness. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the Notes, payment on the Notes could be less, ratably, than on any secured indebtedness. We may not have sufficient assets remaining after payment to our secured creditors to pay amounts due on any or all of the Notes then outstanding.
The guarantees of the Notes by our subsidiaries may be subject to challenge.
     Our obligations under the Notes will be guaranteed jointly and severally by our principal operating subsidiaries. It is possible that if the creditors of the subsidiary guarantors challenge the subsidiary guarantees as a fraudulent conveyance under relevant federal and state statutes, under certain circumstances (including a finding that a subsidiary guarantor was insolvent at the time its guarantee of the Notes was issued), a court could hold that the obligations of a subsidiary guarantor under a subsidiary guarantee may be voided or are subordinate to other obligations of a subsidiary guarantor. In addition, it is possible that the amount for which a subsidiary guarantor is liable under a subsidiary guarantee may be limited. The measure of insolvency for purposes of the foregoing may vary depending on the law of the jurisdiction that is being applied. Generally, however, a company would be considered insolvent if the sum of its debts is greater than all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and mature. The Indenture will provide that the obligations of the subsidiary guarantors under the subsidiary guarantees will be limited to amounts that will not result in the subsidiary guarantees being a fraudulent conveyance under applicable law. See “Description of the Notes — Guarantees.”

The covenants in the Indenture will not necessarily restrict our ability to take actions that may impair our ability to repay the Notes.
     Although the Indenture governing the Notes includes covenants that will restrict us from taking certain actions, the terms of these covenants include important exceptions which you should review carefully before investing in the Notes. Notwithstanding the covenants in the Indenture, we expect that we will continue to be able to incur substantial additional indebtedness and to make significant investments and other restricted payments all of which may adversely affect our ability to perform our obligations under the Indenture.
We may be unable to repay or repurchase the Notes upon a change of control.
     There is no sinking fund with respect to the Notes, and the entire outstanding principal amount of the Notes will become due and payable at their respective maturity dates. If we experience a Change of Control Event (as defined below under “Description of the Notes — Change of Control Offer”) you may require us to repurchase all or a portion of your Notes prior to maturity. See “Description of the Notes — Change of Control Offer.” We may not have sufficient funds or be able to arrange for additional financing to repay the Notes at maturity or to repurchase Notes tendered to us following a change of control.
     The terms of our existing senior notes and the outstanding convertible notes of DISH may require us or them to offer to repurchase those securities upon a change of control of DISH, limiting the amount of funds available to us, if any, to repurchase the Notes. If we have insufficient funds to redeem all Notes that holders tender for purchase upon the occurrence of a change of control, and we are unable to raise additional capital, an event of default could occur under the Indenture. An event of default could cause any other debt that we have to become automatically due, further exacerbating our financial condition and diminishing the value and liquidity of the Notes. We cannot assure you that additional capital would be available to us on acceptable terms, or at all.
There may be no public market for the Notes; and the Notes are subject to restrictions on transfer.
     The Notes will be a new issue of securities with no established trading market. We cannot assure you that any market for the Notes will develop or, if it does develop, that it will be maintained. If a trading market is established, various factors could have a material adverse effect on the trading of the Notes, including fluctuations in the prevailing interest rates. We do not intend to apply for a listing of the Notes on any securities exchange.

BUSINESS
Brief Description of Our Business
     EDBS is a holding company and a wholly-owned subsidiary of DISH Network Corporation (“DISH”), a publicly traded company listed on the Nasdaq Global Select Market. EDBS was formed under Colorado law in January 1996. We refer readers of this prospectus to DISH’s Annual Report on Form 10-K for the year ended December 31, 2007.
     DISH, formerly known as EchoStar Communications Corporation, is a leading provider of satellite delivered digital television to customers across the United States. DISH’s services include hundreds of video, audio and data channels, interactive television channels, digital video recording, high definition television, international programming, professional installation and 24-hour customer service.
     We started offering subscription television services on the DISH Network in March 1996. As of March 31, 2008, the DISH Network had approximately 13.815 million subscribers. Our fleet of owned and leased satellites and satellite capacity enables us to offer over 2,700 video and audio channels to consumers across the United States. Since we use many of these channels for local programming, no particular consumer could subscribe to all channels, but all are available using small consumer satellite antennae, or dishes. We promote the DISH Network programming packages as providing our subscribers with a better “price-to-value” relationship than those available from other subscription television providers. We believe that there continues to be unsatisfied demand for high quality, reasonably priced television programming services.
     Our principal business strategy is to continue developing our subscription television service in the United States to provide consumers with a fully competitive alternative to others in the pay TV industry.
     On January 1, 2008, DISH completed the Spin-off of our technology and certain infrastructure assets into a separate publicly-traded company, EchoStar Corporation, formerly known as EchoStar Holding Corporation, which was incorporated in Nevada on October 12, 2007.
     In connection with the Spin-off, DISH contributed certain satellites, uplink and satellite transmission assets, real estate and other assets and related liabilities held by us, including $1.0 billion of cash, to EchoStar. Following the Spin-off, DISH and EchoStar will operate separately, and neither we nor DISH will have any interest in the assets and related liabilities contributed by DISH to EchoStar as part of the Spin-off. The effects of the contribution of the assets and liabilities previously held by us to EchoStar are not reflected in our historical consolidated financial statements for periods prior to January 1, 2008.

Properties
The following table sets forth certain information concerning the principal properties of DISH:

		Approximate
	Segment(s)	Square	Owned or
Description/Use/Location	Using Property	Footage	Leased

Corporate headquarters, Englewood, Colorado	DISH Network	476,000	Leased
Customer call center and data center, Littleton, Colorado	DISH Network	202,000	Leased
Service center, Spartanburg, South Carolina	DISH Network	316,000	Leased
Customer call center, warehouse and service center, El Paso, Texas	DISH Network	171,000	Owned
Customer call center, McKeesport, Pennsylvania	DISH Network	106,000	Leased
Customer call center, Christiansburg, Virginia	DISH Network	103,000	Owned
Customer call center and general offices, Tulsa, Oklahoma	DISH Network	79,000	Leased
Customer call center and general offices, Pine Brook, New Jersey	DISH Network	67,000	Leased
Customer call center, Alvin, Texas	DISH Network	60,000	Leased
Customer call center, Thornton, Colorado	DISH Network	55,000	Owned
Customer call center, Harlingen, Texas	DISH Network	54,000	Owned
Customer call center, Bluefield, West Virginia	DISH Network	50,000	Owned
Warehouse, distribution and service center, Atlanta, Georgia	DISH Network	250,000	Leased
Warehouse and distribution center, Denver, Colorado	DISH Network	209,000	Leased
Warehouse and service center, Englewood, Colorado	DISH Network	99,000	Leased
Warehouse and distribution center, Sacramento, California	DISH Network	82,000	Owned
Warehouse and distribution center, Dallas, Texas	DISH Network	80,000	Leased
Warehouse and distribution center, Denver, Colorado	DISH Network	44,000	Owned
Warehouse and distribution center, Baltimore, Maryland	DISH Network	37,000	Leased

In addition to the principal properties listed above, we operate several DISH Network service centers strategically located in regions throughout the United States.

Legal Proceedings
Acacia
During 2004, Acacia Media Technologies (“Acacia”) filed a lawsuit against us in the United States District Court for the Northern District of California. The suit also named DirecTV, Comcast, Charter, Cox and a number of smaller cable companies as defendants. Acacia is an intellectual property holding company which seeks to license the patent portfolio that it has acquired. The suit alleges infringement of United States Patent Nos. 5,132,992 (the ‘992 patent), 5,253,275 (the ‘275 patent), 5,550,863 (the ‘863 patent), 6,002,720 (the ‘720 patent) and 6,144,702 (the ‘702 patent). The ‘992, ‘863, ‘720 and ‘702 patents have been asserted against us.
The patents relate to various systems and methods related to the transmission of digital data. The ‘992 and ‘702 patents have also been asserted against several Internet content providers in the United States District Court for the Central District of California. During 2004 and 2005, the Court issued Markman rulings which found that the ‘992 and ‘702 patents were not as broad as Acacia had contended, and that certain terms in the ‘702 patent were indefinite. The Court issued additional claim construction rulings on December 14, 2006, March 2, 2007, October 19, 2007, and February 13, 2008. On March 12, 2008, the Court issued an order outlining a schedule for filing dispositive invalidity motions based on its claim constructions. Acacia has agreed to stipulate that all claims in the suit are invalid according to various of the Court’s claim constructions and argues that the case should proceed immediately to the Federal Circuit. The Court has set a hearing for May 6, 2008, at which time it will determine whether the parties will proceed with additional invalidity motions or enter final judgment based on Acacia’s agreement that all asserted claims are invalid.
Acacia’s various patent infringement cases have been consolidated for pre-trial purposes in the United States District Court for the Northern District of California. We intend to vigorously defend this case. In the event that a Court ultimately determines that we infringe any of the patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly features that we currently offer to consumers. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Broadcast Innovation, L.L.C.
In 2001, Broadcast Innovation, L.L.C. (“Broadcast Innovation”) filed a lawsuit against us, DirecTV, Thomson Consumer Electronics and others in Federal District Court in Denver, Colorado. The suit alleges infringement of United States Patent Nos. 6,076,094 (the ‘094 patent) and 4,992,066 (the ‘066 patent). The ‘094 patent relates to certain methods and devices for transmitting and receiving data along with specific formatting information for the data. The ‘066 patent relates to certain methods and devices for providing the scrambling circuitry for a pay television system on removable cards. We examined these patents and believe that they are not infringed by any of our products or services. Subsequently, DirecTV and Thomson settled with Broadcast Innovation leaving us as the only defendant.
During 2004, the judge issued an order finding the ‘066 patent invalid. Also in 2004, the Court ruled the ‘094 patent invalid in a parallel case filed by Broadcast Innovation against Charter and Comcast. In 2005, the United States Court of Appeals for the Federal Circuit overturned the ‘094 patent finding of invalidity and remanded the case back to the District Court. During June 2006, Charter filed a reexamination request with the United States Patent and Trademark Office. The Court has stayed the case pending reexamination. Our case remains stayed pending resolution of the Charter case.
We intend to vigorously defend this case. In the event that a Court ultimately determines that we infringe any of the patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly features that we currently offer to consumers. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Channel Bundling Class Action
On September 21, 2007, a purported class of cable and satellite subscribers filed an antitrust action against us in the United States District Court for the Central District of California. The suit also names as defendants DirecTV, Comcast, Cablevision, Cox, Charter, Time Warner, Inc., Time Warner Cable, NBC Universal, Viacom, Fox Entertainment Group, and Walt Disney Company. The suit alleges, among other things, that the defendants engaged in a conspiracy to provide customers with access only to bundled channel offerings as opposed to giving customers the ability to purchase channels on an “a la carte” basis. We filed a motion to dismiss, which the court granted with leave for plaintiffs to amend their complaint. We intend to vigorously defend this case. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Datasec
During April 2008, Datasec Corporation (“Datasec”) sued us and DirecTV Corporation in the United States District Court for the Central District of California, alleging infringement of U.S. Patent No. 6,075,969 (the ‘969 patent). The ‘969 patent was issued in 2000 to inventor Bruce Lusignan, and is entitled “Method for Receiving Signals from a Constellation of Satellites in Close Geosynchronous Orbit.”
We intend to vigorously defend this case. In the event that a court ultimately determines that we infringe any of the asserted patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to modify our system architecture. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Distant Network Litigation
During October 2006, a District Court in Florida entered a permanent nationwide injunction prohibiting us from offering distant network channels to consumers effective December 1, 2006. Distant networks are ABC, NBC, CBS and Fox network channels which originate outside the community where the consumer who wants to view them, lives. We have turned off all of our distant network channels and are no longer in the distant network business. Termination of these channels resulted in, among other things, a small reduction in average monthly revenue per subscriber and free cash flow, and a temporary increase in subscriber churn. The plaintiffs in that litigation allege that we are in violation of the Court’s injunction and have appealed a District Court decision finding that we are not in violation. We intend to vigorously defend this case. We cannot predict with any degree of certainty the outcome of the appeal or determine the extent of any potential liability or damages.
Enron Commercial Paper Investment
During October 2001, we received approximately $40 million from the sale of Enron commercial paper to a third party broker. That commercial paper was ultimately purchased by Enron. During November 2003, an action was commenced in the United States Bankruptcy Court for the Southern District of New York against approximately 100 defendants, including us, who invested in Enron’s commercial paper. The complaint alleges that Enron’s October 2001 purchase of its commercial paper was a fraudulent conveyance and voidable preference under bankruptcy laws. We dispute these allegations. We typically invest in commercial paper and notes which are rated in one of the four highest rating categories by at least two nationally recognized statistical rating organizations. At the time of our investment in Enron commercial paper, it was considered to be high quality and low risk. We intend to vigorously defend this case. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Finisar Corporation
Finisar Corporation (“Finisar”) obtained a $100 million verdict in the United States District Court for the Eastern District of Texas against DirecTV for patent infringement. Finisar alleged that DirecTV’s electronic program guide and other elements of its system infringe United States Patent No. 5,404,505 (the ‘505 patent).
In July 2006, we, together with NagraStar LLC, filed a Complaint for Declaratory Judgment in the United States District Court for the District of Delaware against Finisar that asks the Court to declare that they and we do not infringe, and have not infringed, any valid claim of the ‘505 patent. Trial is not currently scheduled. The District Court has stayed our action until the Federal Circuit has resolved DirecTV’s appeal. During April 2008, the Federal Circuit reversed the judgment against DirecTV and ordered a new trial. We are evaluating the Federal Circuit’s decision to determine the impact on our action.
We intend to vigorously prosecute this case. In the event that a Court ultimately determines that we infringe this patent, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to modify our system architecture. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.

Forgent
During 2005, Forgent Networks, Inc. (“Forgent”) filed a lawsuit against us in the United States District Court for the Eastern District of Texas. The suit also named DirecTV, Charter, Comcast, Time Warner Cable, Cable One and Cox as defendants. The suit alleged infringement of United States Patent No. 6,285,746 (the ‘746 patent). The ‘746 patent discloses, among other things, a video teleconferencing system which utilizes digital telephone lines. Prior to trial, all of the other defendants settled with Forgent. Forgent sought over $200 million in damages from DISH. On May 21, 2007, the jury unanimously ruled in favor of DISH, finding the ‘746 patent invalid. Forgent filed a motion for a new trial, which the District Court denied. Forgent did not appeal, so the District Court’s finding of invalidity is now final.
Global Communications
On April 19, 2007, Global Communications, Inc. (“Global”) filed a patent infringement action against us in the United States District Court for the Eastern District of Texas. The suit alleges infringement of United States Patent No. 6,947,702 (the ‘702 patent). This patent, which involves satellite reception, was issued in September 2005. On October 24, 2007, the United States Patent and Trademark Office granted our request for reexamination of the ‘702 patent and issued an Office Action finding that all of the claims of the ‘702 patent were invalid. Based on the PTO’s decision, we have asked the District Court to stay the litigation until the reexamination proceeding is concluded. We intend to vigorously defend this case. In the event that a Court ultimately determines that we infringe the ‘702 patent, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly features that we currently offer to consumers. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Katz Communications
On June 21, 2007, Ronald A. Katz Technology Licensing, L.P. (“Katz”) filed a patent infringement action against us in the United States District Court for the Northern District of California. The suit alleges infringement of 19 patents owned by Katz. The patents relate to interactive voice response, or IVR, technology. We intend to vigorously defend this case. In the event that a Court ultimately determines that we infringe any of the asserted patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly features that we currently offer to consumers. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Personalized Media Communications
In February 2008, Personalized Media Communications, Inc. filed suit against us, EchoStar and Motorola, Inc. in the United States District Court for the Eastern District of Texas alleging infringement of United States Patent Nos. 4,694,490 (the ‘490 patent), 5,109,414 (the ‘414 patent), 4,965,825 (the ‘825 patent), 5,233,654 (the ‘654 patent), 5,335,277 (the ‘277 patent), and 5,887,243 (the ‘243 patent), all of which were issued to John Harvey and James Cuddihy as named inventors. The ‘490 patent, the ‘414 patent, the ‘825 patent, the ‘654 patent and the ‘277 patent are defined as the Harvey Patents. The Harvey Patents are entitled “Signal Processing Apparatus and Methods.” The lawsuit alleges, among other things, that our DBS system receives program content at broadcast reception and satellite uplinking facilities and transmits such program content, via satellite, to remote satellite receivers. The lawsuit further alleges that we infringe the Harvey Patents by transmitting and using a DBS signal specifically encoded to enable the subject receivers to function in a manner that infringes the Harvey Patents, and by selling services via DBS transmission processes which infringe the Harvey Patents.
We intend to vigorously defend this case. In the event that a Court ultimately determines that we infringe any of the asserted patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly features that we currently offer to consumers. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Retailer Class Actions
During 2000, lawsuits were filed by retailers in Colorado state and federal court attempting to certify nationwide classes on behalf of certain of our retailers. The plaintiffs are requesting the Courts declare certain provisions of, and changes to, alleged agreements between us and the retailers invalid and unenforceable, and to award damages for lost incentives and payments, charge backs, and other compensation. We are vigorously defending against the suits and have asserted a variety of counterclaims. The federal court action has been stayed during the pendency of the state court action. We filed a motion for summary judgment on all counts and against all plaintiffs. The plaintiffs filed a motion for additional time to conduct discovery to enable them to respond to our motion. The Court granted limited discovery which ended during 2004. The plaintiffs claimed we did not provide adequate disclosure during the discovery process. The Court agreed, and denied our motion for summary judgment as a result. The final impact of the Court’s ruling cannot be fully assessed at this time. During April 2008, the Court granted plaintiff’s class certification motion. Trial has been set for August 2008. We intend to vigorously defend this case. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Superguide
During 2000, Superguide Corp. (“Superguide”) filed suit against us, DirecTV, Thomson and others in the United States District Court for the Western District of North Carolina, Asheville Division, alleging infringement of United States Patent Nos. 5,038,211 (the ‘211 patent), 5,293,357 (the ‘357 patent) and 4,751,578 (the ‘578 patent) which relate to certain electronic program guide functions, including the use of electronic program guides to control VCRs. Superguide sought injunctive and declaratory relief and damages in an unspecified amount.
On summary judgment, the District Court ruled that none of the asserted patents were infringed by us. These rulings were appealed to the United States Court of Appeals for the Federal Circuit. During 2004, the Federal Circuit affirmed in part and reversed in part the District Court’s findings and remanded the case back to the District Court for further proceedings. In 2005, Superguide indicated that it would no longer pursue infringement allegations with respect to the ‘211 and ‘357 patents and those patents have now been dismissed from the suit. The District Court subsequently entered judgment of non-infringement in favor of all defendants as to the ‘211 and ‘357 patents and ordered briefing on Thomson’s license defense as to the ‘578 patent. During December 2006, the District Court found that there were disputed issues of fact regarding Thomson’s license defense, and ordered a trial solely addressed to that issue. That trial took place in March 2007. In July 2007, the District Court ruled in favor of Superguide. As a result, Superguide will be able to proceed with its infringement action against us, DirecTV and Thomson.
We intend to vigorously defend this case. In the event that a Court ultimately determines that we infringe the ‘578 patent, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly electronic programming guide and related features that we currently offer to consumers. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Tivo Inc.
On January 31, 2008, the U.S. Court of Appeals for the Federal Circuit affirmed in part and reversed in part the April 2006 jury verdict concluding that certain of our digital video recorders, or DVRs, infringed a patent held by Tivo. In its decision, the Federal Circuit affirmed the jury’s verdict of infringement on Tivo’s “software claims,” upheld the award of damages from the district court, and ordered that the stay of the district court’s injunction against us, which was issued pending appeal, will dissolve when the appeal becomes final. The Federal Circuit, however, found that we did not literally infringe Tivo’s “hardware claims,” and remanded such claims back to the district court for further proceedings. We are appealing the Federal Circuit’s ruling to the United States Supreme Court.
In addition, we have developed and deployed ‘next-generation’ DVR software to our customers’ DVRs. This improved software is fully operational and has been automatically downloaded to current customers (the “Design-Around”). We have formal legal opinions from outside counsel that conclude that our Design-Around does not infringe, literally or under the doctrine of equivalents, either the hardware or software claims of Tivo’s patent.
In accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” (“SFAS 5”), we recorded a total reserve of $129 million on our Condensed Consolidated Balance Sheets to reflect the jury verdict, supplemental damages and pre-judgment interest awarded by the Texas court. This amount also includes the estimated cost of any software infringement prior to the Design-Around, plus interest subsequent to the jury verdict.

If the Federal Circuit’s decision is upheld and Tivo decides to challenge the Design-Around, we will mount a vigorous defense. If we are unsuccessful in subsequent appeals or in defending against claims that the Design-Around infringes Tivo’s patent, we could be prohibited from distributing DVRs, or be required to modify or eliminate certain user-friendly DVR features that we currently offer to consumers. In that event we would be at a significant disadvantage to our competitors who could offer this functionality and, while we would attempt to provide that functionality through other manufacturers, the adverse affect on our business could be material. We could also have to pay substantial additional damages.
Trans Video
In August 2006, Trans Video Electronic, Ltd. (“Trans Video”) filed a patent infringement action against us in the United States District Court for the Northern District of California. The suit alleges infringement of United States Patent Nos. 5,903,621 (the ‘621 patent) and 5,991,801 (the ‘801 patent). The patents relate to various methods related to the transmission of digital data by satellite. On May 14, 2007, we reached a settlement with Trans Video which did not have a material impact on our results of operations.
Other
In addition to the above actions, we are subject to various other legal proceedings and claims which arise in the ordinary course of business. In our opinion, the amount of ultimate liability with respect to any of these actions is unlikely to materially affect our financial position, results of operations or liquidity.

MANAGEMENT’S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS
Overview
We have historically positioned the DISH Network as the leading low-cost provider of multi-channel pay TV principally by offering lower cost programming packages. At the same time we have sought to offer high quality programming, equipment and customer service. We invest significant amounts in subscriber acquisition and retention programs based on our expectation that long-term subscribers will be profitable. To attract subscribers, we subsidize the cost of equipment and installation and may also from time to time offer promotional pricing on programming and other services to increase our subscriber base. We also seek to differentiate DISH Network through the quality of the equipment we provide to our subscribers, including our highly rated digital video recorder (“DVR”) and high definition (“HD”) equipment which we promote to drive subscriber growth and retention. Subscriber growth is also impacted, positively and negatively, by customer service and customer experience in order, installation and troubleshooting interactions.
Since the beginning of 2007, our subscriber base has continued to grow, but at an increasingly slower pace than in previous periods. We believe that this declining subscriber growth has been driven in part by competitive factors including the expansion of fiber-based pay TV providers, the effectiveness of certain competitors’ promotional offers, the number of markets in which competitors offer local HD channels, and their aggressive marketing of these differences. Satellite launch delays have slowed the growth of our local HD markets which in turn has delayed our own aggressive local HD marketing efforts. Subscriber growth has also been affected by worsening economic conditions, including the slowdown in new housing starts. Operational inefficiencies at DISH Network as well as signal piracy and other forms of fraud have also adversely impacted subscriber growth. Most of the factors described above have affected both the growth of new subscribers and the churn of existing customers.
Slower subscriber growth rates continued in the first quarter of 2008, during which we added 35,000 net new DISH Network subscribers. This rate of growth was substantially lower than we have historically experienced on a quarterly basis for the reasons mentioned above.
We believe opportunities exist to continue growing our subscriber base, but whether we will be able to achieve continuing net subscriber growth is subject to a number of risks and uncertainties, including those described elsewhere in this registration statement.
The Spin-off. On January 1, 2008, DISH completed a tax-free distribution of its technology and set-top box business, and certain infrastructure assets held by us into a separate publicly-traded company (the “Spin-off”):
•	DISH Network, through which we retain our pay-TV business, and

•
EchoStar Corporation (“EchoStar”), formerly known as EchoStar Holding Corporation, which holds the digital set top box business, certain satellites, uplink and satellite transmission assets, real estate and other assets and related liabilities formerly held by DISH.

DISH and EchoStar now operate as separate public companies, and neither entity has any ownership interest in the other. However, DISH and EchoStar are both under the common control of our Chief Executive Officer and Chairman, Charles W. Ergen. In connection with the Spin-off, DISH entered into certain agreements with EchoStar to define responsibility for obligations relating to, among other things, set-top box sales, transition services, taxes, employees and intellectual property which will have an impact in the future on several of our key operating metrics. DISH has entered into certain agreements with EchoStar subsequent to the Spin-off and may enter into additional agreements with EchoStar in the future.
We believe that the Spin-off will enable us to focus more directly on the business strategies relevant to the subscription television business, but we recognize that, particularly during 2008, we may experience disruptions and loss of synergies in our business due to the separation of the two businesses, which could in turn increase our costs. The effects of the contribution of the assets and liabilities previously held by us to EchoStar are not reflected in our historical consolidated financial statements for periods prior to January 1, 2008.

Operational Results and Goals
Adding new subscribers. During 2007, DISH Network added 675,000 net new subscribers ending the year with approximately 13.780 million subscribers compared to approximately 13.105 million subscribers at December 31, 2006, an increase of 5.2%. Although this growth rate was slower than in prior years and this deceleration continued in the fourth quarter, we intend to continue to seek to add new subscribers by offering compelling value-based consumer promotions in a disciplined manner. These promotions include offers of free or low cost advanced consumer electronics products, such as receivers with multiple tuners, HD receivers, DVRs, HD DVRs and place shifting technology (“Slingbox”), as well as programming packages which we position to have a better “price-to-value” relationship than packages offered by our competitors.
However, there are many reasons we may not be able to maintain subscriber growth, which will depend in part on general economic conditions affecting demand for multi-channel video programming generally. In addition, many of our competitors are better equipped than we are to offer video services bundled with broadband and other telecommunications services that may be attractive to prospective subscribers. Our subscriber growth would also be negatively impacted to the extent our competitors offer more attractive consumer promotions or are perceived in the market as offering more compelling services, such as a broader range of HD programming or exclusive programming packages.
Minimize existing customer churn. In order to continue growing our subscriber base, we must minimize our rate of customer turnover, or “churn.” Our average monthly subscriber churn for the year ended December 31, 2007 was approximately 1.70%, a rate greater than we have experienced in recent years due mostly to high churn in the second half of 2007. We attempt to contain churn by tailoring our promotions towards DVRs, HD, and other advanced products which attract customers who tend to churn at slower rates. We continue to require and have lengthened service commitments from subscribers and have strengthened credit requirements. Beyond these efforts, the competitive environment may require us to increase promotional spending substantially or accept lower subscriber acquisitions. Moreover, given the increasing customer demand for advanced products such as DVRs and HD, it may not be possible to reduce churn without significantly increasing our spending on customer retention, which would have a negative effect on our earnings and free cash flow.
Reduce costs. We believe that our low cost structure is one of our key competitive advantages and we continue to work aggressively to retain this position. We are attempting to control costs by improving the quality of the initial installation of subscriber equipment, improving the reliability of our equipment, providing better subscriber education in the use of our products and services, and enhancing our training and quality assurance programs for our in-home service and call center representatives, all of which should reduce the number of in-home installation and service calls. We believe that further standardization of our receiver systems, introduction of new installation technology and the migration away from relatively expensive and complex subscriber equipment installations may also reduce in-home service and customer service calls. In addition, we hope to further reduce our customer service calls by simplifying processes such as billing and non-technical equipment issues. However, these initiatives may not be sufficient to maintain or increase our operational efficiencies and we may not be able to continue to grow our operations cost effectively.
We also attempt to reduce subscriber acquisition and retention costs by lowering the overall cost of subsidized equipment we provide to new and existing customers and improving the cost effectiveness of our sales efforts. Our principal method for reducing the cost of subscriber equipment is to lease our receiver systems to new and existing subscribers rather than selling systems to them at little or no cost. Leasing enables us to, among other things, reduce our future subscriber acquisition costs by redeploying equipment returned by disconnected lease subscribers. We are further reducing the cost of subscriber equipment through our design and deployment of receivers with multiple tuners that allow the subscriber to receive our DISH Network services in multiple rooms using a single receiver, thereby reducing the number of receivers we deploy to each subscriber household. Additionally, we continue to re-engineer our equipment to reduce the manufacturing costs.
However, our overall costs to retain existing subscribers and acquire new subscribers, including amounts expensed and capitalized, both in the aggregate and on a per subscriber basis, may materially increase in the future to the extent that we respond to the competitive environment by introducing more aggressive promotions or newer, more expensive consumer electronics products. In addition, expanded use of new compression technologies, such as MPEG-4 and 8PSK, will inevitably render some portion of our current and future receivers obsolete, and we will incur additional costs, which may be substantial, to upgrade or replace these receivers. While we may be able to generate increased revenue from such conversions, the deployment of equipment including new technologies will increase the cost of our consumer equipment, at least in the short term. Our subscriber acquisition and retention costs will increase to the extent we subsidize those costs for new and existing subscribers.

Prior to the Spin-off, our set-top boxes and other customer equipment and satellite, uplink and transmission services were recorded at cost. Following the Spin-off, we will purchase set-top boxes from EchoStar at its cost plus an additional incremental amount that is equal to a fixed percentage of its cost. The specific amounts that we pay for set-top boxes will depend on a variety of factors including the types of set-top boxes that we purchase. In addition, we will purchase and/or lease satellite, uplink and transmission services from EchoStar at higher rates than we have traditionally paid. The prices that we pay for these services will depend upon the nature of the services that we obtain from EchoStar and the competitive market for these services. Furthermore, as part of the Spin-off, certain real estate was contributed to EchoStar and leased back to one of our subsidiaries and we will incur additional costs in the form of rent paid on these leases. These additional anticipated costs are not reflected in our historical consolidated financial statements for periods prior to January 1, 2008.
Pursue growth initiatives. Our ability to achieve future growth and success may require that we seek out opportunities to acquire other businesses or technologies to complement, enhance or expand our current business or products, or offer us other growth opportunities or that we make other significant investments in technologies or in alternative or expanded means of distributing our programming. Any of these acquisitions, investments or other transactions may require that we commit significant capital that would otherwise be directed to investments in our existing businesses or available for distribution to our shareholders.
Current dislocations in the credit markets, which have significantly impacted the availability and pricing of financing, particularly in the high yield debt and leveraged credit markets, may limit our ability to obtain financing to support our growth initiatives. These developments in the credit markets may have a significant effect on our cost of financing and may, as a result, cause us to defer or abandon profitable business strategies that we would otherwise pursue if financing were available on acceptable terms.
THREE MONTHS ENDED MARCH 31, 2008 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2007
Explanation of Key Metrics and Other Items
Subscriber-related revenue. “Subscriber-related revenue” consists principally of revenue from basic, movie, local, pay-per-view, and international subscription television services, equipment rental fees and other hardware related fees, including fees for DVRs and additional outlet fees from subscribers with multiple receivers, advertising services, fees earned from our DishHOME Protection Plan, equipment upgrade fees, HD programming and other subscriber revenue. Certain of the amounts included in “Subscriber-related revenue” are not recurring on a monthly basis.
Effective the third quarter of 2007, we reclassified certain revenue from programmers from “Equipment sales and other revenue” to “Subscriber-related revenue.” All prior period amounts were reclassified to conform to the current period presentation.
Equipment sales and other revenue. “Equipment sales and other revenue” principally includes the unsubsidized sales of DBS accessories to retailers and other third-party distributors of our equipment and to DISH Network subscribers. During 2007, this category also included sales of non-DISH Network digital receivers and related components to international customers and satellite and transmission revenue, which related to assets that were distributed to EchoStar in connection with the Spin-off.
Effective in the third quarter of 2007, we reclassified certain revenue from programmers from “Equipment sales and other revenue” to “Subscriber-related revenue.” All prior period amounts were reclassified to conform to the current period presentation.
Equipment sales, transitional services and other revenue — EchoStar. “Equipment sales, transitional services and other revenue — EchoStar” includes revenue related to equipment sales, and transitional services and other agreements with EchoStar associated with the Spin-off.
Subscriber-related expenses. “Subscriber-related expenses” principally include programming expenses, costs incurred in connection with our in-home service and call center operations, copyright royalties, billing costs, residual commissions paid to our distributors, refurbishment and repair costs related to receiver systems, subscriber retention and other variable subscriber expenses.
Satellite and transmission expenses — EchoStar. “Satellite and transmission expenses — EchoStar” includes the cost of digital broadcast operations provided to us by EchoStar, which were previously performed internally, including satellite uplinking/downlinking, signal processing, conditional access management, telemetry, tracking and control and other professional services. In addition, this category includes the cost of leasing satellite and transponder capacity on satellites that were distributed to EchoStar in connection with the Spin-off.
Satellite and transmission expenses — other. “Satellite and transmission expenses — other” includes third-party transponder leases and other related services. Prior to the Spin-off, “Satellite and transmission expenses — other” included costs associated with the operation of our digital broadcast centers, including satellite uplinking/downlinking, signal processing, conditional access management, telemetry, tracking and control, satellite and transponder leases, and other related services, which were previously performed internally.
Equipment, transitional services and other cost of sales. “Equipment, transitional services and other cost of sales” principally includes the cost of unsubsidized sales of DBS accessories to retailers and other distributors of our equipment domestically and to DISH Network subscribers. In addition, this category includes costs related to equipment sales, transitional services and other agreements with EchoStar associated with the Spin-off.
During 2007, “Equipment, transitional services and other cost of sales” also included costs associated with non-DISH Network digital receivers and related components sold to an international DBS service provider and to other international customers. As previously discussed, our set-top box business was distributed to EchoStar in connection with the Spin-off.
Subscriber acquisition costs. In addition to leasing receivers, we generally subsidize installation and all or a portion of the cost of our receiver systems in order to attract new DISH Network subscribers. Our “Subscriber acquisition costs” include the cost of our receiver systems sold to retailers and other distributors of our equipment, the cost of receiver systems sold directly by us to subscribers, net costs related to our promotional incentives, and costs related to installation and acquisition advertising. We exclude the value of equipment capitalized under our lease program for new subscribers from “Subscriber acquisition costs.”
SAC. Management believes subscriber acquisition cost measures are commonly used by those evaluating companies in the multi-channel video programming distribution industry. We are not aware of any uniform standards for calculating the “average subscriber acquisition costs per new subscriber activation,” or SAC, and we believe presentations of SAC may not be calculated consistently by different companies in the same or similar businesses. Our SAC is calculated as “Subscriber acquisition costs,” plus the value of equipment capitalized under our lease program for new subscribers, divided by gross subscriber additions. We include all the costs of acquiring subscribers (e.g., subsidized and capitalized equipment) as our management believes it is a more comprehensive measure of how much we are spending to acquire subscribers. We also include all new DISH Network subscribers in our calculation, including DISH Network subscribers added with little or no subscriber acquisition costs.
General and administrative expenses. “General and administrative expenses” consists primarily of employee-related costs associated with administrative services such as legal, information systems, accounting and finance, including non-cash, stock-based compensation expense. It also includes outside professional fees (e.g., legal, information systems and accounting services) and other items associated with facilities and administration. Following the Spin-off, the general and administrative expenses associated with the business and assets distributed to EchoStar in connection with the Spin-off will no longer be reflected in our “General and administrative expenses.”
Interest expense. “Interest expense” primarily includes interest expense, prepayment premiums and amortization of debt issuance costs associated with our senior debt and convertible subordinated debt securities (net of capitalized interest) and interest expense associated with our capital lease obligations.
“Other” income (expense). The main components of “Other” income and expense are unrealized gains and losses from changes in fair value of non-marketable strategic investments accounted for at fair value, equity in earnings and losses of our affiliates, gains and losses realized on the sale of investments, and impairment of marketable and non-marketable investment securities.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”). EBITDA is defined as “Net income (loss)” plus “Interest expense” net of “Interest income,” “Taxes” and “Depreciation and amortization.” This “non-GAAP measure” is reconciled to net income (loss) in our discussion of “Results of Operations” below.

DISH Network subscribers. We include customers obtained through direct sales, and through third-party retail networks and other distribution relationships, in our DISH Network subscriber count. We also provide DISH Network service to hotels, motels and other commercial accounts. For certain of these commercial accounts, we divide our total revenue for these commercial accounts by an amount approximately equal to the retail price of our America’s Top 100 programming package, (but taking into account, periodically, price changes and other factors), and include the resulting number, which is substantially smaller than the actual number of commercial units served, in our DISH Network subscriber count.
Average monthly revenue per subscriber (“ARPU”). We are not aware of any uniform standards for calculating ARPU and believe presentations of ARPU may not be calculated consistently by other companies in the same or similar businesses. We calculate average monthly revenue per subscriber, or ARPU, by dividing average monthly “Subscriber-related revenues” for the period (total “Subscriber-related revenue” during the period divided by the number of months in the period) by our average DISH Network subscribers for the period. Average DISH Network subscribers are calculated for the period by adding the average DISH Network subscribers for each month and dividing by the number of months in the period. Average DISH Network subscribers for each month are calculated by adding the beginning and ending DISH Network subscribers for the month and dividing by two.
Subscriber churn rate/subscriber turnover. We are not aware of any uniform standards for calculating subscriber churn rate and believe presentations of subscriber churn rates may not be calculated consistently by different companies in the same or similar businesses. We calculate percentage monthly subscriber churn by dividing the number of DISH Network subscribers who terminate service during each month by total DISH Network subscribers as of the beginning of that month. We calculate average subscriber churn rate for any period by dividing the number of DISH Network subscribers who terminated service during that period by the average number of DISH Network subscribers subject to churn during the period, and further dividing by the number of months in the period. Average DISH Network subscribers subject to churn during the period are calculated by adding the DISH Network subscribers as of the beginning of each month in the period and dividing by the total number of months in the period.

Results of Operations
Three Months Ended March 31, 2008 Compared to the Three Months Ended March 31, 2007.

	For the Three Months Ended
	March 31,		Variance
	2008	2007	Amount	%
	(In thousands)
Statements of Operations Data
Revenue:
Subscriber-related revenue	$2,810,426	$2,547,555	$262,871	10.3
Equipment sales and other revenue	25,051	92,148	(67,097)	(72.8)
Equipment sales, transitional services and other revenue — EchoStar	8,916	—	8,916	NM

Total revenue	2,844,393	2,639,703	204,690	7.8

Costs and Expenses:
Subscriber-related expenses	1,444,641	1,326,413	118,228	8.9
% of Subscriber-related revenue	51.4%	52.1%
Satellite and transmission expenses — EchoStar	78,253	—	78,253	NM
% of Subscriber-related revenue	2.8%	0.0%
Satellite and transmission expenses — other	7,664	34,725	(27,061)	(77.9)
% of Subscriber-related revenue	0.3%	1.4%
Equipment, transitional services and other cost of sales	31,814	62,988	(31,174)	(49.5)
Subscriber acquisition costs	374,956	402,791	(27,835)	(6.9)
General and administrative	128,726	154,406	(25,680)	(16.6)
% of Total revenue	4.5%	5.8%
Depreciation and amortization	272,368	319,195	(46,827)	(14.7)

Total costs and expenses	2,338,422	2,300,518	37,904	1.6

Operating income (loss)	505,971	339,185	166,786	49.2

Other Income (Expense):
Interest income	13,822	27,239	(13,417)	(49.3)
Interest expense, net of amounts capitalized	(87,841)	(90,005)	2,164	2.4
Other	(3,288)	161	(3,449)	NM

Total other income (expense)	(77,307)	(62,605)	(14,702)	(23.5)

Income (loss) before income taxes	428,664	276,580	152,084	55.0
Income tax (provision) benefit, net	(165,684)	(103,831)	(61,853)	(59.6)
Effective tax rate	38.7%	37.5%

Net income (loss)	$262,980	$172,749	$90,231	52.2

Other Data:
DISH Network subscribers, as of period end (in millions)	13.815	13.415	0.400	3.0
DISH Network subscriber additions, gross (in millions)	0.730	0.890	(0.160)	(18.0)
DISH Network subscriber additions, net (in millions)	0.035	0.310	(0.275)	(88.7)
Average monthly subscriber churn rate	1.68%	1.46%	0.22%	15.1
Average monthly revenue per subscriber (“ARPU”)	$67.93	$64.17	$3.76	5.9
Average subscriber acquisition cost per subscriber (“SAC”)	$709	$663	$46	6.9
EBITDA	$775,051	$658,541	$116,510	17.7

DISH Network subscribers. As of March 31, 2008, we had approximately 13.815 million DISH Network subscribers compared to approximately 13.415 million subscribers at March 31, 2007, an increase of 3.0%. DISH Network added approximately 730,000 gross new subscribers for the three months ended March 31, 2008, compared to approximately 890,000 gross new subscribers during the same period in 2007. We believe our gross new subscriber additions have been and are likely to continue to be negatively impacted by competitive factors, including the expansion of fiber-based pay TV providers, the effectiveness of certain competitors’ promotional offers and market perceptions of the availability of attractive programming, particularly the relative quantity of HD programming offered. Subscriber growth has also been affected by worsening economic conditions, including the slowdown in new housing starts as well as by operational inefficiencies at DISH Network, signal piracy and other forms of fraud.
DISH Network added approximately 35,000 net new subscribers for the three months ended March 31, 2008, compared to approximately 310,000 net new subscribers during the same period in 2007, a decrease of 88.7%. This decrease primarily resulted from the decrease in gross new subscribers discussed above, an increase in our subscriber churn rate, and churn on a larger subscriber base. Our percentage monthly subscriber churn for the three months ended March 31, 2008 was 1.68%, compared to 1.46% for the same period in 2007. We believe our subscriber churn rate has been and is likely to continue to be negatively impacted by a number of factors, including, but not limited to, the factors described above impacting subscriber additions, an increase in non-pay disconnects primarily resulting from adverse economic conditions and continuing effects of customer commitment expirations.
We cannot assure you that we will be able to lower our subscriber churn rate, or that our subscriber churn rate will not increase. We believe we can reduce churn if we are successful in improving customer service and other areas of our operations in which have recently experienced operational inefficiencies. We also believe that the launch of new HD local channels may help to reduce subscriber churn in certain markets. However, given the increasingly competitive nature of our industry, it may not be possible to reduce churn without significantly increasing our spending on customer retention, which would have a negative effect on our earnings and free cash flow.
Our gross new subscribers, our net new subscriber additions, and our entire subscriber base are negatively impacted when existing and new competitors offer attractive promotions or attractive product and service alternatives, including, among other things, video services bundled with broadband and other telecommunications services, better priced or more attractive programming packages, including broader HD programming, and a larger number of HD and standard definition local channels, and more compelling consumer electronic products and services, including DVRs, video on demand services and receivers with multiple tuners. We also expect to face increasing competition from content and other providers who distribute video services directly to consumers over the Internet.
As the size of our subscriber base increases, even if our subscriber churn rate remains constant or declines, we will be required to attract increasing numbers of new DISH Network subscribers simply to sustain our historical net subscriber growth rates.
AT&T and other telecommunications providers offer DISH Network programming bundled with broadband, telephony and other services. Over the past several fiscal quarters a significant percentage of our gross subscriber additions have been generated through our distribution relationship with AT&T. Our current distribution relationship with AT&T expires during the fourth quarter of 2008 and AT&T may decline to renew this relationship or otherwise discontinue or curtail the marketing and distribution of our services. Our net new subscriber additions and certain of our other key operating metrics could be adversely affected if AT&T or other telecommunication providers de-emphasize or discontinue selling our services and we are not able to develop comparable alternative distribution channels. Because of the size and scope of AT&T’s distribution networks, it would be difficult for us to replace AT&T as a distribution partner or to develop appropriate alternatives to replace AT&T as a distribution channel.
Subscriber-related revenue. DISH Network “Subscriber-related revenue” totaled $2.810 billion for the three months ended March 31, 2008, an increase of $263 million or 10.3% compared to the same period in 2007. This increase was directly attributable to continued DISH Network subscriber growth and the increase in “ARPU” discussed below.
ARPU. Monthly average revenue per subscriber was $67.93 during the three months ended March 31, 2008 versus $64.17 during the same period in 2007. The $3.76 or 5.9% increase in ARPU is primarily attributable to price increases in February 2008 and 2007 on some of our most popular programming packages, higher equipment rental fees resulting from increased penetration of our equipment leasing programs, other hardware related fees, including fees for DVRs, advertising services and increased penetration of HD programming including the availability of HD local channels. This increase was partially offset by a decrease in revenues from installation and other services related to our original agreement with AT&T.
Equipment sales and other revenue. “Equipment sales and other revenue” totaled $25 million during the three months ended March 31, 2008, a decrease of $67 million or 72.8% compared to the same period during 2007. The decrease in “Equipment sales and other revenue” primarily resulted from the distribution of our set-top box business and certain other revenue-generating assets to EchoStar in connection with the Spin-off. During the three months ended March 31, 2007, our set-top box sales to international customers and revenue generated from assets distributed to EchoStar accounted for $59 million of our “Equipment sales and other revenue.”
Equipment sales, transitional services and other revenue — EchoStar. “Equipment sales, transitional services and other revenue — EchoStar” totaled $9 million during the three months ended March 31, 2008. As previously discussed, “Equipment sales, transitional services and other revenue — EchoStar” resulted from our transitional services and other agreements with EchoStar associated with the Spin-off.
Subscriber-related expenses. “Subscriber-related expenses” totaled $1.445 billion during the three months ended March 31, 2008, an increase of $118 million or 8.9% compared to the same period 2007. The increase in “Subscriber-related expenses” was primarily attributable to higher programming costs driven in part by the increase in the number of DISH Network subscribers, and higher in-home service, refurbishment and repair costs for our receiver systems associated with increased penetration of our equipment lease programs. “Subscriber-related expenses” represented 51.4% and 52.1% of “Subscriber-related revenue” during the three months ended March 31, 2008 and 2007, respectively. The decrease in this expense to revenue ratio primarily resulted from an increase in ARPU described above, a decrease, as a percentage of revenue, in programming costs and costs associated with our original agreement with AT&T, partially offset by an increase in our in-home service, refurbishment and repair costs to support DISH Network subscriber growth.
In the normal course of business, we enter into various contracts with programmers to provide content. Our programming contracts generally require us to make payments based on the number of subscribers to which the respective content is provided. Consequently, our programming expenses will continue to increase to the extent we are successful in growing our subscriber base. In addition, because programmers continue to raise the price of content, our “Subscriber-related expenses” as a percentage of “Subscriber-related revenue” could materially increase absent corresponding price increases in our DISH Network programming packages.
Satellite and transmission expenses — EchoStar. “Satellite and transmission expenses — EchoStar” totaled $78 million during the three months ended March 31, 2008. As previously discussed, “Satellite and transmission expenses — EchoStar” resulted from costs associated with the services provided to us by EchoStar during the first quarter of 2008, including the satellite and transponder capacity leases on satellites distributed to EchoStar in connection with the Spin-off, and other digital broadcast operations previously provided internally at cost.
Satellite and transmission expenses — other. “Satellite and transmission expenses — other” totaled $8 million during the three months ended March 31, 2008, a $27 million decrease compared to the same period in 2007. As previously discussed, prior to the Spin-off, “Satellite and transmission expenses — other” included costs associated with the operation of our digital broadcast centers, including satellite uplinking/downlinking, signal processing, conditional access management, telemetry, tracking and control, satellite and transponder leases, and other related services. Effective January 1, 2008, these digital broadcast operation services are provided to us by EchoStar and are included in “Satellite and transmission expenses — EchoStar.”
Satellite and transmission expenses are likely to increase further in the future to the extent we increase the size of our owned and leased satellite fleet, obtain in-orbit satellite insurance, increase our leased uplinking capacity and launch additional HD local markets and other programming services.
Equipment, transitional services and other cost of sales. “Equipment, transitional services and other cost of sales” totaled $32 million during the three months ended March 31, 2008, a decrease of $31 million or 49.5% compared to the same period in 2007. The decrease primarily resulted from the elimination of the cost of sales related to the distribution of our set-top box business and certain other revenue-generating assets to EchoStar in connection with the Spin-off, partially offset by additional costs related to the transitional services and other agreements with EchoStar. During the three months ended March 31, 2007, the costs associated with our sales of set-top box to international customers and revenue generated from assets distributed to EchoStar accounted for $32 million of our “Equipment, transitional services and other cost of sales.”
Subscriber acquisition costs. “Subscriber acquisition costs” totaled $375 million for the three months ended March 31, 2008, a decrease of $28 million or 6.9% compared to the same period in 2007. This decrease was primarily attributable to the decline in gross new subscribers, partially offset by an increase in SAC discussed below.
SAC. SAC was $709 during the three months ended March 31, 2008 compared to $663 during the same period in 2007, an increase of $46, or 6.9%. This increase was primarily attributable to an increase in acquisition advertising costs, more DISH Network subscribers activating higher priced advanced products, such as HD receivers, and standard definition and HD DVRs. Additionally, our equipment costs were higher during the three months ended March 31, 2008 as a result of the Spin-off of our set-top box business to EchoStar. Set-top boxes were historically designed in-house and procured at our cost. We now acquire this equipment from EchoStar at its cost plus an agreed-upon margin. The full impact of this margin was not yet realized in the three months ended March 31, 2008 since, during the period, we were still consuming inventory delivered prior to the Spin-off that had no mark-up. These increases were partially offset by the increase in the redeployment benefits of our equipment lease program for new subscribers.
During the three months ended March 31, 2008 and 2007, the amount of equipment capitalized under our lease program for new subscribers totaled approximately $143 million and $189 million, respectively. This decrease in capital expenditures under our lease program for new subscribers resulted primarily from lower subscriber growth and an increase in redeployment of equipment returned by disconnecting lease program subscribers, partially offset by higher equipment costs resulting from higher priced advanced products and the mark-up on set-top boxes as a result of the Spin-off, discussed above.
Capital expenditures resulting from our equipment lease program for new subscribers have been, and we expect will continue to be, partially mitigated by, among other things, the redeployment of equipment returned by disconnecting lease program subscribers. However, to remain competitive we will have to upgrade or replace subscriber equipment periodically as technology changes, and the costs associated with these upgrades may be substantial. To the extent technological changes render a portion of our existing equipment obsolete, we would be unable to redeploy all returned equipment and consequently would realize less benefit from the SAC reduction associated with redeployment of that returned lease equipment.
Our SAC calculation does not reflect any benefit from payments we received in connection with equipment not returned to us from disconnecting lease subscribers and returned equipment that is made available for sale rather than being redeployed through our lease program. During the three months ended March 31, 2008 and 2007, these amounts totaled $31 million and $15 million, respectively.
Our “Subscriber acquisition costs,” both in aggregate and on a per new subscriber activation basis, may materially increase in the future to the extent that we introduce more aggressive promotions if we determine that they are necessary to respond to competition, or for other reasons.
General and administrative expenses. “General and administrative expenses” totaled $129 million during the three months ended March 31, 2008, a decrease of $26 million or 16.6% compared to the same period in 2007. This decrease was primarily attributable to the reduction in headcount resulting from the distribution of our set-top box business and other assets to EchoStar in connection with the Spin-off. “General and administrative expenses” represented 4.5% and 5.8% of “Total revenue” during the three months ended March 31, 2008 and 2007, respectively. The decrease in the ratio of the expenses to “Total revenue” was primarily attributable to the decrease in expenses as a result of the Spin-off, discussed previously.
Depreciation and amortization. “Depreciation and amortization” expense totaled $272 million during the three months ended March 31, 2008, a $47 million or 14.7% decrease compared to the same period in 2007. The decrease in “Depreciation and amortization” expense was primarily a result of several satellite, uplink and satellite transmission assets, real estate and other assets distributed to EchoStar in connection with the Spin-off. This decrease was partially offset by additional depreciation expense in 2008 on equipment leased to subscribers resulting from increased penetration of our equipment lease programs and as a result of the launch of the Anik F3 satellite, which commenced commercial operation in April 2007.
Interest income. “Interest income” totaled $14 million during the three months ended March 31, 2008, a decrease of $13 million compared to the same period in 2007. This decrease principally resulted from lower total percentage returns earned on our cash and marketable investment securities during the first quarter of 2008 and lower cash and marketable investment securities balances as a result of the $1.615 billion dividend paid to our parent company in December 2007.
Earnings before interest, taxes, depreciation and amortization. EBITDA was $775 million during the three months ended March 31, 2008, an increase of $117 million or 17.7% compared to the same period in 2007.
The following table reconciles EBITDA to the accompanying financial statements.

	For the Three Months
	Ended March 31,
	2008	2007
	(In thousands)
EBITDA	$775,051	$658,541
Less:
Interest expense, net	74,019	62,766
Income tax provision (benefit), net	165,684	103,831
Depreciation and amortization	272,368	319,195

Net income (loss)	$262,980	$172,749

EBITDA is not a measure determined in accordance with accounting principles generally accepted in the United States, or GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. EBITDA is used as a measurement of operating efficiency and overall financial performance and we believe it to be a helpful measure for those evaluating companies in the MVPD industry. Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures. EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.
Income tax (provision) benefit, net. Our income tax provision was $166 million during the three months ended March 31, 2008, an increase of $62 million or 59.6% compared to the same period in 2007. The increase in the provision was primarily related to the increase in “Income (loss) before income taxes” and an increase in the effective state tax rate due to changes in state apportionment percentages.
Net income (loss). Net income was $263 million during the three months ended March 31, 2008, an increase of $90 million compared to $173 million for the same period in 2007. The increase was primarily attributable to the changes in revenue and expenses discussed above.
Subscriber Turnover
Our percentage monthly subscriber churn for the three months ended March 31, 2008 was 1.68%, compared to 1.46% for the same period in 2007. We believe our subscriber churn rate has been and is likely to continue to be negatively impacted by a number of competitive factors, including the expansion of fiber-based pay TV providers, the effectiveness of certain competitors’ promotional offers and market perceptions of the availability of attractive programming, particularly the relative quantity of HD programming offered. Subscriber growth has also been affected by worsening economic conditions, including the slowdown in new housing starts as well as by operational inefficiencies at DISH Network, an increase in non-pay disconnects primarily resulting from adverse economic conditions, continuing effects of customer commitment expirations, signal piracy and other forms of fraud. We cannot assure you that we will be able to lower our subscriber churn rate, or that our subscriber churn rate will not increase. We believe we can reduce churn if we are successful in improving customer service and other areas of our operations in which have recently experienced operational inefficiencies. We also believe that the launch of new HD local channels may help to reduce subscriber churn in certain markets. However, given the increasingly competitive nature of our industry, it may not be possible to reduce churn without significantly increasing our spending on customer retention, which would have a negative effect on our earnings and free cash flow.
Our entire subscriber base is negatively impacted when existing and new competitors offer attractive promotions or attractive product and service alternatives, including, among other things, video services bundled with broadband and other telecommunications services, better priced or more attractive programming packages, including broader HD programming, and a larger number of HD and standard definition local channels, and more compelling consumer electronic products and services, including DVRs, video on demand services and receivers with multiple tuners. We also expect to face increasing competition from content and other providers who distribute video services directly to consumers over the Internet. Additionally, certain of our promotions allow consumers with relatively lower credit scores to become subscribers, and these subscribers typically churn at a higher rate. However, these subscribers are also acquired at a lower cost resulting in a smaller economic loss upon disconnect.
Operation of our subscription television service requires that we have adequate satellite transmission capacity for the programming we offer. Moreover, current competitive conditions require that we continue to expand our offering of new programming, particularly by launching more HD local markets and offering more HD national channels. While we generally have had in-orbit satellite capacity sufficient to transmit our existing channels and some backup capacity to recover the transmission of certain critical programming, our backup capacity is limited.
In the event of a failure or loss of any of our satellites, we may need to acquire or lease additional satellite capacity or relocate one of our other satellites and use it as a replacement for the failed or lost satellite. Such a failure could result in a prolonged loss of critical programming or a significant delay in our plans to expand programming as necessary to remain competitive and thus have a material adverse effect on our business, financial condition and results of operations.
As the size of our subscriber base increases, even if our subscriber churn rate remains constant or declines, we will be required to attract increasing numbers of new DISH Network subscribers simply to sustain our historical net subscriber growth rates.
AT&T and other telecommunications providers offer DISH Network programming bundled with broadband, telephony and other services. Over the past several quarters a significant percentage of our gross subscriber additions have been generated through our distribution relationship with AT&T. Our current distribution relationship with AT&T expires during the fourth quarter of 2008 and AT&T may decline to renew this relationship or otherwise discontinue or curtail the marketing and distribution of our services. Our net new subscriber additions and certain of our other key operating metrics could be adversely affected if AT&T or other telecommunication providers de-emphasize or discontinue selling our services and we are not able to develop comparable alternative distribution channels. Because of the size and scope of AT&T’s distribution networks, it would be difficult for us to replace AT&T as a distribution partner or to develop appropriate alternatives to replace AT&T as a distribution channel.
Increases in theft of our signal, or our competitors’ signals, could in addition to reducing new subscriber activations, also cause subscriber churn to increase. We use microchips embedded in credit card-sized access cards, called “smart cards,” or security chips in our receiver systems to control access to authorized programming content. However, our signal encryption has been compromised by theft of service, and even though we continue to respond to compromises of our encryption system with security measures intended to make signal theft of our programming more difficult, theft of our signal is increasing. We cannot assure you that we will be successful in reducing or controlling theft of our service.
During 2005, we replaced our smart cards in order to reduce theft of our service. However, the smart card replacement did not fully secure our system, and we have since implemented software patches and other security measures to help protect our service. Nevertheless, these security measures are short-term fixes and we remain susceptible to additional signal theft. Therefore, we have developed a plan to replace our existing smart cards and/or security chips to re-secure our signals for a longer term which will commence later this year and is expected to take approximately nine to twelve months to complete. While our existing smart cards installed in 2005 remain under warranty, we could incur operational period costs in excess of $50 million in connection with our smart card replacement program.
We are also vulnerable to fraud, particularly in the acquisition of new subscribers. While we are addressing the impact of subscriber fraud through a number of actions, there can be no assurance that we will not continue to experience fraud, which could impact our subscriber growth and churn.

YEAR ENDED DECEMBER 31, 2007 COMPARED TO THE YEAR ENDED DECEMBER 31, 2006; YEAR ENDED DECEMBER 31, 2006 COMPARED TO THE YEAR ENDED DECEMBER 31, 2005
Explanation of Key Metrics and Other Items
Subscriber-related revenue. “Subscriber-related revenue” consists principally of revenue from basic, movie, local, pay-per-view, and international subscription television services, equipment rental fees, additional outlet fees from subscribers with multiple receivers, DVR fees, advertising sales, fees earned from our DishHOME Protection Plan, equipment upgrade fees, HD programming and other subscriber revenue. Therefore, not all of the amounts we include in “Subscriber-related revenue” are recurring on a monthly basis.
Effective the third quarter of 2007, we reclassified certain revenue from programmers from “Other” sales to “Subscriber-related revenue.” All prior period amounts were reclassified to conform to the current period presentation.
Equipment sales. “Equipment sales” include sales of non-DISH Network digital receivers and related components to an international DBS service provider and to other international customers. “Equipment sales” also includes unsubsidized sales of DBS accessories to retailers and other distributors of our equipment domestically and to DISH Network subscribers. Following the Spin-off, our set-top box business, consisting of sales of non-DISH Network digital receivers and related components to an international DBS service provider and to other international customers, is being operated by EchoStar, a separate, publicly-traded company.
“Other” sales. “Other” sales consist principally of satellite transmission revenue.
Effective in the third quarter of 2007, we reclassified certain revenue from programmers from “Other” sales to “Subscriber-related revenue.” All prior period amounts were reclassified to conform to the current period presentation.
Subscriber-related expenses. “Subscriber-related expenses” principally include programming expenses, costs incurred in connection with our in-home service and call center operations, copyright royalties, billing costs, residual commissions paid to our distributors, refurbishment and repair costs related to receiver systems, subscriber retention and other variable subscriber expenses. All prior period amounts were reclassified to conform to the current period presentation.
Satellite and transmission expenses. Satellite and transmission expenses” include costs associated with the operation of our digital broadcast centers, the transmission of local channels, satellite telemetry, tracking and control services, satellite and transponder leases, and other related services. Following the Spin-off, we lease satellite and transponder capacity on several satellites that we formerly owned, and we will incur higher satellite and transmission expenses with respect to that leased capacity.
Cost of sales — equipment. “Cost of sales — equipment” principally includes costs associated with non-DISH Network digital receivers and related components sold to an international DBS service provider and to other international customers. “Cost of sales — equipment” also includes unsubsidized sales of DBS accessories to retailers and other distributors of our equipment domestically and to DISH Network subscribers. Following the Spin-off, our set-top box business, consisting of sales of non-DISH Network digital receivers and related components to an international DBS service provider and to other international customers, is being operated by EchoStar.
Cost of sales — other. “Cost of sales — other” principally includes costs related to satellite transmission services.
Subscriber acquisition costs. In addition to leasing receivers, we generally subsidize installation and all or a portion of the cost of our receiver systems in order to attract new DISH Network subscribers. Our “Subscriber acquisition costs” include the cost of our receiver systems sold to retailers and other distributors of our equipment, the cost of receiver systems sold directly by us to subscribers, net costs related to our promotional incentives, and costs related to installation and acquisition advertising. We exclude the value of equipment capitalized under our lease program for new subscribers from “Subscriber acquisition costs.”
SAC. Management believes subscriber acquisition cost measures are commonly used by those evaluating companies in the multi-channel video programming distribution industry. We are not aware of any uniform standards for calculating the “average subscriber acquisition costs per new subscriber activation,” or SAC, and we believe presentations of SAC may not be calculated consistently by different companies in the same or similar businesses. Our SAC is calculated as “Subscriber acquisition costs,” plus the value of equipment capitalized under our lease program for new subscribers, divided by gross subscriber additions. We include all the costs of acquiring subscribers (i.e. subsidized and capitalized equipment) as our management believes it is a more comprehensive measure of how much we are spending to acquire subscribers. We also include all new DISH Network subscribers in our calculation, including DISH Network subscribers added with little or no subscriber acquisition costs.
General and administrative expenses. “General and administrative expenses” consists primarily of employee-related costs associated with administrative services such as legal, information systems, accounting and finance, including non-cash, stock-based compensation expense. It also includes outside professional fees (i.e. legal, information systems and accounting services) and other items associated with facilities and administration. Following the Spin-off, the general and administrative expenses associated with our set-top box business and certain infrastructure assets now held by EchoStar, including in particular research and development expenses for those businesses, will be incurred by EchoStar.
Interest expense. “Interest expense” primarily includes interest expense, prepayment premiums and amortization of debt issuance costs associated with our senior debt (net of capitalized interest) and interest expense associated with our capital lease obligations.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”). EBITDA is defined as “Net income (loss)” plus “Interest expense” net of “Interest income,” “Taxes” and “Depreciation and amortization.”
DISH Network subscribers. We include customers obtained through direct sales, and through our retail networks and other distribution relationships, in our DISH Network subscriber count. We also provide DISH Network service to hotels, motels and other commercial accounts. For certain of these commercial accounts, we divide our total revenue for these commercial accounts by an amount approximately equal to the retail price of our most widely distributed programming package, America’s Top 100 (but taking into account, periodically, price changes and other factors), and include the resulting number, which is substantially smaller than the actual number of commercial units served, in our DISH Network subscriber count.
Average monthly revenue per subscriber (“ARPU”). We are not aware of any uniform standards for calculating ARPU and believe presentations of ARPU may not be calculated consistently by other companies in the same or similar businesses. We calculate average monthly revenue per subscriber, or ARPU, by dividing average monthly “Subscriber-related revenues” for the period (total “Subscriber-related revenue” during the period divided by the number of months in the period) by our average DISH Network subscribers for the period. Average DISH Network subscribers are calculated for the period by adding the average DISH Network subscribers for each month and dividing by the number of months in the period. Average DISH Network subscribers for each month are calculated by adding the beginning and ending DISH Network subscribers for the month and dividing by two.
Subscriber churn rate/subscriber turnover. We are not aware of any uniform standards for calculating subscriber churn rate and believe presentations of subscriber churn rates may not be calculated consistently by different companies in the same or similar businesses. We calculate percentage monthly subscriber churn by dividing the number of DISH Network subscribers who terminate service during each month by total DISH Network subscribers as of the beginning of that month. We calculate average subscriber churn rate for any period by dividing the number of DISH Network subscribers who terminated service during that period by the average number of DISH Network subscribers subject to churn during the period, and further dividing by the number of months in the period. Average DISH Network subscribers subject to churn during the period are calculated by adding the DISH Network subscribers as of the beginning of each month in the period and dividing by the total number of months in the period.
Free cash flow. We define free cash flow as “Net cash flows from operating activities” less “Purchases of property and equipment,” as shown on our Consolidated Statements of Cash Flows.

Results of Operations
Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006.

	For the Years Ended
	December 31,		Variance
	2007	2006	Amount	%
	(In thousands)
Statements of Operations Data
Revenue:
Subscriber-related revenue	$10,673,821	$9,422,271	$1,251,550	13.3
Equipment sales	349,497	359,856	(10,359)	(2.9)
Other	37,165	30,620	6,545	21.4

Total revenue	11,060,483	9,812,747	1,247,736	12.7

Costs and Expenses:
Subscriber-related expenses	5,488,396	4,822,310	666,086	13.8
% of Subscriber-related revenue	51.4%	51.2%
Satellite and transmission expenses	180,446	144,931	35,515	24.5
% of Subscriber-related revenue	1.7%	1.5%
Cost of sales — equipment	263,997	282,831	(18,834)	(6.7)
% of Equipment sales	75.5%	78.6%
Cost of sales — other	5,820	7,215	(1,395)	(19.3)
Subscriber acquisition costs	1,575,424	1,600,912	(25,488)	(1.6)
General and administrative	577,743	539,630	38,113	7.1
% of Total revenue	5.2%	5.5%
Litigation expense	33,907	93,969	(60,062)	(63.9)
Depreciation and amortization	1,320,625	1,110,385	210,240	18.9

Total costs and expenses	9,446,358	8,602,183	844,175	9.8

Operating income (loss)	1,614,125	1,210,564	403,561	33.3

Other income (expense):
Interest income	103,619	121,873	(18,254)	(15.0)
Interest expense, net of amounts capitalized	(372,612)	(389,993)	17,381	4.5
Other	(562)	(7,923)	7,361	92.9

Total other income (expense)	(269,555)	(276,043)	6,488	2.4

Income (loss) before income taxes	1,344,570	934,521	410,049	43.9
Income tax benefit (provision), net	(534,176)	(333,464)	(200,712)	(60.2)

Net income (loss)	$810,394	$601,057	$209,337	34.8

Other Data:
DISH Network subscribers, as of period end (in millions)	13.780	13.105	0.675	5.2
DISH Network subscriber additions, gross (in millions)	3.434	3.516	(0.082)	(2.3)
DISH Network subscriber additions, net (in millions)	0.675	1.065	(0.390)	(36.6)

Average monthly subscriber churn rate	1.70%	1.64%	0.06%	3.7
Average monthly revenue per subscriber (“ARPU”)	$65.83	$62.78	$3.05	4.9
Average subscriber acquisition costs per subscriber (“SAC”)	$656	$686	$(30)	(4.4)
EBITDA	$2,934,188	$2,313,026	$621,162	26.9

DISH Network subscribers. As of December 31, 2007, we had approximately 13.780 million DISH Network subscribers compared to approximately 13.105 million subscribers at December 31, 2006, an increase of 5.2%. DISH Network added approximately 3.434 million gross new subscribers for the year ended December 31, 2007, compared to approximately 3.516 million gross new subscribers during 2006, a decrease of approximately 82,000 gross new subscribers. We believe our gross new subscriber additions have been and are likely to continue to be negatively impacted by increased competition, including the relative attractiveness of promotions and market perceptions of the availability of attractive programming, particularly the relative quantity of HD programming offered, operational inefficiencies which resulted in lower customer satisfaction with our products and services and adverse economic conditions.
DISH Network added approximately 675,000 net new subscribers for the year ended December 31, 2007, compared to approximately 1.065 million net new subscribers during 2006, a decrease of 36.6%. This decrease primarily resulted from an increase in our subscriber churn rate, churn on a larger subscriber base, and the decrease in gross new subscribers discussed above. Our percentage monthly subscriber churn for the year ended December 31, 2007 was 1.70% compared to 1.64% for the same period in 2006. We believe our subscriber churn rate has been and is likely to continue to be negatively impacted by a number of factors, including, but not limited to, increased competition, an increase in non-pay disconnects primarily resulting from adverse economic conditions, continuing effects of customer commitment expirations, and increases in the theft of our signal or our competitors’ signals. In addition, we also believe that churn was adversely affected by a number of operational inefficiencies which, among other things, impacted our customer service and overall customer experience.
We cannot assure you that we will be able to lower our subscriber churn rate, or that our subscriber churn rate will not increase. We believe we can reduce churn by improving customer service and other areas of our operations which have recently experienced operational inefficiencies. However, given the increasingly competitive nature of our industry, it may not be possible to reduce churn without significantly increasing our spending on customer retention, which would have a negative effect on our earnings and free cash flow.
Our gross new subscribers, our net new subscriber additions, and our entire subscriber base are negatively impacted when existing and new competitors offer attractive promotions or attractive product and service alternatives, including, among other things, video services bundled with broadband and other telecommunications services, better priced or more attractive programming packages and more compelling consumer electronic products and services, including DVRs, video on demand services, receivers with multiple tuners, HD programming, and HD and standard definition local channels. We also expect to face increasing competition from content and other providers who distribute video services directly to consumers over the Internet.
As the size of our subscriber base increases, even if our subscriber churn rate remains constant or declines, increasing numbers of gross new DISH Network subscribers are required to sustain net subscriber growth.
AT&T and other telecommunications providers offer DISH Network programming bundled with broadband, telephony and other services. Our net new subscriber additions and certain of our other key operating metrics could be adversely affected if AT&T or other telecommunication providers de-emphasize or discontinue selling our services and we are not able to develop comparable alternative distribution channels.
Subscriber-related revenue. DISH Network “Subscriber-related revenue” totaled $10.674 billion for the year ended December 31, 2007, an increase of $1.252 billion or 13.3% compared to 2006. This increase was directly attributable to continued DISH Network subscriber growth and the increase in “ARPU” discussed below.
ARPU. Monthly average revenue per subscriber was $65.83 during the year ended December 31, 2007 versus $62.78 during the same period in 2006. The $3.05 or 4.9% increase in ARPU is primarily attributable to price increases in February 2007 and 2006 on some of our most popular programming packages, increased penetration of HD programming, higher equipment rental fees resulting from increased penetration of our equipment leasing programs, other hardware related fees, fees for DVRs, and revenue from increased availability of standard definition and HD local channels by satellite.
Equipment sales. “Equipment sales” totaled $349 million for the year ended December 31, 2007, a decrease of $10 million or 2.9% compared to 2006. The decrease in “Equipment sales” was primarily attributable to a decrease in domestic sales of DBS accessories. A substantial portion of our “Equipment sales” in 2007 consisted of sales of non-DISH Network digital receivers and related components to an international DBS service provider and to other international customers. This set-top box business is, following the Spin-off, operated by EchoStar. As a result, our “Equipment sales” are likely to be substantially lower in 2008 than those recorded in 2007.

Subscriber-related expenses. “Subscriber-related expenses” totaled $5.488 billion during the year ended December 31, 2007, an increase of $666 million or 13.8% compared to 2006. The increase in “Subscriber-related expenses” was primarily attributable to the increase in the number of DISH Network subscribers and the items discussed below that contributed to the increase in the expense to revenue ratio. “Subscriber-related expenses” as a percentage of “Subscriber-related revenue” increased to 51.4% from 51.2% in the year ended December 31, 2007 compared to 2006. The increase in this expense to revenue ratio primarily resulted from increases in: (i) programming costs, (ii) in-home service, refurbishment and repair costs for our receiver systems associated with increased penetration of our equipment lease programs, and (iii) bad debt expense resulting from an increase in the number of subscribers who we deactivated for non-payment of their bill. These increases were partially offset by a decline in costs associated with our call center operations and in costs associated with our previous co-branding arrangement with AT&T.
In the normal course of business, we enter into various contracts with programmers to provide content. Our programming contracts generally require us to make payments based on the number of subscribers to which the respective content is provided. Consequently, our programming expenses will continue to increase to the extent we are successful in growing our subscriber base. In addition, because programmers continue to raise the price of content, our “Subscriber-related expenses” as a percentage of “Subscriber-related revenue” could materially increase absent corresponding price increases in our DISH Network programming packages.
Satellite and transmission expenses. “Satellite and transmission expenses” totaled $180 million during the year ended December 31, 2007, an increase of $36 million or 24.5% compared to 2006. This increase primarily resulted from higher operational costs associated with our capital lease of Anik F3 which commenced commercial operations in April 2007 and the higher costs associated with our enhanced content platform including a broader distribution of more extensive HD programming. “Satellite and transmission expenses” as a percentage of “Subscriber-related revenue” increased to 1.7% from 1.5% in the year ended December 31, 2007 compared to 2006.
Following the Spin-off, we are leasing satellite and transponder capacity on several satellites that we formerly owned. As a result, we will, beginning January 1, 2008, record higher satellite and transmission expenses for this leased satellite capacity. This will be offset to some extent by lower depreciation expense as we will no longer record depreciation on these satellites which are now owned by EchoStar. Satellite and transmission expenses are likely to increase further in the future to the extent we increase the size of our owned and leased satellite fleet, obtain in-orbit satellite insurance, increase our uplinking capacity and launch additional HD local markets and other programming services.
Cost of sales — equipment. “Cost of sales — equipment” totaled $264 million during the year ended December 31, 2007, a decrease of $19 million or 6.7% compared to 2006. This decrease primarily resulted from a decline in charges for defective, slow moving and obsolete inventory, in the cost of non-DISH Network digital receivers and related components sold to international customers and in the cost of domestic sales of DBS accessories. “Cost of sales — equipment” as a percentage of “Equipment sales” decreased to 75.5% from 78.6% in the year ended December 31, 2007 compared to 2006. The decrease in the expense to revenue ratio is principally related to lower 2007 charges for defective, slow moving and obsolete inventory and an increase in margins on sales of non-DISH Network digital receivers and related components sold to international customers and on domestic sales of DBS accessories. A substantial portion of our “Cost of sales — equipment” in 2007 consisted of sales of non-DISH Network digital receivers and related components to an international DBS service provider and to other international customers. This set-top box business is, following the Spin-off, operated by EchoStar. As a result, our “Cost of sales — equipment” are likely to be substantially lower in 2008 than those recorded in 2007.
Subscriber acquisition costs. “Subscriber acquisition costs” totaled $1.575 billion for the year ended December 31, 2007, a decrease of $25 million or 1.6% compared to 2006. The decrease in “Subscriber acquisition costs” was attributable to a decrease in gross new subscribers, a decrease in SAC discussed below and a higher number of DISH Network subscribers participating in our equipment lease program for new subscribers.
SAC. SAC was $656 during the year ended December 31, 2007 compared to $686 during 2006, a decrease of $30, or 4.4%. This decrease was primarily attributable to the redeployment benefits of our equipment lease program for new subscribers and lower average equipment costs, partially offset by higher acquisition advertising. As a result of the Spin-off, we are likely to incur higher SAC as we will be acquiring equipment, particularly digital receivers, from third parties. This equipment was historically designed in-house and procured at our cost. We initially expect to acquire this equipment from EchoStar at its cost, plus an additional amount representing an agreed margin on that cost.

During the years ended December 31, 2007 and 2006, the amount of equipment capitalized under our lease program for new subscribers totaled approximately $682 million and $817 million, respectively. This decrease in capital expenditures under our lease program for new subscribers resulted primarily from an increase in redeployment of equipment returned by disconnecting lease program subscribers, decreased subscriber growth, fewer receivers per installation as the number of dual tuner receivers we install continues to increase, lower average equipment costs and a reduction in accessory costs.
Capital expenditures resulting from our equipment lease program for new subscribers have been, and we expect will continue to be, partially mitigated by, among other things, the redeployment of equipment returned by disconnecting lease program subscribers. However, to remain competitive we will have to upgrade or replace subscriber equipment periodically as technology changes, and the associated costs may be substantial. To the extent technological changes render a portion of our existing equipment obsolete, we would be unable to redeploy all returned equipment and would realize less benefit from the SAC reduction associated with redeployment of that returned lease equipment.
Our SAC calculation does not include the benefit of payments we received in connection with equipment not returned to us from disconnecting lease subscribers and returned equipment that is made available for sale rather than being redeployed through our lease program. During the years ended December 31, 2007 and 2006, these amounts totaled approximately $87 million and $121 million, respectively.
Our “Subscriber acquisition costs,” both in aggregate and on a per new subscriber activation basis, may materially increase in the future to the extent that we introduce more aggressive promotions if we determine that they are necessary to respond to competition, or for other reasons.
Litigation expense. During the years ended December 31, 2007 and 2006, we recorded “Litigation expense” in the Tivo case of $34 million and $94 million, respectively. The $94 million reflects the jury verdict, supplemental damages and pre-judgment interest awarded by the Texas court. The $34 million additional expense in 2007 represents the estimated cost of any software infringement prior to the implementation of the alternative technology, plus interest subsequent to the jury verdict. See Note 8 in the Notes to our Consolidated Financial Statements in Item 15 of this registration statement for further discussion.
General and administrative expenses. “General and administrative expenses” totaled $578 million during the year ended December 31, 2007, an increase of $38 million or 7.1% compared to 2006. This increase was primarily attributable to an increase in administrative costs to support the growth of the DISH Network and outside professional fees. “General and administrative expenses” as a percentage of “Total revenue” decreased to 5.2% from 5.5% in the year ended December 31, 2007 compared to 2006, respectively. The decrease in the ratio of those expenses to “Total revenue” was primarily attributable to the previously discussed revenue growth. Following the Spin-off, we anticipate that “General and administrative expenses” should decline as overhead and other expenses, particularly research and development expenses, associated with the set-top box and certain infrastructure assets, are incurred at EchoStar.
Depreciation and amortization. “Depreciation and amortization” expense totaled $1.321 billion during the year ended December 31, 2007, an increase of $210 million or 18.9% compared to 2006. The increase in “Depreciation and amortization” expense was primarily attributable to depreciation on equipment leased to subscribers resulting from increased penetration of our equipment lease programs, additional depreciation related to satellites and other depreciable assets placed in service to support the DISH Network, and the write-off of costs associated with obsolete fixed assets. Several satellites and other infrastructure assets formerly owned by us were contributed to EchoStar in the Spin-off and, as a result, we will no longer record depreciation expense related to these assets.
Interest income. “Interest income” totaled $104 million during the year ended December 31, 2007, a decrease of $18 million compared to 2006. This decrease principally resulted from lower average cash and marketable investment securities balances, partially offset by higher total percentage returns earned on our cash and marketable investment securities during 2007.
Interest expense, net of amounts capitalized. “Interest expense” totaled $373 million during the year ended December 31, 2007, a decrease of $17 million or 4.5% compared to the same period in 2006. This decrease primarily resulted from lower prepayment premiums and write-offs of debt issuance costs related to the redemption of senior debt during 2006 compared to 2007.
Earnings before interest, taxes, depreciation and amortization. EBITDA was $2.934 billion during the year ended December 31, 2007, an increase of $621 million or 26.9% compared to 2006. The following table reconciles EBITDA to the accompanying financial statements:

	For the Years Ended
	December 31,
	2007	2006
	(In thousands)
EBITDA	$2,934,188	$2,313,026
Less
Interest expense, net	268,993	268,120
Income tax provision (benefit), net	534,176	333,464
Depreciation and amortization	1,320,625	1,110,385

Net income (loss)	$810,394	$601,057

EBITDA is not a measure determined in accordance with accounting principles generally accepted in the United States, or GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. EBITDA is used as a measurement of operating efficiency and overall financial performance and we believe it to be a helpful measure for those evaluating companies in the multi-channel video programming distribution industry. Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures. EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.
Income tax (provision) benefit, net. Our income tax provision was $534 million during the year ended December 31, 2007, an increase of $201 million or 60.2% compared to the same period in 2006. The increase in the provision was primarily related to the improvement in “Income (loss) before income taxes” and an increase in the effective state tax rate due to changes in state apportionment percentages. The year ended December 31, 2007 includes a deferred tax liability of $16 million related to the conversion of one of our subsidiaries to a limited liability company from a corporation in connection with the Spin-off. The year ended December 31, 2006 includes a credit of $7 million related to the recognition of state net operating loss carryforwards (“NOLs”) for prior periods. In addition, the year ended December 31, 2006 includes a credit of $5 million related to amended state tax filings. During 2008, we expect our income tax provision to reflect statutory Federal and state tax rates.

	For the Years Ended
	December 31,
	2007	2006
	(In thousands)
Adjusted income tax benefit (provision), net	$(518,752)	$(346,993)
Less:
Deferred corporate liability restructuring	15,673	—
Current year valuation allowance activity	(249)	(11,109)
Deferred tax asset for filed returns	—	9,065
Prior period adjustments to state NOLs	—	(6,654)
Amended state filings	—	(4,831)

Income tax benefit (provision), net	$(534,176)	$(333,464)

Net income (loss). Net income was $810 million during the year ended December 31, 2007, an increase of $209 million compared to $601 million in 2006. The increase was primarily attributable to the changes in revenue and expenses discussed above.

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005.

	For the Years Ended
	December 31,		Variance
	2006	2005	Amount	%
	(In thousands)
Statements of Operations Data Revenue:
Subscriber-related revenue	$9,422,271	$8,027,651	$1,394,620	17.4
Equipment sales	359,856	364,515	(4,659)	(1.3)
Other	30,620	51,003	(20,383)	(40.0)

Total revenue	9,812,747	8,443,169	1,369,578	16.2

Costs and Expenses:
Subscriber-related expenses	4,822,310	4,111,230	711,080	17.3
% of Subscriber-related revenue	51.2%	51.2%
Satellite and transmission expenses	144,931	131,559	13,372	10.2
% of Subscriber-related revenue	1.5%	1.6%
Cost of sales — equipment	282,831	272,623	10,208	3.7
% of Equipment sales	78.6%	74.8%
Cost of sales — other	7,215	22,437	(15,222)	(67.8)
Subscriber acquisition costs	1,600,912	1,495,200	105,712	7.1
General and administrative	539,630	442,290	97,340	22.0
% of Total revenue	5.5%	5.2%
Litigation expense	93,969	—	93,969	NM
Depreciation and amortization	1,110,385	800,060	310,325	38.8

Total costs and expenses	8,602,183	7,275,399	1,326,784	18.2

Operating income (loss)	1,210,564	1,167,770	42,794	3.7

Other income (expense):
Interest income	121,873	34,641	87,232	NM
Interest expense, net of amounts capitalized	(389,993)	(305,265)	(84,728))	(27.8)
Gain on insurance settlement	—	134,000	(134,000)	NM
Other	(7,923)	(1,807)	(6,116)	NM

Total other income (expense)	(276,043)	(138,431)	(137,612)	(99.4)

Income (loss) before income taxes	934,521	1,029,339	(94,818)	(9.2)
Income tax benefit (provision), net	(333,464)	107,274	(440,738)	NM

Net income (loss)	$601,057	$1,136,613	$(535,556)	(47.1)

Other Data:
DISH Network subscribers, as of period end (in millions)	13.105	12.040	1.065	8.8
DISH Network subscriber additions, gross (in millions)	3.516	3.397	0.119	3.5
DISH Network subscriber additions, net (in millions)	1.065	1.135	(0.070)	(6.2)
Average monthly subscriber churn rate	1.64%	1.65%	(0.01%)	(0.6)
Average monthly revenue per subscriber (“ARPU”)	$62.78	$58.34	$4.44	7.6
Average subscriber acquisition costs per subscriber (“SAC”)	$686	$693	$(7)	(1.0)
EBITDA	$2,313,026	$2,100,023	$213,003	10.1

DISH Network subscribers. As of December 31, 2006, we had approximately 13.105 million DISH Network subscribers compared to approximately 12.040 million subscribers at December 31, 2005, an increase of 8.8%. DISH Network added approximately 3.516 million gross new subscribers for the year ended December 31, 2006, compared to approximately 3.397 million gross new subscribers during 2005, an increase of approximately 119,000. The increase in gross new subscribers resulted in large part from increased advertising and the effectiveness of our promotions and products during the year. A substantial majority of our gross new subscribers are acquired through our equipment lease program.
DISH Network added approximately 1.065 million net new subscribers for the year ended December 31, 2006, compared to approximately 1.135 million net new subscribers during 2005, a decrease of 6.2%. This decrease was primarily a result of subscriber churn on a larger subscriber base.
Subscriber-related revenue. DISH Network “Subscriber-related revenue” totaled $9.422 billion for the year ended December 31, 2006, an increase of $1.395 billion or 17.4% compared to 2005. This increase was directly attributable to continued DISH Network subscriber growth and the increase in “ARPU” discussed below.
ARPU. Average monthly revenue per subscriber was $62.78 during the year ended December 31, 2006 versus $58.34 during the same period in 2005. The $4.44 or 7.6% increase in ARPU was primarily attributable to price increases in February 2006 and 2005 on some of our most popular packages, higher equipment rental fees resulting from increased penetration of our equipment leasing programs, fees for DVRs, revenue from increased availability of standard and HD local channels by satellite, fees earned from our DishHOME Protection Plan, and HD programming. This increase was partially offset by a decrease in revenues from installation and other services related to our original agreement with AT&T.
Equipment sales. “Equipment sales” totaled $360 million during the year ended December 31, 2006, a decrease of $5 million or 1.3% compared to 2005. This decrease principally resulted from a decline in domestic sales of DBS accessories, partially offset by an increase in sales of non-DISH Network digital receivers and related components to international customers.
Subscriber-related expenses. “Subscriber-related expenses” totaled $4.822 billion during the year ended December 31, 2006, an increase of $711 million or 17.3% compared to 2005. The increase in “Subscriber-related expenses” was primarily attributable to the increase in the number of DISH Network subscribers together with an increase in refurbishment and repair costs for returned receiver systems, partially offset by the decline in costs associated with installation and other services related to our original agreement with AT&T. “Subscriber-related expenses” represented 51.2% of “Subscriber-related revenue” for each of the years ended December 31, 2006 and 2005.
Satellite and transmission expenses. “Satellite and transmission expenses” totaled $145 million during the year ended December 31, 2006, an increase of $13 million or 10.2% compared to 2005. This increase primarily resulted from higher operational costs associated with our capital leases of AMC-15 and AMC-16. “Satellite and transmission expenses” totaled 1.5% and 1.6% of “Subscriber-related revenue” during the years ended December 31, 2006 and 2005, respectively.
Cost of sales — equipment. “Cost of sales — equipment” totaled $283 million during the year ended December 31, 2006, an increase of $10 million or 3.7% compared to 2005. This increase primarily resulted from an increase in charges for defective, slow moving and obsolete inventory. “Cost of sales — equipment” represented 78.6% and 74.8% of “Equipment sales” during the years ended December 31, 2006 and 2005, respectively. The increase in the expense to revenue ratio principally related to higher charges for defective, slow moving and obsolete inventory in 2006.
Subscriber acquisition costs. “Subscriber acquisition costs” totaled $1.601 billion for the year ended December 31, 2006, an increase of $106 million or 7.1% compared to 2005. The increase in “Subscriber acquisition costs” was primarily attributable to an increase in gross new subscribers and a decline in the number of co-branded subscribers acquired under our original AT&T agreement, for which we did not incur subscriber acquisition costs. This increase was also attributable to higher installation and acquisition advertising costs, partially offset by a higher number of DISH Network subscribers participating in our equipment lease program for new subscribers. The introduction of new equipment resulted in a decrease in our cost per installation during 2006 compared to 2005; however, as a result of increased volume, our overall installation expense increased.
SAC. SAC was $686 during the year ended December 31, 2006 compared to $693 during 2005, a decrease of $7, or 1.0%. This decrease was primarily attributable to the equipment redeployment benefits of our equipment lease programs, discussed below, and lower average equipment and installation costs, partially offset by a decline in the number of co-branded subscribers acquired under our original AT&T agreement and higher acquisition advertising costs.
During the years ended December 31, 2006 and 2005, the amount of equipment capitalized under our lease program for new subscribers totaled $817 million and $862 million, respectively. This decrease in capital expenditures under our lease program for new subscribers resulted primarily from lower hardware costs per receiver, fewer receivers per installation as the number of dual tuner receivers we install continues to increase, increased redeployment of equipment returned by disconnecting lease program subscribers, and a reduction in accessory costs related to the introduction of less costly installation technology and our migration away from relatively expensive and complex subscriber equipment installations.
As previously discussed, our SAC calculation does not include the benefit of payments we received in connection with equipment not returned to us from disconnecting lease subscribers and returned equipment that is made available for sale rather than being redeployed through our lease program. During the years ended December 31, 2006 and 2005, these amounts totaled $121 million and $86 million, respectively.
General and administrative expenses. “General and administrative expenses” totaled $540 million during the year ended December 31, 2006, an increase of $97 million or 22.0% compared to 2005. This increase was primarily attributable to increased personnel and related costs to support the growth of the DISH Network, including, among other things, non-cash, stock-based compensation expense, outside professional fees and non-income based taxes. “General and administrative expenses” represented 5.5% and 5.2% of “Total revenue” during the years ended December 31, 2006 and 2005, respectively. The increase in the ratio of those expenses to “Total revenue” was primarily attributable to increased infrastructure expenses to support the growth of the DISH Network, discussed above.
Depreciation and amortization. “Depreciation and amortization” expense totaled $1.110 billion during the year ended December 31, 2006, an increase of $310 million or 38.8% compared to 2005. The increase in “Depreciation and amortization” expense was primarily attributable to depreciation of equipment leased to subscribers resulting from increased penetration of our equipment lease programs, additional depreciation related to satellites placed in service and other depreciable assets placed in service to support the DISH Network.
Interest income. “Interest income” totaled $122 million during the year ended December 31, 2006, an increase of $87 million compared to 2005. This increase principally resulted from higher cash and marketable investment securities balances and higher total percentage returns earned on our cash and marketable investment securities during 2006.
Interest expense, net of amounts capitalized. “Interest expense” totaled $390 million during the year ended December 31, 2006, an increase of $85 million or 27.8% compared to 2005. This increase primarily resulted from a net increase in interest expense of $65 million related to the issuance of additional senior debt during 2006, net of redemptions, and an increase in prepayment premiums and write-off of debt issuance costs totaling $29 million, related to the redemption of certain outstanding senior debt during 2006. This increase was partially offset by an increase in capitalized interest on the construction of satellites.
Earnings before interest, taxes, depreciation and amortization. EBITDA was $2.313 billion during the year ended December 31, 2006, an increase of $213 million or 10.1% compared to 2005. EBITDA for the year ended December 31, 2005 was favorably impacted by the $134 million “Gain on insurance settlement” and the year ended December 31, 2006 was negatively impacted by the $94 million “Litigation expense.” Absent these items, our EBITDA for the year ended December 31, 2006 would have been $441 million or 22.4% higher than EBITDA in 2005. The increase in EBITDA (excluding these items) was primarily attributable to changes in operating revenues and expenses discussed above. The following table reconciles EBITDA to the accompanying financial statements:

	For the Years Ended December 31,
	2006	2005
	(In thousands)
EBITDA	$2,313,026	$2,100,023
Less:
Interest expense, net	268,120	270,624
Income tax provision (benefit), net	333,464	(107,274)
Depreciation and amortization	1,110,385	800,060

Net income (loss)	$601,057	$1,136,613

EBITDA is not a measure determined in accordance with accounting principles generally accepted in the United States, or GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP.
EBITDA is used as a measurement of operating efficiency and overall financial performance and we believe it to be a helpful measure for those evaluating companies in the multi-channel video programming distribution industry. Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures. EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.
Income tax benefit (provision), net. Our income tax provision was $333 million during the year ended December 31, 2006 compared to a benefit of $107 million during 2005. The income tax benefit for the year ended December 31, 2005 included credits of $185 million and $287 million to our provision for income taxes resulting from the reversal and current year activity, respectively, of our recorded valuation allowance. The year ended December 31, 2006 includes a credit of $7 million related to the recognition of state net operating loss carryforwards (“NOLs”) for prior periods. In addition, the year ended December 31, 2006, includes a credit of $5 million related to amended state filings.

	For the Years Ended
	December 31,
	2006	2005
	(In thousands)
Adjusted income tax benefit (provision), net	$(346,993)	$(385,190)
Less:
Valuation allowance reversal	—	(185,200)
Current year valuation allowance activity	(11,109)	(287,100)
Deferred tax asset for filed returns	9,065	(20,164)
Prior period adjustments for state NOLs	(6,654)	—
Amended state filings	(4,831)	—

Income tax benefit (provision), net	$(333,464)	$107,274

Net income (loss). Net income was $601 million during the year ended December 31, 2006, a decrease of $536 million compared to $1.137 billion in 2005. Net income for the year ended December 31, 2005 was favorably impacted by the $472 million reversal of our recorded valuation allowance for deferred tax assets and the $134 million “Gain on insurance settlement.” Net income for the year ended December 31, 2006 was unfavorably impacted by the Tivo litigation charge discussed above.
Seasonality
Our revenues vary throughout the year. As is typical in the subscription television service industry, the first half of the year generally produces fewer new subscribers than the second half of the year. Our operating results in any period may be affected by the incurrence of advertising and promotion expenses that do not necessarily produce commensurate revenues until the impact of such advertising and promotion is realized in future periods.
Inflation
Inflation has not materially affected our operations during the past three years. We believe that our ability to increase the prices charged for our products and services in future periods will depend primarily on competitive pressures. We do not have any material backlog of our products.

Quantitative and Qualitative Disclosures About Market Risk
Market Risks Associated With Financial Instruments
As of December 31, 2007, our restricted and unrestricted cash, cash equivalents and marketable investment securities had a fair value of $1.262 billion which was invested in: (a) cash; (b) debt instruments of the U.S. Government and its agencies; (c) commercial paper and notes with an overall average maturity of less than one year and rated in one of the four highest rating categories by at least two nationally recognized statistical rating organizations; and (d) instruments with similar risk characteristics to the commercial paper described above. The primary purpose of these investing activities has been to preserve principal until the cash is required to, among other things, fund operations, make strategic investments and expand the business. Consequently, the size of this portfolio fluctuates significantly as cash is received and used in our business. In connection with the Spin-off, we made a $1.615 billion dividend to DISH, of which DISH distributed $1.0 billion of cash and cash equivalents to EchoStar as part of the Spin-off.
Our restricted and unrestricted cash, cash equivalents and marketable investment securities had an average annual return for the year ended December 31, 2007 of 5.3%. A hypothetical 10% decrease in interest rates would result in a decrease of approximately $10 million in annual interest income. The value of certain of the investments in this portfolio can be impacted by, among other things, the risk of adverse changes in securities and economic markets, as well as the risks related to the performance of the companies whose commercial paper and other instruments we hold. However, the high quality of these investments (as assessed by independent rating agencies) reduces these risks. The value of these investments can also be impacted by interest rate fluctuations.
At December 31, 2007, all of the $1.262 billion was invested in fixed or variable rate instruments or money market type accounts. While an increase in interest rates would ordinarily adversely impact the fair value of fixed and variable rate investments, we normally hold these investments to maturity. Consequently, neither interest rate fluctuations nor other market risks typically result in significant realized gains or losses to this portfolio. A decrease in interest rates has the effect of reducing our future annual interest income from this portfolio, since funds would be re-invested at lower rates as the instruments mature.
We currently classify all marketable investment securities as available-for-sale. We adjust the carrying value of our available-for-sale securities to fair value and report the related temporary unrealized gains and losses as a separate component of “Accumulated other comprehensive income (loss)” within “Total stockholder’s equity (deficit),” net of related deferred income tax. Declines in the fair value of a marketable investment security which are estimated to be “other than temporary” are recognized in the Consolidated Statements of Operations and Comprehensive Income (Loss), thus establishing a new cost basis for such investment. We evaluate our marketable investment securities portfolio on a quarterly basis to determine whether declines in the fair value of these securities are other than temporary. This quarterly evaluation consists of reviewing, among other things, the fair value of our marketable investment securities compared to the carrying amount, the historical volatility of the price of each security and any market and company specific factors related to each security. Generally, absent specific factors to the contrary, declines in the fair value of investments below cost basis for a continuous period of less than six months are considered to be temporary. Declines in the fair value of investments for a continuous period of six to nine months are evaluated on a case by case basis to determine whether any company or market-specific factors exist which would indicate that such declines are other than temporary. Declines in the fair value of investments below cost basis for a continuous period greater than nine months are considered other than temporary and are recorded as charges to earnings, absent specific factors to the contrary.
During the year ended December 31, 2007, our strategic investments have experienced and continue to experience volatility. If the fair value of our strategic marketable investment securities portfolio does not remain above cost basis or if we become aware of any market or company specific factors that indicate that the carrying value of certain of our securities is impaired, we may be required to record charges to earnings in future periods equal to the amount of the decline in fair value.
We also have strategic investments in certain non-marketable equity securities which are included in “Other noncurrent assets, net” on our Consolidated Balance Sheets. We account for such unconsolidated investments under either the equity method or cost method of accounting. Because these equity securities are not publicly traded, it is not practical to regularly estimate the fair value of the investments; however, these investments are subject to an evaluation for other than temporary impairment on a quarterly basis. This quarterly evaluation consists of reviewing, among other things, company business plans and current financial statements, if available, for factors that may indicate an impairment of our investment. Such factors may include, but are not limited to, cash flow concerns, material litigation, violations of debt covenants and changes in business strategy. The fair value of these equity investments is not estimated unless there are identified changes in circumstances that may indicate an impairment exists and these changes are likely to have a significant adverse effect on the fair value of the investment. As of December 31, 2007, we had $78 million aggregate carrying amount of non- marketable and unconsolidated strategic equity investments, of which $59 million was accounted for under the cost method. During the year ended December 31, 2007, we did not record any impairment charges with respect to these investments.
Our ability to realize value from our strategic investments in companies that are not publicly traded is dependent on the success of their business and their ability to obtain sufficient capital to execute their business plans. Because private markets are not as liquid as public markets, there is also increased risk that we will not be able to sell these investments, or that when we desire to sell them we will not be able to obtain fair value for them.
As of December 31, 2007, we had fixed-rate debt and other notes payable of $5.033 billion on our Consolidated Balance Sheets. We estimated the fair value of this debt to be approximately $5.072 billion using quoted market prices for our publicly traded debt, which constitutes approximately 90% of our debt. The fair value of our debt is affected by fluctuations in interest rates. A hypothetical 10% decrease in assumed interest rates would increase the fair value of our debt by approximately $144 million. To the extent interest rates increase, our costs of financing would increase at such time as we are required to refinance our debt. As of December 31, 2007, a hypothetical 10% increase in assumed interest rates would increase our annual interest expense by approximately $33 million.
In general, we do not use derivative financial instruments for hedging or speculative purposes, but we may do so in the future.

THE EXCHANGE OFFER
Purpose of the exchange offer
     The sole purpose of the exchange offer is to fulfill our obligations with respect to the registration of the old notes. We originally issued and sold the old notes on May 27, 2008. We did not register those sales under the Securities Act, in reliance upon the exemption provided in section 4(2) of the Securities Act and Rule 144A and Regulation S promulgated under the Securities Act. In connection with the sale of the old notes, we agreed to file with the SEC an exchange offer registration statement relating to the exchange offer. Under the exchange offer registration statement, we will offer the Notes, in exchange for the old notes.
How to determine if you are eligible to participate in the exchange offer
     We hereby offer to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal accompanying it, $1,000 in principal amount of Notes for each $1,000 in principal amount of the old notes that you hold. The terms of the Notes are substantially identical to the terms of the old notes that you may exchange pursuant to this exchange offer, except that, generally, you may freely transfer the Notes, and you will not be entitled to certain registration rights and certain other provisions which are applicable to the old notes under the registration rights agreement. The Notes will be entitled to the benefits of the indenture. See “Description of the Notes.”
     We are not making the exchange offer to, nor will we accept surrenders for exchange from, holders of outstanding old notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.
     We are not making the exchange offer conditional upon the holders tendering, or us accepting, any minimum aggregate principal amount of old notes.
     Under existing SEC interpretations, the Notes would generally be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers receiving the Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to their resale. This view is based on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like this one. We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, the SEC might not treat it in the same way it has treated other exchange offers in the past. You will be relying on the no-action letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, the following conditions must be met:
•	you must not be a broker-dealer that acquired the old notes from us or in market-making transactions;

•	you must acquire the Notes in the ordinary course of your business;

•	you must have no arrangements or understandings with any person to participate in the distribution of the Notes within the meaning of the Securities Act; and

•	you must not be an affiliate of ours, as defined in Rule 405 under the Securities Act.
     If you wish to exchange old notes for Notes in the exchange offer you must represent to us that you satisfy all of the above listed conditions. If you do not satisfy all of the above listed conditions:
•	you cannot rely on the position of the SEC set forth in the no-action letters referred to above; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

     The SEC considers broker-dealers that acquired old notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the Notes if they participate in the exchange offer. Consequently, these broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Notes.
     A broker-dealer that has bought old notes for market-making or other trading activities must deliver a prospectus in order to resell any Notes it receives for its own account in the exchange offer. The SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to the Notes by delivering the prospectus contained in the registration statement for the exchange offer. Each broker-dealer that receives Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of one year after we consummate the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale.
     By tendering old notes for exchange, you will exchange, assign and transfer the old notes to us and irrevocably appoint the exchange agent as your agent and attorney-in-fact to assign, transfer and exchange the old notes. You will also represent and warrant that you have full power and authority to tender, exchange, assign and transfer the old notes and to acquire Notes issuable upon the exchange of such tendered old notes. The letter of transmittal requires you to agree that, when we accept your old notes for exchange, we will acquire good, marketable and unencumbered title to them, free and clear of all security interests, liens, restrictions, charges and encumbrances and that they are not subject to any adverse claim.
     You will also warrant that you will, upon our request, execute and deliver any additional documents that we believe are necessary or desirable to complete the exchange, assignment and transfer of your tendered old notes. You must further agree that our acceptance of any tendered old notes and the issuance of Notes in exchange for them will constitute performance in full by us of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under that agreement, except in certain limited circumstances. All authority conferred by you will survive your death, incapacity, liquidation, dissolution, winding up or any other event relating to you, and every obligation of you shall be binding upon your heirs, personal representatives, successors, assigns, executors and administrators.
     If you are tendering old notes, we will not require you to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the old notes pursuant to the exchange offer. Each of the Notes will bear interest from the most recent date through which interest has been paid on the old notes for which they were exchanged. If we accept your old notes for exchange, you will waive the right to have interest accrue, or to receive any payment in respect to interest, on the old notes from the most recent interest payment date to the date of the issuance of the Notes. Interest on the Notes is payable semiannually in arrears on May 31 and November 30.
Information about the expiration date of the exchange offer and changes to it
     The exchange offer expires on the expiration date, which is 5:00 p.m., Eastern Daylight Time, on __________, 2008, unless we, in our sole discretion, extend the period during which the exchange offer is open. If we extend the expiration date for the exchange offer, the term “expiration date” means the latest time and date on which the exchange offer, as so extended, expires. We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to U.S. Bank National Association, which is the exchange agent, and by timely public announcement communicated by no later than 5:00 p.m. Eastern Daylight Time on the next business day following the expiration date, unless applicable law or regulation requires otherwise, by making a release to the Dow Jones News Service. During any extension of the exchange offer, all old notes previously tendered pursuant to the exchange offer will remain subject to the exchange offer.
     The initial exchange date will be the first business day following the expiration date. We expressly reserve the right to terminate the exchange offer and not accept for exchange any old notes for any reason, including if any of the events set forth below under “We may modify or terminate the exchange offer under some circumstances” have occurred and we have not waived them. We also reserve the right to amend the terms of the exchange offer in any manner, whether before or after any tender of the old notes. If we terminate or amend the exchange offer, we will notify the exchange agent in writing and will either issue a press release or give written notice to you as a holder of the old notes as promptly as practicable. Unless we terminate the exchange offer prior to 5:00 p.m., Eastern Daylight Time, on the expiration date, we will exchange the Notes for old notes on the exchange date.
     We will mail this prospectus and the related letter of transmittal and other relevant materials to you as a record holder of old notes and we will furnish these items to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of old notes.
How to tender your old notes
     If you tender to us any of your old notes pursuant to one of the procedures set forth below, that tender will constitute an agreement between you and us in accordance with the terms and subject to the conditions that we describe below and in the letter of transmittal for the exchange offer.
     You may tender old notes by properly completing and signing the letter of transmittal or a facsimile of it. All references in this prospectus to the “letter of transmittal” include a facsimile of the letter. You must deliver it, together with the certificate or certificates representing the old notes that you are tendering and any required signature guarantees, or a timely confirmation of a book-entry transfer pursuant to the procedure that we describe below, to the exchange agent at its address set forth on the back cover of this prospectus on or prior to the expiration date. You may also tender old notes by complying with the guaranteed delivery procedures that we describe below.
     Your signature does not need to be guaranteed if you registered your old notes in your name, you will register the Notes in your name and you sign the letter of transmittal. In any other case, the registered holder of your notes must endorse them or send them with duly executed written instruments of transfer in the form satisfactory to us. Also, an “eligible institution,” such as a bank, broker, dealer, credit union, savings association, clearing agency or other institution that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act must guarantee the signature on the endorsement or instrument of transfer. If you want us to deliver the Notes or non-exchanged old notes to an address other than that of the registered holder appearing on the note register for the old notes, an “eligible institution” must guarantee the signature on the letter of transmittal.
     If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender old notes, you should contact the registered holder promptly and instruct the holder to tender old notes on your behalf. If you wish to tender your old notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or follow the procedures described in the immediately preceding paragraph. Transferring record ownership from someone else’s name to your name may take considerable time.
How to tender if you hold your old notes through a broker or other institution and you do not have the actual old notes
     Any financial institution that is a participant in DTC’s systems may make book-entry delivery of your old notes by causing DTC to transfer your old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although you may deliver your old notes through book-entry transfer at DTC, you still must send the letter of transmittal, with any required signature guarantees and any other required documents, to the exchange agent at the address specified on the back cover of this prospectus on or prior to the expiration date and the exchange agent must receive these documents on time. If you will not be able to send all the documents on time, you can still tender your old notes by using the guaranteed delivery procedures described below.
     You assume the risk of choosing the method of delivery of old notes and all other documents. If you send your old notes and your documents by mail, we recommend that you use registered mail, return receipt requested, you obtain proper insurance, and you mail these items sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

How to use the guaranteed delivery procedures if you will not have enough time to send all documents to us
     If you desire to accept the exchange offer, and time will not permit a letter of transmittal or old notes to reach the exchange agent before the expiration date, you may tender your old notes if the exchange agent has received at its office listed on the letter of transmittal on or prior to the expiration date a letter, telegram or facsimile transmission from an eligible institution setting forth your name and address, the principal amount of the old notes that you are tendering, the names in which you registered the old notes and, if possible, the certificate numbers of the old notes that you are tendering.
     The eligible institution’s correspondence to the exchange agent must state that the correspondence constitutes the tender and guarantee that within three New York Stock Exchange trading days after the date that the eligible institution executes such correspondence, the eligible institution will deliver the old notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal and any other required documents. We may, at our option, reject the tender if you do not tender your old notes and accompanying documents by either the above-described method or by a timely book-entry confirmation, and if you do not deposit your old notes and tender documents with the exchange agent within the time period set forth above. Copies of a notice of guaranteed delivery that eligible institutions may use for the purposes described in this paragraph are available from the exchange agent.
     Valid receipt of your tender will occur as of the date when the exchange agent receives your properly completed letter of transmittal, accompanied by either the old notes or a timely book-entry confirmation. We will issue Notes in exchange for old notes that you tendered pursuant to a notice of guaranteed delivery or correspondence to similar effect as described above by an eligible institution only against deposit of the letter of transmittal, any other required documents and either the tendered old notes or a timely book-entry confirmation.
We reserve the right to determine validity of all tenders
     We will be the sole judge of all questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of your tender of old notes and our judgment will be final and binding. We reserve the absolute right to reject any or all of your tenders that are not in proper form or the acceptances for exchange of which may, in our opinion or in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in your case. Neither we, the exchange agent nor any other person will be under any duty to give you notification of any defects or irregularities in tenders nor shall any of us incur any liability for failure to give you any such notification. Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding.
If you tender old notes pursuant to the exchange offer, you may withdraw them at any time prior to the expiration date
     For your withdrawal to be effective, the exchange agent must timely receive your written or fax notice of withdrawal prior to the expiration date at the exchange agent’s address set forth on the back cover page of this prospectus. Your notice of withdrawal must specify the following information:
•	The person named in the letter of transmittal as tendering old notes you are withdrawing;

•	The certificate numbers of old notes you are withdrawing;

•	The principal amount of old notes you are withdrawing;

•	A statement that you are withdrawing your election to have us exchange such old notes; and

•	The name of the registered holder of such old notes, which may be a person or entity other than you, such as your broker-dealer.

The person or persons who signed your letter of transmittal, including any eligible institutions that guaranteed signatures on your letter of transmittal, must sign the notice of withdrawal in the same manner as their original signatures on the letter of transmittal including any required signature guarantees. If such persons and eligible institutions cannot sign your notice of withdrawal, you must send it with evidence satisfactory to us that you now hold beneficial ownership of the old notes that you are withdrawing. The exchange agent will return the properly withdrawn old notes promptly following receipt of notice of withdrawal. We will determine all questions as to the validity of notices of withdrawals, including time of receipt, and our determination will be final and binding on all parties.
How we will either exchange your old notes for Notes or return them to you
     On the exchange date, we will determine which old notes the holders validly tendered, and we will issue Notes in exchange for the validly tendered old notes. The exchange agent will act as your agent for the purpose of receiving Notes from us and sending the old notes to you in exchange for Notes promptly after acceptance of the tendered old notes. If we do not accept your old notes for exchange, we will return them without expense to you. If you tender your old notes by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures described above and we do not accept your old notes for exchange, DTC will credit your non-exchanged old notes to an account maintained with DTC. In either case, we will return your non-exchanged old notes to you promptly following the expiration of the exchange offer.
We may modify or terminate the exchange offer under some circumstances
     We are not required to issue Notes in respect of any properly tendered old notes that we have not previously accepted and we may terminate the exchange offer or, at our option, we may modify or otherwise amend the exchange offer. If we terminate the exchange offer, it will be by oral or written notice to the exchange agent and by timely public announcement communicated no later than 5:00 p.m. on the next business day following the expiration date, unless applicable law or regulation requires us to terminate the exchange offer in the following circumstances:
•	Any court or governmental agency brings a legal action seeking to prohibit the exchange offer or assessing or seeking any damages as a result of the exchange offer, or resulting in a material delay in our ability to accept any of the old notes for exchange offer; or

•	Any government or governmental authority, domestic or foreign, brings or threatens any law or legal action that in our sole judgment, might directly or indirectly result in any of the consequences referred to above; or, if in our sole judgment, such activity might result in the holders of Notes having obligations with respect to resales and transfers of Notes that are greater than those we described above in the interpretations of the staff of the SEC or would otherwise make it inadvisable to proceed with the exchange offer; or

•	A material adverse change has occurred in our business, condition (financial or otherwise), operations or prospects.
     The foregoing conditions are for our sole benefit and we may assert them with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to such condition. We also reserve the right to waive these conditions in whole or in part at any time or from time to time in our discretion. Our failure at any time to exercise any of the foregoing rights will not be a waiver of any such right, and each right will be an ongoing right that we may assert at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the exchange offer.
     Any determination by us concerning the fulfillment or nonfulfillment of any conditions will be final and binding upon all parties.
     In addition, we will not accept for exchange any tendered old notes, and we will not issue Notes in exchange for any such old notes, if at that time there is, or the SEC has threatened, any stop order with respect to the registration statement that this prospectus is a part of, or if qualification of the indenture is required under the Trust Indenture Act of 1939.

Where to send your documents for the exchange offer
     We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. You must send your letter of transmittal to the exchange agent at:
U.S. Bank National Association
Attention: Specialized Finance Department
60 Livingston Avenue
St. Paul, Minnesota 55107
Telephone: (800) 934-6802
Facsimile:   (651) 495-8158
     If you send your documents to any other address or fax number, you will have not validly delivered them and you will not receive Notes in exchange for your old notes. We will return your old notes to you.
We are paying our costs for the exchange offer
     We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses that they incur in forwarding tenders for their customers. We will pay the expenses incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting, investment banking and legal fees. We estimate that these fees are approximately $350,000.
     No person has been authorized to give you any information or to make any representations to you in connection with the exchange offer other than those that this prospectus contains.
     If anyone else gives you information or representations about the exchange offer, you should not rely upon that information or representation or assume that we have authorized it. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which this prospectus gives information. We are not making the exchange offer to, nor will we accept tenders from or on behalf of, holders of old notes in any jurisdiction in which it is unlawful to make the exchange offer or to accept it. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of old notes in such jurisdiction. In any jurisdiction where the securities laws or blue sky laws require a licensed broker or dealer to make the exchange offer one or more registered brokers or dealers that are licensed under the laws of that jurisdiction is making the exchange offer on our behalf.
There are no dissenters’ or appraisal rights
     Holders of old notes will not have dissenters’ rights or appraisal rights in connection with the exchange offer.
Federal income tax consequences to you
     Your exchange of old notes for Notes will not be a taxable exchange for federal income tax purposes, and you should not recognize any taxable gain or loss or any interest income as a result of the exchange. See “Summary of Certain United States Federal Income Tax Considerations” below.
This is the only exchange offer for the old notes that we are required to make
     Your participation in the exchange offer is voluntary, and you should carefully consider whether to accept the terms and conditions of it. You are urged to consult your financial and tax advisors in making your own decisions on what action to take with respect to the exchange offer. If you do not tender your old notes in the exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes under the Indenture. All non-exchanged old notes will continue to be subject to the restriction on transfer set forth in the Indenture. If we exchange old notes in the exchange offer, the trading market, if any, for any remaining old notes could be much less liquid.
     We may in the future seek to acquire non-exchanged old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes that are not exchanged in the exchange offer.

DESCRIPTION OF THE NOTES
     The Notes will be issued under an indenture, dated May 27, 2008. We, along with the Guarantors and U.S. Bank National Association, as Trustee, will be parties to the indenture (the “Indenture”). The rights of the holders of the Notes are governed solely by the Indenture and our obligations under the Indenture are solely for the benefit of the holders of the Notes. The terms of the Notes will be substantially identical to the terms of the old notes. However, the Notes will not be subject to transfer restrictions or registration rights unless held by certain broker-dealers, our affiliates or certain other persons.
     The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture and the Notes because they, and not this description, define your rights as a holder of the Notes. Copies of the Indenture and the Notes are available to you upon request.
     You can find the definitions of some of the capitalized terms used in this section under the subheading “Certain Definitions.” In this section of the prospectus:
•	the terms “EDBS,” the “Company,” the “issuer,” “we,” “us,” “our” or similar terms refer only to EchoStar DBS Corporation and not to any of our subsidiaries;

•	references to “Guarantors” shall mean our direct and indirect Wholly Owned Restricted Subsidiaries that guarantee the Notes; and

•	references to “DISH” mean our indirect parent, DISH Network Corporation, together with each Wholly Owned Subsidiary of DISH that beneficially owns 100% of our Equity Interests, but only so long as DISH beneficially owns 100% of the Equity Interests of such subsidiary.
     The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and holders of Notes should refer to the Indenture and the Trust Indenture Act for a statement thereof.
Brief Description of the Notes
The Notes
     The Notes will be:
•	general unsecured obligations of us;

•	ranked equally in right of payment with all of our existing and future senior debt;

•	ranked senior in right of payment to all of our existing and future subordinated debt;

•	ranked effectively junior to (i) all debt and other liabilities (including trade payables) of our Subsidiaries (if any) that are Unrestricted Subsidiaries (and thus not Guarantors) or that are otherwise not Guarantors and of any of our Subsidiaries that constitutes a Non-Core Asset if such Subsidiary is released from its Guarantee pursuant to the covenant entitled “Certain Covenants — Dispositions of ETC and Non-Core Assets,” (ii) all debt and other liabilities (including trade payables) of any Guarantor if such Guarantor’s Guarantee is subordinated or avoided by a court of competent jurisdiction, and (iii) all secured obligations to the extent of the value of the collateral securing such obligations, including any borrowings under any of our future secured credit facilities, if any; and

•	unconditionally guaranteed by the Guarantors.
     Although the Notes are titled “senior,” we have not issued, and do not have any plans to issue, any indebtedness to which the Notes would be senior.

     The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000. Any old notes that remain outstanding after the completion of the exchange offer, together with the Notes issued in connection with the exchange offer, will be treated as a single class of securities for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions, “Change of Control Offer” and “Certain Covenants — Excess Proceeds Offer,” each as discussed under their respective subheadings, below.
The Guarantees
     The Notes will be guaranteed by the Guarantors, which include our principal operating subsidiaries. The Guarantee of each Guarantor will be:
•	a general unsecured obligation of such Guarantor;

•	ranked equally in right of payment with all other Guarantees of such Guarantor;

•	ranked equally in right of payment with all existing and future senior debt of such Guarantor;

•	ranked senior in right of payment to all existing and future subordinated debt of such Guarantor; and

•	ranked effectively junior to secured obligations of such Guarantor to the extent of the value of the collateral securing such obligations, including any secured guarantees of our obligations under any of our future credit facilities, if any.
     As of March 31, 2008, there was:
•	approximately $5.0 billion of outstanding debt that would rank equally with the Notes and the Guarantees, as the case may be; and

•	no outstanding debt ranking junior to the Notes and the Guarantees.
     In addition, the Indenture permits us and the Guarantors to incur additional Indebtedness, including secured and unsecured Indebtedness that ranks equally with the Notes. Any secured Indebtedness will, as to the collateral securing such Indebtedness, be effectively senior to the Notes or the Guarantees, as the case may be, to the extent of the value of such collateral.
     All of our Subsidiaries are Restricted Subsidiaries other than E-Sat, Inc., Wright Travel Corporation, EchoStar Real Estate Corporation V, WS Acquisition L.L.C., and Echosphere De Mexico S. De R.L. De C.V., which are “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries will not guarantee the Notes.
Principal, Maturity and Interest
     The Notes will be issued in an aggregate principal amount of $750 million. Additional Notes may be issued under the Indenture from time to time, subject to the limitations set forth under “— Certain Covenants — Limitations on Incurrence of Indebtedness,” without regard to clause (1) under the second paragraph thereof. Any additional Notes will be part of the same series as the Notes offered hereby and will vote on all matters with the Notes offered hereby. The Notes will mature on May 31, 2015.
     Interest on the Notes accrues at the rate of 7.75% per annum, payable semiannually in arrears in cash on May 31 and November 30 of each year, commencing November 30, 2008, or if any such day is not a business day on the next succeeding business day, to holders of record on the immediately preceding May 15 and November 15, respectively. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     The Notes are payable both as to principal and interest at our office or agency maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes. Until otherwise designated by us, our office or agency will be the office of the Trustee maintained for such purpose.
Guarantees
     Each Guarantor will jointly and severally guarantee the Issuer’s obligations under the Notes. The obligations of each Guarantor under its Guarantee for the Notes will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors — Risks related to the Notes and the Exchange Offer — The guarantees of the Notes by our subsidiaries may be subject to challenge.” Each Guarantor that makes a payment or distribution under a Guarantee will be entitled to a pro rata contribution from each other Guarantor based on the net assets of such Guarantor and each other Guarantor.
     Each Guarantor may consolidate with or merge into or sell its assets to us or another Guarantor that is a Restricted Subsidiary, or with or to other persons upon the terms and conditions set forth in the Indenture. A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another person (whether or not such Guarantor is the surviving person), unless certain conditions are met. See “— Certain Covenants — Merger, Consolidation, or Sale of Assets.”
     A Guarantee of a Guarantor will be deemed automatically discharged and released in accordance with the terms of the Indenture:
(1) in connection with any direct or indirect sale, conveyance or other disposition of all of the capital stock or all or substantially all of the assets of that Guarantor (including by way of merger or consolidation), if such sale or disposition is made in compliance with the applicable provisions of the Indenture (see “— Certain Covenants — Asset Sales”);
(2) if such Guarantor is dissolved or liquidated in accordance with the provisions of the Indenture;
(3) if we designate any such Guarantor as an Unrestricted Subsidiary in compliance with the terms of the Indenture; or
(4) without limiting the generality of the foregoing, in the case of any Guarantor which constitutes a Non-Core Asset, upon the sale or other disposition of any Equity Interest of such Guarantor which constitutes a Non-Core Asset, if such sale or disposition is made in compliance with the applicable provisions of the Indenture. See “— Certain Covenants — Dispositions of ETC and Non-Core Assets.”
Optional Redemption
     Except as stated below, the Notes are not redeemable at our option prior to their stated maturity.
     The Notes will be redeemable, at our option, at any time in whole, or from time to time in part, upon not less than 30 and not more than 60 days’ notice, at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the redemption date and a make-whole premium. Holders of record on the relevant record date have the right to receive interest due on an interest payment date that is on or prior to the redemption date. The redemption price will never be less than 100% of the principal amount of the Notes being redeemed plus accrued interest to the redemption date.
     The amount of the make-whole premium on any Note, or portion of a Note, to be redeemed will be equal to the greater of (a) 1% of the principal amount of such Note or such portion of a Note being redeemed and (b) the excess, if any, of:
(1) the sum of the present values, calculated as of the redemption date, of: (i) each interest payment that, but for the redemption, would have been payable on the Note, or portion of a Note, being redeemed on each interest payment date occurring after the redemption date, excluding any accrued interest for the period prior to the redemption date, plus (ii) the principal amount that, but for the redemption, would have been payable on the maturity date of the Note, or portion of a Note, being redeemed;
     over

(2) the principal amount of the Note, or portion of a Note, being redeemed.
     The present values of interest and principal payments referred to in clause (1) above will be determined in accordance with generally accepted principles of financial analysis. The present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the redemption date at a discount rate equal to the Treasury Yield, as defined below, plus 50 basis points.
     We will appoint an independent investment banking institution of national standing to calculate the make-whole premium; provided that if we fail to appoint an institution at least 45 days prior to the date set for redemption or if the institution that we appoint is unwilling or unable to make such calculation, such calculation will be made by Credit Suisse Securities (USA) LLC, or, if such firm is unwilling or unable to make such calculation, by an independent investment banking institution of national standing appointed by the Trustee.
     For purposes of determining the make-whole premium, “Treasury Yield” refers to an annual rate of interest equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the Notes being redeemed, calculated to the nearest 1/12th of a year, which we call the remaining term. The Treasury Yield will be determined as of the third business day immediately preceding the applicable redemption date.
     The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated “H.15(519) Selected Interest Rates” or any successor release, which we call the H.15 Statistical Release. If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the remaining term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the remaining term and the United States Treasury Notes that have a constant maturity closest to and less than the remaining term, in each case as set forth in the H.15 Statistical Release. Any weekly average yields as calculated by interpolation will be rounded to the nearest 0.01%, with any figure of 0.005% or more being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the independent investment banking institution.
     Redemption with the Proceeds of Certain Capital Contributions or Equity Offerings
     Notwithstanding the foregoing, at any time prior to May 31, 2011, we may redeem up to 35% of the aggregate principal amount of the old notes and Notes outstanding at a redemption price equal to 107.750% of the principal amount thereof, together with accrued and unpaid interest to such redemption date, with the net cash proceeds of any capital contributions or one or more public or private sales (including sales to DISH, regardless of whether DISH obtained such funds from an offering of Equity Interests or Indebtedness of DISH or otherwise) of Equity Interests (other than Disqualified Stock) of us (other than proceeds from a sale to any of our Subsidiaries or any employee benefit plan in which we or any of our Subsidiaries participates); provided that:
•	at least 65% in aggregate of the originally issued principal amount of the old notes and Notes remains outstanding immediately after the occurrence of such redemption; and

•	the sale of such Equity Interests is made in compliance with the terms of the Indenture.
Selection and Notice
     If less than all of the Notes are to be redeemed at any time, the selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate, provided that no Notes with a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, if we do not default in the payment of the redemption price, interest will cease to accrue on Notes or portions thereof called for redemption.
Change of Control Offer
     Upon the occurrence of a Change of Control Event, we will be required to make an offer (a “Change of Control Offer”) to each holder of Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Event, we shall mail a notice to each holder stating:
(1) that the Change of Control Offer is being made pursuant to the covenant entitled “Offer to Purchase Upon Change of Control Event”;
(2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days after the date such notice is mailed (the “Change of Control Payment Date”);
(3) that any Notes not tendered will continue to accrue interest in accordance with the terms of the Indenture;
(4) that, unless we default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;
(5) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased;
(6) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof; and
(7) any other information material to such holder’s decision to tender Notes.
     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes required in the event of a Change of Control Event. We may not be able to repurchase all of the Notes tendered upon a Change of Control. If we fail to repurchase all of the Notes tendered for purchase upon a Change of Control Event, such failure will constitute an Event of Default. In addition, the terms of other indebtedness to which we may be subject may prohibit us from purchasing the Notes or offering to purchase the Notes, and a Change of Control Offer or a Change of Control Payment could trigger a default or event of default under the terms of such indebtedness. If we were unable to obtain the consent of the holders of any such other indebtedness to make a Change of Control Offer or make the Change of Control Payment or to repay such indebtedness, a Default or Event of Default may occur. See the subheading “Events of Default.”
     Except as described above with respect to a Change of Control Event, the Indenture does not contain any provisions that would permit the holders of the Notes to require that we repurchase or redeem any Notes in the event of a takeover, recapitalization or similar transaction.
Certain Covenants
     Limitation on Restricted Payments. The Indenture provides that neither we nor any of our Restricted Subsidiaries may, directly or indirectly:

(a) declare or pay any dividend or make any distribution on account of any of our Equity Interests other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of us;
(b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of DISH, us or any of its or our respective Subsidiaries or Affiliates, other than any such Equity Interests owned by us or by any Wholly Owned Restricted Subsidiary;
(c) purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is expressly subordinated in right of payment to the Notes issued under the Indenture or the Guarantees thereof, except (i) in accordance with the scheduled mandatory redemption, sinking fund or repayment provisions set forth in the original documentation governing such Indebtedness and (ii) the purchase, repurchase or other acquisition of subordinated Indebtedness with a stated maturity earlier than the maturity of the Notes issued under the Indenture or the Guarantees thereof purchased in anticipation of satisfying a payment of principal at the stated maturity thereof, within one year of such stated maturity;
(d) declare or pay any dividend or make any distribution on account of any Equity Interests of any Restricted Subsidiary, other than:
(i) to us or any Wholly Owned Restricted Subsidiary; or
(ii) to all holders of any class or series of Equity Interests of such Restricted Subsidiary on a pro rata basis; provided that in the case of this clause (ii), such dividends or distributions may not be in the form of Indebtedness or Disqualified Stock; or
(e) make any Restricted Investment
(all such prohibited payments and other actions set forth in clauses (a) through (e) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:
(i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;
(ii) after giving effect to such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, our Indebtedness to Cash Flow Ratio would not have exceeded 8.0 to 1; and
(iii) such Restricted Payment, together with the aggregate of all other Restricted Payments made by us after December 28, 2001, is less than the sum of:
(A) the difference of:
(x) our cumulative Consolidated Cash Flow determined at the time of such Restricted Payment (or, in case such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit); minus
(y) 120% of our Consolidated Interest Expense,
each as determined for the period (taken as one accounting period) from January 1, 2002 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus
(B) an amount equal to 100% of the aggregate net cash proceeds and, in the case of proceeds consisting of assets used in or constituting a business permitted under the covenant described under “— Limitations on Activities of the Issuer,” 100% of the fair market value of the aggregate net proceeds other than cash received by us either from capital contributions from DISH, or from the issue or sale (including an issue or sale to DISH) of Equity Interests (other than Disqualified Stock) of us (other than Equity Interests sold to any of our Subsidiaries), since December 28, 2001; plus
(C) if any Unrestricted Subsidiary is designated by us as a Restricted Subsidiary, an amount equal to the fair market value of the net Investment by us or a Restricted Subsidiary in such Subsidiary at the time of such designation; provided, however, that the foregoing sum shall not exceed the amount of the Investments made by us or any Restricted Subsidiary in any such Unrestricted Subsidiary since December 28, 2001; plus
(D) 100% of any cash dividends and other cash distributions received by us and our Wholly Owned Restricted Subsidiaries from an Unrestricted Subsidiary since December 28, 2001 to the extent not included in our cumulative Consolidated Cash Flow; plus
(E) to the extent not included in clauses (A) through (D) above, an amount equal to the net reduction in Investments of us and our Restricted Subsidiaries since December 28, 2001 resulting from payments in cash of interest on Indebtedness, dividends, or repayment of loans or advances, or other transfers of property, in each case, to us or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance or other disposition of any such Investment; provided, however, that the foregoing sum shall not exceed, with respect to any person in whom such Investment was made, the amount of Investments previously made by us or any Restricted Subsidiary in such person which were included in computations made pursuant to this clause (iii).
     The foregoing provisions will not prohibit the following (provided that with respect to clauses (2), (3), (5), (6), (7), (8), (9), (11) and (12) below, no Default or Event of Default shall have occurred and be continuing):
(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Indenture;
(2) the redemption, repurchase, retirement or other acquisition of any of our Equity Interests in exchange for, or out of the net proceeds of the substantially concurrent capital contribution from DISH or from the substantially concurrent issue or sale (including to DISH) of Equity Interests (other than Disqualified Stock) of us (other than Equity Interests issued or sold to any Subsidiary of us);
(3) Investments in an aggregate amount not to exceed $500 million plus, to the extent not included in Consolidated Cash Flow, an amount equal to the net reduction in such Investments resulting from payments in cash of interest on Indebtedness, dividends or repayment of loans or advances, or other transfers of property, in each case, to us or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance or other disposition of any such Investment; provided, however, that the foregoing sum shall not exceed, with respect to any person in whom such Investment was made, the amount of Investments previously made by us or any Restricted Subsidiary in such person pursuant to this clause (3);
(4) Investments to fund the financing activity of DNCC in the ordinary course of its business in an amount not to exceed, as of the date of determination, the sum of
(A) $100 million, plus
(B) 50% of the aggregate cost to DNCC for each Satellite Receiver purchased by DNCC and leased by DNCC to a retail consumer in excess of 100,000 units;
(5) cash dividends or distributions to DISH to the extent required for the purchase, redemption, repurchase or other acquisition or retirement for value of employee stock options to purchase Capital Stock of DISH, or Capital Stock of DISH issued pursuant to any management equity plan, stock option plan or other management or employee benefit plan or agreement, in an aggregate amount not to exceed $25 million in any calendar year;
(6) a Permitted Refinancing;
(7) Investments in an amount equal to 100% of the aggregate net proceeds (whether or not in cash) received by us or any Wholly Owned Restricted Subsidiary from capital contributions from DISH or from the issue and sale (including a sale to DISH) of Equity Interests (other than Disqualified Stock) of us (other than Equity Interests issued or sold to a Subsidiary of DISH), on or after December 28, 2001; plus, to the extent not included in Consolidated Cash Flow, an amount equal to the net reduction in such Investments resulting from payments in cash of interest on Indebtedness, dividends, or repayment of loans or advances, or other transfers of property, in each case, to us or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance, or other disposition of any such Investment; provided, however, that the foregoing amount shall not exceed, with respect to any person in whom such Investment was made, the amount of Investments previously made by us or any Restricted Subsidiary in such person pursuant to this clause (7) in each case, provided that such Investments are in businesses of the type described under “— Limitations on Activities of the Issuer;”
(8) Investments in any Restricted Subsidiary which is not a Wholly Owned Restricted Subsidiary, but which is a Guarantor and Investments in the form of intercompany debt with any direct or indirect parent company or any Wholly Owned Subsidiary of such direct or indirect parent company provided that such debt is incurred in the ordinary course of business and is used in a business described under “— Limitations on Activities of the Issuer”;
(9) Investments in businesses strategically related to businesses described in “— Limitations on Activities of the Issuer” in an aggregate amount not to exceed $700 million;
(10) cash dividends or distributions to DISH to the extent required for the purchase of odd-lots of Equity Interests of DISH, in an aggregate amount not to exceed $15 million in any calendar year;
(11) the making of any Restricted Payment (including the receipt of any Investment) permitted under or resulting from any transaction permitted under the covenants described under “— Dispositions of ETC and Non-Core Assets” occurring at any time since December 28, 2001; provided that all conditions to any such Restricted Payment set forth in such covenants are satisfied;
(12) Investments made as a result of the receipt of non-cash proceeds from Asset Sales made in compliance with the covenants described under “— Asset Sales” and Investments entered into in connection with an acquisition of assets used in or constituting a business permitted under the covenant described under “— Limitations on Activities of the Issuer,” as a result of “earn-outs” or other deferred payments or similar obligations;
(13) any Restricted Payment permitted under any of the EDBS Notes Indentures;
(14) Investments which are used to pay for the construction, launch, operation or insurance of satellites owned or leased by us or any of our Subsidiaries in an amount not to exceed $500 million;
(15) Investments in a foreign direct-to-home satellite provider in an amount not to exceed $500 million, provided that the Investments are made through the supply of satellite receivers and related equipment to the provider, or the proceeds from the Investments are used to purchase satellite receivers and related equipment from DISH or a Subsidiary of DISH;
(16) the redemption, repurchase, defeasance or other acquisition or retirement for value of subordinated Indebtedness, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for: (a) the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock), or (b) Indebtedness that is at least as subordinated in right of payment to the Notes, including premium, if any, and accrued and unpaid interest, as the Indebtedness being redeemed, repurchased, defeased, acquired or retired and with a final maturity equal to or greater than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity, respectively of the Indebtedness being redeemed, repurchased, defeased, acquired or retired;
(17) repurchases of Equity Interests deemed to occur upon (a) the exercise of stock options, warrants or convertible securities issued as compensation if such Equity Interests represent a portion of the exercise price thereof and (b) the withholding of a portion of the Equity Interests granted or awarded to an employee to pay taxes associated therewith (or a dividend or distribution to finance such a deemed repurchase by DISH);
(18) amounts paid by us to DISH or any other person with which we are included in a consolidated tax return equal to the amount of federal, state and local income taxes payable in respect of the income of the Company and its Subsidiaries, including without limitation, any payments made in accordance with tax allocation agreements between the Company and its affiliates in effect from time to time; and

(19) the making of a Restricted Payment so long as after giving effect to such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, our Indebtedness to Cash Flow Ratio would not exceed 3.5 to 1.
     Restricted Payments made pursuant to clauses (1), (2), (4), (7), (16) (but only to the extent that net proceeds received by us as set forth in such clause (2), (7) or (16) were included in the computations made in clause (iii)(B) of the first paragraph of this covenant), (10) or (13) (but only to the extent such Restricted Payment is included as a Restricted Payment in any computation made pursuant to clause (iii) of the first paragraph of the Restricted Payments covenants contained in the EDBS Notes Indentures), shall be included as Restricted Payments in any computation made pursuant to clause (iii) of the first paragraph of this covenant.
     Restricted Payments made pursuant to clauses (3), (5), (6), (7), (16) (but only to the extent that net proceeds received by us as set forth in such clause (7) or (16) were not included in the computations made in clause (iii)(B) of the first paragraph of this covenant), (8), (9), (11), (12), (13) (to the extent such Restricted Payment is not included as a Restricted Payment in any computation made pursuant to clause (iii) of the first paragraph of the Restricted Payments covenants contained in an EDBS Notes Indenture), (14), (15), (17), (18) or (19) shall not be included as Restricted Payments in any computation made pursuant to clause (iii) of the first paragraph of this covenant.
     If we or any Restricted Subsidiary makes an Investment that was included in computations made pursuant to this covenant and the person in which such Investment was made subsequently becomes a Restricted Subsidiary that is a Guarantor, to the extent such Investment resulted in a reduction in the amounts calculated under clause (iii) of the first paragraph of or under any other provision of this covenant, then such amount shall be increased by the amount of such reduction.
     Not later than ten business days following a request from the Trustee, we shall deliver to the Trustee an officers’ certificate stating that each Restricted Payment made in the six months preceding the date of the request is permitted and setting forth the basis upon which the calculations required by the covenant “— Limitation on Restricted Payments” were computed, which calculations shall be based upon our latest available financial statements.
     Limitation on Incurrence of Indebtedness. The Indenture provides that we shall not, and shall not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt); provided, however, that, notwithstanding the foregoing, we and any Guarantor may incur Indebtedness (including Acquired Debt), if, after giving effect to the incurrence of such Indebtedness and the application of the net proceeds thereof on a pro forma basis (including in the case of an acquisition, merger or other business combination giving pro forma effect to such transaction), either (a) our Indebtedness to Cash Flow Ratio would not have exceeded 8.0 to 1 or (b) the aggregate amount of our Indebtedness and that of the Guarantors would not exceed $1,500 per Subscriber.
     The foregoing limitation does not apply to any of the following incurrences of Indebtedness:
(1) Indebtedness represented by the Notes, the Guarantees thereof and the Indenture;
(2) the incurrence by us or any Guarantor of Acquired Subscriber Debt not to exceed $1,750 per Acquired Subscriber (less any amount used to incur Indebtedness pursuant to clause (b) of the prior paragraph);
(3) the incurrence by us or any Guarantor of Deferred Payments and letters of credit with respect thereto;
(4) Indebtedness of us or any Guarantor in an aggregate principal amount not to exceed $1,050,000,000 at any one time outstanding;
(5) Indebtedness between and among us and any Guarantor;
(6) Acquired Debt of a person, incurred prior to the date upon which such person was acquired by us or any Guarantor (excluding Indebtedness incurred by such entity other than in the ordinary course of its business in connection with, or in contemplation of, such entity being so acquired) in an amount not to exceed (A) $250 million in the aggregate for all such persons other than those described in the immediately following clause (B); and (B) Acquired Debt owed to us or any Restricted Subsidiaries;
(7) Existing Indebtedness;
(8) the incurrence of Purchase Money Indebtedness by us or any Guarantor in an amount not to exceed the cost of construction, acquisition or improvement of assets used in any business permitted under the covenant described under “— Limitations on Activities of the Issuer,” as well as any launch costs and insurance premiums related to such assets;
(9) The incurrence by the Company or any of the Restricted Subsidiaries of Hedging Obligations that are incurred in the ordinary course of business and not for speculative purposes, including without limitation Hedging Obligations covering the principal amount of Indebtedness entered into in order to protect us or any of our Restricted Subsidiaries from fluctuation in interest rates on Indebtedness;
(10) Indebtedness of us or any of our Restricted Subsidiaries in respect of performance bonds or letters of credit of us or any Restricted Subsidiary or surety bonds provided by us or any Restricted Subsidiary incurred in the ordinary course of business and on ordinary business terms in connection with the businesses permitted under the covenant described under “— Limitations on Activities of the Issuer”;
(11) Indebtedness of us or any Guarantor the proceeds of which are used solely to finance the construction and development of a call center owned by us or any of our Restricted Subsidiaries or any refinancing thereof; provided that the aggregate of all Indebtedness incurred pursuant to this clause (11) shall in no event exceed $100 million at any one time outstanding;
(12) the incurrence by us or any Guarantor of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund in whole or in part Indebtedness referred to in the first paragraph of this covenant or in clauses (1), (2), (3), (6), (7) or (8) above (“Refinancing Indebtedness”); provided, however, that:
(A) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount and accrued interest of the Indebtedness so exchanged, extended, refinanced, renewed, replaced, substituted or refunded and any premiums payable and reasonable fees, expenses, commissions and costs in connection therewith;
(B) the Refinancing Indebtedness shall have a final maturity equal to or later than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity, respectively, of the Indebtedness being exchanged, extended, refinanced, renewed, replaced, substituted or refunded; and
(C) the Refinancing Indebtedness shall be subordinated in right of payment to the Notes issued under the Indenture and the Guarantees thereof, if at all, on terms at least as favorable to the holders of the Notes issued under the Indenture as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded (a “Permitted Refinancing”);
(13) the guarantee by us or any Guarantor of Indebtedness of us or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;
(14) Indebtedness under Capital Lease Obligations of us or any Guarantor with respect to no more than seven direct broadcast satellites at any time; and
(15) Indebtedness of the Company or any Restricted Subsidiary owed to (including obligations in respect of letters of credit for the benefit of) any person in connection with workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such person to us or such Restricted Subsidiary pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business and consistent with industry practices.

     For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (15) above or is permitted to be incurred pursuant to the first paragraph of this covenant and also meets the criteria of one or more of the categories described in clauses (1) through (15) above, we shall, in our sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such item of Indebtedness in any manner in which such item could be incurred at the time of such reclassification. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.
     Asset Sales. The Indenture provides that if we or any Restricted Subsidiary, in a single transaction or a series of related transactions:
(a) sells, leases (in a manner that has the effect of a disposition), conveys or otherwise disposes of any of its assets (including by way of a sale-and-leaseback transaction), other than:
(i) sales or other dispositions of inventory in the ordinary course of business;
(ii) sales or other dispositions to us or a Wholly Owned Restricted Subsidiary by us or any Restricted Subsidiary;
(iii) sales or other dispositions of accounts receivable to DNCC for cash in an amount at least equal to the fair market value of such accounts receivable;
(iv) sales or other dispositions of rights to construct or launch satellites; and
(v) sales or other dispositions permitted under “— Dispositions of ETC and Non-Core Assets” (provided that the sale, lease, conveyance or other disposition of all or substantially all of our assets shall be governed by the provisions of the Indenture, as described below under the subheading “— Merger, Consolidation, or Sale of Assets”); or
(b) issues or sells Equity Interests of any Restricted Subsidiary (other than any issue or sale of Equity Interests of ETC or a Subsidiary which constitutes a Non-Core Asset permitted under “— Dispositions of ETC and Non-Core Assets”), in either case, which assets or Equity Interests: (1) have a fair market value in excess of $100 million (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors set forth in an officers’ certificate delivered to the Trustee); or (2) are sold or otherwise disposed of for net proceeds in excess of $100 million (each of the foregoing, an “Asset Sale”), then:
(A) we or such Restricted Subsidiary, as the case may be, must receive consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors and set forth in an officers’ certificate delivered to the Trustee not later than ten business days following a request from the Trustee, which certificate shall cover each Asset Sale made in the six months preceding the date of the request, as the case may be) of the assets sold or otherwise disposed of; and
(B) at least 75% of the consideration therefor received by us or such Restricted Subsidiary, as the case may be, must be in the form of:
(x) cash, Cash Equivalents or Marketable Securities;
(y) any asset which is promptly (and in no event later than 180 days after the date of transfer to us or a Restricted Subsidiary) converted into cash; provided that to the extent that such conversion is at a price that is less than the fair market value (as determined above) of such asset at the time of the Asset Sale in which such asset was acquired, we shall be deemed to have made a Restricted Payment in the amount by which such fair market value exceeds the cash received upon conversion; and/or
(z) properties and capital assets (including Capital Stock of an entity owning such property or assets so long as the receipt of such Capital Stock otherwise complies with the covenant described under “— Limitation on Restricted Payments” (other than clause (12) of the second paragraph thereof)) to be used by us or any of our Restricted Subsidiaries in a business permitted under the covenant described under “— Limitations on Activities of the Issuer”;

provided, however, that up to $100 million of assets in addition to assets specified in clause (x), (y) or (z) above at any one time may be considered to be cash for purposes of this clause (B), so long as the provisions of the next paragraph are complied with as such non-cash assets are converted to cash. The amount of any liabilities of us or any Restricted Subsidiary that are assumed by or on behalf of the transferee in connection with an Asset Sale (and from which we or such Restricted Subsidiary are unconditionally released) shall be deemed to be cash for the purpose of this clause (B).
     The Indenture also provides that the Net Proceeds from an Asset Sale shall be used only to acquire assets used in, or stock or other ownership interests in a person that upon the consummation of such Asset Sale becomes a Restricted Subsidiary and will be engaged primarily in, a business permitted under the covenant described under “— Limitations on Activities of the Issuer”, to repurchase the old notes, Notes or EDBS Notes, to prepay, repay or purchase other senior Indebtedness or, if we sell any of our satellites after launch such that we or our Restricted Subsidiaries own fewer than three in-orbit satellites, only to purchase a replacement satellite. Any Net Proceeds from any Asset Sale that are not applied or invested as provided in the preceding sentence within 365 days after such Asset Sale shall constitute “Excess Proceeds” and shall be applied to an offer to purchase Notes and other senior Indebtedness of us if and when required under “— Excess Proceeds Offer.”
     Clause (B) of the second preceding paragraph shall not apply to all or such portion of the consideration:
(1) as is properly designated by us in connection with an Asset Sale as being subject to this paragraph; and
(2) with respect to which the aggregate fair market value at the time of receipt of all consideration received by us or any Restricted Subsidiary in all such Asset Sales so designated does not exceed the amount that we and our subsidiaries are permitted to designate as a result of the cash contributions made to us by DISH pursuant to any of the EDBS Notes Indentures plus, to the extent any such consideration did not satisfy clauses (B)(x) or (B)(z) above, upon the exchange or repayment of such consideration for or with assets which satisfy either or both such clauses, an amount equal to the fair market value of such consideration (evidenced by a resolution of our Board of Directors and set forth in an officers’ certificate delivered to the Trustee as set forth in clause (A) above).
     In addition, clause (B) above shall not apply to any Asset Sale:
(x) where assets not essential to the direct broadcast satellite business are contributed to a joint venture between us or one of our Restricted Subsidiaries and a third party that is not an Affiliate of DISH or any of its Subsidiaries; provided that following the sale, lease, conveyance or other disposition we or one of our Wholly Owned Restricted Subsidiaries owns at least 50% of the voting and equity interest in such joint venture,
(y) to the extent the consideration therefor received by us or any of our Restricted Subsidiaries would constitute Indebtedness or Equity Interests of a person that is not an Affiliate of DISH, us or one of their or our respective Subsidiaries; provided that the acquisition of such Indebtedness or Equity Interests is permitted under the provisions of the covenant described under “— Limitation on Restricted Payments”; and
(z) where assets sold are satellites, uplink centers or call centers, provided that, in the case of this clause (z) we and our Restricted Subsidiaries continue to own at least three satellites, one uplink center and one call center.
     Transactions described under clause (xii) of the covenant described under “— Transactions with Affiliates” shall not be subject to this covenant.
     Limitations on Liens. The Indenture provides that we shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.
     Limitations on Activities of the Issuer. The Indenture provides that neither we nor any of our Restricted Subsidiaries may engage in any business other than developing, owning, engaging in and dealing with all or any part of the business of domestic and international media, entertainment, electronics or communications, and reasonably related extensions thereof, including but not limited to the purchase, ownership, operation, leasing and selling of, and generally dealing in or with, one or more communications satellites and the transponders thereon, and communications uplink centers, the acquisition, transmission, broadcast, production and other provision of programming relating thereto and the manufacturing, distribution and financing of equipment (including consumer electronic equipment) relating thereto.
     Dispositions of ETC and Non-Core Assets.
     Notwithstanding the provisions of the covenants described under “— Limitation on Restricted Payments” and “— Asset Sales,” if our Indebtedness to Cash Flow Ratio would not have exceeded 6.0 to 1 on a pro forma basis after giving effect to the sale of all Equity Interests in or assets of ETC owned by us and our Subsidiaries, then:
     (1) the payment of any dividend or distribution consisting of Equity Interests in or assets of ETC or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets or the sale, conveyance or other disposition of Equity Interests in or assets of ETC or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets shall not constitute a Restricted Payment;
     (2) the sale, conveyance or other disposition of the Equity Interests in or assets of ETC or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets shall not constitute an Asset Sale; and
     (3) upon delivery of an officers’ certificate to the Trustee evidencing satisfaction of the conditions to such release and a written request to the Trustee requesting such release, ETC shall be discharged and released from its Guarantee and, so long as we designate ETC as an Unrestricted Subsidiary, ETC shall be discharged and released from all covenants and restrictions contained in the Indenture, provided that no such payment, sale, conveyance or other disposition (collectively, a “Payout”) described in clauses (1) or (2) above shall be permitted if at the time of such Payout:
     (a) after giving pro forma effect to such Payout, we would not have been permitted under the covenant described under “— Limitation on Restricted Payments” to make a Restricted Payment in an amount equal to the total (the “ETC Amount Due”) of:
     (i) the amount of all Investments (other than the contribution of:
     (x) title to the headquarters building of ETC in Inverness, Colorado and the tangible assets therein to the extent used by ETC as of the date of the Indenture; and
     (y) patents, trademarks and copyrights applied for or granted as of the date of the Indenture to the extent used by ETC or result from the business of ETC, in each case, to ETC);
made in ETC by us or our Restricted Subsidiaries since the date of the Indenture (which, in the case of Investments in exchange for assets, shall be valued at the fair market value of each such asset at the time each such Investment was made); minus
     (ii) the amount of the after-tax value of all cash returns on such Investments paid to us or our Wholly Owned Restricted Subsidiaries (or, in the case of a non-Wholly Owned Restricted Subsidiary, the pro rata portion thereof attributable to us); minus
     (iii) $100 million; and
     (b) any contract, agreement or understanding between ETC and us or any Restricted Subsidiary of us and any loan or advance to or guarantee with, or for the benefit of, ETC issued or made by us or one of our Restricted Subsidiaries, is on terms that are no less favorable to us or our Restricted Subsidiaries than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiaries with an unrelated person, all as evidenced by a resolution of our Board of Directors set forth in an officers’ certificate delivered within ten business days of a request by the Trustee certifying that each such contract, agreement, understanding, loan, advance and guarantee has been approved by a majority of the members of our Board of Directors.

     If at the time of such Payout, the condition set forth in clause (a) of the proviso of the preceding sentence cannot be satisfied, ETC may seek to have a person other than us or one of our Restricted Subsidiaries pay in cash an amount to us or our Restricted Subsidiaries such that after taxes, such amount is greater than or equal to the ETC Amount Due or the portion of the ETC Amount Due which would not have been permitted to be made as a Restricted Payment by us; provided that such payment shall be treated for purposes of this covenant as a cash return on the Investments made in ETC; and, provided further, that for all purposes under the Indenture, such payment shall not be included in any calculation under clauses (iii)(A) through (iii)(E) of the first paragraph of the covenant described under “— Limitation on Restricted Payments.” To the extent that the ETC Amount Due or any portion thereof would have been permitted to be made as a Restricted Payment by us and was not paid by another person as permitted by the preceding sentence, we shall be deemed to have made a Restricted Payment in the amount of such ETC Amount Due or portion thereof, as the case may be.
     Notwithstanding the provisions of the covenants described under “— Limitation on Restricted Payments” and “— Asset Sales:”
(1) the payment of any dividend or distribution consisting of Equity Interests in or assets of any Non-Core Asset or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets or the sale, conveyance or other disposition of Equity Interests in or assets of any Non-Core Asset or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets shall not constitute a Restricted Payment;
(2) the sale, conveyance or other disposition of the Equity Interests in or assets of any Non-Core Asset or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets shall not constitute an Asset Sale; and
(3) upon delivery of an officers’ certificate to the Trustee evidencing satisfaction of the conditions to such release and a written request to the Trustee requesting such a release, any such Non-Core Asset that is a Guarantor shall be discharged and released from its Guarantees and so long as we designate such Non-Core Asset as an Unrestricted Subsidiary, such Non-Core Asset shall be released from all covenants and restrictions contained in the Indenture;
provided that no Payout of any Non-Core Asset shall be permitted such as described in clauses (1) and (2) above if at the time of such Payout:
(a) after giving pro forma effect to such Payout, we would not have been permitted under the covenant described under “— Limitation on Restricted Payments” to make a Restricted Payment in an amount equal to the total (the “Non-Core Asset Amount Due”) of:
(i) the amount of all Investments made in such Non-Core Asset by us or our Restricted Subsidiaries since the date of the Indenture (which, in the case of Investments in exchange for assets, shall be valued at the fair market value of each such asset at the time each such Investment was made); minus
(ii) the amount of the after-tax value of all cash returns on such Investments paid to us or our Wholly Owned Restricted Subsidiaries (or, in the case of a non-Wholly Owned Restricted Subsidiary, the pro rata portion thereof attributable to us); minus
(iii) $100 million in the aggregate for all such Payouts and $25 million for any single such Payout; and
(b) any contract, agreement or understanding between or relating to a Non-Core Asset and us or a Restricted Subsidiary and any loan or advance to or guarantee with, or for the benefit of, a Restricted Subsidiary which is a Non-Core Asset issued or made by us or one of our Restricted Subsidiaries, is on terms that are less favorable to us or our Restricted Subsidiaries than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiaries with an unrelated person, all as evidenced by a resolution of our Board of Directors as set forth in an officers’ certificate delivered within ten business days of a request by the Trustee certifying that each such contract, agreement, understanding, loan, advance and guarantee has been approved by a majority of our Board of Directors.
     If at the time of such Payout, the condition set forth in clause (a) of the proviso of the preceding sentence cannot be satisfied, such Restricted Subsidiary which is a Non-Core Asset may seek to have a person other than us or one of our Restricted Subsidiaries pay in cash an amount to us such that, after taxes, such amount, is greater than or equal to the Non-Core Asset Amount Due or the portion of the Non-Core Asset Amount Due which would not have been permitted to be made as a Restricted Payment by us; provided that such payment shall be treated for purposes of this covenant as a cash return on the Investments made in a Non-Core Asset; and provided further that for all purposes under the Indenture, such payment shall not be included in any calculation under clauses (iii)(A) through (iii)(E) of the first paragraph of the covenant described under “— Limitation on Restricted Payments.” To the extent that the Non-Core Asset Amount Due or any portion thereof would have been permitted to be made as a Restricted Payment by us and was not paid by another person as permitted by the preceding sentence, we shall be deemed to have made a Restricted Payment in the amount of such Non-Core Asset Amount Due or portion thereof, as the case may be.
     Promptly after any Payout pursuant to the terms of this covenant, within ten business days of a request by the Trustee, we shall deliver to the Trustee an officers’ certificate to the Trustee setting forth the Investments made by us or our Restricted Subsidiaries in a Non-Core Asset, as the case may be, and certifying that the requirements of this covenant have been satisfied in connection with the making of such Payout.
     Notwithstanding anything contained in this covenant to the contrary, any disposition of ETC or Non-Core Assets permitted pursuant to the EDBS Notes Indentures shall also be permitted pursuant to the Indenture and shall not be considered a “Restricted Payment” or “Asset Sale” for purposes of the Indenture.
     Additional Subsidiary Guarantees. The Indenture provides that if we or any Guarantor transfers or causes to be transferred, in one transaction or a series of related transactions, property or assets (including, without limitation, businesses, divisions, real property, assets or equipment) having a fair market value (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors and set forth in an officers’ certificate delivered to the Trustee no later than five business days following April 1 and October 1 of each year or ten business days following a request from the Trustee, which certificate shall cover the six months preceding April 1, October 1 or the date of request, as the case may be) exceeding the sum of $100 million in the aggregate for all such transfers after the date of the Indenture (fair market value being determined as of the time of such acquisition) to Restricted Subsidiaries that are not Guarantors, the Issuer shall, or shall cause each of such Subsidiaries to which any amount exceeding such $100 million (less such fair market value) is transferred to:
(i) execute and deliver to the Trustee a supplemental indenture to the Indenture in form and substance reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of our obligations under the Notes issued under the Indenture on the terms set forth in the Indenture; and
(ii) deliver to the Trustee an opinion of counsel reasonably satisfactory to the Trustee that such supplemental Indenture and Guarantee have been duly authorized, executed and delivered by and are valid and binding obligations of such Subsidiary or such owner, as the case may be;
provided, however, that the foregoing provisions shall not apply to transfers of property or assets (other than cash) by us or any Guarantor in exchange for cash, Cash Equivalents or Marketable Securities in an amount equal to the fair market value (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors and set forth in an officers’ certificate delivered to the Trustee no later than five business days following April 1 and October 1 of each year or ten business days following a request from the Trustee, which certificate shall cover the six months preceding April 1, October 1 or the date of request, as the case may be) of such property or assets. In addition, if (i) we or any of our Restricted Subsidiaries acquires or creates another Restricted Subsidiary or (ii) an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary or otherwise ceases to be and Unrestricted Subsidiary, such Subsidiary shall execute a supplemental indenture to the Indenture and deliver an opinion of counsel, each as required in the preceding sentence; provided that no supplemental indenture or opinion shall be required if the fair market value (as determined in good faith by our Board of Directors and set forth in an officers’ certificate delivered to the Trustee no later than five business days following April 1 and October 1 of each year or ten business days following a request from the Trustee, which certificate shall cover the six months preceding such April 1, October 1 or the date of request, as the case may be) of all such Restricted Subsidiaries created, acquired or designated since the date of the Indenture (fair market value being determined as of the time of creation, acquisition or designation) does not exceed the sum of $100 million in the aggregate minus the fair market value of the assets transferred to any Subsidiaries which do not execute supplemental indentures pursuant to the preceding sentences; provided further that to the extent a Restricted Subsidiary is subject to the terms of any instrument governing Acquired Debt, as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition) which instrument or restriction prohibits such Restricted Subsidiary from issuing a Guarantee, such Restricted Subsidiary shall not be required to execute such a supplemental indenture until it is permitted to issue such Guarantee pursuant to the terms of such Acquired Debt.
     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that we shall not, and shall not permit any Restricted Subsidiary of us to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:
(a) pay dividends or make any other distribution to us or any of our Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to us or any of our Subsidiaries;
(b) make loans or advances to us or any of our Subsidiaries; or
(c) transfer any of its properties or assets to us or any of our Subsidiaries;
except for such encumbrances or restrictions existing under or by reasons of:
(i) Existing Indebtedness and existing agreements as in effect on the date of the Indenture;
(ii) applicable law or regulation;
(iii) any instrument governing Acquired Debt as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, provided that the Consolidated Cash Flow of such person shall not be taken into account in determining whether such acquisition was permitted by the terms of the Indenture; except to the extent that dividends or other distributions are permitted notwithstanding such encumbrance or restriction and could have been distributed;
(iv) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;
(v) Refinancing Indebtedness (as defined in “— Limitation on Incurrence of Indebtedness”), provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;
(vi) the Indenture or any of the Notes;
(vii) Permitted Liens; or
(viii) any agreement for the sale of any Subsidiary or its assets that restricts distributions by that Subsidiary pending its sale; provided that during the entire period in which such encumbrance or restriction is effective, such sale (together with any other sales pending) would be permitted under the terms of the Indenture.
     Accounts Receivable Subsidiary. The Indenture provides that we:
(a) may, and may permit any of our Subsidiaries to, notwithstanding the provisions of the covenant entitled “— Limitation on Restricted Payments,” make Investments in an Accounts Receivable Subsidiary:
(i) the proceeds of which are applied within five business days of the making thereof solely to finance:
(A) the purchase of accounts receivable of us and our Subsidiaries; or
(B) payments required in connection with the termination of all then existing arrangements relating to the sale of accounts receivable or participation interests therein by an Accounts Receivable Subsidiary (provided that the Accounts Receivable

Subsidiary shall receive cash, Cash Equivalents and accounts receivable having an aggregate fair market value not less than the amount of such payments in exchange therefor); and
(ii) in the form of Accounts Receivable Subsidiary Notes to the extent permitted by clause (b) below;
(b) shall not, and shall not permit any of our Subsidiaries to, sell accounts receivable to an Accounts Receivable Subsidiary except for consideration in an amount not less than that which would be obtained in an arm’s length transaction and solely in the form of cash or Cash Equivalents; provided that an Accounts Receivable Subsidiary may pay the purchase price for any such accounts receivable in the form of Accounts Receivable Subsidiary Notes so long as, after giving effect to the issuance of any such Accounts Receivable Subsidiary Notes, the aggregate principal amount of all Accounts Receivable Subsidiary Notes outstanding shall not exceed 20% of the aggregate purchase price paid for all outstanding accounts receivable purchased by an Accounts Receivable Subsidiary since the date of the Indenture (and not written off or required to be written off in accordance with the normal business practice of an Accounts Receivable Subsidiary);
(c) shall not permit an Accounts Receivable Subsidiary to sell any accounts receivable purchased from us or our Subsidiaries or participation interests therein to any other person except on an arm’s length basis and solely for consideration in the form of cash or Cash Equivalents or certificates representing undivided interests of a Receivables Trust; provided an Accounts Receivable Subsidiary may not sell such certificates to any other person except on an arm’s length basis and solely for consideration in the form of cash or Cash Equivalents;
(d) shall not, and shall not permit any of its Subsidiaries to, enter into any guarantee, subject any of our or their respective properties or assets (other than the accounts receivable sold by them to an Accounts Receivable Subsidiary) to the satisfaction of any liability or obligation or otherwise incur any liability or obligation (contingent or otherwise), in each case, on behalf of an Accounts Receivable Subsidiary or in connection with any sale of accounts receivable or participation interests therein by or to an Accounts Receivable Subsidiary, other than obligations relating to breaches of representations, warranties, covenants and other agreements of us or any of our Subsidiaries with respect to the accounts receivable sold by us or any of our Subsidiaries to an Accounts Receivable Subsidiary or with respect to the servicing thereof; provided that neither we nor any of our Subsidiaries shall at any time guarantee or be otherwise liable for the collectibility of accounts receivable sold by them;
(e) shall not permit an Accounts Receivable Subsidiary to engage in any business or transaction other than the purchase and sale of accounts receivable or participation interests therein of us and our Subsidiaries and activities incidental thereto;
(f) shall not permit an Accounts Receivable Subsidiary to incur any Indebtedness other than the Accounts Receivable Subsidiary Notes, Indebtedness owed to us and Non-Recourse Indebtedness; provided that the aggregate principal amount of all such Indebtedness of an Accounts Receivable Subsidiary shall not exceed the book value of its total assets as determined in accordance with GAAP;
(g) shall cause any Accounts Receivable Subsidiary to remit to us or a Restricted Subsidiary of us on a monthly basis as a distribution all available cash and Cash Equivalents not held in a collection account pledged to acquirors of accounts receivable or participation interests therein, to the extent not applied to:
(i) pay interest or principal on the Accounts Receivable Subsidiary Notes or any Indebtedness of such Accounts Receivable Subsidiary owed to us;
(ii) pay or maintain reserves for reasonable operating expenses of such Accounts Receivable Subsidiary or to satisfy reasonable minimum operating capital requirements or;
(iii) to finance the purchase of additional accounts receivable of us and our Subsidiaries; and
(h) shall not, and shall not permit any of its Subsidiaries to, sell accounts receivable to, or enter into any other transaction with or for the benefit of, an Accounts Receivable Subsidiary:
(i) if such Accounts Receivable Subsidiary pursuant to or within the meaning of any bankruptcy law:

(A) commences a voluntary case;
(B) consents to the entry of an order for relief against it in an involuntary case;
(C) consents to the appointment of a custodian of it or for all or substantially all of its property;
(D) makes a general assignment for the benefit of its creditors; or
(E) generally is not paying its debts as they become due; or
(ii) if a court of competent jurisdiction enters an order or decree under any bankruptcy law that:
(A) is for relief against such Accounts Receivable Subsidiary in an involuntary case;
(B) appoints a custodian of such Accounts Receivable Subsidiary or for all or substantially all of the property of such Accounts Receivable Subsidiary; or
(C) orders the liquidation of such Accounts Receivable Subsidiary, and, with respect to this clause (ii), the order or decree remains unstayed and in effect for 60 consecutive days.
     Merger, Consolidation, or Sale of Assets. The Indenture provides that we shall not consolidate or merge with or into (whether or not we are the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions to, another person unless:
(a) we are the surviving person or the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;
(b) the person formed by or surviving any such consolidation or merger (if other than us) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of us under the Indenture and the Notes issued under the Indenture pursuant to a supplemental indenture to the Indenture in form reasonably satisfactory to the Trustee;
(c) immediately after such transaction, no Default or Event of Default exists; and
(d) we or the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made:
(i) will have Consolidated Net Worth immediately after the transaction (but prior to any purchase accounting adjustments or accrual of deferred tax liabilities resulting from the transaction) not less than our Consolidated Net Worth immediately preceding the transaction; and
(ii) would, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Indebtedness to Cash Flow Ratio test set forth in the covenant described under “— Limitation on Incurrence of Indebtedness,” above.
     Notwithstanding the foregoing, we may merge with another person if:
(a) we are the surviving person;
(b) the consideration issued or paid by us in such merger consists solely of our Equity Interests (other than Disqualified Stock) or Equity Interests of DISH; and

(c) immediately after giving effect to such merger (determined on a pro forma basis), our Indebtedness to Cash Flow Ratio either (i) does not exceed 8.0 to 1 or (ii) does not exceed our Indebtedness to Cash Flow Ratio immediately prior to such merger.
     The Indenture provides that each Guarantor of the Notes issued thereunder (other than any Guarantor whose Guarantee is to be released in accordance with the terms of such Guarantee and the Indenture and other than ETC and any Non-Core Asset in connection with any transaction permitted under “— Dispositions of ETC and Non-Core Assets”) will not, and we will not cause or permit any Guarantor to, consolidate or merge with or into (whether or not such Guarantor is the surviving entity), or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any person other than to us or a Guarantor unless:
(a) the Guarantor is the surviving person or the person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;
(b) the person formed by or surviving any such consolidation or merger (if other than the Guarantor) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Guarantor under the Indenture and the Notes issued under the Indenture, pursuant to a supplemental indenture to the Indenture in form reasonably satisfactory to the Trustee; and
(c) immediately after such transaction, no Default or Event of Default exists;
     Transactions with Affiliates. The Indenture provides that we shall not and shall not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any of our or their properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (including any Unrestricted Subsidiary) (each of the foregoing, an “Affiliate Transaction”), unless:
(a) such Affiliate Transaction is on terms that are no less favorable to us or our Restricted Subsidiaries than those that would have been obtained in a comparable transaction by us or such Subsidiaries with an unrelated person; and
(b) if such Affiliate Transaction involves aggregate payments in excess of $200 million, such Affiliate Transaction has either (i) been approved by a majority of the disinterested members of our Board of Directors or (ii) if there are no disinterested members of our Board of Directors, the Company or such Restricted Subsidiary has obtained the favorable opinion of an independent expert as to the fairness of such Affiliate Transaction to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, and we deliver to the Trustee no later than ten business days following a request from the Trustee a resolution of our Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction has been so approved and complies with clause (a) above;
provided, however, that
(i) the payment of reasonable fees, compensation or employee benefit arrangements to, and any indemnity provided for the benefit of, directors, officers, consultants or employees of DISH and its Subsidiaries;
(ii) transactions between or among us and our Wholly Owned Subsidiaries (other than Unrestricted Subsidiaries);
(iii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by our Board of Directors;
(iv) transactions in the ordinary course of business, including loans, expense allowances, reimbursements or extensions of credit (including indemnity arrangements) between the Company or any of its Restricted Subsidiaries on the one hand, and any employee of the Company or any of its Restricted Subsidiaries, on the other hand;

(v) the granting and performance of registration rights for shares of Capital Stock of the Company under a written registration rights agreement approved by a majority of the members of our Board of Directors that are disinterested with respect to these transactions;
(vi) transactions with Affiliates solely in their capacity as holders of Indebtedness or Capital Stock of the Company or any of its Subsidiaries, so long as a significant amount of Indebtedness or Capital Stock of the same class is also held by persons that are not Affiliates of the Company and these Affiliates are treated no more favorably than holders of the Indebtedness or the Capital Stock generally;
(vii) any dividend, distribution, sale, conveyance or other disposition of any assets of, or Equity Interests in, any Non-Core Assets or the proceeds of a sale, conveyance or other disposition thereof, in accordance with the provisions of the Indenture;
(viii) Restricted Payments that are permitted by the provisions of the covenant described under the caption “— Limitation on Restricted Payments”;
(ix) any transactions pursuant to agreements in effect on the date of the Indenture and any modifications, extensions or renewals thereof that are no less favorable to the Company or the applicable Restricted Subsidiary than such agreement as in effect on the date of the Indenture;
(x) so long as it complies with clause (a) above, the provision of backhaul, uplink, transmission, billing, customer service, programming acquisition and other ordinary course services by us or any of our Restricted Subsidiaries to Satellite Communications Operating Corporation and to Transponder Encryption Services Corporation on a basis consistent with past practice;
(xi) the provision of services to DISH and its Affiliates by us or any of our Restricted Subsidiaries so long as no cash or other assets are transferred by us or our Restricted Subsidiaries in connection with such transactions (other than up to $100 million in cash in any fiscal year and other than nonmaterial assets used in the operations of the business in the ordinary course pursuant to the agreement governing the provision of the services), and so long as such transaction or agreement is determined by a majority of the members of our Board of Directors to be fair to us and our Restricted Subsidiaries when taken together with all other such transactions and agreements entered into with DISH and its Affiliates;
(xii) the disposition of assets of us and our Restricted Subsidiaries in exchange for assets of DISH and its Affiliates so long as (i) the value to us in our business of the assets we receive is determined by a majority of the members of our Board of Directors to be substantially equivalent or greater than the value to us in our business of the assets disposed of, and (ii) the assets acquired by us and our Restricted Subsidiaries constitute properties and capital assets (including Capital Stock of an entity owning such property or assets so long as the receipt of such Capital Stock otherwise complies with the covenant described under “— Limitation on Restricted Payments” (other than clause (12) of the second paragraph thereof)) to be used by us or any of our Restricted Subsidiaries in a business permitted as described under “— Limitations on Activities of the Issuer;”
(xiii) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;
(xiv) any transactions between us or any of our Restricted Subsidiaries and any Affiliate of us the Equity Interests of which Affiliate are owned solely by us or one of our Restricted Subsidiaries, on the one hand, and by persons who are not Affiliates of us or Restricted Subsidiaries of us, on the other hand; and
(xv) transactions with EchoStar or any of its controlled Affiliates that have been approved by a majority of the members of the audit committee of DISH or a special committee of the DISH board of directors consisting solely of members of the DISH board of directors who are not directors, officers or employees of EchoStar or any of its controlled Affiliates shall, in each case, not be deemed Affiliate Transactions.
     Reports. The Indenture provides that in the event (i) we are no longer subject to the reporting requirements of Section 13(a) and 15(d) under the Exchange Act and (ii) any Notes are outstanding, we will furnish to the holders of the Notes all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, and, with respect to the annual information only, a report thereon by our independent registered public accounting firm.
     Payments for Consent. The Indenture will provide that we shall not, and shall not permit any of our Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of a Note for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the old notes and Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
     Excess Proceeds Offer. The Indenture will provide that when the cumulative amount of Excess Proceeds that have not been applied in accordance with the covenants entitled “— Asset Sales” or this paragraph exceeds $100 million, we will be obligated to make an offer to all holders of the Notes (an “Excess Proceeds Offer”) to purchase the maximum principal amount of Notes that may be purchased out of such Excess Proceeds at an offer price in cash in an amount equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the date fixed for the closing of such offer in accordance with the procedures set forth in the applicable Indenture. To the extent we or a Restricted Subsidiary are required under the terms of Indebtedness of us or such Restricted Subsidiary which is ranked equally with the Notes to make an offer to purchase such other Indebtedness with any proceeds which constitute Excess Proceeds under the Indenture, we shall make a pro rata offer to the holders of all other parity Indebtedness (including the Notes) with such proceeds. If the aggregate principal amount of Notes and other parity indebtedness surrendered by holders thereof exceeds the amount of such Excess Proceeds, the Trustee shall select the Notes and other parity Indebtedness to be purchased on a pro rata basis. To the extent that the principal amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the amount of such Excess Proceeds, we may use any remaining Excess Proceeds for general corporate purposes. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds shall be reset at zero.
     Investment Grade Rating. The Indenture will provide that if, on any date following the issuance of the Notes, the Notes receive an Investment Grade Rating from both Rating Agencies and no Default or Event of Default has occurred and is continuing (a “Fall Away Event”) then, beginning on that date and continuing at all times thereafter regardless of any subsequent changes in the rating of the Notes, the provisions of the Indenture summarized under the following captions will no longer be applicable:
          (1) “—Certain Covenants — Limitation on Restricted Payments”;
          (2) “—Certain Covenants — Limitation on Incurrence of Indebtedness”;
          (3) “—Certain Covenants — Asset Sales”;
          (4) “—Certain Covenants — Limitations on Activities of the Issuer”;
          (5) “—Certain Covenants — Dispositions of ETC and Non-Core Assets”;
          (6) “—Certain Covenants — Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries”;
          (7) “—Certain Covenants — Accounts Receivable Subsidiary”;
          (8) “—clauses (d)(i) and (ii) of the first paragraph under “—Certain Covenants — Merger, Consolidation, or Sale of Assets”;
          (9) “—Certain Covenants — Transactions with Affiliates”;
          (10) “—Certain Covenants — Excess Proceeds Offer”; and
          (11) “Change of Control Offer”
(collectively, the “Fall Away Covenants”).

     In addition to the foregoing, during any period in which the Notes have an Investment Grade Rating from one of the Rating Agencies and no Default or Event of Default has occurred and is continuing, the Fall Away Covenants will not apply to the Notes. Upon the termination or suspension of the Fall Away Covenants under either of the two preceding paragraphs, the amount of Excess Proceeds for purposes of “— Certain Covenants — Excess Proceeds Offer” shall be set at zero.
Events of Default
     The Indenture will provide that each of the following shall constitute an Event of Default:
(a) default for 30 days in the payment when due of interest on the Notes;
(b) default in payment when due of principal of the Notes at maturity, upon repurchase, redemption or otherwise;
(c) failure to comply with the provisions described under “Change of Control Offer,” “Certain Covenants — Transactions with Affiliates,” or “Certain Covenants — Asset Sales;”
(d) default under the provisions described under “Certain Covenants — Limitation on Restricted Payments” or “Certain Covenants — Limitation on Incurrence of Indebtedness” which default remains uncured for 30 days, or the breach of any representation or warranty, or the making of any untrue statement, in any certificate delivered by us pursuant to the Indenture;
(e) failure by us for 60 days after notice from the Trustee or the holders of at least 25% in principal amount then outstanding of the old notes and Notes issued under the Indenture to comply with any of our other agreements in the Indenture, the Notes or old notes;
(f) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries), which default is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness (a “Payment Default”), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, aggregates $250 million or more;
(g) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries), which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $250 million or more; provided that any acceleration (other than an acceleration which is the result of a Payment Default under clause (f) above) of Indebtedness under the Outstanding Deferred Payments in aggregate principal amount not to exceed $250 million shall be deemed not to constitute an acceleration pursuant to this clause (g);
(h) failure by us or any of our Restricted Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $250 million, which judgments are not stayed within 60 days after their entry;
(i) DISH, us or any of our Significant Subsidiaries pursuant to or within the meaning of any Bankruptcy Law: (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; or (iv) makes a general assignment for the benefit of creditors;
(j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against DISH, us or any of our Significant Subsidiaries in an involuntary case; (ii) appoints a custodian of DISH, us or any of our Significant Subsidiaries or for all or substantially all of the property of DISH, us or any of our Significant Subsidiaries; or (iii) orders the liquidation of DISH or any of our Significant Subsidiaries, and the order or decree remains unstayed and in effect for 60 consecutive days; and

(k) any Guarantee of the Notes shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor of the Notes, or any person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee of the Notes.
     If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount then outstanding of the old notes and Notes may declare all the Notes to be due and payable immediately (plus, in the case of an Event of Default that is the result of an action by us or any of our Subsidiaries intended to avoid restrictions on or premiums related to redemptions of the Notes contained in the Indenture or the Notes, an amount of premium that would have been applicable pursuant to the Notes or as set forth in the Indenture). Notwithstanding the foregoing, in the case of an Event of Default arising from the events of bankruptcy or insolvency with respect to us or any Guarantor of the Notes described in (i) above, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding old notes and Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such holders’ interest.
     The holders of a majority in aggregate principal amount then outstanding of the old notes and Notes, by notice to the Trustee, may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, the Notes.
     We are required to deliver to the Trustee, in its capacity as trustee of an Indenture, annually a statement regarding compliance with the Indenture, and we are required upon becoming aware of any Default or Event of Default thereunder to deliver to the Trustee a statement specifying such Default or Event of Default.
     All powers of the Trustee under an Indenture, in its capacity as trustee of the Indenture, will be subject to applicable provisions of the Communications Act, including without limitation, the requirements of prior approval for de facto or de jure transfer of control or assignment of Title III licenses.
No Personal Liability Of Directors, Owners, Employees, Incorporator and Stockholders
     No director, officer, employee, incorporator or stockholder of us or any of our Affiliates, as such, shall have any liability for any obligations of us or any of our Affiliates under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
Legal Defeasance and Covenant Defeasance
     The Indenture provides that with respect to the Notes, we may, at our option and at any time, elect to have all obligations discharged with respect to the Notes (“Legal Defeasance”). Such Legal Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the Notes, except for:
(a) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, or on the redemption date, as the case may be;
(b) our obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(c) the rights, powers, trust, duties and immunities of the Trustee, and our obligations in connection therewith; and
(d) the Legal Defeasance provisions of the Indenture.

     In addition, the Indenture provides that we may, at our option and at any time, elect to have all obligations released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default. If Covenant Defeasance occurs, certain events (not including non- payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.
     In order to exercise either Legal Defeasance or Covenant Defeasance, the Indenture provides that:
(i) we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, non-callable United States government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Trustee, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable optional redemption date, as the case may be;
(ii) in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that
(A) we have received from, or there has been published by, the IRS a ruling or
(B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in each case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance, and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(iii) in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel reasonably acceptable to such Trustee confirming that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;
(v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;
(vi) we shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of the Notes over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others; and
(vii) we shall have delivered to the Trustee an officers’ certificate stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance relating to the Notes have been complied with.
Amendment, Supplement and Waiver
     Except as provided in the next paragraph, the Indenture and the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the old notes and Notes then outstanding under the Indenture that are affected by such amendment or supplement (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the old notes and Notes then outstanding that are affected by such amendment or supplement (including consents obtained in connection with a tender offer or exchange offer for the Notes).

     Without the consent of each holder affected, however, an amendment or waiver may not (with respect to any Note held by a non-consenting holder):
(a) reduce the aggregate principal amount of old notes and Notes whose holders must consent to an amendment, supplement or waiver;
(b) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of such Note;
(c) reduce the rate of or change the time for payment of interest on any Note;
(d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the old notes and Notes and a waiver of the payment default that resulted from such acceleration);
(e) make any Note payable in money other than that stated in such Note;
(f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes issued under the Indenture to receive payments of principal of or interest on the Notes;
(g) waive a redemption payment or mandatory redemption with respect to any Note; or
(h) make any change in the foregoing amendment and waiver provisions.
     In addition, without the consent of holders of at least 66 2/3% of the principal amount of the old notes and Notes then outstanding, an amendment or a waiver may not make any change to the covenants in the Indenture entitled “Asset Sales,” “Change of Control Offer,” and “Excess Proceeds Offer” (including, in each case, the related definitions) as such covenants apply to the Notes.
     Notwithstanding the foregoing, without the consent of any holder of old notes or Notes, we, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes or the Guarantees thereof to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes or Guarantees in addition to or in place of certificated Notes or Guarantees, to provide for the assumption of the obligations of us or any Guarantor to holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.
Concerning the Trustee
     The Indenture contains certain limitations on the rights of the Trustee, if the Trustee becomes a creditor of us or our Subsidiaries, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with us and our Subsidiaries; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.
     With respect to the Notes, the holders of a majority in principal amount of the then outstanding old notes and Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur thereunder (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. The Trustee will not be relieved from liabilities for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:
(i) this sentence shall not limit the preceding sentence of this paragraph;

(ii) the Trustee shall not be liable for any error of judgment made in good faith, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the first sentence of this paragraph.
Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under an Indenture at the request of any holder of Notes issued under the Indenture, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Certain Definitions
     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
     “Accounts Receivable Subsidiary” means one Unrestricted Subsidiary of us specifically designated as an Accounts Receivable Subsidiary for the purpose of financing our accounts receivable and provided that any such designation shall not be deemed to prohibit us from financing accounts receivable through any other entity, including, without limitation, any other Unrestricted Subsidiary.
     “Accounts Receivable Subsidiary Notes” means the notes to be issued by the Accounts Receivable Subsidiary for the purchase of accounts receivable.
     “Acquired Debt” means, with respect to any specified person, Indebtedness of any other person existing at the time such other person merges with or into or becomes a Subsidiary of such specified person, or Indebtedness incurred by such specified person in connection with the acquisition of assets, including Indebtedness incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Subsidiary of such specified person or the acquisition of such assets, as the case may be.
     “Acquired Subscriber” means a subscriber to a telecommunications service provided by a telecommunications service provider that is not an Affiliate of us at the time we or one of our Restricted Subsidiaries purchases the right to provide telecommunications services to such subscriber from such telecommunications service provider, whether directly or through the acquisition of the entity providing telecommunications services or assets used or to be used to provide telecommunications service to such subscriber.
     “Acquired Subscriber Debt” means (i) Indebtedness, the proceeds of which are used to pay the purchase price for Acquired Subscribers or to acquire the entity which has the right to provide telecommunications services to such Acquired Subscribers or to acquire from such entity or an Affiliate of such entity assets used or to be used in connection with such telecommunications business; provided that such Indebtedness is incurred within three years after the date of the acquisition of such Acquired Subscriber and (ii) Acquired Debt of any such entity being acquired; provided that in no event shall the amount of such Indebtedness and Acquired Debt for any Acquired Subscriber exceed the sum of the actual purchase price (inclusive of such Acquired Debt) for such Acquired Subscriber, such entity and such assets plus the cost of converting such Acquired Subscriber to usage of a delivery format for telecommunications services made available by us or any of our Restricted Subsidiaries.
     “Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control; provided, further, that no individual, other than a director of DISH or us or an officer of DISH or us with a policy making function, shall be deemed an Affiliate of us or any of our Subsidiaries solely by reason of such individual’s employment, position or responsibilities by or with respect to DISH, us or any of their or our respective Subsidiaries.
     “Asset Sale” means in a single transaction or a series of related transactions, if we or any Restricted Subsidiary:

(a) sells, leases (in a manner that has the effect of a disposition), conveys or otherwise disposes of any of its assets (including by way of a sale-and-leaseback transaction), other than:
(i) sales or other dispositions of inventory in the ordinary course of business;
(ii) sales or other dispositions to us or a Wholly Owned Restricted Subsidiary by us or any Restricted Subsidiary;
(iii) sales or other dispositions of accounts receivable to DNCC for cash in an amount at least equal to the fair market value of such accounts receivable;
(iv) sales or other dispositions of rights to construct or launch satellites; and
(v) sales or other dispositions permitted under “— Dispositions of ETC and Non-Core Assets” (provided that the sale, lease, conveyance or other disposition of all or substantially all of our assets shall be governed by the provisions of the Indenture described under “— Merger, Consolidation, or Sale of Assets”); or
(b) issues or sells Equity Interests of any Restricted Subsidiary (other than any issue or sale of Equity Interests of ETC or a Subsidiary which constitute a Non-Core Asset permitted under “— Dispositions of ETC and Non-Core Assets”), in either case, which assets or Equity Interests: (1) have a fair market value in excess of $100 million (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors set forth in an officers’ certificate delivered to the Trustee); or (2) are sold or otherwise disposed of for net proceeds in excess of $100 million (each of the foregoing, an “Asset Sale”).
     “Bankruptcy Law” means title 11, U.S. Code or any similar federal or state law for the relief of debtors.
     “Capital Lease Obligation” means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at the time any determination thereof is to be made shall be the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on a balance sheet in accordance with GAAP.
     “Capital Stock” means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests, whether common or preferred.
     “Cash Equivalents” means: (a) United States dollars; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million; (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper rated P-2 or better, A-2 or better or the equivalent thereof by Moody’s or S&P, respectively, and in each case maturing within twelve months after the date of acquisition and (f) money market funds offered by any domestic commercial or investment bank having capital and surplus in excess of $500 million at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.
     “Change of Control” means: (a) any transaction or series of transactions the result of which is that any person (other than the Principal or a Related Party) individually owns more than 50% of the total Equity Interest of DISH; (b) the first day on which a majority of the members of the Board of Directors of DISH are not Continuing Directors; or (c) any time that DISH shall cease to beneficially own 100% of our Equity Interests.
     “Change of Control Event” means the occurrence of a Change of Control and a Rating Decline.
     “Consolidated Cash Flow” means, with respect to any person for any period, the Consolidated Net Income of such person for such period, plus, to the extent deducted in computing Consolidated Net Income: (a) provision for taxes based on income or profits;

(b) Consolidated Interest Expense; (c) depreciation and amortization (including amortization of goodwill and other intangibles) of such person for such period; and (d) any extraordinary loss and any net loss realized in connection with any Asset Sale, in each case, on a consolidated basis determined in accordance with GAAP, provided that Consolidated Cash Flow shall not include interest income derived from the net proceeds of the offering of the Notes.
     “Consolidated Interest Expense” means, with respect to any person for any period, consolidated interest expense of such person for such period, whether paid or accrued, including amortization of original issue discount and deferred financing costs, non-cash interest payments and the interest component of Capital Lease Obligations, on a consolidated basis determined in accordance with GAAP; provided, however, that with respect to the calculation of the consolidated interest expense of us, the interest expense of Unrestricted Subsidiaries shall be excluded.
     “Consolidated Net Income” means, with respect to any person for any period, the aggregate of the Net Income of such person and its Subsidiaries or, if such person is EDBS, of EDBS and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that: (a) the Net Income of any person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person, in the case of a gain, or to the extent of any contributions or other payments by the referent person, in the case of a loss; (b) the Net Income of any person that is a Subsidiary that is not a Wholly Owned Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person; (c) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; (d) the Net Income of any Subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or government regulation to which it is subject; and (e) the cumulative effect of a change in accounting principles shall be excluded.
     “Consolidated Net Tangible Assets” means, with respect to any person, the aggregate amount of assets of such person (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) (a) all current liabilities and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of such person and its consolidated Subsidiaries as of the end of the most recently ended fiscal quarter and computed in accordance with GAAP.
     “Consolidated Net Worth” means, with respect to any person, the sum of: (a) the stockholders’ equity of such person; plus (b) the amount reported on such person’s most recent balance sheet with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such person upon issuance of such preferred stock, less: (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such person or a consolidated Subsidiary of such person; and (ii) all unamortized debt discount and expense and unamortized deferred charges, all of the foregoing determined on a consolidated basis in accordance with GAAP.
     “Continuing Director” means, as of any date of determination, any member of the Board of Directors of DISH who: (a) was a member of such Board of Directors on the date of the Indenture; or (b) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or was nominated for election or elected by the Principal and his Related Parties.
     “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
     “Deferred Payments” means Indebtedness owed to satellite construction or launch contractors incurred after the date of the Indenture in connection with the construction or launch of one or more satellites of us or our Restricted Subsidiaries used by us and/or them in the businesses described in the covenant “— Limitations on Activities of the Issuer” in an aggregate principal amount not to exceed $400 million at any one time outstanding.
     “DISH Network®” means the direct broadcast satellite service of us and our Subsidiaries.

     “DNCC” means Dish Network Credit Corporation, a Colorado corporation.
     “DNLLC” means DISH Network L.L.C., a Colorado limited liability company.
     “Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature; provided, however, that any such Capital Stock may require the issuer of such Capital Stock to make an offer to purchase such Capital Stock upon the occurrence of certain events if the terms of such Capital Stock provide that such an offer may not be satisfied and the purchase of such Capital Stock may not be consummated until the 91st day after the old notes and Notes have been paid in full.
     “EDBS” means EchoStar DBS Corporation, a Colorado corporation.
     “EDBS Notes” means the 2003 EDBS Notes, the 2004 EDBS Notes and the 2006 EDBS Notes.
     “EDBS Notes Indentures” means the 2003 EDBS Notes Indentures, the 2004 EDBS Notes Indenture and the 2006 EDBS Notes Indentures.
     “Eligible Institution” means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated Investment Grade at the time as of which any investment or rollover therein is made.
     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
     “ETC” means EchoStar Technologies L.L.C., a Texas limited liability company.
     “Existing Indebtedness” means the Notes and any other Indebtedness of us and our Subsidiaries in existence on the date of the Indenture until such amounts are repaid.
     “GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of the Indenture shall utilize GAAP as in effect on the date of the Indenture.
     “Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.
     “guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.
     “Guarantee” means a guarantee by a Guarantor of the Notes.
     “Guarantor” means any entity that executes a Guarantee of the obligations of EDBS under the Notes, and their respective successors and assigns.
     “Hedging Obligations” means, with respect to any person, the obligations of such person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements designed to protect such person against fluctuations in interest rates.
     “Indebtedness” means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such person, the liquidation preference with respect to, any Preferred Equity Interests (but excluding, in each case, any accrued dividends) as well as the guarantee of items that would be included within this definition.
     “Indebtedness to Cash Flow Ratio” means, with respect to any person, the ratio of: (a) the Indebtedness of such person and its Subsidiaries (or, if such person is EDBS, of EDBS and its Restricted Subsidiaries) as of the end of the most recently ended fiscal quarter, plus the amount of any Indebtedness incurred subsequent to the end of such fiscal quarter; to (b) such person’s Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur (the “Measurement Period”); provided, however, that if such person or any of its Subsidiaries (or, if such person is the Issuer, any of its Restricted Subsidiaries) consummates an acquisition, merger or other business combination or an Asset Sale or other disposition of assets subsequent to the commencement of the Measurement Period for which the calculation of the Indebtedness to Cash Flow Ratio is made, then the Indebtedness to Cash Flow Ratio shall be calculated giving pro forma effect to such transaction(s) as if the same had occurred at the beginning of the applicable period.
     “Investment Grade” means, with respect to a security, that such security is rated at least BBB- or higher by S&P or Baa3 or higher by Moody’s (or, in the event of a change in ratings systems, the equivalent of such ratings by S&P or Moody’s), or the equivalent rating of another nationally recognized statistical rating organization.
     “Investments” means, with respect to any person, all investments by such person in other persons (including Affiliates) in the forms of loans (including guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction).
     “Marketable Securities” means: (a) Government Securities; (b) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (c) commercial paper or corporate securities maturing not more than 18 months after the date of acquisition issued by a corporation (other than an Affiliate of us) with an Investment Grade rating, at the time as of which any investment therein is made, issued or offered by an Eligible Institution; (d) any bankers’ acceptances or money market deposit accounts issued or offered by an Eligible Institution; and (e) any fund investing exclusively in investments of the types described in clauses (a) through (d) above.
     “Maximum Secured Amount” means 3.75 times the Trailing Cash Flow Amount, or, if greater and (i) following a Fall Away Event or (ii) during a period in which covenants do not apply as a result of the occurrence of the event described in the second paragraph under “Certain Covenants — Investment Grade Rating” above, 15% of our Consolidated Net Tangible Assets.
     “Moody’s” means Moody’s Investor Service, Inc.

     “Net Income” means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP, excluding, however, any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), and excluding any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss) and excluding any unusual gain (but not loss) relating to recovery of insurance proceeds on satellites, together with any related provision for taxes on such extraordinary gain (but not loss).
     “Net Proceeds” means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries, as the case may be, in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets. Net Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by us or any Restricted Subsidiary to cash.
     “Non-Core Assets” means:
(1) all intangible present and possible future authorizations, rights, interests and other intangible assets related to all “western” direct broadcast satellite orbital locations other than the 148 degree orbital slot (as the term “western” is used by the FCC) held by us and/or any of our Subsidiaries at any time;
(2) all intangible present and possible future authorizations, rights, interests and other intangible assets related to the fixed satellite service in the Ku-band, extended Ku-band, Ka-band and C-band held by us and/or any of our Subsidiaries at any time;
(3) all present and possible future intangible authorizations, rights, interests and other intangible assets related to any mobile satellite service held by us and/or any of our Subsidiaries at any time;
(4) all present and possible future intangible authorizations, rights, interests and other intangible assets related to local multi-point distribution service; and
(5) any Subsidiary of us the assets of which consist solely of (i) any combination of the foregoing and (ii) other assets to the extent permitted under the provision described under the second paragraph of “Certain Covenants — Dispositions of ETC and Non-Core Assets.”
     “Non-Recourse Indebtedness” of any person means Indebtedness of such person that: (i) is not guaranteed by any other person (except a Wholly Owned Subsidiary of the referent person); (ii) is not recourse to and does not obligate any other person (except a Wholly Owned Subsidiary of the referent person) in any way; (iii) does not subject any property or assets of any other person (except a Wholly Owned Subsidiary of the referent person), directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (iv) is not required by GAAP to be reflected on the financial statements of any other person (other than a Subsidiary of the referent person) prepared in accordance with GAAP.
     “Permitted Investments” means: (a) Investments in us or in a Wholly Owned Restricted Subsidiary that is a Guarantor; (b) Investments in Cash Equivalents and Marketable Securities; and (c) Investments by us or any of our Subsidiaries in a person if, as a result of such Investment: (i) such person becomes a Wholly Owned Restricted Subsidiary and becomes a Guarantor, or (ii) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a Wholly Owned Restricted Subsidiary that is a Guarantor; provided that if at any time a Restricted Subsidiary shall cease to be a Subsidiary of us, we shall be deemed to have made a Restricted Investment in the amount of its remaining investment, if any, in such former Subsidiary.
     “Permitted Liens” means:
(a) Liens securing the old notes and Notes and Liens securing any Guarantee;

(b) Liens securing the Deferred Payments;
(c) Liens securing any Indebtedness permitted under the covenant described under “Limitation on Incurrence of Indebtedness” above; provided that such Liens under this clause (c) shall not secure Indebtedness in an amount exceeding the Maximum Secured Amount at the time that such Lien is incurred;
(d) Liens securing Purchase Money Indebtedness, provided that such Indebtedness was permitted to be incurred by the terms of the applicable Indenture and such Liens do not extend to any of assets of us or our Restricted Subsidiaries other than the assets so acquired;
(e) Liens securing Indebtedness the proceeds of which are used to develop, construct, launch or insure any satellites other than EchoStar I and EchoStar II, provided that such Indebtedness was permitted to be incurred by the terms of the Indenture and such Liens do not extend to any of assets of us or our Restricted Subsidiaries other than such satellites being developed, constructed, launched or insured, and to the related licenses, permits and construction, launch and TT&C contracts;
(f) Liens on orbital slots, licenses and other assets and rights of us, provided that such orbital slots, licenses and other assets and rights relate solely to the satellites referred to in clause (e) of this definition;
(g) Liens on property of a person existing at the time such person is merged into or consolidated with us or any of our Restricted Subsidiaries, provided that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation, other than in the ordinary course of business;
(h) Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary,” provided that such Liens were not incurred in connection with, or in contemplation of, such designation;
(i) Liens on property existing at the time of acquisition thereof by us or any Restricted Subsidiary of us; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of us or any of our Restricted Subsidiaries other than the property so acquired;
(j) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefore;
(k) Liens existing on the date of the Indenture;
(l) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
(m) Liens incurred in the ordinary course of the business of us or any of our Restricted Subsidiaries (including, without limitation, Liens securing Purchase Money Indebtedness) with respect to obligations that do not exceed $100 million in principal amount in the aggregate at any one time outstanding;
(n) Liens securing Indebtedness in an amount not to exceed $50 million incurred pursuant to clause (11) of the second paragraph of the covenant described under “Limitation on Incurrence of Indebtedness;”
(o) Liens on any asset of us or any of our Restricted Subsidiaries securing Indebtedness in an amount not to exceed $50 million;

(p) Liens securing Indebtedness permitted under clause (12) of the second paragraph of the provision described under “Limitation on Incurrence of Indebtedness”; provided that such Liens shall not extend to assets other than the assets that secure such Indebtedness being refinanced;
(q) any interest or title of a lessor under any Capital Lease Obligations; provided that such Capital Lease Obligation is permitted under the other provisions of the applicable Indenture;
(r) Liens permitted to be incurred under the EDBS Notes Indentures;
(s) Liens not provided for in clauses (a) through (r) above, securing Indebtedness incurred in compliance with the terms of the Indenture; provided that the Notes are secured by the assets subject to such Liens on an equal and ratable basis or on a basis prior to such Liens; provided that to the extent that such Lien secured Indebtedness that is subordinated to the Notes, such Lien shall be subordinated to and be later in priority than the Notes on the same basis; and
(t) extensions, renewals or refundings of any Liens referred to in clauses (a) through (q) above; provided that (i) any such extension, renewal or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being extended, renewed or refinanced and (ii) any extension, renewal or refunding of a Lien originally incurred pursuant to clause (c) above shall not secure Indebtedness in an amount greater than the Maximum Secured Amount at the time of such extension, renewal or refunding.
     “Preferred Equity Interest,” in any person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over Equity Interests of any other class in such person.
     “Principal” means Charles W. Ergen.
     “Purchase Money Indebtedness” means (i) Indebtedness of us or any Guarantor incurred (within 365 days of such purchase) to finance the purchase of any assets (including the purchase of Equity Interests of persons that are not our Affiliates or Guarantors): (a) to the extent the amount of Indebtedness thereunder does not exceed 100% of the purchase cost of such assets; and (b) to the extent that no more than $50 million of such Indebtedness at any one time outstanding is recourse to us or any of our Restricted Subsidiaries or any of their respective assets, other than the assets so purchased; and (ii) Indebtedness of us or any Guarantor which refinances Indebtedness referred to in clause (i) of this definition; provided that such refinancing satisfies subclauses (a) and (b) of such clause (i).
     “Rating Agency” or “Rating Agencies” means:
(a) S&P;
(b) Moody’s; or
(c) if S&P or Moody’s or both shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Issuer, which shall be substituted for S&P or Moody’s or both, as the case may be.
     “Rating Decline” means the occurrence on any date from and after the date of the public notice by us or another person seeking to effect a Change of Control of an arrangement that, in our good faith judgment, is expected to result in a Change of Control until the end of the 60 day period following public notice of the occurrence of a Change of Control or abandonment of the expected Change of Control transaction (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency) of a decline in the rating of the Notes by either Rating Agency by at least one notch in the gradation of the rating scale (e.g., + or — for S&P or 1, 2 and 3 for Moody’s) from such Rating Agency’s rating of the Notes.
     “Receivables Trust” means a trust organized solely for the purpose of securitizing the accounts receivable held by the Accounts Receivable Subsidiary that:

(a) shall not engage in any business other than (i) the purchase of accounts receivable or participation interests therein from the Accounts Receivable Subsidiary and the servicing thereof, (ii) the issuance of and distribution of payments with respect to the securities permitted to be issued under clause (b) below and (iii) other activities incidental to the foregoing;
(b) shall not at any time incur Indebtedness or issue any securities, except (i) certificates representing undivided interests in the trust issued to the Accounts Receivable Subsidiary and (ii) debt securities issued in an arm’s length transaction for consideration solely in the form of cash and Cash Equivalents, all of which (net of any issuance fees and expenses) shall promptly be paid to the Accounts Receivable Subsidiary; and
(c) shall distribute to the Accounts Receivable Subsidiary as a distribution on the Accounts Receivable Subsidiary’s beneficial interest in the trust no less frequently than once every six months all available cash and Cash Equivalents held by it, to the extent not required for reasonable operating expenses or reserves therefor or to service any securities issued pursuant to clause (b) above that are not held by the Accounts Receivable Subsidiary.
     “Related Party” means, with respect to the Principal, (a) the spouse and each immediate family member of the Principal and (b) each trust, corporation, partnership or other entity of which the Principal beneficially holds an 80% or more controlling interest.
     “Restricted Investment” means an Investment other than Permitted Investments.
     “Restricted Subsidiary” or “Restricted Subsidiaries” means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by us or one or more Subsidiaries of us or a combination thereof, other than Unrestricted Subsidiaries.
     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc.
     “Satellite Receiver” means any satellite receiver capable of receiving programming from the DISH Network®.
     “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation as in effect on the date of the Indenture.
     “Subsidiary” or “Subsidiaries” means, with respect to any person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof.
     “Trailing Cash Flow Amount” means our Consolidated Cash Flow during the most recent four fiscal quarters for which financial statements are available; provided that if we or any of our Restricted Subsidiaries consummates a merger, acquisition or other business combination or an Asset Sale or other disposition of assets subsequent to the commencement of such period but prior to or contemporaneously with the event for which the calculation of Trailing Cash Flow Amount is made, then Trailing Cash Flow Amount shall be calculated giving pro forma effect to such material acquisition or Asset Sale or other disposition of assets, as if the same had occurred at the beginning of the applicable period.
     “TT&C” means telemetry, tracking and control.
     “2003 EDBS Notes” means the $1,000,000,000 aggregate principal amount of our 5 3/4% Senior Notes due 2008 and the $1,000,000,000 aggregate principal amount of 6 3/8% Senior Notes due 2011.
     “2003 EDBS Notes Indentures” means the indentures, each dated as of October 2, 2003 between the Company and U.S. Bank National Association, as trustee, governing the 2003 EDBS Notes and each of them as the same may be amended, modified or supplemented from time to time.

     “2004 EDBS Notes” means the $1,000,000,000 aggregate principal original issue amount of 6 5/8% Senior Notes due 2014 issued by the Company.
     “2004 EDBS Notes Indenture” means the indenture dated October 1, 2004 among the Company and U.S. Bank National Association, as trustee, as the same may be amended, modified or supplemented from time to time.
     “2006 EDBS Notes” means the $1,500,000,000 aggregate principal original issue amount of 7 1/8% Senior Notes due 2016 and the $500,000,000 aggregate principal original issue amount of 7% Senior Notes due 2013.
     “2006 EDBS Notes Indentures” means the indentures dated February 2, 2006 and October 18, 2006 among the Company and U.S. Bank National Association, as trustee, and each of them as the same may be amended, modified or supplemented from time to time.
     “Unrestricted Subsidiary” or “Unrestricted Subsidiaries” means: (A) E-Sat, Inc., Wright Travel Corporation, EchoStar Real Estate Corporation V, WS Acquisition L.L.C. and Echosphere De Mexico S. De R.L. De C.V.; and (B) any Subsidiary of us designated as an Unrestricted Subsidiary in a resolution of our Board of Directors:
(a) no portion of the Indebtedness or any other obligation (contingent or otherwise) of which, immediately after such designation: (i) is guaranteed by us or any other Subsidiary of us (other than another Unrestricted Subsidiary); (ii) is recourse to or obligates us or any other Subsidiary of us (other than another Unrestricted Subsidiary) in any way; or (iii) subjects any property or asset of us or any other Subsidiary of us (other than another Unrestricted Subsidiary), directly or indirectly, contingently or otherwise, to satisfaction thereof;
(b) with which neither we nor any other Subsidiary of us (other than another Unrestricted Subsidiary) has any contract, agreement, arrangement, understanding or is subject to an obligation of any kind, written or oral, other than on terms no less favorable to us or such other Subsidiary than those that might be obtained at the time from persons who are not our Affiliates; and
(c) with which neither we nor any other Subsidiary of us (other than another Unrestricted Subsidiary) has any obligation: (i) to subscribe for additional shares of Capital Stock or other equity interests therein; or (ii) to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results;
provided, however, that neither DNLLC nor Echosphere L.L.C. may be designated as an Unrestricted Subsidiary. If at any time after the date of the Indenture we designate an additional Subsidiary (other than ETC or a Subsidiary that constitutes a Non-Core Asset) as an Unrestricted Subsidiary, we will be deemed to have made a Restricted Investment in an amount equal to the fair market value (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors and set forth in an officers’ certificate delivered to the Trustee no later than ten business days following a request from the Trustee, which certificate shall cover the six months preceding the date of the request) of such Subsidiary and to have incurred all Indebtedness of such Unrestricted Subsidiary. An Unrestricted Subsidiary may be designated as a Restricted Subsidiary of us if, at the time of such designation after giving pro forma effect thereto, no Default or Event of Default shall have occurred or be continuing.
     “Weighted Average Life To Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.
     “Wholly Owned Restricted Subsidiary” means a Wholly Owned Subsidiary of us that is a Restricted Subsidiary.
     “Wholly Owned Subsidiary” means, with respect to any person, any Subsidiary all of the outstanding voting stock (other than directors’ qualifying shares) of which is owned by such person, directly or indirectly.

CAPITALIZATION
     The following table presents our cash, cash equivalents and marketable investment securities plus consolidated capitalization as of March 31, 2008 and as adjusted for the offering of $750 million aggregate principal amount of our 7.75% Senior Notes due 2015. This table is derived from and should be read in conjunction with our unaudited consolidated financial statements which are included as part of this prospectus.

	As of March 31, 2008
	Actual	As Adjusted
	(Unaudited)
	(Dollars in millions)
Cash, cash equivalents and marketable investment securities	$1,413	$2,158

Debt
5 3/4% Senior Notes due 2008	$1,000	$1,000
6 3/8% Senior Notes due 2011	1,000	1,000
6 5/8% Senior Notes due 2014	1,000	1,000
7 1/8% Senior Notes due 2016	1,500	1,500
7% Senior Notes due 2013	500	500
7.75% Senior Notes due 2015	—	750
Capital lease obligations, mortgages and other notes payable, including current portion	216	216

Total debt	5,216	5,966
Stockholder’s deficit	(2,772)	(2,772)

Total capitalization	$2,444	$3,194

DESCRIPTION OF MATERIAL INDEBTEDNESS
     Our outstanding debt securities (which are summarized in the table below) are governed by indentures that are similar in certain respects to the indenture that will govern the Notes. However, these existing indentures also contain provisions that are different from those that will be contained in the indenture that will govern the Notes including, but not limited to, those in respect of maturity, interest rates, redemption prices and periods during which we may exercise our options to redeem the notes issued thereunder, as well as in respect of the scope and content of many of the restrictive covenants contained therein. These existing notes are guaranteed on a senior basis by our principal operating subsidiaries. Copies of these existing indentures may be obtained from DISH’s filings with the SEC that are available to the public on the SEC’s Internet website at http://www.sec.gov and from us. See “Where You Can Find More Information” above.

	Principal amount
Series	(as of March 31, 2008)	Redeemable Beginning	Maturity
	(dollars in millions)

5 3/4% Senior Notes due 2008	$1,000	At any time on payment of “make-whole” premium	October 1, 2008
6 3/8% Senior Notes due 2011	1,000	At any time on payment of “make-whole” premium	October 1, 2011
7% Senior Notes due 2013	500	At any time on payment of “make-whole” premium	October 1, 2013
6 5/8% Senior Notes due 2014	1,000	At any time on payment of “make-whole” premium	October 1, 2014
7 1/8% Senior Notes due 2016	1,500	At any time on payment of “make-whole” premium	February 1, 2016
7.75% Senior Notes due 2015	750	At any time on payment of “make-whole” premium	May 31, 2015

REGISTRATION RIGHTS
     We are making the exchange offer to comply with our obligations under the registration rights agreement to register the exchange of the Notes for the old notes. In the registration rights agreement, we also agreed under certain circumstances, described below, to file a shelf registration statement to register the resale of certain old notes and Notes. The following summary of the registration rights that are provided in the registration rights agreement and the Notes is not complete. You should refer to the registration rights agreement and the Notes for a full description of the registration rights that apply to the Notes.
     We and the initial purchaser entered into the registration rights agreement on May 27, 2008. In the registration rights agreement relating to the Notes, we agreed to file the exchange offer registration statement relating to the Notes with the SEC within 180 days of the closing date of the initial sale of the Notes to the initial purchaser, and use our reasonable best efforts to have it then declared effective within 270 days of the closing date. We also agreed to use our reasonable best efforts to cause that exchange offer registration statement to be effective continuously, to keep the exchange offer open for a period of not less than 20 business days and cause the exchange offer to be consummated no later than the 315th day after that closing date. Pursuant to the exchange offer, certain holders of notes that constitute “transfer restricted securities” will be allowed to exchange their transfer restricted securities for registered Notes.
     If (i) we determine, after consultation with counsel, either (x) that an exchange offer is not permitted by applicable law or SEC policy or (y) that an exchange offer is not effective to make the notes freely tradeable to the extent contemplated by the registration rights agreement under applicable law or SEC policy or (ii) any holder of notes that are transfer restricted securities notifies us prior to the consummation of such exchange offer that (a) it is prohibited by law or policy of the SEC from participating in the exchange offer; (b) it may not resell the notes acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by it, other than by reason of such holder being an affiliate of the Company; or (c) it is a broker-dealer and holds notes acquired directly from us or any of our affiliates, we will file with the SEC a shelf registration statement to register for public resale the transfer restricted securities held by any such holder who provides us with certain information for inclusion in the shelf registration statement.
     For purposes of the registration rights agreement, “transfer restricted securities” means each note until the earliest on the date of which such note is exchanged in the exchange offer and is entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act, such note has been disposed of in accordance with the shelf registration statement, such note is disposed of by a broker-dealer pursuant to the “Plan of Distribution” contemplated by the exchange offer registration statement (including delivery of the prospectus contained therein), or such note may be sold to the public in accordance with Rule 144 under the Securities Act by a person that is not an “affiliate” (as defined in Rule 144 under the Securities Act) of us where no conditions of Rule 144 are then applicable (other than the holding period requirement in paragraph (d)(1)(ii) of Rule 144 so long as such holding period requirement is satisfied at such time of determination).
     The registration rights agreement provides that the following events will constitute a “registration default”:
•	if we fail to file an exchange offer registration statement with the SEC on or prior to the 180th day after the closing date of the initial sale of the Notes to the initial purchaser (i.e. by November 23, 2008);

•	if the exchange offer registration statement is not declared effective by the SEC on or prior to the 270th day after that closing date (i.e. by February 21, 2009);

•	if the exchange offer is not consummated on or before the 315th day after that closing date (i.e. by April 7, 2009);

•	if obligated to file the shelf registration statement and we fail to file the shelf registration statement with the SEC on or prior to the later of (i) the 180th day after the closing date or (ii) the 90th day after such filing obligation arises (such later date, the “Filing Deadline”);

•	if obligated to file a shelf registration statement and the shelf registration statement is not declared effective on or prior to the 270th day after the Filing Deadline; or

•	except in certain circumstances, if the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective but thereafter (and before the second anniversary of the initial sale of the old notes) ceases to be effective or useable in connection with resales of the transfer restricted securities, for such time of non-effectiveness or non-usability.
     If there is a registration default, then we will pay to each holder of transfer restricted securities affected thereby additional interest in an amount equal to $0.05 per week per $1,000 in principal amount of transfer restricted securities held by such holder for each week or portion thereof that the registration default continues for the first 90-day period immediately following the occurrence of that registration default. The amount of the additional interest shall increase by an additional $0.05 per week per $1,000 in principal amount of transfer restricted securities with respect to each subsequent 90-day period until all registration defaults have been cured or until the transfer restricted securities become freely tradable without registration under the Securities Act, up to a maximum amount of additional interest of $0.25 per week per $1,000 in principal amount of transfer restricted securities. We shall not be required to pay additional interest for more than one of these registration defaults at any given time. Following the cure of all of these registration defaults, the accrual of additional interest will cease.
     We will pay all accrued additional interest to holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.
     Holders of notes are required to make certain representations to us, as described elsewhere in this prospectus, in order to participate in the exchange offer and are required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth above.

SUMMARY OF CERTAIN UNITED STATES
FEDERAL INCOME TAX CONSIDERATIONS
     The following discussion summarizes certain United States federal income tax considerations that may be relevant to the acquisition pursuant to the exchange offer, ownership and disposition of the Notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary deals only with holders that will hold the Notes as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules such as dealers and certain traders in securities, financial institutions, life insurance companies, tax-exempt entities, persons holding the Notes as part of a hedging or conversion transaction, a straddle or a constructive sale, persons whose functional currency is not the United States dollar, and holders of Notes that did not acquire the old notes in the initial distribution thereof at their original issue price. In addition, this discussion does not consider the effect of any estate, gift or other tax laws.
     As used in this summary:
•	a “United States Holder” means a beneficial owner of the Notes, who or that:
•	is a citizen or resident of the United States;

•	is a domestic corporation;

•	is an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	is a trust if a United States court is able to exercise supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust; or a trust that was in existence on August 20, 1996, and on August 19, 1996 was treated as a domestic trust and has elected to be treated as a U.S. person;
•	a “Foreign Holder” is a beneficial owner of Notes who or that is not a U.S. person for U.S. federal income tax purposes;

•	“Code” means the United States Internal Revenue Code of 1986, as amended to date; and

•	“IRS” means the United States Internal Revenue Service.
     For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or other flow-through entity is attributed to its owners. Accordingly, if a partnership or other flow-through entity holds Notes, the U.S. federal income tax treatment of a partner in the partnership or owner of an equity interest in the flow-through entity will generally depend on the status of the partner or owner and the activities of the partnership or other flow-through entity.
     Special rules may apply to certain Foreign Holders, such as “controlled foreign corporations” and “passive foreign investment companies” that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them or their shareholders.
     THE DISCUSSION OF THE UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS BELOW IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, THE APPLICABLE TREASURY REGULATIONS PROMULGATED AND PROPOSED UNDER THE CODE, JUDICIAL DECISIONS AND ADMINISTRATIVE INTERPRETATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO YOUR PARTICULAR TAX SITUATION AND THE PARTICULAR TAX EFFECTS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

United States Holders
     Exchange Offer. If you exchange an old note for a Note in the exchange offer, the exchange will not be a taxable transaction for United States federal income tax purposes. Accordingly, you will not recognize any gain or loss when you receive the Note, and you will be required to continue to include interest on the Note in gross income as described below. Further, the Note will have the same issue price, adjusted tax basis and holding period in the Note that you had in the old note immediately before the exchange offer.
     Stated Interest. A United States Holder will be required to include in gross income the stated interest on a Note at the time that such interest accrues or is received, in accordance with the United States Holder’s regular method of accounting for federal income tax purposes.
     Sale, Exchange or Redemption of the Notes. A United States Holder generally will recognize gain or loss on the sale, exchange or retirement (including a redemption by us) of a Note in an amount equal to the difference between the amount of cash plus the fair market value of any property received (except to the extent attributable to accrued interest which is taxable as ordinary income), and the United States Holder’s adjusted tax basis in the Note. Gain or loss recognized on the sale, exchange or retirement of a Note generally will be a capital gain or loss. Capital gain of a non-corporate United States Holder recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the Note is held more than one year. The deductibility of capital losses is subject to certain limitations.
     Registration Rights. The interest rate on the Notes is subject to increase if the Notes are not registered with the SEC within prescribed time periods. See “Registration Rights”. However, under applicable United States treasury regulations, the possibility of an additional payment on the Notes may be disregarded for the purposes of determining the amount of interest on the Notes if on the date the Notes are issued the possibility of such a payment is incidental or remote. We intend to treat the possibility that the Notes will not be registered within the prescribed time periods as a remote or incidental contingency, and therefore we believe that any additional interest resulting from a failure to register the Notes will be taxable to United States Holders only at the time it accrues or is received in accordance with each such holder’s method of accounting.
     Our determination that there is a remote likelihood of paying additional interest on the Notes is binding on each United States Holder unless the holder explicitly discloses in the manner required by applicable U.S. treasury regulations that its determination is different from ours. Our determination is not, however, binding on the IRS.
Foreign Holders
     Exchange Offer. An exchange of old notes for Notes will not result in a taxable exchange of the Notes for United States federal income tax purposes and holders will not recognize any gain or loss upon receipt of the Notes. Accordingly, the Notes will have the same issue price, adjusted tax basis and holding period in the exchange notes that the holder had in the old notes immediately before the exchange offer.
     Stated Interest. Payments of interest on a Note to a Foreign Holder will not be subject to United States federal withholding tax provided that:
1.	the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

2.	the Foreign Holder is not a controlled foreign corporation that is related to us, actually or by attribution, through stock ownership; and

3.	the Foreign Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business;

4.	the interest is not effectively connected with the conduct by the Foreign Holder of a trade or business in the United States; and

5.	the U.S. payor does not have actual knowledge or reason to know that the Foreign Holder is a United States person and:
a.	the Foreign Holder has furnished to the U.S. payor an IRS Form W-8BEN or an acceptable substitute form upon which the Foreign Holder certifies, under penalties of perjury, that the Foreign Holder is a non-United States person,

b.	in the case of payments made outside the United States to the Foreign Holder at an offshore account (generally, an account maintained by the Foreign Holder at a bank or other financial institution at any location outside the United States), the Foreign Holder has furnished to the U.S. payor documentation that establishes the Foreign Holder’s identity and the Foreign Holder’s status as a non-United States person,

c.	the U.S. payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:
•	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

•	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

•	a U.S. branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with United States treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS),
d.	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,
•	certifying to the U.S. payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

•	which is attached a copy of the IRS Form W-8BEN or acceptable substitute form, or
e.	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with United States treasury regulations.
     For purposes of this summary, we refer to this exemption from United States federal withholding tax as the “Portfolio Interest Exemption.”
     The gross amount of payments to a Foreign Holder of interest that does not qualify for the Portfolio Interest Exemption and that is not effectively connected to a United States trade or business will be subject to United States federal withholding tax at the rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.
     A Foreign Holder will generally be subject to tax in the same manner as a United States Holder with respect to payments of interest if such payments are effectively connected with the conduct of a trade or business by the Foreign Holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to a United States permanent establishment maintained by the Foreign Holder. Such effectively connected income received by a Foreign Holder which is a corporation may in certain circumstances be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate.
     To claim the benefit of a lower treaty rate or to claim exemption from withholding because the income is effectively connected with a United States trade or business, the Foreign Holder must provide a properly executed United States Treasury Form W-8BEN or Form W-8ECI (or a suitable substitute form), as applicable, prior to the payment of interest. Such certificate must contain, among other information, the name and address of the Foreign Holder.
     Foreign Holders should consult their own tax advisors regarding applicable income tax treaties, which may provide different rules.
     Sale, Exchange or Redemption of the Notes. A Foreign Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale or exchange of Notes. Additionally, a Foreign Holder will generally not be subject to United States federal income tax on gain realized on the sale or exchange of Notes for cash unless:
•	the Foreign Holder is an individual who was present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met (“United States Resident”), or

•	the gain is “effectively connected” with the conduct of a trade or business of the Foreign Holder in the United States (“Effectively Connected Income”) and, if an applicable tax treaty so provides, such gain is attributable to a United States permanent establishment maintained by such holder.

     Effectively Connected Income received by a Foreign Holder which is a corporation may in certain circumstances be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate.
Information Reporting and Backup Withholding
     Certain non-corporate United States Holders may be subject to information reporting requirements on payments of principal and interest on a Note and payments of the proceeds of the sale of a Note, and backup withholding tax (currently imposed at a rate of 28%) may apply to such payment if the United States Holder:
•	fails to furnish an accurate taxpayer identification number to the payer in the manner required,

•	is notified by the IRS that he has failed to report payments of interest or dividends properly, or

•	under certain circumstances, fails to comply with certain certification requirements.
     Information reporting requirements will apply to payments of interest to Foreign Holders where such interest is subject to withholding or exempt from United States withholding tax pursuant to a tax treaty, or where such interest is exempt from United States tax under the Portfolio Interest Exemption discussed above. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Foreign Holder resides.
     Backup withholding (currently imposed at a rate of 28%) and information reporting will not apply to payments of principal on the Notes by us to a Foreign Holder if the Foreign Holder certifies as to its status as a Foreign Holder under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our paying agent has actual knowledge or reason to know that the Foreign Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied).
     Payment of the proceeds from the disposition of Notes to or through the United States office of a broker will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the Foreign Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.
     Payment of the proceeds from the disposition of a Note to or through a non-United States office of a non-United States broker that is not a United States related person generally will not be subject to information reporting or backup withholding. For this purpose, a “United States related person” is:
•	a “controlled foreign corporation” for United States federal income tax purposes; or

•	a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a United States trade or business; or

•	a foreign partnership, if at any time during its tax year:

1.	one or more of its partners are “U.S. persons,” as defined in United States treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

2.	such foreign partnership is engaged in the conduct of a United States trade or business.

     In the case of the payment of proceeds from the disposition of Notes to or through a non-United States office of a broker that is either a United States person or a United States related person, the payments may be subject information reporting unless the broker has documentary evidence in its files that the owner is a Foreign Holder and the broker has no actual knowledge or reason to know to the contrary. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.
     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such Holder’s United States federal income tax liability provided certain required information is furnished to the IRS.
     Holders of Notes should consult their tax advisors regarding the application of the information and reporting and backup withholding rules, including such treasury regulations.
     THE ABOVE SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF NOTES IN LIGHT OF HIS, HER OR ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER OF NOTES SHOULD CONSULT HIS, HER OR ITS TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THE HOLDER OF THE OWNERSHIP AND DISPOSITION OF THE NOTES INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OR SUBSEQUENT REVISIONS OF THESE TAX LAWS.
SUMMARY OF CERTAIN UNITED STATES ERISA CONSIDERATIONS
     Any United States employee benefit plan that proposes to purchase the Notes should consult with its counsel with respect to the potential consequences of such investment under the fiduciary responsibility provisions of the United States Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, and the prohibited transaction provisions of ERISA and the Code.
     ERISA and the Code impose certain requirements on employee benefit plans and certain other retirement plans and arrangements, including individual retirement accounts and annuities, that are subject to ERISA and/or the Code, which we refer to as ERISA Plans, and on persons who are fiduciaries with respect to such ERISA Plans. A person who exercises discretionary authority or control with respect to the management or assets of an ERISA Plan will be considered a fiduciary of the ERISA Plan under ERISA. In accordance with ERISA’s general fiduciary standards, before investing in the Notes, an ERISA Plan fiduciary should determine whether such an investment is permitted under the governing ERISA Plan instruments and is appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and the Code prohibit certain transactions involving the assets of an ERISA Plan and persons who have certain specified relationships to the ERISA Plan (“parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code). Thus, an ERISA Plan fiduciary considering an investment in the Notes should also consider whether such an investment may constitute or give rise to a prohibited transaction under ERISA or the Code and whether an administrative exemption may be applicable to such investment.
     The acquisition of the Notes by an ERISA Plan could be a prohibited transaction if either ECC, an initial purchaser or any of their respective affiliates, which we refer to as an Offering Participant, are parties in interest or disqualified persons with respect to the ERISA Plan. Any prohibited transaction could be treated as exempt under ERISA and the Code if the Notes were acquired pursuant to and in accordance with one or more “class exemptions” issued by the United States Department of Labor, which we refer to as DOL, such as Prohibited Transaction Class Exemption, which we refer to as PTCE 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds) or PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts). Prior to acquiring the Notes in this offering, an ERISA Plan or fiduciary should determine either that none of the Offering Participants is a party in interest or disqualified person with respect to the ERISA Plan or that an exemption from the prohibited transaction rules is available for such acquisition.
     An ERISA Plan fiduciary considering the purchase of the Notes should consult its tax and/or legal advisors regarding ECC, the availability, if any, of exemptive relief from any potential prohibited transaction and other fiduciary issues and their potential consequences. Each purchaser acquiring the Notes with the assets of an ERISA Plan with respect to which any Offering Participant is a party in interest or a disqualified person shall be deemed to have represented that a statutory or an administrative exemption from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code is applicable to such purchaser’s acquisition of the Notes.
BOOK-ENTRY; DELIVERY AND FORM
     We will issue the Notes sold in the form of one or more global Notes. The global Notes will be deposited with, or on behalf of, the clearing agency registered under the Securities Exchange Act of 1934, or the Exchange Act, that is designated to act as the depositary for the Notes and registered in the name of the depositary or its nominee. The Depository Trust Company (“DTC”) will be the initial depositary.
     Transfer of beneficial interests in any global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which rules and procedures may change from time to time.
     The following description of DTC is based on our understanding of its current operations and procedures. These operations and procedures are solely within the control of DTC and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.
     Except as set forth below, the global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.
Depositary Procedures
     DTC has advised us that DTC is:
•	a limited-purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
     DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include:
•	securities brokers and dealers;

•	banks;

•	trust companies;

•	clearing corporations; and

•	certain other organizations.
     Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.
     We expect that pursuant to the procedures established by DTC (i) upon the issuance of the global Notes, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global Notes to the accounts of participants, and (ii) ownership of beneficial interests in the global Notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests)

and the participants (with respect to the owners of beneficial interests in the global Notes other than participants). The accounts to be credited will be designated by the initial purchasers of the beneficial interests. Ownership of beneficial interests in global Notes is limited to participants or persons that may hold interests through participants.
     So long as DTC or its nominee is the registered holder and owner of the global Notes, DTC or its nominee, as the case may be, will be considered the sole legal owner and holder of the Notes represented by the global Notes for all purposes under the indenture and the Notes. Except as set forth below, owners of beneficial interests in the global Notes will not be entitled to receive definitive notes and will not be considered to be the owners or holders of any notes under the global Notes. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global exchange note desires to take any action that DTC, as the holder of the global Notes, is entitled to take, DTC would authorize the participants to take the action, and that participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in global Notes will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the Indenture.
     We will make payments of the principal of, and interest on, the Notes represented by the global Notes registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global Notes.
     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in the global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers registered in the names of nominees for these customers. The payments, however, will be the responsibility of the participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for:
•	any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the global Notes;

•	maintaining, supervising or reviewing any records relating to the beneficial ownership interests;

•	any other aspect of the relationship between DTC and its participants; or

•	the relationship between the participants and indirect participants and the owners of beneficial interests in global Notes.
     Unless and until it is exchanged in whole or in part for definitive notes, global Notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.
     Participants in DTC will effect transfers with other participants in the ordinary way in accordance with DTC rules and will settle transfers in same-day funds. If a holder requires physical delivery of a definitive note for any reason, including to sell notes to persons in jurisdictions which require physical delivery or to pledge notes, the holder must transfer its interest in the global Notes in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.
     We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose accounts the DTC interests in the global Notes are credited and only in respect of the portion of the aggregate principal amount of the Notes as to which the participant or participants has or have given direction. However, if there is an event of default under the Notes, DTC will exchange the global Notes for definitive notes, which it will distribute to its participants. These definitive notes are subject to certain restrictions on registration of transfers and will bear appropriate legends restricting their transfer. Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in global Notes among participants of DTC, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the trustee have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for the global Notes or ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days, we will issue definitive notes in exchange for the global Notes.
     The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe are reliable, but we take no responsibility for the accuracy thereof.
PLAN OF DISTRIBUTION
     Based on interpretations by the Staff set forth in no-action letters issued to third parties, including “Exxon Capital Holdings Corporation,” available May 13, 1988, “Morgan Stanley & Co. Incorporated,” available June 5, 1991, “Mary Kay Cosmetics, Inc.,” available June 5, 1991, and “Warnaco, Inc.,” available October 11, 1991, we believe that Notes issued in exchange for the old notes may be offered for resale, resold and otherwise transferred by holders so long as such holder is not (i) our affiliate, (ii) a broker-dealer who acquired old notes directly from us or our affiliate or (iii) a broker-dealer who acquired old notes as a result of market-making or other trading activities. Offers, sales and transfers may be made without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Notes are acquired in the ordinary course of such holders’ business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Notes and that participating broker-dealers receiving Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such Notes. To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer (other than a resale of an unsold allotment from the sale of the old notes to the initial purchasers) with the prospectus contained in the registration statement relating to the exchange offer. Pursuant to the registration rights agreement, we have agreed to permit participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of such Notes. We have agreed that, for a period of one year after the consummation of the exchange offer, we will make this prospectus and any amendment or supplement to this prospectus available to any broker-dealer that requests such documents in the letter of transmittal for the exchange offer. Each holder of the old notes who wishes to exchange its old notes for Notes in the exchange offer will be required to make certain representations to us as set forth in “The Exchange Offer.” In addition, each holder who is a broker-dealer and who receives Notes for its own account in exchange for the old notes that were acquired by it as a result of market-making activities or other trading activities will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Notes.
     We will not receive any proceeds from any sale of Notes by broker-dealers. Notes received by brokers-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Notes. Any broker-dealer that resells Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal for the exchange offer states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
     We will pay all out-of-pocket expenses (other than commissions or concessions of any brokers or dealers) that we reasonably incur in connection with the registration of the Notes, including SEC filing fees and the fees of our counsel and independent accountants, as set forth in the purchase agreement relating to the offering of the old notes. We will indemnify holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.
     Following consummation of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of old notes who did not exchange their old notes for Notes in the exchange offer, on terms that may differ from those contained in the registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any such additional exchange offers. Such additional exchange offers will take place from time to time until all outstanding old notes have been exchanged for Notes pursuant to the terms and conditions herein.
VALIDITY OF THE NOTES
     The validity of the Notes offered hereby will be passed upon on our behalf by Sullivan & Cromwell LLP, Palo Alto, California. Sullivan & Cromwell LLP will rely on the opinion of R. Stanton Dodge, Esq., Executive Vice President, General Counsel and Secretary of EDBS, as to matters of Colorado law. As of May 29, 2008, Mr. Dodge owned, directly and indirectly, 43,449 shares of DISH’s Class A common stock and exercisable options that include the right to acquire 41,000 additional shares of DISH’s Class A common stock within 60 days of May 29, 2008.
EXPERTS
     The consolidated financial statements of EchoStar DBS Corporation and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, have been included herein in reliance upon the report (which contains an explanatory paragraph that the Company adopted (a) Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007, as discussed in note 2, (b) Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, and recorded a cumulative increase, net of tax, to accumulated deficit as of January 1, 2006, as discussed in note 2 and (c) Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006, discussed in note 3) of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     We may “incorporate by reference” in this prospectus information filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.
     We incorporate by reference the documents listed below (other than in each case, information that is deemed not to have been filed in accordance with SEC rules) and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete this offering (other than in each case, information that is deemed not to have been filed in accordance with SEC rules):
•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

•	our Current Report on Form 8-K filed January 8, 2008;

•	our Current Report on Form 8-K filed February 6, 2008;

•	our Current Reports on Form 8-K filed March 17, 2008;

•	our Current Report on Form 8-K filed March 21, 2008;

•	our Current Report on Form 8-K filed April 17, 2008;

•	our Current Report on Form 8-K filed May 20, 2008;

•	our Current Report on Form 8-K filed on May 21, 2008; and

•	our Current Report on Form 8-K filed on May 28, 2008.
     You can obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address described above. You may request free copies of any of these filings by writing or calling us at our principal offices, which are located at the following address:
EchoStar DBS Corporation
9601 South Meridian Boulevard
Englewood, Colorado 80112
Attention: R. Stanton Dodge
(303) 723-1000

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholder
EchoStar DBS Corporation:
We have audited the accompanying consolidated balance sheets of EchoStar DBS Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholder’s equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EchoStar DBS Corporation and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.
As discussed in note 2 to the accompanying consolidated financial statements, effective January 1, 2007, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes. As discussed in note 2 to the accompanying consolidated financial statements, during the fourth quarter of 2006, the Company adopted Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements. In accordance with the transition provisions of SAB No. 108, the Company recorded a cumulative increase, net of tax, to accumulated deficit as of January 1, 2006. As discussed in note 3 to the accompanying consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

KPMG LLP
Denver, Colorado
March 5, 2008

ECHOSTAR DBS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	As of December 31,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$606,990	$1,667,130
Marketable investment securities	495,760	697,646
Trade accounts receivable, net of allowance for uncollectible accounts of $14,019 and $14,205, respectively	685,109	665,374
Advances to affiliates	78,578	107,834
Inventories, net	295,200	237,493
Current deferred tax assets (Note 6)	38,297	280,325
Other current assets	77,929	102,433

Total current assets	2,277,863	3,758,235
Restricted cash and marketable investment securities	159,046	156,503
Property and equipment, net (Note 4)	3,471,034	3,500,155
FCC authorizations	802,691	705,228
Intangible assets, net (Note 2)	150,424	189,905
Other noncurrent assets, net	169,319	117,947

Total assets	$7,030,377	$8,427,973

Liabilities and Stockholder’s Equity (Deficit)
Current Liabilities:
Trade accounts payable	$289,649	$257,460
Advances from affiliates	85,613	128,568
Deferred revenue and other	853,791	819,773
Accrued programming	914,074	913,687
Income taxes payable	145,747	35,682
Other accrued expenses	561,576	493,254
5 3/4% Senior Notes due 2008	1,000,000	—
Current portion of capital lease obligations, mortgages and other notes payable (Note 5)	49,057	38,435

Total current liabilities	3,899,507	2,686,859

Long-term obligations, net of current portion:
5 3/4% Senior Notes due 2008	—	1,000,000
6 3/8% Senior Notes due 2011	1,000,000	1,000,000
6 5/8% Senior Notes due 2014	1,000,000	1,000,000
7 1/8% Senior Notes due 2016	1,500,000	1,500,000
7% Senior Notes due 2013	500,000	500,000
Capital lease obligations, mortgages and other notes payable, net of current portion (Note 5)	547,608	403,526
Deferred tax liabilities	327,318	318,219
Long-term deferred revenue, distribution and carriage payments and other long-term liabilities	259,656	275,131

Total long-term obligations, net of current portion	5,134,582	5,996,876

Total liabilities	9,034,089	8,683,735

Commitments and Contingencies (Note 8)

Stockholder’s Equity (Deficit):
Common stock, $.01 par value, 1,000,000 shares authorized, 1,015 shares issued and outstanding	—	—
Additional paid-in capital	1,121,012	1,032,925
Accumulated other comprehensive income (loss)	396	254
Accumulated earnings (deficit)	(3,125,120)	(1,288,941)

Total stockholder’s equity (deficit)	(2,003,712)	(255,762)

Total liabilities and stockholder’s equity (deficit)	$7,030,377	$8,427,973

The accompanying notes are an integral part of these consolidated financial statements.

ECHOSTAR DBS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(In thousands)

	For the Years Ended December 31,
	2007	2006	2005
Revenue:
Subscriber-related revenue	$10,673,821	$9,422,271	$8,027,651
Equipment sales	349,497	359,856	364,515
Other	37,165	30,620	51,003

Total revenue	11,060,483	9,812,747	8,443,169

Costs and Expenses:
Subscriber-related expenses (exclusive of depreciation shown below — Note 4)	5,488,396	4,822,310	4,111,230
Satellite and transmission expenses (exclusive of depreciation shown below — Note 4)	180,446	144,931	131,559
Cost of sales — equipment	263,997	282,831	272,623
Cost of sales — other	5,820	7,215	22,437
Subscriber acquisition costs:
Cost of sales — subscriber promotion subsidies (exclusive of depreciation shown below — Note 4)	128,739	138,721	130,680
Other subscriber promotion subsidies	1,219,943	1,246,836	1,180,516
Subscriber acquisition advertising	226,742	215,355	184,004

Total subscriber acquisition costs	1,575,424	1,600,912	1,495,200
General and administrative	577,743	539,630	442,290
Litigation expense	33,907	93,969	—
Depreciation and amortization (Note 4)	1,320,625	1,110,385	800,060

Total costs and expenses	9,446,358	8,602,183	7,275,399

Operating income (loss)	1,614,125	1,210,564	1,167,770

Other income (expense):
Interest income	103,619	121,873	34,641
Interest expense, net of amounts capitalized	(372,612)	(389,993)	(305,265)
Gain on insurance settlement	—	—	134,000
Other	(562)	(7,923)	(1,807)

Total other income (expense)	(269,555)	(276,043)	(138,431)

Income (loss) before income taxes	1,344,570	934,521	1,029,339
Income tax benefit (provision), net (Note 6)	(534,176)	(333,464)	107,274

Net income (loss)	$810,394	$601,057	$1,136,613

Foreign currency translation adjustment	123	167	(155)
Unrealized holding gains (losses) on available-for-sale securities	22	401	1,024
Recognition of previously unrealized (gains) losses on available-for-sale securities included in net income (loss)	—	—	—
Deferred income tax (expense) benefit attributable to unrealized holding gains (losses) on available-for-sale securities	(3)	(134)	232

Comprehensive income (loss)	$810,536	$601,491	$1,137,714

The accompanying notes are an integral part of these consolidated financial statements.

ECHOSTAR DBS CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY (DEFICIT)
(In thousands)

				Accumulated
				Deficit and
				Accumulated
			Additional	Other
	Common Stock		Paid-In	Comprehensive
	Shares	Amount	Capital	Income (Loss)	Total
Balance, December 31, 2004	1	$—	$929,002	$(2,204,448)	$(1,275,446)

Deferred stock-based compensation recognized	—	—	302	—	302
Reversal of valuation allowance associated with stock-based compensation and tax benefits	—	—	82,039	—	82,039
Deferred income tax (expense) benefit attributable to unrealized holding gains (losses) on available-for-sale securities	—	—	—	232	232
Change in unrealized holding gains (losses) on available-for-sale securities, net	—	—	—	1,024	1,024
Foreign currency translation	—	—	—	(155)	(155)
Dividend to EOC	—	—	—	(200,000)	(200,000)
Net income (loss)	—	—	—	1,136,613	1,136,613

Balance, December 31, 2005	1	$—	$1,011,343	$(1,266,734)	$(255,391)

SAB 108 adjustments, net of tax of $37.4 million	—	—	—	(62,345)	(62,345)
Capital distribution to affiliate				(161,099)	(161,099)
Stock-based compensation, net of tax	—	—	21,360	—	21,360
Deferred income tax (expense) benefit attributable to unrealized holding gains (losses) on available-for-sale securities	—	—	—	(134)	(134)
Change in unrealized holding gains (losses) on available-for-sale securities, net	—	—	—	401	401
Foreign currency translation	—	—	—	167	167
Dividend to EOC	—	—	—	(400,000)	(400,000)
Other	—	—	222	—	222
Net income (loss)	—	—	—	601,057	601,057

Balance, December 31, 2006	1	$—	$1,032,925	$(1,288,687)	$(255,762)

Capital contribution from DNC (Note 13)	—	—	56,390	—	56,390
Stock-based compensation, net of tax	—	—	31,697	—	31,697
Deferred income tax (expense) benefit attributable to unrealized holding gains (losses) on available-for-sale securities	—	—	—	(3)	(3)
Change in unrealized holding gains (losses) on available-for-sale securities, net	—	—	—	22	22
Foreign currency translation	—	—	—	123	123
Dividend to EOC (Note 13)	—	—	—	(2,646,753)	(2,646,753)
Other		—	—	180	180
Net income (loss)	—	—	—	810,394	810,394

Balance, December 31, 2007	1	$—	$1,121,012	$(3,124,724)	$(2,003,712)

The accompanying notes are an integral part of these consolidated financial statements.

ECHOSTAR DBS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Years Ended December 31,
	2007	2006	2005
Cash Flows From Operating Activities:
Net income (loss)	$810,394	$601,057	$1,136,613
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	1,320,625	1,110,385	800,060
Equity in losses (earnings) of affiliates	831	—	—
Gain on insurance settlement	—	—	(134,000)
Non-cash, stock-based compensation recognized	21,329	17,435	302
Deferred tax expense (benefit) (Note 6)	255,852	274,762	(143,247)
Amortization of debt discount and deferred financing costs	3,650	7,149	3,427
Other, net	5,279	(4,386)	(534)
Change in noncurrent assets	2,768	54,955	21,757
Change in long-term deferred revenue, distribution and carriage payments and other long-term liabilities	(15,475)	50,956	(31,298)
Changes in current assets and current liabilities:
Trade accounts receivable	(20,009)	(193,564)	(5,530)
Allowance for doubtful accounts	(186)	5,406	370
Advances to affiliates	71,314	64,824	(141,203)
Inventories	(80,841)	16,707	71,972
Other current assets	27,284	11,144	(18,316)
Trade accounts payable	30,791	37,319	(20,597)
Advances from affiliates	(80,264)	76,476	11,632
Deferred revenue and other	31,305	62,600	162
Accrued programming and other accrued expenses	206,326	307,207	161,175

Net cash flows from operating activities	2,590,973	2,500,432	1,712,745

Cash Flows From Investing Activities:
Purchases of marketable investment securities	(2,543,929)	(1,865,225)	(626,577)
Sales and maturities of marketable investment securities	2,743,995	1,480,723	424,734
Purchases of property and equipment	(1,111,536)	(1,429,957)	(1,392,708)
Proceeds from insurance settlement	—	—	240,000
Change in restricted cash and marketable investment securities	(701)	(48,799)	(3,305)
FCC authorizations	(97,463)	—	(8,961)
Purchase of technology-based intangibles	—	—	(25,500)
Purchase of strategic investments included in noncurrent assets and other	(21,775)	(560)	—
Other	3,469	(843)	(7)

Net cash flows from investing activities	(1,027,940)	(1,864,661)	(1,392,324)

Cash Flows From Financing Activities:
Proceeds from issuance of 7 1/8% Senior Notes due 2016	—	1,500,000	—
Proceeds from issuance of 7% Senior Notes due 2013	—	500,000	—
Redemption of Floating Rate Senior Notes due 2008	—	(500,000)	—
Redemption and repurchases of 9 1/8% Senior Notes due 2009, respectively	—	(441,964)	(4,189)
Deferred debt issuance costs	—	(14,210)	—
Capital contribution from DNC (Note 13)	53,642	—	—
Dividend to EOC (Note 13)	(2,645,805)	(400,000)	(200,000)
Capital distribution to affiliate	—	(161,099)	—
Repayment of capital lease obligations, mortgages and other notes payable	(43,515)	(40,642)	(45,826)
Excess tax benefits recognized on stock option exercises	12,505	6,888	—

Net cash flows from financing activities	(2,623,173)	448,973	(250,015)

Net increase (decrease) in cash and cash equivalents	(1,060,140)	1,084,744	70,406
Cash and cash equivalents, beginning of period	1,667,130	582,386	511,980

Cash and cash equivalents, end of period	$606,990	$1,667,130	$582,386

     The accompanying notes are an integral part of these consolidated financial statements.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization and Business Activities
EchoStar DBS Corporation (“EDBS,” the “Company,” “we,” “us” and/or “our”) is a holding company and a wholly-owned subsidiary of DISH Network Corporation (“DNC”), formerly known as EchoStar Communications Corporation, a publicly traded company listed on the Nasdaq Global Select Market. EDBS was formed under Colorado law in January 1996. Unless otherwise stated herein, or the context otherwise requires, references herein to DNC shall include DISH Network Corporation, EDBS and all direct and indirect wholly-owned subsidiaries thereof.
Principal Business
As of December 31, 2007, the operations of DNC included two primary interrelated business units:
•	The DISH Network — which provides a direct broadcast satellite (“DBS”) subscription television service in the United States; and

•	EchoStar Technologies Corporation (“ETC”) — which designs and develops DBS receivers, antennae and other digital equipment for the DISH Network. We refer to this equipment collectively as “receiver systems.” ETC also designs, develops and distributes similar equipment for international customers.
We have deployed substantial resources to develop the “DISH Network DBS System.” The DISH Network DBS System consists of our Federal Communications Commission (“FCC”) authorized DBS and Fixed Satellite Service (“FSS”) spectrum, our owned and leased satellites, receiver systems, digital broadcast operations centers, customer service facilities, in-home service and call center operations and certain other assets utilized in our operations. Our principal business strategy is to continue developing our subscription television service in the United States to provide consumers with a fully competitive alternative to others in the multi-channel video programming distribution (“MVPD”) industry.
Spin-off of Technology and Certain Infrastructure Assets
On September 25, 2007, DNC announced its intention to separate its technology and certain infrastructure assets into a separate publicly-traded company. EchoStar Corporation (“EchoStar”), formerly known as EchoStar Holding Corporation, was incorporated in Nevada on October 12, 2007 to effect the separation. DNC completed the separation into two companies (the “Spin-off”) on January 1, 2008. DNC and EchoStar now operate independently, and neither entity has any ownership interest in the other. The two entities consist of the following:
•	DNC, which retains its subscription television business, and

•	EchoStar Corporation, which holds the digital set-top box business, certain satellites, uplink and satellite transmission assets, real estate and other assets and related liabilities formerly held by DNC.
In connection with the Spin-off, DNC contributed certain satellites, uplink and satellite transmission assets, real estate and other assets and related liabilities held by us, including $1.0 billion of cash, to EchoStar. Following the Spin-off, DNC and EchoStar will operate separately, and neither we nor DNC will have any interest in the assets and related liabilities contributed by DNC to EchoStar as part of the Spin-off. The effects of the contribution of the assets and liabilities previously held by us to EchoStar are not reflected in our historical consolidated financial statements for periods prior to January 1, 2008.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
Organization and Legal Structure
The following table summarizes the organizational structure of DNC and its principal subsidiaries as of December 31, 2007:

Referred to
Legal Entity	Herein As	Parent
DISH Network Corporation	DNC	Publicly owned
EchoStar Orbital Corporation	EOC	ECC
EchoStar Orbital Corporation II	EOC II	EOC
EchoStar DBS Corporation	EDBS	EOC
EchoStar Satellite L.L.C.	ESLLC	EDBS
EchoStar Satellite Operating Corporation	SATCO	ESLLC
Echosphere L.L.C.	Echosphere	EDBS
EchoStar Technologies Corporation	ETC	EDBS
DISH Network Service L.L.C.	DNSLLC	EDBS
As of December 31, 2007, all of DNC’s DBS FCC licenses and 11 of its in-orbit satellites were owned by one of our subsidiaries. EchoStar XI and our Ka-band satellites are held in EOC II, our sister company. DNC’s satellite lease contracts are also held by one of our subsidiaries. Substantially all of DNC’s operations are conducted by our subsidiaries.
2. Summary of Significant Accounting Policies
Principles of Consolidation and Basis of Presentation
We consolidate all majority owned subsidiaries and investments in entities in which we have controlling influence. Non-majority owned investments are accounted for using the equity method when we have the ability to significantly influence the operating decisions of the issuer. When we do not have the ability to significantly influence the operating decisions of an issuer, the cost method is used. For entities that are considered variable interest entities we apply the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities — An Interpretation of ARB No. 51” (“FIN 46R”). All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for each reporting period. Estimates are used in accounting for, among other things, allowances for uncollectible accounts, inventory allowances, self-insurance obligations, deferred taxes and related valuation allowances, uncertain tax positions, loss contingencies, fair values of financial instruments, fair value of options granted under our stock-based compensation plans, fair value of assets and liabilities acquired in business combinations, capital leases, asset impairments, useful lives of property, equipment and intangible assets, retailer commissions, programming expenses, subscriber lives and royalty obligations. Actual results may differ from previously estimated amounts, and such differences may be material to the Consolidated Financial Statements. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected prospectively beginning in the period they occur.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
Foreign Currency Translation
The functional currency of the majority of our foreign subsidiaries is the U.S. dollar because their sales and purchases are predominantly denominated in that currency. However, for our subsidiaries where the functional currency is the local currency, we translate assets and liabilities into U.S. dollars at the period-end exchange rate and revenues and expenses based on the exchange rates at the time such transactions arise, if known, or at the average rate for the period. The difference is recorded to equity as a component of other comprehensive income (loss). Financial assets and liabilities denominated in currencies other than the functional currency are recorded at the exchange rate at the time of the transaction and subsequent gains and losses related to changes in the foreign currency are included in other miscellaneous income and expense. Net transaction gains (losses) during 2007, 2006 and 2005 were not significant.
Statements of Cash Flows Data
The following presents our supplemental cash flow statement disclosure:

	For the Years Ended December 31,
	2007	2006	2005
	(In thousands)
Cash paid for interest	$375,718	$345,296	$299,062
Capitalized interest	7,434	12,079	—
Cash received for interest	103,619	121,873	34,641
Cash paid for income taxes	37,510	14,903	15,498
Capital distribution for EchoStar X to EOC	—	161,099	—
Satellite financed under capital lease obligations	198,219	—	191,950
Satellite and other vendor financing	—	15,000	1,940
Cash and Cash Equivalents
We consider all liquid investments purchased with an original maturity of 90 days or less to be cash equivalents. Cash equivalents as of December 31, 2007 and 2006 consist of money market funds, government bonds, corporate notes and commercial paper. The cost of these investments approximates their fair value.
Marketable and Non-Marketable Investment Securities and Restricted Cash
We currently classify all marketable investment securities as available-for-sale. We adjust the carrying value of our available-for-sale securities to fair value and report the related temporary unrealized gains and losses as a separate component of “Accumulated other comprehensive income (loss)” within “Total stockholder’s equity (deficit),” net of related deferred income tax. Declines in the fair value of a marketable investment security which are estimated to be “other than temporary” are recognized in the Consolidated Statements of Operations and Comprehensive Income (Loss), thus establishing a new cost basis for such investment. We evaluate our marketable investment securities portfolio on a quarterly basis to determine whether declines in the fair value of these securities are other than temporary. This quarterly evaluation consists of reviewing, among other things, the fair value of our marketable investment securities compared to the carrying amount, the historical volatility of the price of each security and any market and company specific factors related to each security. Generally, absent specific factors to the contrary, declines in the fair value of investments below cost basis for a continuous period of less than six months are considered to be temporary. Declines in the fair value of investments for a continuous period of six to nine months are evaluated on a case by case basis to determine whether any company or market-specific factors exist which would indicate that such declines are other than temporary. Declines in the fair value of investments below cost basis for a continuous period greater than nine months are considered other than temporary and are recorded as charges to earnings, absent specific factors to the contrary.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
The following table reflects the length of time that the individual securities have been in an unrealized loss position, aggregated by investment category. We are not aware of any specific factors which indicate the unrealized loss in these investments is due to anything other than temporary market fluctuations. We have the ability and intent to hold our investments in bonds until maturity when the issuer is required to redeem them at their full face value.

			As of December 31, 2007
			Less than Six Months		Six to Nine Months		Nine Months or More
	Primary	Maturity
Investment	Reason for	in	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Category	Unrealized Loss	Months	Value	Loss	Value	Loss	Value	Loss
			(In thousands)
	Temporary market
Corporate bonds	fluctuations	1-13	$277,478	$(5,504)	$125,344	$(1,466)	$—	$—

Total			$277,478	$(5,504)	$125,344	$(1,466)	$—	$—

			As of December 31, 2006
			(In thousands)
	Changes in Interest
Government bonds	rates	1-24	$75,572	$(227)	$—	$—	$26,211	$(12)

Total			$75,572	$(227)	$—	$—	$26,211	$(12)

Other Investment Securities. We also have several strategic investments in certain non-marketable equity securities including equity interests which we generally receive in exchange for non-cash consideration which are included in “Other noncurrent assets, net” on our Consolidated Balance Sheets. Generally, we account for our unconsolidated equity investments under either the equity method or cost method of accounting. Because these equity securities are generally not publicly traded, it is not practical to regularly estimate the fair value of the investments; however, these investments are subject to an evaluation for other than temporary impairment on a quarterly basis. This quarterly evaluation consists of reviewing, among other things, company business plans and current financial statements, if available, for factors that may indicate an impairment of our investment. Such factors may include, but are not limited to, cash flow concerns, material litigation, violations of debt covenants and changes in business strategy. The fair value of these equity investments is not estimated unless there are identified changes in circumstances that may indicate an impairment exists and these changes are likely to have a significant adverse effect on the fair value of the investment. As of December 31, 2007 and 2006, we had $78 million and $53 million aggregate carrying amount of non-marketable, unconsolidated strategic equity investments, respectively. As of December 31, 2007 and 2006, $59 million and $53 million of the non-marketable, unconsolidated strategic equity investments were accounted for under the cost method. During the years ended December 31, 2007, 2006 and 2005, we did not record any charge to earnings for other than temporary declines in the fair value of our non-marketable investment securities.
Our ability to realize value from our strategic investments in companies that are not publicly traded is dependent on the success of their business and their ability to obtain sufficient capital to execute their business plans. Because private markets are not as liquid as public markets, there is also increased risk that we will not be able to sell these investments, or that when we desire to sell them we will not be able to obtain fair value for them.
Restricted Cash and Marketable Investment Securities. As of December 31, 2007 and 2006, restricted cash and marketable investment securities included amounts set aside as collateral for investments in marketable securities and our letters of credit. Additionally, restricted cash and marketable investment securities as of December 31, 2007 and 2006 included $101 million in escrow related to our litigation with Tivo.
The major components of marketable investment securities and restricted cash are as follows:

	Marketable Investment Securities		Restricted Cash
	As of December 31,		As of December 31,
	2007	2006	2007	2006
	(In thousands)
Government bonds	$—	$237,814	$54,076	$137,723
Corporate notes and bonds	495,760	459,832	—	—
Restricted cash	—	—	104,970	18,780

	$495,760	$697,646	$159,046	$156,503

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
As of December 31, 2007, marketable investment securities and restricted cash include debt securities of $263 million with contractual maturities of one year or less and $392 million with contractual maturities greater than one year. Actual maturities may differ from contractual maturities as a result of our ability to sell these securities prior to maturity.
Inventories
Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. Proprietary products are built by contract manufacturers to our specifications. We depend on a few manufacturers, and in some cases a single manufacturer, for the production of our receivers and many components of our receiver systems. Manufactured inventories include materials, labor, freight-in, royalties and manufacturing overhead. Inventories consist of the following:

	As of December 31,
	2007	2006
	(In thousands)
Finished goods — DBS	$159,894	$132,533
Raw materials	66,058	49,958
Work-in-process — service repair and refurbishment	67,542	51,870
Work-in-process — new	13,417	14,203
Consignment	2,963	1,669

Subtotal	$309,874	$250,233
Inventory allowance	(14,674)	(12,740)

Inventories, net	$295,200	$237,493

Property and Equipment
Property and equipment are stated at cost. Cost includes capitalized interest of $7 million and $12 million during the years ended December 31, 2007 and 2006, respectively. We did not record any capitalized interest during the year ended December 31, 2005. The costs of satellites under construction including certain amounts prepaid under our satellite service agreements are capitalized during the construction phase, assuming the eventual successful launch and in-orbit operation of the satellite. If a satellite were to fail during launch or while in-orbit, the resultant loss would be charged to expense in the period such loss was incurred. The amount of any such loss would be reduced to the extent of insurance proceeds estimated to be received, if any. Depreciation is recorded on a straight-line basis over lives ranging from one to forty years. Repair and maintenance costs are charged to expense when incurred. Renewals and betterments are capitalized.
Long-Lived Assets
We account for impairments of long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). We review our long-lived assets and identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based on the guidance under SFAS 144, we evaluate our satellite fleet for recoverability as one asset group. For assets which are held and used in operations, the asset would be impaired if the carrying value of the asset (or asset group) exceeded its undiscounted future net cash flows. Once an impairment is determined, the actual impairment is reported as the difference between the carrying value and the fair value as estimated using discounted cash flows. Assets which are to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. We consider relevant cash flow, estimated future operating results, trends and other available information in assessing whether the carrying value of assets are recoverable.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
Goodwill and Other Intangible Assets
We account for our goodwill and intangible assets in accordance with the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), which requires goodwill and intangible assets with indefinite useful lives not be amortized, but to be tested for impairment annually or whenever indicators of impairments arise. Intangible assets that have finite lives continue to be amortized over their estimated useful lives. Our intangible assets consist of, among other things, FCC licenses. Generally, we have determined that our FCC licenses have indefinite useful lives due to the following:
•	FCC spectrum is a non-depleting asset;

•	Existing DBS licenses are integral to our business and will contribute to cash flows indefinitely;

•	Replacement satellite applications are generally authorized by the FCC subject to certain conditions, without substantial cost under a stable regulatory, legislative and legal environment;

•	Maintenance expenditures in order to obtain future cash flows are not significant;

•	DBS licenses are not technologically dependent; and

•	We intend to use these assets indefinitely.
In accordance with the guidance of EITF Issue No. 02-7, “Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Asset” (“EITF 02-7”), we combine all our indefinite life FCC licenses into a single unit of accounting. The analysis encompasses future cash flows from satellites transmitting from such licensed orbital locations, including revenue attributable to programming offerings from such satellites, the direct operating and subscriber acquisition costs related to such programming, and future capital costs for replacement satellites. Projected revenue and cost amounts included current and projected subscribers. In conducting our annual impairment test in 2007, we determined that the estimated fair value of the FCC licenses, calculated using the discounted cash flow analysis, exceeded their carrying amount.
During 2007, we participated in an FCC auction for licenses in the 1.4 GHz band and were the winning bidder for several licenses with total winning bids of $57 million. DNC transferred these licenses to EchoStar in the Spin-off.
As of December 31, 2007 and 2006, our identifiable intangibles subject to amortization consisted of the following:

	As of
	December 31, 2007		December 31, 2006
	Intangible	Accumulated	Intangible	Accumulated
	Assets	Amortization	Assets	Amortization
	(In thousands)
Contract based	$188,205	$(60,381)	$189,286	$(45,842)
Customer relationships	73,298	(68,466)	73,298	(50,142)
Technology-based	25,500	(7,732)	25,500	(5,555)

Total	$287,003	$(136,579)	$288,084	$(101,539)

Amortization of these intangible assets, recorded on a straight line basis over an average finite useful life primarily ranging from approximately three to twelve years, was $36 million and $37 million for the years ended December 31, 2007 and 2006, respectively.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
Estimated future amortization of our identifiable intangible assets as of December 31, 2007 is as follows (in thousands):

For the Years Ending December 31,
2008	$22,502
2009	17,671
2010	17,671
2011	17,671
2012	17,671
Thereafter	57,238

Total	$150,424

Long-Term Deferred Revenue, Distribution and Carriage Payments
Certain programmers provide us up-front payments. Such amounts are deferred and in accordance with EITF Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” (“EITF 02-16”) are recognized as reductions to “Subscriber-related expenses” on a straight-line basis over the relevant remaining contract term (up to 10 years). The current and long-term portions of these deferred credits are recorded in the Consolidated Balance Sheets in “Deferred revenue and other” and “Long-term deferred revenue, distribution and carriage payments and other long-term liabilities,” respectively.
We receive equity interests in content providers in consideration for or in conjunction with affiliation agreements. We account for these equity interests received in accordance with Emerging Issues Task Force Issue No. 00-8, “Accounting by a Grantee for an Equity Instrument to be Received in Conjunction with Providing Goods or Services” (“EITF 00-8”).
Sales Taxes
In accordance with the guidance of EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement” (“EITF 06-3”), we account for sales taxes imposed on our goods and services on a net basis in our “Consolidated Statements of Operations and Comprehensive Income (Loss).” Since we primarily act as an agent for the governmental authorities, the amount charged to the customer is collected and remitted directly to the appropriate jurisdictional entity.
Income Taxes
We establish a provision for income taxes currently payable or receivable and for income tax amounts deferred to future periods in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 requires that deferred tax assets or liabilities be recorded for the estimated future tax effects of differences that exist between the book and tax bases of assets and liabilities. Deferred tax assets are offset by valuation allowances in accordance with SFAS 109, when we believe it is more likely than not that such net deferred tax assets will not be realized.
Accounting for Uncertainty in Income Taxes
We adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN 48”), on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.
In addition to filing federal income tax returns, we and one or more of our subsidiaries file income tax returns in all states that impose an income tax and a small number of foreign jurisdictions where we have immaterial operations. We are subject to U.S. federal, state and local income tax examinations by tax authorities for the years beginning in

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
1996 due to the carryover of previously incurred net operating losses. As of December 31, 2007, no taxing authority has proposed any significant adjustments to our tax positions. We have no significant current tax examinations in process.
As a result of the implementation of FIN 48, we recognized a less than $1 million credit to “Accumulated earnings (deficit).” A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Balance as of January 1, 2007	$10,445
Additions based on tax positions related to the current year	6,875
Additions for tax positions of prior years	2,840

Balance as of December 31, 2007	$20,160

We have $28 million in unrecognized tax benefits that, if recognized, would affect the effective tax rate. We do not expect that the unrecognized tax benefit will change significantly within the next 12 months.
Accrued interest on tax positions are recorded as a component of interest expense and penalties in other income (expense). During the year ended December 31, 2007, we recorded approximately $2 million in interest and penalty expense to earnings. Accrued interest and penalties was $3 million at December 31, 2007.
Fair Value of Financial Instruments
Fair values for our publicly traded debt securities are based on quoted market prices. The fair values of our private debt is estimated based on an analysis in which we evaluate market conditions, related securities, various public and private offerings, and other publicly available information. In performing this analysis, we make various assumptions, among other things, regarding credit spreads, and the impact of these factors on the value of the notes.
The following table summarizes the book and fair values of our debt facilities at December 31, 2007 and 2006:

	As of December 31,		As of December 31,
	2007		2006
	Book Value	Fair Value	Book Value	Fair Value
	(In thousands)
5 3/4% Senior Notes due 2008	$1,000,000	$997,500	$1,000,000	$993,750
6 3/8% Senior Notes due 2011	1,000,000	1,019,000	1,000,000	993,750
6 5/8% Senior Notes due 2014	1,000,000	995,000	1,000,000	971,250
7 1/8% Senior Notes due 2016	1,500,000	1,522,500	1,500,000	1,494,375
7 % Senior Notes due 2013	500,000	505,000	500,000	497,500
Mortgages and other notes payable	33,118	33,118	37,019	37,019

Subtotal	5,033,118	5,072,118	5,037,019	4,987,644
Capital lease obligations (1)	563,547	N/A	404,942	N/A

Total	$5,596,665	$5,072,118	$5,441,961	$4,987,644

(1)	Pursuant to SFAS No. 107 “Disclosures about Fair Value of Financial Instruments,” disclosure regarding fair value of capital leases is not required.
As of December 31, 2007 and 2006, the book value is equal to or approximates fair value for cash and cash equivalents, marketable investment securities, trade accounts receivable, net of allowance for doubtful accounts, and current liabilities due to their short-term nature.
Deferred Debt Issuance Costs
Costs of issuing debt are generally deferred and amortized to interest expense over the terms of the respective notes (Note 5).

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
Revenue Recognition
We recognize revenue when an arrangement exists, prices are determinable, collectibility is reasonably assured and the goods or services have been delivered. Revenue from our subscription television services is recognized when programming is broadcast to subscribers. Programming payments received from subscribers in advance of the broadcast or service period are recorded as “Deferred revenue” in the Consolidated Balance Sheets until earned. For certain of our promotions relating to our receiver systems, subscribers are charged an upfront fee. A portion of this fee may be deferred and recognized over 48 to 60 months, depending on whether the fee is received from existing or new subscribers. Revenue from advertising sales is recognized when the related services are performed.
Subscriber fees for equipment rental, additional outlets and fees for receivers with multiple tuners, high definition (“HD”) receivers, digital video recorders (“DVRs”), and HD DVRs, our DishHOME Protection Plan and other services are recognized as revenue, monthly as earned. Revenue from equipment sales and equipment upgrades are recognized upon shipment to customers.
Revenue from equipment sales to AT&T pursuant to our original agreement with AT&T is deferred and recognized over the estimated average co-branded subscriber life. Revenue from installation and certain other services performed at the request of AT&T is recognized upon completion of the services. Further, development and implementation fees received from AT&T will continue to be recognized over the estimated average subscriber life of all subscribers acquired under both the original and revised agreements with AT&T.
Accounting for certain of our existing and new subscriber promotions which include programming discounts and subscriber rebates falls under the scope of EITF Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Capital Products)” (“EITF 01-9”). In accordance with EITF 01-9, programming revenues under these promotions are recorded as earned at the discounted monthly rate charged to the subscriber. See “Subscriber Acquisition Promotions” below for discussion regarding the accounting for costs under these promotions.
Subscriber-Related Expenses
The cost of television programming distribution rights is generally incurred on a per subscriber basis and various upfront carriage payments are recognized when the related programming is distributed to subscribers. The cost of television programming rights to distribute live sporting events for a season or tournament is charged to expense using the straight-line method over the course of the season or tournament. “Subscriber-related expenses” in the Consolidated Statements of Operations and Comprehensive Income (Loss) principally include programming expenses, costs incurred in connection with our in-home service and call center operations, overhead costs associated with our installation business, copyright royalties, billing costs, residual commissions paid to distributors, direct marketers, retailers and telecommunications partners, refurbishment and repair costs related to our receiver systems, subscriber retention and other variable subscriber expenses. These costs are recognized as the services are performed or as incurred.
“Subscriber-related expenses” also include the cost of sales from equipment sales, and expenses related to installation and other services from our original agreement with AT&T. Cost of sales from equipment sales to AT&T are deferred and recognized over the estimated average co-branded subscriber life. Expenses from installation and certain other services performed at the request of AT&T are recognized as the services are performed. Under the revised AT&T agreement, we are including costs from equipment and installations in “Subscriber acquisition costs” or, for leased equipment, in capital expenditures, rather than in “Subscriber-related expenses.” We are continuing to include in “Subscriber-related expenses” the costs deferred from equipment sales made to AT&T. These costs are being amortized over the estimated life of the subscribers acquired under the original AT&T agreement.
Subscriber Acquisition Promotions
DISH Network subscribers have the choice of purchasing or leasing the satellite receiver and other equipment necessary to receive our programming. We generally subsidize installation and all or a portion of the cost of our receiver systems in order to attract new DISH Network subscribers. As a result of our promotions, most of our new subscribers choose to lease their equipment.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
Equipment Lease Promotion. We retain title to receivers and certain other equipment offered pursuant to our equipment lease promotions. As a result, equipment leased to new and existing subscribers is capitalized and depreciated over their estimated useful lives.
Subscriber Acquisition Costs. Subscriber acquisition costs in our Consolidated Statements of Operations and Comprehensive Income (Loss) consist of costs incurred to acquire new subscribers through third parties and our direct customer acquisition distribution channel. Subscriber acquisition costs include the following line items from our Consolidated Statements of Operations and Comprehensive Income (Loss):
•	“Cost of sales — subscriber promotion subsidies” includes the cost of our receiver systems sold to retailers and other distributors of our equipment and receiver systems sold directly by us to subscribers.

•	“Other subscriber promotion subsidies” includes net costs related to promotional incentives and costs related to installation.

•	“Subscriber acquisition advertising” includes advertising and marketing expenses related to the acquisition of new DISH Network subscribers. Advertising costs are expensed as incurred.
Accounting for dealer sales under our promotions falls within the scope of EITF 01-9. In accordance with that guidance, we characterize amounts paid to our independent dealers as consideration for equipment installation services and for equipment buydowns (commissions and rebates) as a reduction of revenue. We expense payments for equipment installation services as “Other subscriber promotion subsidies.” Our payments for equipment buydowns represent a partial or complete return of the dealer’s purchase price and are, therefore, netted against the proceeds received from the dealer. We report the net cost from our various sales promotions through our independent dealer network as a component of “Other subscriber promotion subsidies.” No net proceeds from the sale of subscriber related equipment pursuant to our subscriber acquisition promotions are recognized as revenue.
Research and Development Costs
Research and development costs are expensed as incurred. Research and development costs totaled $50 million, $50 million and $37 million for the years ended December 31, 2007, 2006 and 2005, respectively.
New Accounting Pronouncements
Revised Business Combinations
In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141R (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R replaces SFAS 141 and establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, including goodwill, the liabilities assumed and any non-controlling interest in the acquiree. SFAS 141R also establishes disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement is effective for fiscal years beginning after December 15, 2008. We are currently evaluating the impact the adoption of SFAS 141R will have on our financial position and results of operations.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
Noncontrolling Interests in Consolidated Financial Statements
In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This standard is effective for fiscal years beginning after December 15, 2008. We are currently evaluating the impact the adoption of SFAS 160 will have on our financial position and results of operations.
Fair Value Measurements
In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”) which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. This pronouncement applies to other accounting standards that require or permit fair value measurements. Accordingly, this statement does not require any new fair value measurement. We are required to adopt this statement as of January 1, 2008. We do not expect the adoption of SFAS 157 to have a material impact on our financial position or our results of operations.
The Fair Value Option for Financial Assets and Financial Liabilities
In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”), which permits entities to choose to measure financial instruments and certain other items at fair value. We are required to adopt this statement as of January 1, 2008. We do not expect the adoption of SFAS 159 to have a material impact on our financial position or our results of operations.
3. Stock-Based Compensation
In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R (As Amended), “Share-Based Payment” (“SFAS 123R”) which (i) revises Statement of Financial Accounting Standards No. 123, “Accounting and Disclosure of Stock-Based Compensation,” (“SFAS 123”) to eliminate both the disclosure only provisions of that statement and the alternative to follow the intrinsic value method of accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations, and (ii) requires the cost resulting from all share-based payment transactions with employees be recognized in the results of operations over the period during which an employee provides the requisite service in exchange for the award and establishes fair value as the measurement basis of the cost of such transactions. Effective January 1, 2006, we adopted SFAS 123R under the modified prospective method.
Prior to January 1, 2006, we applied the intrinsic value method of accounting under APB 25 and applied the disclosure only provisions of SFAS 123. Pro forma information regarding net income and earnings per share was required by SFAS 123 and has been determined as if we had accounted for our stock-based compensation plans using the fair value method prescribed by that statement. For purposes of pro forma disclosures, the estimated fair value of the options was amortized to expense over the options’ vesting period on a straight-line basis. We accounted for forfeitures as they occurred. Compensation previously recognized was reversed in the event of forfeitures of unvested options. The following table illustrates the effect on net income (loss) as if we had accounted for our stock-based compensation plans using the fair value method under SFAS 123:

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

For the Year Ended
December 31,
2005
(In thousands)
Net income (loss), as reported	$1,136,613
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effect	190
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effect	(21,013)

Pro forma net income (loss)	$1,115,790

Stock Incentive Plans
DNC maintains stock incentive plans to attract and retain officers, directors and key employees. Awards under these plans include both performance and non-performance based equity incentives. As of December 31, 2007, we had options to acquire 19.9 million shares of DNC’s Class A common stock and 711,578 restricted stock awards outstanding under these plans. In general, stock options granted through December 31, 2007 have included exercise prices not less than the market value of DNC’s Class A common stock at the date of grant and a maximum term of ten years. While historically DNC’s Board of Directors has issued options that vest at the rate of 20% per year, some option grants vest at a faster rate or immediately. As of December 31, 2007, DNC had 66.3 million shares of its Class A common stock available for future grant under its stock incentive plans.
Our stock option activity (including performance and non-performance based options) for the years ended December 31, 2007, 2006 and 2005 was as follows:

	2007		2006		2005
		Weighted- Average		Weighted- Average		Weighted- Average
	Options	Exercise Price	Options	Exercise Price	Options	Exercise Price
Options outstanding, beginning of period	22,002,305	$25.65	24,304,951	$24.36	17,134,684	$20.82
Granted	1,493,526	42.77	2,066,000	32.48	10,121,250	29.20
Exercised	(2,029,258)	24.98	(1,481,946)	14.15	(905,228)	30.08
Forfeited and cancelled	(1,554,356)	19.42	(2,886,700)	25.63	(2,045,755)	25.82

Options outstanding, end of period	19,912,217	27.53	22,002,305	25.65	24,304,951	24.36

Performance based options outstanding, end of period *	9,910,250	20.47	10,615,250	19.06	10,974,250	17.81

Exercisable at end of year	5,528,097	35.02	6,138,455	32.88	6,409,601	29.27

*	These options, which are also included in the caption “Total options outstanding, end of period,” are pursuant to two separate long-term, performance-based stock incentive plans, discussed below. Vesting of these options is contingent upon meeting certain long-term goals which DNC’s management has determined are not probable as of December 31, 2007.
We realized $15 million, $11 million, and $6 million of tax benefits from share options exercised during the years ended December 31, 2007, 2006 and 2005, respectively. Based on the closing market price of DNC Class A common stock for the year ended December 31, 2007, the aggregate intrinsic value for the options outstanding was $239 million. Of that amount, options with an aggregate intrinsic value of $41 million were exercisable at the end of the period.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
As of December 31, 2007, 2006 and 2005, the grant date fair value of restricted stock awards (performance and non-performance based) outstanding was as follows:

	2007		2006
				Weighted-
		Weighted-		Average
	Restricted	Average	Restricted	Grant
	Share	Grant Date	Share	Date Fair
	Units	Fair Value	Units	Value
Total restricted stock awards outstanding, beginning of period	839,798	$30.90	632,970	$29.46
Granted	39,580	43.43	327,496	33.30
Exercised	(30,000)	31.16	(20,000)	30.16
Forfeited	(137,800)	30.44	(100,668)	29.83

Total restricted stock awards outstanding, end of period	711,578	35.18	839,798	30.90

Restricted performance units outstanding, end of period *	611,578	31.70	709,798	30.82

*	These restricted performance units, which are also included in the caption “Total restricted stock awards outstanding, end of period,” are pursuant to a long-term, performance-based stock incentive plan, discussed below. Vesting of these restricted performance units is contingent upon meeting a long-term goal which DNC’s management has determined is not probable as of December 31, 2007.
Exercise prices for options outstanding and exercisable as of December 31, 2007 are as follows:

			Options Outstanding			Options Exercisable
			Number	Weighted-			Weighted-
			Outstanding	Average	Weighted-	Number	Average	Weighted-
			as of	Remaining	Average	Exercisable as	Remaining	Average
			December 31,	Contractual	Exercise	of December 31,	Contractual	Exercise
			2007	Life	Price	2007	Life	Price
$2.75	-	$6.00	4,023,265	1.13	$5.99	151,265	1.09	$5.84
$6.01	-	$20.00	715,655	1.40	13.76	155,655	1.56	12.73
$20.01	-	$29.00	1,662,157	6.91	27.67	1,419,857	7.15	27.59
$29.01	-	$31.00	8,249,218	7.30	29.85	1,565,568	6.94	30.44
$31.01	-	$40.00	3,056,048	7.71	33.94	1,252,652	6.76	33.75
$40.01	-	$79.00	2,205,874	5.87	53.63	983,100	2.46	62.69

$2.75	-	$79.00	19,912,217	5.71	27.53	5,528,097	5.84	35.02

Long-Term Performance-Based Plans
In February 1999, DNC adopted a long-term, performance-based stock incentive plan (the “1999 LTIP”) within the terms of its 1995 Stock Incentive Plan. The 1999 LTIP provided stock options to key employees which vest over five years at the rate of 20% per year. Exercise of the options is also contingent on DNC achieving an industry-related subscriber goal prior to December 31, 2008.
In January 2005, DNC adopted a long-term, performance-based stock incentive plan (the “2005 LTIP”) within the terms of its 1999 Stock Incentive Plan. The 2005 LTIP provides stock options and restricted performance units, either alone or in combination, which vest over seven years at the rate of 10% per year during the first four years, and at the rate of 20% per year thereafter. Exercise of the options is also contingent on achieving a DNC specific subscriber goal within the ten-year term of each award issued under the 2005 LTIP.
Contingent compensation related to the 1999 LTIP and the 2005 LTIP will not be recorded in our financial statements unless and until management concludes achievement of the corresponding goal is probable. Given the competitive nature of DNC’s business, small variations in subscriber churn, gross subscriber addition rates and certain other factors can significantly impact subscriber growth. Consequently, while DNC did not believe achievement of either of the goals was probable as of December 31, 2007, that assessment could change with respect to either goal at any time. In accordance with SFAS 123R, if all of the awards under each plan were

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
vested and each goal had been met, we would have recorded total non-cash, stock-based compensation expense of $39 million and $90 million under the 1999 LTIP and the 2005 LTIP, respectively. If the goals are met and there are unvested options at that time, the vested amounts would be expensed immediately in our Consolidated Statements of Operations and Comprehensive Income (Loss), with the unvested portion recognized ratably over the remaining vesting period. As of December 31, 2007, if DNC had determined each goal was probable, we would have expensed $36 million for the 1999 LTIP and $20 million for the 2005 LTIP.
Of the 19.9 million options outstanding under our stock incentive plans as of December 31, 2007, options to purchase 5.0 million shares and 4.9 million shares were outstanding pursuant to the 1999 LTIP and the 2005 LTIP, respectively. These options were granted with exercise prices at least equal to the market value of the underlying shares on the dates they were issued. The weighted-average exercise price of these options is $10.77 under the 1999 LTIP and $30.49 under the 2005 LTIP. The fair value of options granted during the year ended December 31, 2007 pursuant to the 2005 LTIP, estimated at the date of the grant using a Black-Scholes option pricing model, was $19.52 per option share. Further, pursuant to the 2005 LTIP, there were also 611,578 outstanding restricted performance units as of December 31, 2007 with a weighted-average grant date fair value of $31.70.
Stock-Based Compensation
Total non-cash, stock-based compensation expense, net of related tax effect, is shown in the following table for the years ended December 31, 2007, 2006 and 2005, and was allocated to the same expense categories as the base compensation for key employees who participate in DNC’s stock option plans:

	For the Years Ended December 31,
	2007	2006	2005
	(In thousands)
Subscriber-related	$583	$549	$—
Satellite and transmission	389	319	—
General and administrative	11,890	10,018	190

Total non-cash, stock based compensation	$12,862	$10,886	$190

As of December 31, 2007, our total unrecognized compensation cost related to the non-performance based unvested stock options was $40 million. This cost is based on an assumed future forfeiture rate of approximately 6.5% per year and will be recognized over a weighted-average period of approximately three years. Share-based compensation expense is recognized based on awards ultimately expeed to vest and is reduced for estimated forfeitures. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Changes in the estimated forfeiture rate can have a significant effect on share-based compensation expense since the effect of adjusting the rate is recognized in the period the forfeiture estimate is changed.
The fair value of each award for the years ended December 31, 2007, 2006 and 2005 was estimated at the date of the grant using a Black-Scholes option pricing model with the following assumptions:

For the Years Ended December 31,
	2007	2006	2005
Risk-free interest rate	3.51% — 5.19%	4.49% — 5.22%	3.74% — 4.50%
Volatility factor	18.63% — 24.84%	24.71% — 25.20%	20.75% — 27.05%
Expected term of options in years	5.95 — 10.00	6.04 — 10.00	4.38 — 10.00
Weighted-average fair value of options granted	$10.55 — $21.41	$11.06 — $17.78	$5.97 — $14.12
DNC does not currently plan to pay additional dividends on its common stock, and therefore the dividend yield percentage is set at zero for all periods. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Consequently, our estimate of fair value may differ from other valuation models. Further, the Black-Scholes model requires the input of highly subjective assumptions. Changes in the subjective input assumptions can materially affect the fair value estimate. Therefore, the existing models do not provide as reliable of a single measure of the fair value of stock-based compensation awards as a market-based model would.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
We will continue to evaluate the assumptions used to derive the estimated fair value of options for DNC’s stock as new events or changes in circumstances become known.
4. Property and Equipment
Property and equipment consist of the following:

	Depreciable
	Life	As of December 31,
	(In Years)	2007	2006
		(In thousands)
Equipment leased to customers	2-5	$2,773,085	$2,374,121
EchoStar I	12	201,607	201,607
EchoStar II	12	228,694	228,694
EchoStar III	12	234,083	234,083
EchoStar IV — fully depreciated	N/A	78,511	78,511
EchoStar V	9	203,511	205,996
EchoStar VI	12	244,305	245,022
EchoStar VII	12	177,000	177,000
EchoStar VIII	12	175,801	175,801
EchoStar IX	12	127,376	127,376
EchoStar X	12	177,192	177,192
EchoStar XII	10	190,051	190,051
Satellites acquired under capital leases (Note 5)	10-15	775,051	551,628
Furniture, fixtures, equipment and other	1-10	979,990	938,856
Buildings and improvements	1-40	192,757	185,843
Land	—	7,816	7,204
Construction in progress	—	276,215	250,704

Total property and equipment		7,043,045	6,349,689
Accumulated depreciation		(3,572,011)	(2,849,534)

Property and equipment, net		$3,471,034	$3,500,155

Construction in progress consists of the following:

	As of December 31,
	2007	2006
	(In thousands)
Progress amounts for satellite construction, including certain amounts prepaid under satellite service agreements and launch costs	$191,454	$197,386
Regional digital broadcast operations centers	49,036	—
Software related projects	8,802	21,429
Other	26,923	31,889

Construction in progress	$276,215	$250,704

Depreciation and amortization expense consists of the following:

	For the Years Ended December 31,
	2007	2006	2005
	(In thousands)
Equipment leased to customers	$854,533	$686,125	$437,586
Satellites	245,349	231,977	197,495
Furniture, fixtures, equipment and other	176,842	150,186	123,548
Identifiable intangible assets subject to amortization	36,031	36,677	37,877
Buildings and improvements	7,870	5,420	3,554

Total depreciation and amortization	$1,320,625	$1,110,385	$800,060

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
Cost of sales and operating expense categories included in our accompanying Consolidated Statements of Operations and Comprehensive Income (Loss) do not include depreciation expense related to satellites or equipment leased to customers.
Our Satellites
As of December 31, 2007, we operated 14 satellites in geostationary orbit approximately 22,300 miles above the equator. Of these 14 satellites, 11 were owned and three were leased. The leased satellites are accounted for as capital leases pursuant to Statement of Financial Accounting Standards No. 13, “Accounting for Leases” (“SFAS 13”) and are depreciated over the terms of the satellite service agreements. The satellite fleet is a major component of our DISH Network DBS System. As reflected in the table below, we transferred six owned and two leased satellites to EchoStar in connection with the Spin-off. As part of the transactions entered into between DNC and EchoStar in connection with the Spin-off, one of our subsidiaries also entered into satellite capacity agreements with EchoStar to lease satellite capacity on satellites owned by EchoStar and slots licensed by EchoStar.

				Degree	Useful
			Launch	Orbital	Life/
Satellites	Transferred (1)	Retained	Date	Location	Lease Term
Owned:
EchoStar I		X	December 1995	148	12
EchoStar II		X	September 1996	148	12
EchoStar III (2)	X		October 1997	61.5	12
EchoStar IV	X		May 1998	77	N/A
EchoStar V		X	September 1999	129	9
EchoStar VI (2)	X		July 2000	110	12
EchoStar VII		X	February 2002	119	12
EchoStar VIII (2)	X		August 2002	110	12
EchoStar IX (2)	X		August 2003	121	12
EchoStar X		X	February 2006	110	12
EchoStar XII (2)	X		July 2003	61.5	10

Leased:
AMC-15 (2)	X		December 2004	105	10
AMC-16	X		January 2005	85	10
Anik F3		X	April 2007	118.7	15

Under Construction:
EchoStar XI		X	Mid-Year 2008
EchoStar XIV		X	Late 2009
AMC-14	X		March 2008
Ciel 2		X	Late 2008
Three Ka/Ku band Satellites	X		2009 — 2011

(1)	As of January 1, 2008, these satellites were transferred to EchoStar in connection with the Spin-off.

(2)	After the Spin-off, one of our subsidiaries entered into satellite capacity agreements with EchoStar to lease satellite capacity on these satellites now owned or leased by EchoStar.
Satellite Anomalies
While we believe that overall our satellite fleet is generally in good condition, during 2007 and prior periods, certain satellites in our fleet have experienced anomalies, some of which have had a significant adverse impact on their commercial operation. We currently do not carry insurance for any of our owned in-orbit satellites. We believe we generally have in-orbit satellite capacity sufficient to recover, in a relatively short time frame, transmission of most of our critical programming in the event one of our in-orbit satellites were to fail. We could not, however, recover certain local markets, international and other niche programming in the event of such failure, with the extent of disruption dependent on the specific satellite experiencing the failure. Further, programming continuity cannot be assured in the event of multiple satellite losses. In addition, as part of the Spin-off, EchoStar III, IV, VI, VIII, IX, XII, AMC-14,

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
AMC-15, and AMC-16 were transferred to EchoStar.
Recent developments with respect to certain of these satellites, including the satellites that we contributed to EchoStar as part of the Spin-off and that we currently lease, are discussed below.
EchoStar I. EchoStar I can operate up to 16 transponders at 130 watts per channel. Prior to 2007, the satellite experienced anomalies resulting in the possible loss of two solar array strings. An investigation of the anomalies is continuing. The anomalies have not impacted commercial operation of the satellite to date. Even if permanent loss of the two solar array strings is confirmed, the original minimum 12-year design life of the satellite is not expected to be impacted since the satellite is equipped with a total of 104 solar array strings, only approximately 98 of which are required to assure full power availability for the design life of the satellite. However, there can be no assurance future anomalies will not cause further losses which could impact the remaining life or commercial operation of the satellite. See discussion of evaluation of impairment in “Long-Lived Satellite Assets” below.
EchoStar II. EchoStar II can operate up to 16 transponders at 130 watts per channel. During February 2007, the satellite experienced an anomaly which prevented its north solar array from rotating. Functionality was restored through a backup system. The useful life of the satellite has not been affected and the anomaly is not expected to result in the loss of power to the satellite. However, if the backup system fails, a partial loss of power would result which could impact the useful life or commercial operation of the satellite. See discussion of evaluation of impairment in “Long-Lived Satellite Assets” below.
EchoStar III. EchoStar III was originally designed to operate a maximum of 32 transponders at approximately 120 watts per channel, switchable to 16 transponders operating at over 230 watts per channel, and was equipped with a total of 44 transponders to provide redundancy. As a result of past traveling wave tube amplifier (“TWTA”) failures on EchoStar III, TWTA anomalies caused 26 transponders to fail leaving a maximum of 18 transponders currently available for use. Due to redundancy switching limitations and specific channel authorizations, we can only operate on 15 of the 19 FCC authorized frequencies allocated to EchoStar III at the 61.5 degree location. While we do not expect a large number of additional TWTAs to fail in any year, and the failures have not reduced the original minimum 12-year design life of the satellite, it is likely that additional TWTA failures will occur from time to time in the future, and those failures will further impact commercial operation of the satellite. See discussion of evaluation of impairment in “Long-Lived Satellite Assets” below.
EchoStar IV. EchoStar IV currently operates at the 77 degree orbital location, which is licensed by the government of Mexico to a venture in which we hold a minority interest. The satellite was originally designed to operate a maximum of 32 transponders at approximately 120 watts per channel, switchable to 16 transponders operating at over 230 watts per channel. As a result of past TWTA failures, only six transponders are currently available for use and the satellite has been fully depreciated. There can be no assurance that further material degradation, or total loss of use, of EchoStar IV will not occur in the immediate future. See discussion of evaluation of impairment in “Long-Lived Satellite Assets” below.
EchoStar V. EchoStar V was originally designed with a minimum 12-year design life. Momentum wheel failures in prior years, together with relocation of the satellite between orbital locations, resulted in increased fuel consumption, as previously disclosed. These issues have not impacted commercial operation of the satellite. However, as a result of these anomalies and the relocation of the satellite, during 2005, we reduced the remaining estimated useful life of this satellite. Prior to 2007, EchoStar V also experienced anomalies resulting in the loss of seven solar array strings. During 2007, the satellite lost three additional solar array strings, one in June and two in October. The solar array anomalies have not impacted commercial operation of the satellite to date. Since EchoStar V will be fully depreciated in October 2008, the solar array failures (which will result in a reduction in the number of transponders to which power can be provided in later years), have not reduced the remaining useful life of the satellite. However, there can be no assurance that future anomalies will not cause further losses which could impact commercial operation, or the remaining life, of the satellite. See discussion of evaluation of impairment in "Long-Lived Satellite Assets” below.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
EchoStar VI. EchoStar VI, which is being used as an in-orbit spare, was originally equipped with 108 solar array strings, approximately 102 of which are required to assure full power availability for the original minimum 12-year useful life of the satellite. Prior to 2007, EchoStar VI experienced anomalies resulting in the loss of 17 solar array strings. During the fourth quarter 2007, five additional solar array strings failed, reducing the number of functional solar array strings to 86. While the useful life of the satellite has not been affected, commercial operability has been reduced. The satellite was designed to operate 32 transponders at approximately 125 watts per channel, switchable to 16 transponders operating at approximately 225 watts per channel. The power reduction resulting from the solar array failures which currently limits us to operation of a maximum of 26 transponders in standard power mode, or 13 transponders in high power mode, is expected to decrease to 25 and 12, respectively, by September 2008. The number of transponders to which power can be provided is expected to continue to decline in the future at the rate of approximately one transponder every three years. See discussion of evaluation of impairment in “Long-Lived Satellite Assets” below.
EchoStar VII. During 2006, EchoStar VII experienced an anomaly which resulted in the loss of a receiver. Service was quickly restored through a spare receiver. These receivers process signals sent from our uplink center, for transmission back to earth by the satellite. The design life of the satellite has not been affected and the anomaly is not expected to result in the loss of other receivers on the satellite. However, there can be no assurance future anomalies will not cause further receiver losses which could impact the useful life or commercial operation of the satellite. In the event the spare receiver placed in operation following the 2006 anomaly also fails, there would be no impact to the satellite’s ability to provide service to the continental United States (“CONUS”) when operating in CONUS mode. However, we would lose one-fifth of the spot beam capacity when operating in spot beam mode. See discussion of evaluation of impairment in “Long-Lived Satellite Assets” below.
EchoStar VIII. EchoStar VIII was designed to operate 32 transponders at approximately 120 watts per channel, switchable to 16 transponders operating at approximately 240 watts per channel. EchoStar VIII also includes spot-beam technology. This satellite has experienced several anomalies since launch, but none have reduced the 12-year estimated useful life of the satellite. However, there can be no assurance that future anomalies will not cause further losses which could materially impact its commercial operation, or result in a total loss of the satellite. We depend on leased capacity on EchoStar VIII to provide service to CONUS at least until such time as our EchoStar XI satellite has commenced commercial operation, which is currently expected mid-year 2008. In the event that EchoStar VIII experienced a total or substantial failure, we could transmit many, but not all, of those channels from other in-orbit satellites. See discussion of evaluation of impairment in “Long-Lived Satellite Assets” below.
EchoStar IX. EchoStar IX was designed to operate 32 FSS transponders operating at approximately 110 watts per channel, along with transponders that can provide services in the Ka-Band (a “Ka-band payload”). The satellite also includes a C-band payload which is owned by a third party. Prior to 2007, EchoStar IX experienced the loss of one of its three momentum wheels, two of which are utilized during normal operations. A spare wheel was switched in at the time and the loss did not reduce the 12-year estimated useful life of the satellite. During September 2007, the satellite experienced anomalies resulting in the loss of three solar array strings. An investigation of the anomalies is continuing. The anomalies have not impacted commercial operation of the satellite to date. However, there can be no assurance future anomalies will not cause further losses, which could impact the remaining life or commercial operation of the satellite. See discussion of evaluation of impairment in “Long-Lived Satellite Assets” below.
EchoStar X. EchoStar X’s 49 spot beams use up to 42 active 140 watt TWTAs to provide standard and HD local channels and other programming to markets across the United States. During January 2008, the satellite experienced an anomaly which resulted in the failure of one solar array circuit out of a total of 24 solar array circuits, approximately 22 of which are required to assure full power for the original minimum 12-year design life of the satellite. The cause of the failure is still being investigated. The design life of the satellite has not been affected. However, there can be no assurance future anomalies will not cause further losses, which could impact commercial operation of the satellite or its useful life. In the event our EchoStar X satellite experienced a significant failure, we would lose the ability to deliver local network channels in many markets. While we would attempt to minimize the number of lost markets through the use of spare satellites and programming line up changes, some markets would be without local channels until a replacement satellite with similar spot beam capability could be launched and operational. See discussion of evaluation of impairment in “Long-Lived Satellite Assets” below.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
EchoStar XII. EchoStar XII was designed to operate 13 transponders at 270 watts per channel, in CONUS mode, or 22 spot beams using a combination of 135 and 65 watt TWTAs. We currently operate the satellite in CONUS mode. EchoStar XII has a total of 24 solar array circuits, approximately 22 of which are required to assure full power for the original minimum 12-year design life of the satellite. Since late 2004, eight solar array circuits on EchoStar XII have experienced anomalous behavior resulting in both temporary and permanent solar array circuit failures. The cause of the failures is still being investigated. The design life of the satellite has not been affected. However, these temporary and permanent failures have resulted in a reduction in power to the satellite which will preclude us from using the full complement of transponders on EchoStar XII for the 12-year design life of the satellite. The extent of this impact is being investigated. There can be no assurance future anomalies will not cause further losses, which could further impact commercial operation of the satellite or its useful life. See discussion of evaluation of impairment in “Long-Lived Satellite Assets” below.
Long-Lived Satellite Assets. We account for impairments of long-lived satellite assets in accordance with the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 requires a long-lived asset or asset group to be tested for recoverability whenever events or changes in circumstance indicate that its carrying amount may not be recoverable. Based on the guidance under SFAS 144, we evaluate our satellite fleet for recoverability as one asset group. While certain of the anomalies discussed above, and previously disclosed, may be considered to represent a significant adverse change in the physical condition of an individual satellite, based on the redundancy designed within each satellite and considering the asset grouping, these anomalies (none of which caused a loss of service to subscribers for an extended period) are not considered to be significant events that would require evaluation for impairment recognition pursuant to the guidance under SFAS 144. Unless and until a specific satellite is abandoned or otherwise determined to have no service potential, the net carrying amount related to the satellite would not be written off.
5. Long-Term Debt
5 3/4% Senior Notes due 2008
The 5 3/4% Senior Notes mature October 1, 2008. Interest accrues at an annual rate of 5 3/4% and is payable semi-annually in cash, in arrears on April 1 and October 1 of each year.
The 5 3/4% Senior Notes are redeemable, in whole or in part, at any time at a redemption price equal to 100% of their principal amount plus a “make-whole” premium, as defined in the related indenture, together with accrued and unpaid interest.
The 5 3/4% Senior Notes are:
•	general unsecured senior obligations of EDBS;

•	ranked equally in right of payment with all of EDBS’ and the guarantors’ existing and future unsecured senior debt; and

•	ranked effectively junior to our and the guarantors’ current and future secured senior indebtedness up to the value of the collateral securing such indebtedness.
The indenture related to the 5 3/4% Senior Notes contains restrictive covenants that, among other things, impose limitations on the ability of EDBS and its restricted subsidiaries to:
•	incur additional indebtedness or enter into sale and leaseback transactions;

•	pay dividends or make distribution on EDBS’ capital stock or repurchase EDBS’ capital stock;

•	make certain investments;

•	create liens;

•	enter into transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer and sell assets.
In the event of a change of control, as defined in the related indenture, we would be required to make an offer to repurchase all or any part of a holder’s 5 3/4% Senior Notes at a purchase price equal to 101% of the aggregate

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
principal amount thereof, together with accrued and unpaid interest thereon, to the date of repurchase.
6 3/8% Senior Notes due 2011
The 6 3/8% Senior Notes mature October 1, 2011. Interest accrues at an annual rate of 6 3/8% and is payable semi-annually in cash, in arrears on April 1 and October 1 of each year.
The 6 3/8% Senior Notes are redeemable, in whole or in part, at any time at a redemption price equal to 100% of their principal amount plus a “make-whole” premium, as defined in the related indenture, together with accrued and unpaid interest.
The 6 3/8% Senior Notes are:
•	general unsecured senior obligations of EDBS;

•	ranked equally in right of payment with all of EDBS’ and the guarantors’ existing and future unsecured senior debt; and

•	ranked effectively junior to our and the guarantors’ current and future secured senior indebtedness up to the value of the collateral securing such indebtedness.
The indenture related to the 6 3/8% Senior Notes contains restrictive covenants that, among other things, impose limitations on the ability of EDBS and its restricted subsidiaries to:
•	incur additional indebtedness or enter into sale and leaseback transactions;

•	pay dividends or make distribution on EDBS’ capital stock or repurchase EDBS’ capital stock;

•	make certain investments;

•	create liens;

•	enter into transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer and sell assets.
In the event of a change of control, as defined in the related indenture, we would be required to make an offer to repurchase all or any part of a holder’s 6 3/8% Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon, to the date of repurchase.
6 5/8% Senior Notes due 2014
The 6 5/8% Senior Notes mature October 1, 2014. Interest accrues at an annual rate of 6 5/8% and is payable semi-annually in cash, in arrears on April 1 and October 1 of each year.
The 6 5/8% Senior Notes are redeemable, in whole or in part, at any time at a redemption price equal to 100% of their principal amount plus a “make-whole” premium, as defined in the related indenture, together with accrued and unpaid interest.
The 6 5/8% Senior Notes are:
•	general unsecured senior obligations of EDBS;

•	ranked equally in right of payment with all of EDBS’ and the guarantors’ existing and future unsecured senior debt; and

•	ranked effectively junior to our and the guarantors’ current and future secured senior indebtedness up to the value of the collateral securing such indebtedness.
The indenture related to the 6 5/8% Senior Notes contains restrictive covenants that, among other things, impose limitations on the ability of EDBS and its restricted subsidiaries to:
•	incur additional indebtedness or enter into sale and leaseback transactions;

•	pay dividends or make distribution on EDBS’ capital stock or repurchase EDBS’ capital stock;

•	make certain investments;

•	create liens;

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
•	enter into transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer and sell assets.
In the event of a change of control, as defined in the related indenture, we would be required to make an offer to repurchase all or any part of a holder’s 6 5/8% Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon, to the date of repurchase.
7 1/8% Senior Notes due 2016
On February 2, 2006, we sold $1.5 billion aggregate principal amount of our ten-year, 7 1/8% Senior Notes due February 1, 2016. Interest accrues at an annual rate of 7 1/8% and is payable semi-annually in cash, in arrears on February 1 and August 1 of each year, commencing on August 1, 2006.
The 7 1/8% Senior Notes are redeemable, in whole or in part, at any time at a redemption price equal to 100% of the principal amount plus a “make-whole” premium, as defined in the related indenture, together with accrued and unpaid interest. Prior to February 1, 2009, we may also redeem up to 35% of each of the 7 1/8% Senior Notes at specified premiums with the net cash proceeds from certain equity offerings or capital contributions.
The 7 1/8% Senior Notes are:
•	general unsecured senior obligations of EDBS;

•	ranked equally in right of payment with all of EDBS’ and the guarantors’ existing and future unsecured senior debt; and

•	ranked effectively junior to our and the guarantors’ current and future secured senior indebtedness up to the value of the collateral securing such indebtedness.
The indenture related to the 7 1/8% Senior Notes contains restrictive covenants that, among other things, impose limitations on the ability of EDBS and its restricted subsidiaries to:
•	incur additional debt;

•	pay dividends or make distribution on EDBS’ capital stock or repurchase EDBS’ capital stock;

•	make certain investments;

•	create liens or enter into sale and leaseback transactions;

•	enter into transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer and sell assets.
In the event of a change of control, as defined in the related indenture, we would be required to make an offer to repurchase all or any part of a holder’s 7 1/8% Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon, to the date of repurchase.
7% Senior Notes due 2013
On October 18, 2006, we sold $500 million aggregate principal amount of our seven-year, 7% Senior Notes due October 1, 2013. Interest accrues at an annual rate of 7% and is payable semi-annually in cash, in arrears on April 1 and October 1 of each year, commencing on April 1, 2007. The proceeds from the sale of the notes replaced the cash on hand that was used to redeem our outstanding Floating Rate Senior Notes due 2008 on October 1, 2006.
The 7% Senior Notes are redeemable, in whole or in part, at any time at a redemption price equal to 100% of the principal amount plus a “make-whole” premium, as defined in the related indenture, together with accrued and unpaid interest. Prior to October 1, 2009, we may also redeem up to 35% of each of the 7% Senior Notes at specified premiums with the net cash proceeds from certain equity offerings or capital contributions.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
The 7% Senior Notes are:
•	general unsecured senior obligations of EDBS;

•	ranked equally in right of payment with all of EDBS’ and the guarantors’ existing and future unsecured senior debt; and

•	ranked effectively junior to our and the guarantors’ current and future secured senior indebtedness up to the value of the collateral securing such indebtedness.
The indenture related to the 7% Senior Notes contains restrictive covenants that, among other things, impose limitations on the ability of EDBS and its restricted subsidiaries to:
•	incur additional debt;

•	pay dividends or make distribution on EDBS’ capital stock or repurchase EDBS’ capital stock;

•	make certain investments;

•	create liens or enter into sale and leaseback transactions;

•	enter into transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer and sell assets.
In the event of a change of control, as defined in the related indenture, we would be required to make an offer to repurchase all or any part of a holder’s 7% Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon, to the date of repurchase.
Interest on Long-Term Debt

		Annual
	Semi-Annual	Debt Service
	Payment Dates	Requirements
5 3/4% Senior Notes due 2008	April 1 and October 1	$57,500,000
6 3/8% Senior Notes due 2011	April 1 and October 1	$63,750,000
6 5/8% Senior Notes due 2014	April 1 and October 1	$66,250,000
7 1/8% Senior Notes due 2016	February 1 and August 1	$106,875,000
7 % Senior Notes due 2013	April 1 and October 1	$35,000,000
Our ability to meet our debt service requirements will depend on, among other factors, the successful execution of our business strategy, which is subject to uncertainties and contingencies beyond our control.
Capital Lease Obligations, Mortgages and Other Notes Payable
Capital lease obligations, mortgages and other notes payable consist of the following:

	As of December 31,
	2007	2006
	(In thousands)
Satellites financed under capital lease obligations	$563,547	$404,942
8% note payable for EchoStar VII satellite vendor financing, payable over 13 years from launch	10,906	11,856
8% note payable for EchoStar IX satellite vendor financing, payable over 14 years from launch	8,139	8,659
6% note payable for EchoStar X satellite vendor financing, payable over 15 years from launch	13,248	13,955
Mortgages and other unsecured notes payable due in installments through 2017 with interest rates ranging from approximately 4% to 13%	825	2,549

Total	596,665	441,961
Less current portion	(49,057)	(38,435)

Capital lease obligations, mortgages and other notes payable, net of current portion	$547,608	$403,526

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
Capital Lease Obligations
As of December 31, 2007, we leased four in-orbit satellites, discussed below, three of which are accounted for as capital leases pursuant to SFAS 13 and are depreciated over the terms of the satellite service agreements. Our AMC-15 and AMC-16 satellites were transferred to EchoStar in connection with Spin-off.
AMC-15. We made monthly payments to SES Americom to lease all of the capacity on AMC 15, an FSS satellite, which commenced commercial operation during January 2005. The ten-year satellite service agreement for this satellite was renewable by us on a year to year basis following the initial term, and provided us with certain rights to replacement satellites.
AMC-16. We also made monthly payments to SES Americom to lease all of the capacity on AMC 16, an FSS satellite, which commenced commercial operation during February 2005. The ten-year satellite service agreement for this satellite was renewable by us on a year to year basis following the initial term, and provided us with certain rights to replacement satellites.
Anik F3. Anik F3, an FSS satellite, was launched and commenced commercial operation during April 2007. We have leased all of the 32 Ku-band transponders capacity on Anik F3 for a period of 15 years. In accordance with SFAS 13, we have accounted for this agreement as a capital lease asset by recording $223 million as the estimated fair value of the satellite and recording a capital lease obligation in the amount of $198 million.
As of December 31, 2007 and 2006, we had $775 million and $552 million capitalized for the estimated fair value of satellites acquired under capital leases included in “Property and equipment, net,” with related accumulated depreciation of $175 million and $108 million, respectively. In our Consolidated Statements of Operations and Comprehensive Income (Loss), we recognized $66 million, $55 million and $53 million in depreciation expense on satellites acquired under capital lease agreements during the years ended December 31, 2007, 2006 and 2005, respectively.
Future minimum lease payments under these capital lease obligations, together with the present value of the net minimum lease payments as of December 31, 2007 are as follows:

For the Year Ending December 31,
2008	$134,351
2009	134,351
2010	134,351
2011	134,351
2012	134,351
Thereafter	616,025

Total minimum lease payments	1,287,780
Less: Amount representing lease of the orbital location and estimated executory costs (primarily insurance and maintenance) including profit thereon, included in total minimum lease payments	(475,576)

Net minimum lease payments	812,204
Less: Amount representing interest	(248,657)

Present value of net minimum lease payments	563,547
Less: Current portion	(46,415)

Long-term portion of capital lease obligations	$517,132

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
Future maturities of our outstanding long-term debt, including the current portion, are summarized as follows:

	Payments due by period
	Total	2008	2009	2010	2011	2012	Thereafter
	(In thousands)
Long-term debt obligations	$5,000,000	$1,000,000	$—	$—	$1,000,000	$—	$3,000,000
Capital lease obligations, mortgages and other notes payable	596,665	49,040	54,049	59,230	65,176	71,657	297,513

Total	$5,596,665	$1,049,040	$54,049	$59,230	$1,065,176	$71,657	$3,297,513

Guarantees
The repayment obligations of EDBS under the vendor financings for EchoStar IV, EchoStar VII and EchoStar X are guaranteed by DNC. The maximum potential future payments under these guarantees are equal to the respective amounts of outstanding principal and accrued interest.
6. Income Taxes
We have utilized all of our federal net operating loss carryforwards (“NOLs”) and tax benefits related to credit carryforwards in 2007. We have recorded in 2007, tax benefits for state NOL carryforwards of $1 million. As of December 31, 2006, we had NOLs for federal income tax purposes of $608 million and tax benefits related to credit carryforwards of $42 million.
Our income tax policy is to record the estimated future tax effects of temporary differences between the tax bases of assets and liabilities and amounts reported in our Consolidated Balance Sheets, as well as probable operating loss, tax credit and other carryforwards. We follow the guidelines set forth in SFAS 109 regarding the recoverability of any tax assets recorded on the balance sheet and provide any necessary valuation allowances as required. In accordance with SFAS 109, we periodically evaluate our need for a valuation allowance. Determining necessary valuation allowances requires us to make assessments about historical financial information as well as the timing of future events, including the probability of expected future taxable income and available tax planning opportunities. During the second quarter of 2005, we concluded the recoverability of certain of our deferred tax assets was more likely than not and accordingly reversed the portion of the valuation allowance which was no longer required. As of December 31, 2007, no valuation allowance remained.
As of December 31, 2006, the Federal NOL includes amounts related to tax deductions for exercised options that have been allocated directly to contributed capital for exercised stock options totaling $134 million.
Stock option compensation expenses for which an estimated deferred tax benefit was previously recorded exceeded the actual tax deductions allowed during 2007 and 2006. Tax charges associated with the reversal of the prior tax benefit have been reported in “Additional paid-in capital” in accordance with APB 25 and SFAS 123R. During 2007, 2006 and 2005, charges of $11 million, $7 million and $13 million, respectively, were made to additional paid-in capital.
EDBS and its domestic subsidiaries join with DNC in filing U.S. consolidated federal income tax returns and, in some states, combined or consolidated returns. The federal and state income tax provisions or benefits recorded by EDBS are generally those that would have been recorded if EDBS and its domestic subsidiaries had filed returns as a consolidated group independent of DNC. Cash is due and paid to DNC based on amounts that would be payable based on EDBS consolidated or combined group filings. Amounts are receivable from DNC on a basis similar to when they would be receivable from the IRS or other state taxing authorities. The amounts payable as of December 31, 2007, 2006 and 2005 were $174 million, $36 million, and $20 million, respectively.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
The components of the (provision for) benefit from income taxes are as follows:

	For the Years Ended December 31,
	2007	2006	2005
	(In thousands)
Current (provision) benefit:
Federal	$(204,590)	$(21,418)	$(18,908)
State	(71,756)	(35,764)	(15,364)
Foreign	(1,978)	(1,520)	(1,701)

	(278,324)	(58,702)	(35,973)
Deferred (provision) benefit:
Federal	(233,729)	(310,688)	(319,304)
State	(22,372)	24,817	(9,754)
Decrease (increase) in valuation allowance	249	11,109	472,305

	(255,852)	(274,762)	143,247

Total benefit (provision)	$(534,176)	$(333,464)	$107,274

The actual tax provisions for 2007, 2006 and 2005 reconcile to the amounts computed by applying the statutory Federal tax rate to income before taxes as follows:

	For the Years Ended December 31,
	2007	2006	2005
	% of pre-tax (income)/loss
Statutory rate	(35.0)	(35.0)	(35.0)
State income taxes, net of Federal benefit	(4.1)	(0.8)	(1.6)
Foreign taxes and income not U. S. taxable	(0.1)	(0.1)	(0.1)
Stock option compensation	(0.2)	—	(0.4)
Deferred tax asset adjustment for filed returns	—	(0.9)	1.9
Other	(0.3)	(0.1)	(0.3)
Decrease (increase) in valuation allowance	—	1.2	45.9

Total benefit (provision) for income taxes	(39.7)	(35.7)	10.4

The year ended December 31, 2007 includes a deferred tax liability of $16 million related to the conversion of one of our subsidiaries to a limited liability company from a corporation, in connection with the Spin-off. The year ended December 31, 2006 includes a credit of $7 million related to the recognition of state net operating loss carryforwards (“NOLs”) for prior periods. In addition, the year ended December 31, 2006, includes a credit of $5 million related to amended state filings. The income tax benefit for the year ended December 31, 2005 included credits of $185 million and $287 million to our provision for income taxes resulting from the reversal and 2005 year activity, respectively, of our recorded valuation allowance.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
The temporary differences, which give rise to deferred tax assets and liabilities as of December 31, 2007 and 2006, are as follows:

	As of December 31,
	2007	2006
	(In thousands)
Deferred tax assets:
NOL, credit and other carryforwards	$1,327	$254,680
Unrealized losses on investments	2,100	2,100
Accrued expenses	71,450	95,904
Stock compensation	10,041	8,127
Deferred revenue	63,684	51,825
FIN 48 amounts	5,876	—
Other	19,512	12,499

Total deferred tax assets	173,990	425,135
Valuation allowance	—	(249)

Deferred tax asset after valuation allowance	173,990	424,886

Deferred tax liabilities:
Equity method investments	(18,455)	(18,445)
Depreciation and amortization	(417,767)	(430,949)
State taxes net of federal tax effect	(25,056)	(13,799)
Other	(1,733)	413

Total deferred tax liabilities	(463,011)	(462,780)

Net deferred tax asset (liability)	$(289,021)	$(37,894)

Current portion of net deferred tax asset (liability)	$38,297	$280,325
Noncurrent portion of net deferred tax asset (liability)	(327,318)	(318,219)

Total net deferred tax asset (liability)	$(289,021)	$(37,894)

The December 31, 2006 deferred tax assets and liabilities have been reclassified to conform to the current year presentation.
7. Employee Benefit Plans
Employee Stock Purchase Plan
During 1997, DNC’s Board of Directors and stockholders approved an employee stock purchase plan (the “ESPP”), effective beginning October 1, 1997. During 2006, this plan was amended for the purpose of registering an additional 1,000,000 shares of Class A common stock and was approved by the stockholders at DNC’s Annual Meeting held on May 11, 2006 by the requisite vote of stockholders. Under the ESPP, DNC is now authorized to issue a total of 1,800,000 shares of Class A common stock. Substantially all full-time employees who have been employed by DNC for at least one calendar quarter are eligible to participate in the ESPP. Employee stock purchases are made through payroll deductions. Under the terms of the ESPP, employees may not deduct an amount which would permit such employee to purchase DNC’s capital stock under all of DNC’s stock purchase plans at a rate which would exceed $25,000 in fair value of capital stock in any one year. The purchase price of the stock is 85% of the closing price of DNC’s Class A common stock on the last business day of each calendar quarter in which such shares of Class A common stock are deemed sold to an employee under the ESPP. During 2007, 2006 and 2005 employees purchased approximately 80,000, 89,000, and 97,000 shares of DNC Class A common stock through the ESPP, respectively.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
401(k) Employee Savings Plan
DNC sponsors a 401(k) Employee Savings Plan (the “401(k) Plan”) for eligible employees. Voluntary employee contributions to the 401(k) Plan may be matched 50% by DNC, subject to a maximum annual contribution by DNC of $1,000 per employee. During the first quarter of 2008, this amount increased to $1,500. Forfeitures of unvested participant balances which are retained by the 401(k) Plan may be used to fund matching and discretionary contributions. Expense recognized related to matching 401(k) contributions, net of forfeitures, totaled $2 million, $2 million and less than $1 million during the years ended December 31, 2007, 2006 and 2005, respectively.
DNC also may make an annual discretionary contribution to the plan with approval by its Board of Directors, subject to the maximum deductible limit provided by the Internal Revenue Code of 1986, as amended. These contributions may be made in cash or in DNC’s stock. Discretionary stock contributions, net of forfeitures, were $20 million, $18 million and $15 million relating to the 401(k) Plan years ended December 31, 2007, 2006 and 2005, respectively.
8. Commitments and Contingencies
Commitments
Future maturities of our contractual obligations are summarized as follows:

	Payments due by period
	Total	2008	2009	2010	2011	2012	Thereafter
	(In thousands)
Satellite-related obligations	$1,395,579	$117,238	$184,117	$142,291	$110,272	$78,557	$763,104
Operating lease obligations	69,002	26,434	18,392	12,786	6,163	2,416	2,811
Purchase obligations	1,524,899	1,405,978	55,921	40,290	11,000	11,000	710

Total	$2,989,480	$1,549,650	$258,430	$195,367	$127,435	$91,973	$766,625

In certain circumstances the dates on which we are obligated to make these payments could be delayed. These amounts will increase to the extent we procure insurance for our satellites or contract for the construction, launch or lease of additional satellites.
Satellites under Construction. As of December 31, 2007, we had entered into the following contracts to construct new satellites which are contractually scheduled to be completed within the next three years. Future commitments related to these satellites are included in the table above under “Satellite-related obligations” except where noted below. As indicated below, certain of these contracts were transferred to EchoStar in connection with the Spin-off.
•	During 2004, we entered into a contract for the construction of EchoStar XI which is expected to be launched mid-year 2008.

•	Three additional Ka and/or Ku-band satellites are contractually scheduled to be completed between 2009 and 2011. These contracts were transferred to EchoStar in the Spin-off.

•	During 2007, we entered into a contract for the construction of EchoStar XIV, an SSL DBS satellite, which is expected to be completed during 2009.
Leased Satellites. In addition to our leases of the AMC-15, AMC-16 and Anik F3 satellites (Note 5), as of December 31, 2007, we had also entered into satellite service agreements to lease capacity on the following satellites. Future commitments related to these satellites are included in the table above under “Satellite-related obligations.”
•	An SES Americom DBS satellite (“AMC-14”) is currently expected to launch in March 2008 and to commence commercial operation at the 61.5 degree orbital location. The initial ten-year lease for all of the capacity on the satellite, which was transferred to EchoStar in connection with the Spin-off.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
We expect to enter into an initial ten-year lease with EchoStar for all of the capacity of AMC-14. Future commitments related to this satellite are not included in the table above under “Satellite-related obligations.”

•	A Canadian DBS satellite (“Ciel 2”) is currently expected to be launched in late 2008 and commence commercial operation at the 129 degree orbital location. We will lease at least 50% of the capacity of this satellite for an initial ten-year term. The lease will be accounted for as a capital lease.
Purchase Obligations
Our 2008 purchase obligations primarily consist of binding purchase orders for our receiver systems and related equipment, and for products and services related to the operation of our DISH Network. Our purchase obligations also include certain guaranteed fixed contractual commitments to purchase programming content.
Programming Contracts
In the normal course of business, we have also entered into numerous contracts to purchase programming content whereby our payment obligations are fully contingent on the number of subscribers to which we provide the respective content. These programming commitments are not included in the table above. The terms of our contracts typically range from one to ten years. Our programming expenses will continue to increase to the extent we are successful growing our subscriber base. Programming expenses are included in “Subscriber-related expenses” in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss).
Rent Expense
Total rent expense for operating leases approximated $74 million, $69 million and $66 million in 2007, 2006 and 2005, respectively.
Patents and Intellectual Property
Many entities, including some of our competitors, now have and may in the future obtain patents and other intellectual property rights that cover or affect products or services directly or indirectly related to those that we offer. We may not be aware of all patents and other intellectual property rights that our products may potentially infringe. Damages in patent infringement cases can include a tripling of actual damages in certain cases. Further, we cannot estimate the extent to which we may be required in the future to obtain licenses with respect to patents held by others and the availability and cost of any such licenses. Various parties have asserted patent and other intellectual property rights with respect to components within our direct broadcast satellite system. We cannot be certain that these persons do not own the rights they claim, that our products do not infringe on these rights, that we would be able to obtain licenses from these persons on commercially reasonable terms or, if we were unable to obtain such licenses, that we would be able to redesign our products to avoid infringement.
Contingencies
Acacia
During 2004, Acacia Media Technologies (“Acacia”) filed a lawsuit against us in the United States District Court for the Northern District of California. The suit also named DirecTV, Comcast, Charter, Cox and a number of smaller cable companies as defendants. Acacia is an intellectual property holding company which seeks to license the patent portfolio that it has acquired. The suit alleges infringement of United States Patent Nos. 5,132,992 (the ‘992 patent), 5,253,275 (the ‘275 patent), 5,550,863 (the ‘863 patent), 6,002,720 (the ‘720 patent) and 6,144,702 (the ‘702 patent). The ‘992, ‘863, ‘720 and ‘702 patents have been asserted against us.
The patents relate to various systems and methods related to the transmission of digital data. The ‘992 and ‘702 patents have also been asserted against several Internet content providers in the United States District Court for the Central District of California. During 2004 and 2005, the Court issued Markman rulings which found that the ‘992 and ‘702 patents were not as broad as Acacia had contended, and that certain terms in the ‘702 patent were

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
indefinite. In April 2006, DNC and other defendants asked the Court to rule that the claims of the ‘702 patent are invalid and not infringed. That motion is pending. In June and September 2006, the Court held Markman hearings on the ‘992, ‘863 and ‘720 patents, and issued a ruling during December 2006.
Acacia’s various patent infringement cases have been consolidated for pre-trial purposes in the United States District Court for the Northern District of California. We intend to vigorously defend this case. In the event that a Court ultimately determines that we infringe any of the patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly features that we currently offer to consumers. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Broadcast Innovation, L.L.C.
In 2001, Broadcast Innovation, L.L.C. (“Broadcast Innovation”) filed a lawsuit against us, DirecTV, Thomson Consumer Electronics and others in Federal District Court in Denver, Colorado. The suit alleges infringement of United States Patent Nos. 6,076,094 (the ‘094 patent) and 4,992,066 (the ‘066 patent). The ‘094 patent relates to certain methods and devices for transmitting and receiving data along with specific formatting information for the data. The ‘066 patent relates to certain methods and devices for providing the scrambling circuitry for a pay television system on removable cards. We examined these patents and believe that they are not infringed by any of our products or services. Subsequently, DirecTV and Thomson settled with Broadcast Innovation leaving us as the only defendant.
During 2004, the judge issued an order finding the ‘066 patent invalid. Also in 2004, the Court ruled the ‘094 patent invalid in a parallel case filed by Broadcast Innovation against Charter and Comcast. In 2005, the United States Court of Appeals for the Federal Circuit overturned the ‘094 patent finding of invalidity and remanded the case back to the District Court. During June 2006, Charter filed a reexamination request with the United States Patent and Trademark Office. The Court has stayed the case pending reexamination. Our case remains stayed pending resolution of the Charter case.
We intend to vigorously defend this case. In the event that a Court ultimately determines that we infringe any of the patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly features that we currently offer to consumers. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Channel Bundling Class Action
On September 21, 2007, a purported class of cable and satellite subscribers filed an antitrust action against us in the United States District Court for the Central District of California. The suit also names as defendants DirecTV, Comcast, Cablevision, Cox, Charter, Time Warner, Inc., Time Warner Cable, NBC Universal, Viacom, Fox Entertainment Group, and Walt Disney Company. The suit alleges, among other things, that the defendants engaged in a conspiracy to provide customers with access only to bundled channel offerings as opposed to giving customers the ability to purchase channels on an “a la carte” basis. We filed a motion to dismiss, which the court has not yet ruled upon. We intend to vigorously defend this case. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Distant Network Litigation
During October 2006, a District Court in Florida entered a permanent nationwide injunction prohibiting us from offering distant network channels to consumers effective December 1, 2006. Distant networks are ABC, NBC, CBS and Fox network channels which originate outside the community where the consumer who wants to view them, lives. We have turned off all of our distant network channels and are no longer in the distant network business. Termination of these channels resulted in, among other things, a small reduction in average monthly revenue per subscriber and free cash flow, and a temporary increase in subscriber churn. The plaintiffs in that litigation allege that we are in violation of the Court’s injunction and have appealed a District Court decision finding that we are not

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
in violation. We intend to vigorously defend this case. We cannot predict with any degree of certainty the outcome of the appeal or determine the extent of any potential liability or damages.
Enron Commercial Paper Investment
During October 2001, we received approximately $40 million from the sale of Enron commercial paper to a third party broker. That commercial paper was ultimately purchased by Enron. During November 2003, an action was commenced in the United States Bankruptcy Court for the Southern District of New York against approximately 100 defendants, including us, who invested in Enron’s commercial paper. The complaint alleges that Enron’s October 2001 purchase of its commercial paper was a fraudulent conveyance and voidable preference under bankruptcy laws. We dispute these allegations. We typically invest in commercial paper and notes which are rated in one of the four highest rating categories by at least two nationally recognized statistical rating organizations. At the time of our investment in Enron commercial paper, it was considered to be high quality and low risk. We intend to vigorously defend this case. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Finisar Corporation
Finisar Corporation (“Finisar”) obtained a $100 million verdict in the United States District Court for the Eastern District of Texas against DirecTV for patent infringement. Finisar alleged that DirecTV’s electronic program guide and other elements of its system infringe United States Patent No. 5,404,505 (the ‘505 patent).
In July 2006, we, together with NagraStar LLC, filed a Complaint for Declaratory Judgment in the United States District Court for the District of Delaware against Finisar that asks the Court to declare that they and we do not infringe, and have not infringed, any valid claim of the ‘505 patent. Trial is not currently scheduled. The District Court has stayed our action until the Federal Circuit has resolved DirecTV’s appeal.
We intend to vigorously prosecute this case. In the event that a Court ultimately determines that we infringe this patent, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to modify our system architecture. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Forgent
During 2005, Forgent Networks, Inc. (“Forgent”) filed a lawsuit against us in the United States District Court for the Eastern District of Texas. The suit also named DirecTV, Charter, Comcast, Time Warner Cable, Cable One and Cox as defendants. The suit alleged infringement of United States Patent No. 6,285,746 (the ‘746 patent). The ‘746 patent discloses, among other things, a video teleconferencing system which utilizes digital telephone lines. Prior to trial, all of the other defendants settled with Forgent. Forgent sought over $200 million in damages from DNC. On May 21, 2007, the jury unanimously ruled in favor of DNC, finding the ‘746 patent invalid. Forgent filed a motion for a new trial, which the District Court denied. Forgent did not appeal, so the District Court’s finding of invalidity is now final.
Global Communications
On April 19, 2007, Global Communications, Inc. (“Global”) filed a patent infringement action against us in the United States District Court for the Eastern District of Texas. The suit alleges infringement of United States Patent No. 6,947,702 (the ‘702 patent). This patent, which involves satellite reception, was issued in September 2005. On October 24, 2007, the United States Patent and Trademark Office granted our request for reexamination of the ‘702 patent and issued an Office Action finding that all of the claims of the ‘702 patent were invalid. Based on the PTO’s decision, we have asked the District Court to stay the litigation until the reexamination proceeding is concluded. We intend to vigorously defend this case. In the event that a Court ultimately determines that we infringe the ‘702 patent, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly features that we currently offer to consumers. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
Katz Communications
On June 21, 2007, Ronald A. Katz Technology Licensing, L.P. (“Katz”) filed a patent infringement action against us in the United States District Court for the Northern District of California. The suit alleges infringement of 19 patents owned by Katz. The patents relate to interactive voice response, or IVR, technology. We intend to vigorously defend this case. In the event that a Court ultimately determines that we infringe any of the asserted patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly features that we currently offer to consumers. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Retailer Class Actions
During 2000, lawsuits were filed by retailers in Colorado state and federal court attempting to certify nationwide classes on behalf of certain of our retailers. The plaintiffs are requesting the Courts declare certain provisions of, and changes to, alleged agreements between us and the retailers invalid and unenforceable, and to award damages for lost incentives and payments, charge backs, and other compensation. We are vigorously defending against the suits and have asserted a variety of counterclaims. The federal court action has been stayed during the pendency of the state court action. We filed a motion for summary judgment on all counts and against all plaintiffs. The plaintiffs filed a motion for additional time to conduct discovery to enable them to respond to our motion. The Court granted limited discovery which ended during 2004. The plaintiffs claimed we did not provide adequate disclosure during the discovery process. The Court agreed, and recently denied our motion for summary judgment as a result. The final impact of the Court’s ruling cannot be fully assessed at this time. Trial has been set for August 2008. We intend to vigorously defend this case. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Superguide
During 2000, Superguide Corp. (“Superguide”) filed suit against us, DirecTV, Thomson and others in the United States District Court for the Western District of North Carolina, Asheville Division, alleging infringement of United States Patent Nos. 5,038,211 (the ‘211 patent), 5,293,357 (the ‘357 patent) and 4,751,578 (the ‘578 patent) which relate to certain electronic program guide functions, including the use of electronic program guides to control VCRs. Superguide sought injunctive and declaratory relief and damages in an unspecified amount.
On summary judgment, the District Court ruled that none of the asserted patents were infringed by us. These rulings were appealed to the United States Court of Appeals for the Federal Circuit. During 2004, the Federal Circuit affirmed in part and reversed in part the District Court’s findings and remanded the case back to the District Court for further proceedings. In 2005, Superguide indicated that it would no longer pursue infringement allegations with respect to the ‘211 and ‘357 patents and those patents have now been dismissed from the suit. The District Court subsequently entered judgment of non-infringement in favor of all defendants as to the ‘211 and ‘357 patents and ordered briefing on Thomson’s license defense as to the ‘578 patent. During December 2006, the District Court found that there were disputed issues of fact regarding Thomson’s license defense, and ordered a trial solely addressed to that issue. That trial took place in March 2007. In July 2007, the District Court ruled in favor of Superguide. As a result, Superguide will be able to proceed with its infringement action against us, DirecTV and Thomson.
We intend to vigorously defend this case. In the event that a Court ultimately determines that we infringe the ‘578 patent, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly electronic programming guide and related features that we currently offer to consumers. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
Tivo Inc.
On January 31, 2008, the U.S. Court of Appeals for the Federal Circuit affirmed in part and reversed in part the April 2006 jury verdict concluding that certain of our digital video recorders, or DVRs, infringed a patent held by Tivo. In its decision, the Federal Circuit affirmed the jury’s verdict of infringement on Tivo’s “software claims,” upheld the award of damages from the district court, and ordered that the stay of the district court’s injunction against us, which was issued pending appeal, will dissolve when the appeal becomes final. The Federal Circuit, however, found that we did not literally infringe Tivo’s “hardware claims,” and remanded such claims back to the district court for further proceedings. We are appealing the Federal Circuit’s ruling.
In addition, we have developed and deployed ‘next-generation’ DVR software to our customers’ DVRs. This improved software is fully operational and has been automatically downloaded to current customers (the “Design-Around”). We have formal legal opinions from outside counsel that conclude that our Design-Around does not infringe, literally or under the doctrine of equivalents, either the hardware or software claims of Tivo’s patent.
In accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” (“SFAS 5”), we recorded a total reserve of $128 million in “Litigation expense” on our Consolidated Balance Sheets to reflect the jury verdict, supplemental damages and pre-judgment interest awarded by the Texas court. This amount also includes the estimated cost of any software infringement prior to the Design-Around, plus interest subsequent to the jury verdict.
If the Federal Circuit’s decision is upheld and Tivo decides to challenge the Design-Around, we will mount a vigorous defense. If we are unsuccessful in subsequent appeals or in defending against claims that the Design-Around infringes Tivo’s patent, we could be prohibited from distributing DVRs, or be required to modify or eliminate certain user-friendly DVR features that we currently offer to consumers. In that event we would be at a significant disadvantage to our competitors who could offer this functionality and, while we would attempt to provide that functionality through other manufacturers, the adverse affect on our business could be material. We could also have to pay substantial additional damages.
Trans Video
In August 2006, Trans Video Electronic, Ltd. (“Trans Video”) filed a patent infringement action against us in the United States District Court for the Northern District of California. The suit alleges infringement of United States Patent Nos. 5,903,621 (the ‘621 patent) and 5,991,801 (the ‘801 patent). The patents relate to various methods related to the transmission of digital data by satellite. On May 14, 2007, we reached a settlement with Trans Video which did not have a material impact on our results of operations.
Other
In addition to the above actions, we are subject to various other legal proceedings and claims which arise in the ordinary course of business. In our opinion, the amount of ultimate liability with respect to any of these actions is unlikely to materially affect our financial position, results of operations or liquidity.
9. Financial Information for Subsidiary Guarantors
EchoStar DBS Corporation’s senior notes are fully, unconditionally and jointly and severally guaranteed by all of our subsidiaries other than minor subsidiaries, as defined by Securities and Exchange regulations. The stand alone entity EchoStar DBS Corporation has no independent assets or operations. Therefore, supplemental financial information on a condensed consolidating basis of the guarantor subsidiaries is not required. There are no restrictions on our ability to obtain cash dividends or other distributions of funds from the guarantor subsidiaries, except those imposed by applicable law.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
10. Segment Reporting
Financial Data by Business Unit
Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information” (“SFAS 131”) establishes standards for reporting information about operating segments in annual financial statements of public business enterprises and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. Total assets by segment have not been specified because the information is not used by the chief operating decision-maker. Under this definition we currently operate as two business units. The All Other category consists of revenue, expenses and net income (loss) from other operating segments for which the disclosure requirements of SFAS 131 do not apply.

		EchoStar			DNC		EDBS
	DISH	Technologies	All		Consolidated	Other	And
	Network	Corporation	Other	Eliminations	Total	Activities(1)	Subsidiaries
Year Ended December 31, 2007
Total revenue	$10,808,753	$177,774	$141,100	$(37,252)	$11,090,375	$(29,892)	$11,060,483
Depreciation and amortization	1,215,626	8,238	105,546	—	1,329,410	(8,785)	1,320,625
Total costs and expenses	9,198,397	232,382	123,972	(37,780)	9,516,971	(70,613)	9,446,358
Interest income	134,136	40	3,696	—	137,872	(34,253)	103,619
Interest expense, net of amounts capitalized	(404,628)	(43)	(648)	—	(405,319)	32,707	(372,612)
Other	(39,732)	23	(15,567)	(528)	(55,804)	55,242	(562)
Income tax benefit (provision), net	(545,047)	31,565	19,383	—	(494,099)	(40,077)	(534,176)
Net income (loss)	755,085	(23,023)	23,992	—	756,054	54,340	810,394

Year Ended December 31, 2006
Total revenue	$9,514,347	$186,984	$146,190	$(29,035)	$9,818,486	$(5,739)	$9,812,747
Depreciation and amortization	1,038,744	4,546	71,004	—	1,114,294	(3,909)	1,110,385
Total costs and expenses	8,326,513	219,299	84,338	(29,035)	8,601,115	1,068	8,602,183
Interest income	123,995	4	2,402	—	126,401	(4,528)	121,873
Interest expense, net of amounts capitalized	(457,149)	(74)	(927)	—	(458,150)	68,157	(389,993)
Income tax benefit (provision), net	(310,408)	22,887	(27,222)	—	(314,743)	(18,721)	(333,464)
Net income (loss)	581,342	(9,498)	36,428	—	608,272	(7,215)	601,057

Year Ended December 31, 2005
Total revenue	$8,172,592	$174,195	$113,899	$(13,511)	$8,447,175	$(4,006)	$8,443,169
Depreciation and amortization	744,624	4,597	56,352	—	805,573	(5,513)	800,060
Total costs and expenses	7,039,054	190,479	63,905	(13,511)	7,279,927	(4,528)	7,275,399
Interest income	42,316	—	1,202	—	43,518	(8,877)	34,641
Interest expense, net of amounts capitalized	(372,752)	(105)	(987)	—	(373,844)	68,579	(305,265)
Income tax benefit (provision), net	514,048	(2,712)	(3,887)	—	507,449	(400,175)	107,274
Net income (loss)	1,487,467	(19,097)	46,170	—	1,514,540	(377,927)	1,136,613

(1)	“Other Activities” represents the activity of affiliates consolidated in DNC’s consolidated financial statements but not included in our consolidated financial statements.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
Geographic Information and Transactions with Major Customers

	United States	International	Total
	(In thousands)
Long-lived assets, including FCC authorizations
2007	$4,421,739	$2,410	$4,424,149

2006	$4,392,760	$2,528	$4,395,288

Revenue
2007	$10,972,020	$88,463	$11,060,483

2006	$9,752,078	$60,669	$9,812,747

2005	$8,401,273	$41,896	$8,443,169

Revenues are attributed to geographic regions based upon the location from where the sale originated. United States revenue includes transactions with both United States and customers abroad. International revenue includes transactions with customers in Europe, Africa, South America and the Middle East. Revenues from these customers are included within the All Other operating segment.
Transactions with Major Customers
During the years ended December 31, 2007, 2006 and 2005, United States revenue in the table above included export sales to one international customer. The following table summarizes sales to each customer and its percentage of total revenue.

	For the Years Ended December 31,
	2007	2006	2005
	(In thousands)
Total revenue:
Bell ExpressVu	$165,410	$186,577	$178,427
Other	10,895,073	9,626,170	8,264,742

Total revenue	$11,060,483	$9,812,747	$8,443,169

Percentage of total revenue:
Bell ExpressVu	1.5%	1.9%	2.1%

Revenue from this customer is included within the EchoStar Technologies Corporation operating segment.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
11. Valuation and Qualifying Accounts
Our valuation and qualifying accounts as of December 31, 2007, 2006 and 2005 are as follows:

	Balance at	Charged to
	Beginning of	Costs		Balance at
	Year	and Expenses	Deductions	End of Year
	(In thousands)
Year ended December 31, 2007:
Assets:
Allowance for doubtful accounts	$14,205	$101,914	$(102,100)	$14,019
Reserve for inventory	12,740	2,642	(708)	14,674

Year ended December 31, 2006:
Assets:
Allowance for doubtful accounts	$8,799	$68,643	$(63,237)	$14,205
Reserve for inventory	9,987	10,093	(7,340)	12,740

Year ended December 31, 2005:
Assets:
Allowance for doubtful accounts	$8,429	$57,340	$(56,970)	$8,799
Reserve for inventory	10,221	3,917	(4,151)	9,987
12. Quarterly Financial Data (Unaudited)
Our quarterly results of operations are summarized as follows:

	For the Three Months Ended
	March 31	June 30	September 30	December 31
	(In thousands)
	(Unaudited)
Year ended December 31, 2007:
Total revenue	$2,639,703	$2,755,407	$2,789,835	$2,875,538
Operating income	339,185	443,254	398,097	433,589
Net income (loss)	172,749	232,246	205,126	200,273

Year ended December 31, 2006:
Total revenue	$2,298,768	$2,465,438	$2,471,234	$2,577,307
Operating income	273,905	347,489	275,547	313,623
Net income (loss)	114,841	181,291	134,163	170,762
13. Related Party Transactions
During December 2006, we paid a dividend of $400 million to EOC.
On February 15, 2007, DNC redeemed all of its outstanding 5 3/4% Convertible Subordinated Notes due 2008 at a redemption price of 101.643% of the principal amount, or $1.016 billion, plus accrued interest through the redemption date of $14 million. On February 15, 2007, we paid a dividend of approximately $1.031 billion to EOC to enable DNC to fund the payment of this redemption.
On January 1, 2008, DNC spun off EchoStar as a separate publicly-traded company in the form of a stock dividend distributed to DNC shareholders. In connection with the Spin-off, DNC contributed certain satellites, uplink and satellite transmission assets, real estate and other assets and related liabilities held by us, including $1.0 billion of cash, to EchoStar. On December 30, 2007, we paid a dividend of $1.615 billion to EOC to enable DNC to fund the $1.0 billion cash contribution to EchoStar and for other general corporate purposes.
During 2007, the Thornton building and land was contributed to us from DNC for its fair value of approximately $6 million. We recorded the asset at its carrying value of $5 million and recorded the difference of $1 million as a capital distribution.
During 2006, we purchased EchoStar X from EchoStar Orbital Corporation II (“EOC II”), a wholly-owned subsidiary of DNC, and our affiliate, for its fair value of approximately $338 million. We assumed $15

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
million in vendor financing and the difference, or $323 million, was paid to our affiliate. We recorded the satellite at EOC II’s carrying value of $177 million and recorded the difference, or $161 million, as a capital distribution to our parent company, EOC.
During December 2007, DNC contributed two of its subsidiaries, Kelly Broadcasting Systems, Inc. (“KBS”) and Transponder Encryption Services Corporation (“TESC”), to us as a capital contribution in the amount of $56 million. Prior to the TESC contribution, we leased transponders and provided certain other services to TESC. During the years ended December 31, 2007, 2006 and 2005, we recognized $168 million, $138 million and $125 million, respectively, of revenues from TESC for leasing and other services.
Prior to the Spin-off, DNC owned 50% of NagraStar L.L.C. (“NagraStar”), a joint venture that is our exclusive provider of encryption and related security systems intended to assure that only paying customers have access to our programming. Although DNC is not required to consolidate NagraStar, DNC did have the ability to significantly influence its operating policies; therefore, DNC accounted for its investment in NagraStar under the equity method of accounting for all periods presented. During the years ended December 31, 2007, 2006 and 2005, we purchased security access devices from NagraStar of $55 million, $56 million and $121 million, respectively. As of December 31, 2007 and 2006, amounts payable to NagraStar totaled $3 million and $3 million, respectively. Additionally, as of December 31, 2007, we were committed to purchase $22 million of security access devices from NagraStar.
Prior to 2007, we purchased certain programming content from Satellite Communications Operating Corporation (“SCOC”), a wholly-owned subsidiary of DNC, and our affiliate. During the years ended December 31, 2006 and 2005, we paid SCOC $10 million and $12 million, respectively, for programming services. As of December 31, 2007 and 2006, there were no amounts payable to SCOC.
We purchase research and development services from Eldon Technologies Ltd (“Eldon”), a wholly-owned international subsidiary of DNC, and our affiliate. During the years ended December 31, 2007, 2006 and 2005, we incurred approximately $18 million, $15 million and $12 million, respectively, of research and development expense related to work performed by Eldon. As of December 31, 2007 and 2006, amounts payable to Eldon were $5 million and $3 million, respectively.
14. Subsequent Events
On January 1, 2008, DNC completed the Spin-off of its technology and certain infrastructure assets into a separate publicly-traded company. DISH Network and EchoStar now operate as separate publicly-traded companies, and neither entity has any ownership interest in the other. Following the Spin-off, Mr. Ergen controls approximately 80.0% of the voting power of DNC and EchoStar. Because of Mr. Ergen’s control over DNC, our ultimate parent company, Mr. Ergen also effectively controls us. For further discussion see Note 1.

INDEX TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets — March 31, 2008 and December 31, 2007 (Unaudited)	F–44
Condensed Consolidated Statements of Operations for the three months ended March 31, 2008 and 2007 (Unaudited)	F–45
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2008 and 2007 (Unaudited)	F–46
Notes to Condensed Consolidated Financial Statements (Unaudited)	F–47

Item 1. FINANCIAL STATEMENTS
ECHOSTAR DBS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share amounts)
(Unaudited)

	As of
	March 31,	December 31,
	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$979,565	$606,990
Marketable investment securities	433,521	495,760
Trade accounts receivable — other, net of allowance for uncollectible accounts of $12,456 and $14,019, respectively	667,649	685,109
Trade accounts receivable — EchoStar	280,735	—
Advances to affiliates	—	78,578
Inventories, net	319,622	295,200
Current deferred tax assets	21,047	38,297
Other current assets	77,612	77,929
Other current assets — EchoStar	6,306	—

Total current assets	2,786,057	2,277,863
Restricted cash and marketable investment securities	157,448	159,046
Property and equipment, net of accumulated depreciation of $2,441,351 and $3,572,011, respectively	2,239,747	3,471,034
FCC authorizations	679,570	802,691
Intangible assets, net	—	150,424
Other noncurrent assets, net	140,162	169,319

Total assets	$6,002,984	$7,030,377

Liabilities and Stockholder’s Equity (Deficit)
Current Liabilities:
Trade accounts payable — other	$239,891	$289,649
Trade accounts payable — EchoStar	478,299	—
Advances from affiliates	—	85,613
Deferred revenue and other	870,643	853,791
Accrued programming	1,020,509	914,074
Income tax payable	—	145,747
Other accrued expenses	576,408	561,576
5 3/4% Senior Notes due 2008	1,000,000	1,000,000
Current portion of capital lease obligations, mortgages and other notes payable	10,070	49,057

Total current liabilities	4,195,820	3,899,507

Long-term obligations, net of current portion:
6 3/8% Senior Notes due 2011	1,000,000	1,000,000
6 5/8% Senior Notes due 2014	1,000,000	1,000,000
7 1/8% Senior Notes due 2016	1,500,000	1,500,000
7% Senior Notes due 2013	500,000	500,000
Capital lease obligations, mortgages and other notes payable, net of current portion	206,238	547,608
Deferred tax liabilities	75,858	327,318
Long-term deferred revenue, distribution and carriage payments and other long-term liabilities	297,049	259,656

Total long-term obligations, net of current portion	4,579,145	5,134,582

Total liabilities	8,774,965	9,034,089

Commitments and Contingencies (Note 9)

Stockholder’s Equity (Deficit):
Common stock, $.01 par value, 1,000,000 shares authorized, 1,015 shares issued and outstanding	—	—
Additional paid-in capital	1,129,994	1,121,012
Accumulated other comprehensive income (loss)	(1,929)	396
Accumulated earnings (deficit)	(3,900,046)	(3,125,120)

Total stockholder’s equity (deficit)	(2,771,981)	(2,003,712)

Total liabilities and stockholder’s equity (deficit)	$6,002,984	$7,030,377

The accompanying notes are an integral part of the Condensed Consolidated Financial Statements.

ECHOSTAR DBS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)

	For the Three Months
	Ended March 31,
	2008	2007
Revenue:
Subscriber-related revenue	$2,810,426	$2,547,555
Equipment sales and other revenue	25,051	92,148
Equipment sales — EchoStar	2,638	—
Transitional services and other revenue — EchoStar	6,278	—

Total revenue	2,844,393	2,639,703

Costs and Expenses:
Subscriber-related expenses (exclusive of depreciation shown below — Note 10)	1,444,641	1,326,413
Satellite and transmission expenses (exclusive of depreciation shown below — Note 10):
EchoStar	78,253	—
Other	7,664	34,725
Equipment, transitional services and other cost of sales	31,814	62,988
Subscriber acquisition costs:
Cost of sales — subscriber promotion subsidies — EchoStar (exclusive of depreciation shown below — Note 10)	30,787	29,680
Other subscriber promotion subsidies	280,197	322,732
Subscriber acquisition advertising	63,972	50,379

Total subscriber acquisition costs	374,956	402,791
General and administrative — EchoStar	13,770	—
General and administrative	114,956	154,406
Depreciation and amortization (Note 10)	272,368	319,195

Total costs and expenses	2,338,422	2,300,518

Operating income (loss)	505,971	339,185

Other Income (Expense):
Interest income	13,822	27,239
Interest expense, net of amounts capitalized	(87,841)	(90,005)
Other	(3,288)	161

Total other income (expense)	(77,307)	(62,605)

Income (loss) before income taxes	428,664	276,580
Income tax (provision) benefit, net	(165,684)	(103,831)

Net income (loss)	$262,980	$172,749

The accompanying notes are an integral part of the Condensed Consolidated Financial Statements.

ECHOSTAR DBS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the Three Months
	Ended March 31,
	2008	2007
Cash Flows From Operating Activities:
Net income (loss)	$262,980	$172,749
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	272,368	319,195
Equity in losses (earnings) of affiliates	972	—
Non-cash, stock-based compensation recognized	3,559	5,445
Deferred tax expense (benefit)	4,127	19,768
Amortization of debt discount and deferred financing costs	912	912
Other, net	816	(1,891)
Change in noncurrent assets	1,665	3,297
Change in long-term deferred revenue, distribution and carriage payments and other long-term liabilities	37,393	(8,532)
Changes in current assets and current liabilities, net	8,440	(85,827)

Net cash flows from operating activities	593,232	425,116

Cash Flows From Investing Activities:
Purchases of marketable investment securities	(185,980)	(766,898)
Sales and maturities of marketable investment securities	243,769	732,445
Purchases of property and equipment	(248,745)	(284,950)
Change in restricted cash and marketable investment securities	—	—
Purchase of strategic investments included in noncurrent assets and other	—	(1,775)
Other	—	121

Net cash flows from investing activities	(190,956)	(321,057)

Cash Flows From Financing Activities:
Distribution of cash and cash equivalents to EchoStar in connection with the Spin-off (Note 1)	(27,723)	—
Dividend to EOC	—	(1,030,805)
Repayment of capital lease obligations, mortgages and other notes payable	(1,978)	(9,339)
Excess tax benefits recognized on stock option exercises	—	691

Net cash flows from financing activities	(29,701)	(1,039,453)

Net increase (decrease) in cash and cash equivalents	372,575	(935,394)
Cash and cash equivalents, beginning of period	606,990	1,667,130

Cash and cash equivalents, end of period	$979,565	$731,736

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$57,221	$62,357

Capitalized interest	$1,845	$2,661

Cash received for interest	$13,822	$27,239

Cash paid for income taxes	$324,286	$18,872

Net assets distributed in connection with the Spin-off, excluding cash and cash equivalents	$1,012,983	$—

The accompanying notes are an integral part of the Condensed Consolidated Financial Statements.

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1. Organization and Business Activities
Principal Business
EchoStar DBS Corporation (“EDBS,” the “Company,” “we,” “us” and/or “our”) is a holding company and a wholly-owned subsidiary of DISH Network Corporation (“DNC”), formerly known as EchoStar Communications Corporation, a publicly traded company listed on the Nasdaq Global Select Market. We operate DNC’s DISH Network® which provides a direct broadcast satellite (“DBS”) subscription television service in the United States and had 13.815 million subscribers as of March 31, 2008. EDBS was formed under Colorado law in January 1996. Unless otherwise stated herein, or the context otherwise requires, references herein to DNC shall include DISH Network Corporation, EDBS and all direct and indirect wholly-owned subsidiaries.
We have deployed substantial resources to develop the “DISH Network DBS System.” The DISH Network DBS System consists of our owned and leased Federal Communications Commission (“FCC”) authorized DBS and Fixed Satellite Service (“FSS”) spectrum, our owned and leased satellites, receiver systems, digital broadcast operations, customer service facilities, in-home service and call center operations and certain other assets utilized in our operations. Our principal business strategy is to continue developing our subscription television service in the United States to provide consumers with a fully competitive alternative to others in the multi-channel video programming distribution (“MVPD”) industry.
Spin-off of EchoStar Corporation and Technology and Certain Infrastructure Assets
On January 1, 2008, DNC completed a tax-free distribution of its technology and set-top box business, and certain infrastructure assets held by us (the “Spin-off”) into a separate publicly-traded company, EchoStar Corporation (“EchoStar”). DNC and EchoStar now operate independently, and neither entity has any ownership interest in the other. However, both companies are under the common control of Charles W. Ergen, the DNC Chief Executive Officer and Chairman of the Board of Directors. The two entities consist of the following:
•	DNC – which retains its subscription television business, the DISH Network®, and

•	EchoStar Corporation – which sells equipment, including set-top boxes and related components, to DNC and international customers, and provides digital broadcast operations and fixed satellite services to DNC and other customers.
The cash flows related to, among others things, purchases of set-top boxes, transponder leasing and digital broadcasting services that we continue to purchase from EchoStar have not been eliminated from our ongoing operations.

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued
(Unaudited)
The table below summarizes the assets and liabilities held by us that were ultimately distributed to EchoStar in connection with the Spin-off. The distribution was accounted for at historical cost given the nature of the distribution.

January 1,
2008
(In thousands)
Assets
Current Assets:
Cash and cash equivalents	$27,723
Marketable investment securities	3,743
Trade accounts receivable, net	28,071
Inventories, net	18,548
Current deferred tax assets	5,033
Other current assets	3,212

Total current assets	86,330
Restricted cash and marketable investment securities	3,150
Property and equipment, net	1,201,641
FCC authorizations	123,121
Intangible assets, net	146,093
Other noncurrent assets, net	25,608

Total assets	$1,585,943

Liabilities
Current Liabilities:
Trade accounts payable	$3,715
Deferred revenue and other accrued expenses	35,474
Current portion of capital lease obligations, mortgages and other notes payable	39,136

Total current liabilities	78,325

Long-term obligations, net of current portion:
Capital lease obligations, mortgages and other notes payable, net of current portion	339,243
Deferred tax liabilities	127,669

Total long-term obligations, net of current portion	466,912

Total liabilities	545,237

Net assets distributed	$1,040,706

2. Significant Accounting Policies
Basis of Presentation
The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and with the instructions to Form 10-Q and Article 10 of Regulation S-X for interim financial information. Accordingly, these statements do not include all of the information and notes required for complete financial statements prepared under GAAP. In our opinion, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Certain prior year amounts have been reclassified to conform to the current year presentation. Operating results for the three months ended March 31, 2008 are not necessarily indicative of the results that may be expected

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued
(Unaudited)
for the year ending December 31, 2008. For further information, refer to the Consolidated Financial Statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2007 (“2007 10-K”).
Principles of Consolidation
We consolidate all majority owned subsidiaries and investments in entities in which we have controlling influence. Non-majority owned investments are accounted for using the equity method when we have the ability to significantly influence the operating decisions of the investee. When we do not have the ability to significantly influence the operating decisions of an investee, the cost method is used. For entities that are considered variable interest entities we apply the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities – An Interpretation of ARB No. 51” (“FIN 46-R”). All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for each reporting period. Estimates are used in accounting for, among other things, allowances for uncollectible accounts, inventory allowances, self-insurance obligations, deferred taxes and related valuation allowances, uncertain tax positions, loss contingencies, fair values of financial instruments, fair value of options granted under our stock-based compensation plans, fair value of assets and liabilities acquired in business combinations, capital leases, asset impairments, useful lives of property, equipment and intangible assets, retailer commissions, programming expenses, subscriber lives and royalty obligations. Actual results may differ from previously estimated amounts, and such differences may be material to the Condensed Consolidated Financial Statements. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected prospectively in the period they occur.
Comprehensive Income (Loss)
The components of comprehensive income (loss) are as follows:

	For the Three Months
	Ended March 31,
	2008	2007
	(In thousands)
Net income (loss)	$262,980	$172,749
Foreign currency translation adjustments	—	32
Unrealized holding gains (losses) on available-for-sale securities	846	235
Recognition of previously unrealized (gains) losses on available-for-sale securities included in net income (loss)	—	—
Deferred income tax (expense) benefit attributable to unrealized holding gains (losses) on available-for-sale securities	(370)	(88)

Comprehensive income (loss)	$263,456	$172,928

“Accumulated other comprehensive income (loss)” presented on the accompanying Condensed Consolidated Balance Sheets consists of the accumulated net unrealized gains (losses) on available-for-sale securities and foreign currency translation adjustments, net of deferred taxes.

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued
(Unaudited)
Fair Value Measurements
Effective January 1, 2008, we adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis. SFAS 157 establishes a new framework for measuring fair value and expands related disclosures. Broadly, the SFAS 157 framework requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. SFAS 157 establishes market or observable inputs as the preferred source of values, followed by unobservable inputs or assumptions based on hypothetical transactions in the absence of market inputs.
•	Level 1, defined as observable inputs being quoted prices in active markets for identical assets;

•	Level 2, defined as observable inputs including quoted prices for similar assets; and

•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring assumptions based on the best information available.
Our assets measured at fair value on a recurring basis were as follows (in thousands):

	Fair Value
	As of
Assets	March 31, 2008	Level 1	Level 2	Level 3
Marketable investment securities	$433,521	$413,476	$20,045	$—

Total assets at fair value	$433,521	$413,476	$20,045	$—

Accounting for Uncertainty in Income Taxes
In addition to being included in DNC’s federal income tax return, we and our subsidiaries file income tax returns in all states that impose an income tax and in a small number of foreign jurisdictions where we have insignificant operations. We are subject to U.S. federal, state and local income tax examinations by tax authorities for the years beginning in 1996 due to the carryover of previously incurred net operating losses. As of March 31, 2008, no taxing authority has proposed any significant adjustments to our tax positions. We have no significant current tax examinations in process.
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Balance as of January 1, 2008	$20,160
Additions based on tax positions related to the current year	2,125
Additions for tax positions of prior years	105,882

Balance as of March 31, 2008	$128,167

Accrued interest on tax positions is recorded as a component of interest expense and penalties in “Other income (expense)” on our Condensed Consolidated Balance Sheet. During the three months ended March 31, 2008, we recorded $5 million in interest and penalty expense to earnings. Accrued interest and penalties was $8 million at March 31, 2008.
We have $123 million in unrecognized tax benefits that, if recognized, could affect the effective tax rate. It is reasonably possible that $103 million of our unrecognized tax benefits will be reduced within the next twelve months as a result of filing a change in tax accounting method, and we expect that the reduction will not affect our effective tax rate.

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued
(Unaudited)
New Accounting Pronouncements
Revised Business Combinations
In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141R (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R replaces SFAS 141 and establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, including goodwill, the liabilities assumed and any non-controlling interest in the acquiree. SFAS 141R also establishes disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement is effective for fiscal years beginning after December 15, 2008. We do not expect the adoption of SFAS 141R to have a material impact on our financial position or results of operations.
Noncontrolling Interests in Consolidated Financial Statements
In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This standard is effective for fiscal years beginning after December 15, 2008. We are currently evaluating the impact the adoption of SFAS 160 will have on our financial position and results of operations.
3. Stock-Based Compensation
Stock Incentive Plans
DNC maintains stock incentive plans to attract and retain officers, directors and key employees. Awards under these plans include both performance and non-performance based equity incentives. As of March 31, 2008, we had outstanding under these plans options to acquire 15.3 million shares of DNC’s Class A common stock and 0.5 million restricted stock awards. In general, stock options granted through March 31, 2008 were granted with exercise prices equal to or greater than the market value of DNC’s Class A common stock at the date of grant and with a maximum term of ten years. While historically DNC’s Board of Directors has issued options subject to vesting, typically at the rate of 20% per year, some options have been granted with immediate vesting. As of March 31, 2008, DNC had 64.1 million shares of its Class A common stock available for future grant under its stock incentive plans.
In connection with the Spin-off, as provided in the existing stock incentive plans and consistent with the Spin-off exchange ratio, each DNC stock option was converted into two options as follows:
•	an adjusted DNC stock option for the same number of shares that were exercisable under the original DNC stock option, with an exercise price equal to the exercise price of the original DNC stock option multiplied by 0.831219.

•	a new EchoStar stock option for one-fifth of the number of shares that were exercisable under the original DNC stock option, with an exercise price equal to the exercise price of the original DNC stock option multiplied by 0.843907.
Similarly, each holder of DNC restricted stock units retained his or her DNC restricted stock units and received one EchoStar restricted stock unit for every five DNC restricted stock units that they held.

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued
(Unaudited)
Consequently, the fair value of the DNC stock award and the new EchoStar stock award immediately following the Spin-off was equivalent to the fair value of such stock award immediately prior to the Spin-off.
As of March 31, 2008, the following DNC stock incentive awards were outstanding:

	As of
	March 31, 2008
		DNC
Stock Awards Outstanding	DNC Stock Options	Restricted Stock Units
Held by EDBS employees	15,260,651	512,079

In addition, as of March 31, 2008 the following outstanding EchoStar stock incentive awards were held by our employees:

As of
March 31, 2008
EchoStar
	EchoStar	Restricted
	Stock	Stock
Stock Awards Outstanding	Options	Units
Held by EDBS employees	3,239,320	94,176

DNC is responsible for fulfilling all stock incentive awards related to DNC common stock and EchoStar is responsible for fulfilling all stock incentive awards related to EchoStar common stock, regardless of whether such stock incentive awards are held by our or EchoStar’s employees. Notwithstanding the foregoing, based on the requirements of SFAS 123R, our stock-based compensation expense, resulting from awards outstanding at the Spin-off date, is based on the stock incentive awards held by our employees regardless of whether such awards were issued by DNC or EchoStar. Accordingly, stock-based compensation that we expense with respect to EchoStar stock incentive awards is included in “Additional paid-in capital” on our Condensed Consolidated Balance Sheet.
Stock Award Activity
Our stock option activity (including performance and non-performance based options) for the three months ended March 31, 2008 was as follows:

	For the Three Months
	Ended March 31, 2008
		Weighted-
		Average
	Options	Exercise Price
Total options outstanding, beginning of period*	14,786,967	$22.80
Granted	1,059,000	28.73
Exercised	(10,716)	20.57
Forfeited and Cancelled	(574,600)	29.85

Total options outstanding, end of period	15,260,651	22.95

Performance based options outstanding, end of period**	6,671,750	17.93

Exercisable at end of period	4,539,301	25.58

*	Prior year amounts have been adjusted to reflect the transfer of employees to EchoStar in connection with the Spin-off.

**	These options, which are included in the caption “Total options outstanding, end of period,” were issued pursuant to two separate long-term, performance-based stock incentive plans, which are discussed below. Vesting of these options is contingent upon meeting certain long-term goals which DNC’s management has determined are not probable as of March 31, 2008.

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued
(Unaudited)
We realized less than $1 million and $1 million of tax benefits from stock options exercised during the three months ended March 31, 2008 and 2007, respectively. Based on the closing market price of DNC’s Class A common stock on March 31, 2008, the aggregate intrinsic value of our outstanding stock options was $154 million. Of that amount, options with an aggregate intrinsic value of $24 million were exercisable at the end of the period.
Our restricted stock award activity (including performance and non-performance based options) for the three months ended March 31, 2008 was as follows:

	For the Three Months
	Ended March 31, 2008
		Weighted-
	Restricted	Average
	Stock	Grant Date
	Awards *	Fair Value
Total restricted stock awards outstanding, beginning of period*	538,746	$26.56
Granted	—	—
Exercised	—	—
Forfeited and Cancelled	(26,667)	35.36

Total restricted stock awards outstanding, end of period	512,079	26.10

Restricted performance units outstanding, end of period**	412,079	26.11

*	Prior year amounts have been adjusted to reflect the transfer of employees to EchoStar in connection with the Spin-off.

**	These restricted performance units, which are included in the caption “Total restricted stock awards outstanding, end of period,” were issued pursuant to a long-term, performance-based stock incentive plan, which is discussed below. Vesting of these restricted performance units is contingent upon meeting a long-term goal which DNC’s management has determined is not probable as of March 31, 2008.
Long-Term Performance-Based Plans
In February 1999, DNC adopted a long-term, performance-based stock incentive plan (the “1999 LTIP”) within the terms of its 1995 Stock Incentive Plan. The 1999 LTIP provided stock options to key employees which vest over five years at the rate of 20% per year. Exercise of the options is also contingent on DNC achieving a company specific goal in relation to an industry-related metric prior to December 31, 2008.
In January 2005, DNC adopted a long-term, performance-based stock incentive plan (the “2005 LTIP”) within the terms of its 1999 Stock Incentive Plan. The 2005 LTIP provides stock options and restricted performance units, either alone or in combination, which vest over seven years at the rate of 10% per year during the first four years, and at the rate of 20% per year thereafter. Exercise of the options is also subject to a performance condition that a DNC-specific subscriber goal is achieved prior to March 31, 2015.
Contingent compensation related to the 1999 LTIP and the 2005 LTIP will not be recorded in our financial statements unless and until management concludes achievement of the performance condition is probable. Given the competitive nature of DNC’s business, small variations in subscriber churn, gross subscriber addition rates and certain other factors can significantly impact subscriber growth. Consequently, while DNC did not believe that achievement of either of the goals was probable as of March 31, 2008, that assessment could change with respect to either goal at any time. In accordance with SFAS 123R, if all of the awards under each plan were vested and each

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued
(Unaudited)
goal had been met during the three months ended March 31, 2008, we would have recorded total non-cash, stock-based compensation expense for our employees as follows:

	For the Three Months
	Ended March 31, 2008
Total Contingent Compensation	1999 LTIP	2005 LTIP
DNC awards held by EDBS employees	$21,352	$48,244
EchoStar awards held by EDBS employees	4,336	9,796

Total	$25,688	$58,040

If the goals are met and there are unvested options at that time, the vested amounts would be expensed immediately in our Condensed Consolidated Statements of Operations, with the unvested portion recognized ratably over the remaining vesting period. During the three months ended March 31, 2008, if we had determined each goal was probable, we would have recorded total non-cash, stock-based compensation expense for our employees as follows:

	For the Three Months
	Ended March 31, 2008
Contingent Compensation —	1999	2005
Vested Portion at March 31, 2008	LTIP	LTIP
DNC awards held by EDBS employees	$18,784	$10,008
EchoStar awards held by EDBS employees	3,815	2,032

Total	$22,599	$12,040

Of the 15.3 million options outstanding under DNC’s stock incentive plans as of March 31, 2008, we had the following options outstanding pursuant to the 1999 LTIP and the 2005 LTIP:

	As of
	March 31, 2008
		Weighted-
		Average
Long-Term Performance-	Stock	Exercise
Based Plans	Options	Price
1999 LTIP	3,284,000	$10.11
2005 LTIP	3,387,750	$25.50
Further, pursuant to the 2005 LTIP, there were also 412,079 outstanding restricted performance units as of March 31, 2008 with a weighted-average grant date fair value of $26.11. No awards were granted under the 1999 LTIP or 2005 LTIP during the three months ended March 31, 2008.
Stock-Based Compensation
Total non-cash, stock-based compensation expense, net of related tax effects, for all of our employees is shown in the following table for the three months ended March 31, 2008 and 2007 and was allocated to the same expense categories as the base compensation for such employees:

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued
(Unaudited)

	For the Three Months
	Ended March 31,
	2008	2007
	(In thousands)
Subscriber-related	$169	$175
Satellite and transmission	—	126
General and administrative	2,055	3,088

Total non-cash, stock based compensation	$2,224	$3,389

As of March 31, 2008, our total unrecognized compensation cost related to the non-performance based unvested stock options was $30 million and includes compensation expense that we will recognize for EchoStar stock options held by our employees as a result of the Spin-off. This cost is based on an estimated future forfeiture rate of approximately 6.5% per year and will be recognized over a weighted-average period of approximately three years. Share-based compensation expense is recognized based on awards ultimately expected to vest and is reduced for estimated forfeitures. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Changes in the estimated forfeiture rate can have a significant effect on share-based compensation expense since the effect of adjusting the rate is recognized in the period the forfeiture estimate is changed.
The fair value of each award for the three months ended March 31, 2008 and 2007 was estimated at the date of the grant using a Black-Scholes option pricing model with the following assumptions:

	For the Three Months
	Ended March 31,
	2008	2007
Risk-free interest rate	2.74%	4.46% - 4.65%
Volatility factor	19.98%	20.42%
Expected term of options in years	6.1	6.0 - 10.0
Weighted-average fair value of options granted	$7.64	$11.39-$15.85
DNC does not currently plan to pay additional dividends on its common stock, and therefore the dividend yield percentage is set at zero for all periods. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Consequently, our estimate of fair value may differ from other valuation models. Further, the Black-Scholes model requires the input of highly subjective assumptions. Changes in the subjective input assumptions can materially affect the fair value estimate. Therefore, we do not believe that the existing models provide as reliable a single measure of the fair value of stock-based compensation awards as a market-based model would.
We will continue to evaluate the assumptions used to derive the estimated fair value of options for DNC’s stock as new events or changes in circumstances become known.

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued
(Unaudited)
4. Inventories
Inventories consist of the following:

	As of
	March 31,	December 31,
	2008	2007
	(In thousands)
Finished goods - DBS	$166,774	$159,894
Raw materials	88,066	69,021
Work-in-process - used	80,700	67,542
Work-in-process - new	2,374	13,417

Subtotal	$337,914	$309,874
Inventory allowance	(18,292)	(14,674)

Inventories, net	$319,622	$295,200

5. Investment Securities
Marketable Investment Securities
We currently classify all marketable investment securities as available-for-sale. We adjust the carrying value of our available-for-sale securities to fair value and report the related temporary unrealized gains and losses as a separate component of “Accumulated other comprehensive income (loss)” within “Total stockholder’s equity (deficit),” net of related deferred income tax. Declines in the fair value of a marketable investment security which are estimated to be “other than temporary” are recognized in the Condensed Consolidated Statements of Operations, thus establishing a new cost basis for such investment. We evaluate our marketable investment securities portfolio on a quarterly basis to determine whether declines in the fair value of these securities are other than temporary. This quarterly evaluation consists of reviewing, among other things, the fair value of our marketable investment securities compared to the carrying amount, the historical volatility of the price of each security and any market and company specific factors related to each security. Generally, absent specific factors to the contrary, declines in the fair value of investments below cost basis for a continuous period of less than six months are considered to be temporary. Declines in the fair value of investments for a continuous period of six to nine months are evaluated on a case by case basis to determine whether any company or market-specific factors exist which would indicate that such declines are other than temporary. Declines in the fair value of investments below cost basis for a continuous period greater than nine months are considered other than temporary and are recorded as charges to earnings, absent specific factors to the contrary.
Other Investment Securities
We also have several strategic investments in certain non-marketable equity securities which are included in “Other noncurrent assets, net” on our Condensed Consolidated Balance Sheets. Generally, we account for our unconsolidated equity investments under either the equity method or cost method of accounting. Because these equity securities are generally not publicly traded, it is not practical to regularly estimate the fair value of the investments; however, these investments are subject to an evaluation for other than temporary impairment on a quarterly basis. This quarterly evaluation consists of reviewing, among other things, company business plans and current financial statements, if available, for factors that may indicate an impairment of our investment. Such factors may include, but are not limited to, cash flow concerns, material litigation, violations of debt covenants and changes in business strategy. The fair value of these equity investments is not estimated unless there are identified changes in circumstances that may indicate an impairment exists and these changes are likely to have a significant adverse effect on the fair value of the investment. As of March 31, 2008 and December 31, 2007, we had $77 million and $78 million aggregate carrying amount of non-marketable, unconsolidated strategic equity investments, respectively. As of March 31, 2008 and December 31, 2007, $58 million and $59 million of the non-marketable,

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued
(Unaudited)
unconsolidated strategic equity investments were accounted for under the cost method, respectively. During the three months ended March 31, 2008 and 2007, we did not record any charge to earnings for other than temporary declines in the fair value of our non-marketable investment securities.
Our ability to realize value from our strategic investments in companies that are not publicly traded depends on the success of those companies’ businesses and their ability to obtain sufficient capital to execute their business plans. Because private markets are not as liquid as public markets, there is also increased risk that we will not be able to sell these investments, or that when we desire to sell them we will not be able to obtain fair value for them.
Restricted Cash and Marketable Investment Securities
As of March 31, 2008 and December 31, 2007, restricted cash and marketable investment securities included amounts required as collateral for our letters of credit. Additionally, restricted cash and marketable investment securities as of March 31, 2008 and December 31, 2007 included $104 million and $101 million in escrow related to our litigation with Tivo, respectively.
6. Satellites
We presently utilize twelve satellites in geostationary orbit approximately 22,300 miles above the equator. Of these twelve satellites, five are owned by us and we lease six from EchoStar as a result of the Spin-off. We account for the satellites leased from EchoStar as operating leases with terms of up to two years. (See Note 13 for further discussion of our satellite leases with EchoStar.) Each of the owned satellites had an original minimum useful life of at least 12 years. We also lease one satellite from a third party, which is accounted for as a capital lease pursuant to Statement of Financial Accounting Standards No. 13, “Accounting for Leases” (“SFAS 13”). The capital lease is depreciated over the fifteen year term of the satellite service agreement.
Operation of our subscription television service requires that we have adequate satellite transmission capacity for the programming we offer. Moreover, current competitive conditions require that we continue to expand our offering of new programming, particularly by launching more HD local markets and offering more HD national channels. While we generally have had in-orbit satellite capacity sufficient to transmit our existing channels and some backup capacity to recover the transmission of certain critical programming, our backup capacity is limited.
In the event of a failure or loss of any of our satellites, we may need to acquire or lease additional satellite capacity or relocate one of our other satellites and use it as a replacement for the failed or lost satellite. Such a failure could result in a prolonged loss of critical programming or a significant delay in our plans to expand programming as necessary to remain competitive and thus have a material adverse effect on our business, financial condition and results of operations.
While we believe that overall our satellite fleet is generally in good condition, during 2008 and prior periods, certain satellites in our fleet have experienced anomalies, some of which have had a significant adverse impact on their commercial operation. Recent developments with respect to our satellites are discussed below.
EchoStar V. EchoStar V was originally designed with a minimum 12-year design life. Momentum wheel failures in prior years, together with relocation of the satellite between orbital locations, resulted in increased fuel consumption, as previously disclosed. These issues have not impacted commercial operation of the satellite. However, as a result of these anomalies and the relocation of the satellite, during 2005, we reduced the remaining estimated useful life of this satellite. Prior to 2008, EchoStar V also experienced anomalies resulting in the loss of ten solar array strings. During first quarter 2008, the satellite lost two additional solar array strings. The solar array anomalies have not impacted commercial operation of the satellite to date. Since EchoStar V will be fully depreciated in October 2008, the solar array failures (which will result in a reduction in the number of transponders to which power can be provided in later years), have not reduced the remaining useful life of the satellite. However, there can be no assurance that future anomalies will not cause further losses which could impact commercial operation, or the remaining life, of the satellite. See discussion of evaluation of impairment in “Long-Lived Satellite Assets” below.

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued
(Unaudited)
AMC-14. In connection with the Spin-off, we distributed our AMC-14 satellite lease agreement with SES Americom (“SES”) to EchoStar with the intent to lease the entire capacity of the satellite from EchoStar. On March 14, 2008, a Proton launch vehicle carrying the SES AMC-14 satellite experienced an anomaly which left the satellite in a lower orbit than planned. On April 11, 2008, SES announced that it has declared to insurers that the AMC-14 satellite is now considered a total loss, due to a lack of viable options to reposition the satellite to its proper geostationary orbit. We do not expect to incur any financial liability as a result of the AMC-14 satellite being declared a total loss.
Long-Lived Satellite Assets
We account for impairments of long-lived satellite assets in accordance with the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 requires a long-lived asset or asset group to be tested for recoverability whenever events or changes in circumstance indicate that its carrying amount may not be recoverable. Based on the guidance under SFAS 144, we evaluate our owned and capital leased satellites for recoverability as one asset group. While certain of the anomalies discussed above, and previously disclosed, may be considered to represent a significant adverse change in the physical condition of an individual satellite, based on the redundancy designed within each satellite and considering the asset grouping, these anomalies (none of which caused a loss of service to subscribers for an extended period) are not considered to be significant events that would require evaluation for impairment recognition pursuant to the guidance under SFAS 144. Unless and until a specific satellite is abandoned or otherwise determined to have no service potential, the net carrying amount related to the satellite would not be written off.
7. Intangible Assets
As of March 31, 2008 and December 31, 2007, our identifiable intangibles subject to amortization consisted of the following:

	As of
	March 31, 2008		December 31, 2007
	Intangible	Accumulated	Intangible	Accumulated
	Assets	Amortization	Assets	Amortization
		(In thousands)
Contract-based	$—	$—	$188,205	$(60,381)
Customer relationships and reseller relationships	—	—	73,298	(68,466)
Technology-based	—	—	25,500	(7,732)

Total	$—	$—	$287,003	$(136,579)

As of January 1, 2008, intangible assets with a net book value of $146 million were distributed by DNC to EchoStar in connection with the Spin-off (see Note 1). The intangible assets remaining, which were fully amortized and are no longer in service, were written-off as of March 31, 2008. Amortization of these intangible assets was $4 million and $9 million for the three months ended March 31, 2008 and 2007, respectively.
8. Long-Term Debt
Capital Lease Obligations
Future minimum lease payments under our capital lease obligations remaining after the Spin-off, together with the present value of the net minimum lease payments as of March 31, 2008, are as follows:

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued
(Unaudited)

For the Years Ended December 31,
2008 (remaining nine months)	$36,000
2009	48,000
2010	48,000
2011	48,000
2012	48,000
2013	48,000
Thereafter	400,000

Total minimum lease payments	676,000
Less: Amount representing lease of the orbital location and estimated executory costs (primarily insurance and maintenance) including profit thereon, included in total minimum lease payments	(366,222)

Net minimum lease payments	309,778
Less: Amount representing interest	(118,377)

Present value of net minimum lease payments	191,401
Less: Current portion	(7,987)

Long-term portion of capital lease obligations	$183,414

9. Commitments and Contingencies
Commitments
Future maturities of our contractual obligations as of March 31, 2008 are summarized as follows:

	Payments due by period
	Total	2008	2009	2010	2011	2012	2013	Thereafter
	(In thousands)
Long-term debt obligations	$5,000,000	$1,000,000	$—	$—	$1,000,000	$—	$500,000	$2,500,000
Satellite-related obligations	775,564	44,120	52,044	52,044	52,044	52,044	52,044	471,224
Capital lease obligations	191,401	5,934	8,445	9,097	9,800	10,556	11,371	136,198
Operating lease obligations	92,950	30,819	33,962	14,155	8,076	3,101	1,485	1,352
Purchase obligations	1,215,474	906,427	235,090	40,247	11,000	11,000	11,000	710
Mortgages and other notes payable	24,907	2,009	2,194	2,058	2,206	2,366	2,537	11,537

Total	$7,300,296	$1,989,309	$331,735	$117,601	$1,083,126	$79,067	$578,437	$3,121,021

In certain circumstances the dates on which we are obligated to make these payments could be delayed. These amounts will increase to the extent we procure insurance for our satellites or contract for the construction, launch or lease of additional satellites.
Guarantees
In connection with the Spin-off, we distributed satellite lease agreements to EchoStar. We remain the guarantor under those capital leases for payments totaling approximately $578 million over the next eight years. As of March 31, 2008 we have not recorded a liability on the balance sheet for any of these guarantees.
Separation Agreement
In connection with the Spin-off, DNC entered into a separation agreement with EchoStar, which provides for, among other things, the division of liability resulting from litigation. Under the terms of the separation agreement, EchoStar has assumed liability for any acts or omissions that relate to its business whether such acts or omissions occurred before or after the Spin-off. Certain exceptions are provided, including for intellectual property related claims generally, whereby EchoStar will only be liable for its acts or omissions that occurred following the Spin-off. Therefore, DNC has indemnified EchoStar for any potential liability or damages resulting from intellectual property claims relating to the period prior to the effective date of the Spin-off.

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Contingencies
Acacia
During 2004, Acacia Media Technologies (“Acacia”) filed a lawsuit against us in the United States District Court for the Northern District of California. The suit also named DirecTV, Comcast, Charter, Cox and a number of smaller cable companies as defendants. Acacia is an intellectual property holding company which seeks to license the patent portfolio that it has acquired. The suit alleges infringement of United States Patent Nos. 5,132,992 (the ‘992 patent), 5,253,275 (the ‘275 patent), 5,550,863 (the ‘863 patent), 6,002,720 (the ‘720 patent) and 6,144,702 (the ‘702 patent). The ‘992, ‘863, ‘720 and ‘702 patents have been asserted against us.
The patents relate to various systems and methods related to the transmission of digital data. The ‘992 and ‘702 patents have also been asserted against several Internet content providers in the United States District Court for the Central District of California. During 2004 and 2005, the Court issued Markman rulings which found that the ‘992 and ‘702 patents were not as broad as Acacia had contended, and that certain terms in the ‘702 patent were indefinite. The Court issued additional claim construction rulings on December 14, 2006, March 2, 2007, October 19, 2007, and February 13, 2008. On March 12, 2008, the Court issued an order outlining a schedule for filing dispositive invalidity motions based on its claim constructions. Acacia has agreed to stipulate that all claims in the suit are invalid according to various of the Court’s claim constructions and argues that the case should proceed immediately to the Federal Circuit. The Court has set a hearing for May 6, 2008, at which time it will determine whether the parties will proceed with additional invalidity motions or enter final judgment based on Acacia’s agreement that all asserted claims are invalid.
Acacia’s various patent infringement cases have been consolidated for pre-trial purposes in the United States District Court for the Northern District of California. We intend to vigorously defend this case. In the event that a Court ultimately determines that we infringe any of the patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly features that we currently offer to consumers. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Broadcast Innovation, L.L.C.
In 2001, Broadcast Innovation, L.L.C. (“Broadcast Innovation”) filed a lawsuit against us, DirecTV, Thomson Consumer Electronics and others in Federal District Court in Denver, Colorado. The suit alleges infringement of United States Patent Nos. 6,076,094 (the ‘094 patent) and 4,992,066 (the ‘066 patent). The ‘094 patent relates to certain methods and devices for transmitting and receiving data along with specific formatting information for the data. The ‘066 patent relates to certain methods and devices for providing the scrambling circuitry for a pay television system on removable cards. We examined these patents and believe that they are not infringed by any of our products or services. Subsequently, DirecTV and Thomson settled with Broadcast Innovation leaving us as the only defendant.
During 2004, the judge issued an order finding the ‘066 patent invalid. Also in 2004, the Court ruled the ‘094 patent invalid in a parallel case filed by Broadcast Innovation against Charter and Comcast. In 2005, the United States Court of Appeals for the Federal Circuit overturned the ‘094 patent finding of invalidity and remanded the case back to the District Court. During June 2006, Charter filed a reexamination request with the United States Patent and Trademark Office. The Court has stayed the case pending reexamination. Our case remains stayed pending resolution of the Charter case.
We intend to vigorously defend this case. In the event that a Court ultimately determines that we infringe any of the patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly features that we currently offer to consumers. We cannot

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predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Channel Bundling Class Action
On September 21, 2007, a purported class of cable and satellite subscribers filed an antitrust action against us in the United States District Court for the Central District of California.  The suit also names as defendants DirecTV, Comcast, Cablevision, Cox, Charter, Time Warner, Inc., Time Warner Cable, NBC Universal, Viacom, Fox Entertainment Group, and Walt Disney Company. The suit alleges, among other things, that the defendants engaged in a conspiracy to provide customers with access only to bundled channel offerings as opposed to giving customers the ability to purchase channels on an “a la carte” basis. We filed a motion to dismiss, which the court granted with leave for plaintiffs to amend their complaint. We intend to vigorously defend this case. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Datasec
During April 2008, Datasec Corporation (“Datasec”) sued us and DirecTV Corporation in the United States District Court for the Central District of California, alleging infringement of U.S. Patent No. 6,075,969 (the ’969 patent). The ‘969 patent was issued in 2000 to inventor Bruce Lusignan, and is entitled “Method for Receiving Signals from a Constellation of Satellites in Close Geosynchronous Orbit.”
We intend to vigorously defend this case. In the event that a court ultimately determines that we infringe any of the asserted patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to modify our system architecture. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Distant Network Litigation
During October 2006, a District Court in Florida entered a permanent nationwide injunction prohibiting us from offering distant network channels to consumers effective December 1, 2006. Distant networks are ABC, NBC, CBS and Fox network channels which originate outside the community where the consumer who wants to view them, lives. We have turned off all of our distant network channels and are no longer in the distant network business. Termination of these channels resulted in, among other things, a small reduction in average monthly revenue per subscriber and free cash flow, and a temporary increase in subscriber churn. The plaintiffs in that litigation allege that we are in violation of the Court’s injunction and have appealed a District Court decision finding that we are not in violation. We intend to vigorously defend this case. We cannot predict with any degree of certainty the outcome of the appeal or determine the extent of any potential liability or damages.
Enron Commercial Paper Investment
During October 2001, we received approximately $40 million from the sale of Enron commercial paper to a third party broker. That commercial paper was ultimately purchased by Enron. During November 2003, an action was commenced in the United States Bankruptcy Court for the Southern District of New York against approximately 100 defendants, including us, who invested in Enron’s commercial paper. The complaint alleges that Enron’s October 2001 purchase of its commercial paper was a fraudulent conveyance and voidable preference under bankruptcy laws. We dispute these allegations. We typically invest in commercial paper and notes which are rated in one of the four highest rating categories by at least two nationally recognized statistical rating organizations. At the time of our investment in Enron commercial paper, it was considered to be high quality and low risk. We intend to vigorously defend this case. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.

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Finisar Corporation
Finisar Corporation (“Finisar”) obtained a $100 million verdict in the United States District Court for the Eastern District of Texas against DirecTV for patent infringement. Finisar alleged that DirecTV’s electronic program guide and other elements of its system infringe United States Patent No. 5,404,505 (the ‘505 patent).
In July 2006, we, together with NagraStar LLC, filed a Complaint for Declaratory Judgment in the United States District Court for the District of Delaware against Finisar that asks the Court to declare that they and we do not infringe, and have not infringed, any valid claim of the ‘505 patent. Trial is not currently scheduled. The District Court has stayed our action until the Federal Circuit has resolved DirecTV’s appeal. During April 2008, the Federal Circuit reversed the judgment against DirecTV and ordered a new trial. We are evaluating the Federal Circuit’s decision to determine the impact on our action.
We intend to vigorously prosecute this case. In the event that a Court ultimately determines that we infringe this patent, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to modify our system architecture. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Global Communications
On April 19, 2007, Global Communications, Inc. (“Global”) filed a patent infringement action against us in the United States District Court for the Eastern District of Texas. The suit alleges infringement of United States Patent No. 6,947,702 (the ‘702 patent). This patent, which involves satellite reception, was issued in September 2005. On October 24, 2007, the United States Patent and Trademark Office granted our request for reexamination of the ‘702 patent and issued an Office Action finding that all of the claims of the ‘702 patent were invalid. Based on the PTO’s decision, we have asked the District Court to stay the litigation until the reexamination proceeding is concluded. We intend to vigorously defend this case. In the event that a Court ultimately determines that we infringe the ‘702 patent, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly features that we currently offer to consumers. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Katz Communications
On June 21, 2007, Ronald A. Katz Technology Licensing, L.P. (“Katz”) filed a patent infringement action against us in the United States District Court for the Northern District of California. The suit alleges infringement of 19 patents owned by Katz. The patents relate to interactive voice response, or IVR, technology. We intend to vigorously defend this case. In the event that a Court ultimately determines that we infringe any of the asserted patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly features that we currently offer to consumers. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Personalized Media Communications
In February 2008, Personalized Media Communications, Inc. filed suit against us, EchoStar and Motorola, Inc. in the United States District Court for the Eastern District of Texas alleging infringement of United States Patent Nos. 4,694,490 (the ‘490 patent), 5,109,414 (the ‘414 patent), 4,965,825 (the ‘825 patent), 5,233,654 (the ‘654 patent), 5,335,277 (the ‘277 patent), and 5,887,243 (the ‘243 patent), all of which were issued to John Harvey and James Cuddihy as named inventors. The ‘490 patent, the ‘414 patent, the ‘825 patent, the ‘654 patent and the ‘277 patent are defined as the Harvey Patents. The Harvey Patents are entitled “Signal Processing Apparatus and Methods.” The lawsuit alleges, among other things, that our DBS system receives program content at broadcast reception and satellite uplinking facilities and transmits such program content, via satellite, to remote satellite receivers. The lawsuit further alleges that we infringe the Harvey Patents by transmitting and using a DBS signal

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specifically encoded to enable the subject receivers to function in a manner that infringes the Harvey Patents, and by selling services via DBS transmission processes which infringe the Harvey Patents.
We intend to vigorously defend this case. In the event that a Court ultimately determines that we infringe any of the asserted patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly features that we currently offer to consumers. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Retailer Class Actions
During 2000, lawsuits were filed by retailers in Colorado state and federal court attempting to certify nationwide classes on behalf of certain of our retailers. The plaintiffs are requesting the Courts declare certain provisions of, and changes to, alleged agreements between us and the retailers invalid and unenforceable, and to award damages for lost incentives and payments, charge backs, and other compensation. We are vigorously defending against the suits and have asserted a variety of counterclaims. The federal court action has been stayed during the pendency of the state court action. We filed a motion for summary judgment on all counts and against all plaintiffs. The plaintiffs filed a motion for additional time to conduct discovery to enable them to respond to our motion. The Court granted limited discovery which ended during 2004. The plaintiffs claimed we did not provide adequate disclosure during the discovery process. The Court agreed, and denied our motion for summary judgment as a result. The final impact of the Court’s ruling cannot be fully assessed at this time. During April 2008, the Court granted plaintiff’s class certification motion. Trial has been set for August 2008. We intend to vigorously defend this case. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Superguide
During 2000, Superguide Corp. (“Superguide”) filed suit against us, DirecTV, Thomson and others in the United States District Court for the Western District of North Carolina, Asheville Division, alleging infringement of United States Patent Nos. 5,038,211 (the ‘211 patent), 5,293,357 (the ‘357 patent) and 4,751,578 (the ‘578 patent) which relate to certain electronic program guide functions, including the use of electronic program guides to control VCRs. Superguide sought injunctive and declaratory relief and damages in an unspecified amount.
On summary judgment, the District Court ruled that none of the asserted patents were infringed by us. These rulings were appealed to the United States Court of Appeals for the Federal Circuit. During 2004, the Federal Circuit affirmed in part and reversed in part the District Court’s findings and remanded the case back to the District Court for further proceedings. In 2005, Superguide indicated that it would no longer pursue infringement allegations with respect to the ‘211 and ‘357 patents and those patents have now been dismissed from the suit. The District Court subsequently entered judgment of non-infringement in favor of all defendants as to the ‘211 and ‘357 patents and ordered briefing on Thomson’s license defense as to the ‘578 patent. During December 2006, the District Court found that there were disputed issues of fact regarding Thomson’s license defense, and ordered a trial solely addressed to that issue. That trial took place in March 2007. In July 2007, the District Court ruled in favor of Superguide. As a result, Superguide will be able to proceed with its infringement action against us, DirecTV and Thomson.
We intend to vigorously defend this case. In the event that a Court ultimately determines that we infringe the ‘578 patent, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly electronic programming guide and related features that we currently offer to consumers. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.

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Tivo Inc.
On January 31, 2008, the U.S. Court of Appeals for the Federal Circuit affirmed in part and reversed in part the April 2006 jury verdict concluding that certain of our digital video recorders, or DVRs, infringed a patent held by Tivo.  In its decision, the Federal Circuit affirmed the jury’s verdict of infringement on Tivo’s “software claims,” upheld the award of damages from the district court, and ordered that the stay of the district court’s injunction against us, which was issued pending appeal, will dissolve when the appeal becomes final.  The Federal Circuit, however, found that we did not literally infringe Tivo’s “hardware claims,” and remanded such claims back to the district court for further proceedings.  We are appealing the Federal Circuit’s ruling to the United States Supreme Court.
In addition, we have developed and deployed ‘next-generation’ DVR software to our customers’ DVRs.  This improved software is fully operational and has been automatically downloaded to current customers (the “Design-Around”).  We have formal legal opinions from outside counsel that conclude that our Design-Around does not infringe, literally or under the doctrine of equivalents, either the hardware or software claims of Tivo’s patent.
In accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” (“SFAS 5”), we recorded a total reserve of $129 million on our Condensed Consolidated Balance Sheets to reflect the jury verdict, supplemental damages and pre-judgment interest awarded by the Texas court.  This amount also includes the estimated cost of any software infringement prior to the Design-Around, plus interest subsequent to the jury verdict.
If the Federal Circuit’s decision is upheld and Tivo decides to challenge the Design-Around, we will mount a vigorous defense.  If we are unsuccessful in subsequent appeals or in defending against claims that the Design-Around infringes Tivo’s patent, we could be prohibited from distributing DVRs, or be required to modify or eliminate certain user-friendly DVR features that we currently offer to consumers.  In that event we would be at a significant disadvantage to our competitors who could offer this functionality and, while we would attempt to provide that functionality through other manufacturers, the adverse affect on our business could be material.  We could also have to pay substantial additional damages.
Other
In addition to the above actions, we are subject to various other legal proceedings and claims which arise in the ordinary course of business. In our opinion, the amount of ultimate liability with respect to any of these actions is unlikely to materially affect our financial position, results of operations or liquidity.
10. Depreciation and Amortization Expense
Depreciation and amortization expense consists of the following:

	For the Three Months
	Ended March 31,
	2008	2007
	(In thousands)
Equipment leased to customers	$212,279	$206,679
Satellites*	26,451	59,044
Furniture, fixtures, equipment and other*	28,237	42,457
Identifiable intangible assets subject to amortization*	4,331	9,035
Buildings and improvements*	1,070	1,980

Total depreciation and amortization	$272,368	$319,195

*	The period-over-period decreases in depreciation and amortization expense are primarily a result of the distribution of depreciable assets to EchoStar in connection with the Spin-off (see Note 1).
Cost of sales and operating expense categories included in our accompanying Condensed Consolidated Statements of Operations do not include depreciation expense related to satellites or equipment leased to customers.

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11. Segment Reporting
Financial Data by Business Unit
Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information” (“SFAS 131”) establishes standards for reporting information about operating segments in annual financial statements of public business enterprises and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. Total assets by segment have not been specified because the information is not available to the chief operating decision-maker. The “All Other” category consists of revenue and net income (loss) from other operating segments for which the disclosure requirements of SFAS 131 do not apply. Based on the standards set forth in SFAS 131, following the January 1, 2008 Spin-off discussed in Note 1, we operate in only one reportable segment, the DISH Network segment, which provides a DBS subscription television service in the United States.

	For the Three Months
	Ended March 31,
	2008	2007
	(In thousands)
Revenue
DISH Network	$2,844,394	$2,583,788
ETC	—	35,574
All other	—	34,640
Eliminations	—	(9,017)

Total DNC consolidated	2,844,394	2,644,985
Other DNC activity	(1)	(5,282)

Total revenue	$2,844,393	$2,639,703

Net income (loss)
DISH Network	$258,583	$157,235
ETC	—	(5,496)
All other	—	5,401

Total DNC consolidated	258,583	157,140
Other DNC activity	4,397	15,609

Total net income (loss)	$262,980	$172,749

Geographic Information

	United
	States	International	Total
		(In thousands)
Long-lived assets, including FCC authorizations
March 31, 2008	$2,919,317	$—	$2,919,317

December 31, 2007	$4,421,739	$2,410	$4,424,149

Revenue
March 31, 2008	$2,844,393	$—	$2,844,393

March 31, 2007	$2,620,642	$19,061	$2,639,703

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Revenues are attributed to geographic regions based upon the location where the sale originated. United States revenue includes transactions with both United Sates and international customers. Following the January 1, 2008 Spin-off discussed in Note 1, we operate in only one geographic region.
12. Financial Information for Subsidiary Guarantors
EchoStar DBS Corporation’s senior notes are fully, unconditionally and jointly and severally guaranteed by all of our subsidiaries other than minor subsidiaries, as defined by Securities and Exchange regulations. The stand alone entity EchoStar DBS Corporation has no independent assets or operations. Therefore, supplemental financial information on a condensed consolidating basis of the guarantor subsidiaries is not required. There are no restrictions on our ability to obtain cash dividends or other distributions of funds from the guarantor subsidiaries, except those imposed by applicable law.
13. Related Party Transactions with EchoStar
Following the Spin-off, EchoStar has operated independently from us and DNC has no continued ownership interest in EchoStar, however, EchoStar and DNC are both under the common control of the Chief Executive Officer and Chairman of our Board of Directors, Charles W. Ergen.
EchoStar is our primary supplier of set-top boxes, transponder leasing and digital broadcast operations. Generally all agreements entered into in connection with the Spin-off are based on pricing at cost plus an additional amount equal to an agreed percentage of EchoStar’s cost (unless noted differently below), which will vary depending on the nature of the products and services provided. Prior to the Spin-off, these products were provided and services were performed internally at cost. The terms of DNC’s agreements with EchoStar provide for an arbitration mechanism in the event DNC is unable to reach agreement with EchoStar as to the additional amounts payable for products and services, under which the arbitrator will determine the additional amounts payable by reference to the fair market value of the products and services supplied.
DNC and EchoStar also entered into certain transitional services agreements pursuant to which DNC will obtain certain services and rights from EchoStar. EchoStar will obtain certain services and rights from DNC, and DNC and EchoStar have indemnified each other against certain liabilities arising from their respective businesses. The following is a summary of the terms of the principal agreements that DNC has entered into with EchoStar that have an impact on our results of operations.
“Equipment sales — EchoStar”
•	Remanufactured Receiver Agreement. DNC entered into a remanufactured receiver agreement with EchoStar under which EchoStar has the right to purchase remanufactured receivers, services and accessories from us for a two-year period. EchoStar may terminate the remanufactured receiver agreement for any reason upon sixty days written notice to DNC. DNC may also terminate this agreement if certain entities acquire DNC.
“Transitional services and other revenue — EchoStar”
•	Transition Services Agreement. DNC entered into a transition services agreement with EchoStar pursuant to which DNC, or one of its subsidiaries, provide certain transitional services to EchoStar. Under the transition services agreement, EchoStar has the right, but not the obligation, to receive the following services from DNC: finance, information technology, benefits administration, travel and event coordination, human resources, human resources development (training), program management, internal audit and corporate quality, legal, accounting and tax, and other support services. The transition services agreement has a term of no longer than two years. DNC may terminate the transition services agreement with respect to a particular service for any reason upon thirty days prior written notice.

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•	Real Estate Lease Agreements. DNC entered into lease agreements with EchoStar so that it can continue to operate certain properties that were distributed to EchoStar in the Spin-off. The rent on a per square foot basis for each of the leases is comparable to per square foot rental rates of similar commercial property in the same geographic area, and EchoStar is responsible for its portion of the taxes, insurance, utilities and maintenance of the premises. The term of each of the leases is set forth below:
Inverness Lease Agreement.  The lease for 90 Inverness Circle East in Englewood, Colorado, is for a period of two years.
Meridian Lease Agreement.  The lease for 9601 S. Meridian Blvd. in Englewood, Colorado, is for a period of two years with annual renewal options for up to three additional years.
Santa Fe Lease Agreement.  The lease for 5701 S. Santa Fe Dr. in Littleton, Colorado, is for a period of two years with annual renewal options for up to three additional years.
•	Management Services Agreement. In connection with the Spin-off, DNC entered into a management services agreement with EchoStar pursuant to which DNC makes certain of its officers available to provide services (which are primarily legal and accounting services) to EchoStar. Specifically, Bernard L. Han, R. Stanton Dodge and Paul W. Orban remain employed by DNC, but also serve as EchoStar’s Executive Vice President and Chief Financial Officer, Executive Vice President and General Counsel, and Senior Vice President and Controller, respectively. In addition, Carl E. Vogel is employed as DNC’s Vice Chairman but also provides services to EchoStar as an advisor. EchoStar will make payments to DNC based upon an allocable portion of the personnel costs and expenses incurred by DNC with respect to such officers (taking into account wages and fringe benefits). These allocations will be based upon the estimated percentages of time to be spent by DNC’s executive officers performing services for EchoStar under the management services agreement. EchoStar will also reimburse DNC for direct out-of-pocket costs incurred by DNC for management services provided to EchoStar. DNC and EchoStar evaluate all charges for reasonableness at least annually and make any adjustments to these charges as DNC and EchoStar mutually agree upon.
The management services agreement will continue in effect until the first anniversary of the Spin-off, and will be renewed automatically for successive one-year periods thereafter, unless terminated earlier (1) by EchoStar at any time upon at least 30 days’ prior written notice, (2) by DNC at the end of any renewal term, upon at least 180 days’ prior notice; and (3) by DNC upon written notice to EchoStar, following certain changes in control.
“Satellite and transmission expenses – EchoStar”
•	Broadcast Agreement. DNC entered into a broadcast agreement with EchoStar, whereby EchoStar provides broadcast services including teleport services such as transmission and downlinking, channel origination services, and channel management services, thereby enabling DNC to deliver satellite television programming to subscribers. The broadcast agreement has a term of two years; however, DNC has the right, but not the obligation, to extend the agreement annually for successive one-year periods for up to two additional years. DNC may terminate channel origination services and channel management services for any reason and without any liability upon sixty days written notice to EchoStar. If DNC terminates teleport services for a reason other than EchoStar’s breach, DNC shall pay EchoStar a sum equal to the aggregate amount of the remainder of the expected cost of providing the teleport services.

•	Satellite Capacity Agreements. DNC has entered into satellite capacity agreements with EchoStar on a transitional basis. Pursuant to these agreements, DNC leases satellite capacity on satellites owned by

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued
(Unaudited)
EchoStar and/or slots licensed by EchoStar. Certain DISH Network subscribers currently point their satellite antenna at these slots and this agreement is designed to facilitate the separation of DNC and EchoStar by allowing a period of time for these DISH Network subscribers to be moved to satellites owned by DNC and/or to slots that will be licensed to DNC following the Spin-off. The fees for the services to be provided under the satellite capacity agreements are based on spot market prices for similar satellite capacity and will depend upon, among other things, the orbital location of the satellite and the frequency on which the satellite provides services. Generally, each satellite capacity agreement will terminate upon the earlier of: (a) the end of life or replacement of the satellite; (b) the date the satellite fails; (c) the date that the transponder on which service is being provided under the agreement fails; or (d) two years from the effective date of such agreement.
“Cost of sales – subscriber promotion subsidies – EchoStar”
•	Receiver Agreement. EchoStar is currently our sole supplier of set-top box receivers. During the three months ended March 31, 2008, we purchased set-top box and other equipment from EchoStar totaling $372 million. Of this amount, $31 million is included in “Cost of sales – subscriber promotion subsidies – EchoStar” on our Condensed Consolidated Statements of Operations. The remaining amount is included in “Inventories, net” and “Property and equipment, net” on our Condensed Consolidated Balance Sheet.
Under DNC’s receiver agreement with EchoStar, DNC has the right but not the obligation to purchase receivers and accessories from EchoStar for a two year period. Additionally, EchoStar will provide DNC with standard manufacturer warranties for the goods sold under the receiver agreement. DNC may terminate the receiver agreement for any reason upon sixty days written notice to EchoStar. DNC may also terminate the receiver agreement if certain entities were to acquire DNC. DNC also has the right, but not the obligation, to extend the receiver agreement annually for up to two years. The receiver agreement also includes an indemnification provision, whereby the parties will indemnify each other for certain intellectual property matters.
“General and administrative – EchoStar”
•	Product Support Agreement. DNC needs EchoStar to provide product support (including engineering and technical support services and IPTV functionality) for all receivers and related accessories that EchoStar has sold and will sell to DNC. As a result, DNC entered into a product support agreement, under which DNC has the right, but not the obligation, to receive product support services in respect of such receivers and related accessories. The term of the product support agreement is the economic life of such receivers and related accessories, unless terminated earlier. DNC may terminate the product support agreement for any reason upon sixty days prior written notice.

•	Services Agreement. DNC entered into a services agreement with EchoStar under which DNC has the right, but not the obligation, to receive logistics, procurement and quality assurance services from EchoStar. This agreement has a term of two years. DNC may terminate the services agreement with respect to a particular service for any reason upon sixty days prior written notice.
Tax Sharing Agreement
•	DNC entered into a tax sharing agreement with EchoStar which governs DNC’s and EchoStar’s respective rights, responsibilities and obligations after the Spin-off with respect to taxes for the periods ending on or before the Spin-off. Generally, all pre-Spin-off taxes, including any taxes that are incurred as a result of restructuring activities undertaken to implement the Spin-off, will be borne by DNC, and DNC will indemnify EchoStar for such taxes. However, DNC will not be liable for and will not indemnify EchoStar for any taxes that are incurred as a result of the Spin-off or certain related transactions failing to qualify as tax-free distributions pursuant to any provision of Section 355 or

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Section 361 of the Code because of (i) a direct or indirect acquisition of any of EchoStar’s stock, stock options or assets, (ii) any action that EchoStar takes or fails to take or (iii) any action that EchoStar takes that is inconsistent with the information and representations furnished to the IRS in connection with the request for the private letter ruling, or to counsel in connection with any opinion being delivered by counsel with respect to the Spin-off or certain related transactions. In such case, EchoStar will be solely liable for, and will indemnify DNC for, any resulting taxes, as well as any losses, claims and expenses. The tax sharing agreement terminates after the later of the full period of all applicable statutes of limitations including extensions or once all rights and obligations are fully effectuated or performed.
Other EchoStar Transactions
•	Nimiq 5 Agreement. On March 11, 2008, EchoStar entered into a transponder service agreement (the “Transponder Agreement”) with Bell ExpressVu Inc., in its capacity as General Partner of Bell ExpressVu Limited Partnership (“Bell ExpressVu”), which provides, among other things, for the provision by Bell ExpressVu to EchoStar of service on sixteen (16) BSS transponders on the Nimiq 5 satellite at the 72.7° W.L. orbital location. The Nimiq 5 satellite is expected to be launched in the second half of 2009. Bell ExpressVu currently has the right to receive service on the entire communications capacity of the Nimiq 5 satellite pursuant to an agreement with Telesat Canada. On March 11, 2008, EchoStar also entered into a transponder service agreement with DISH Network L.L.C. (“DISH L.L.C.”), our wholly-owned subsidiary, pursuant to which DISH L.L.C. will receive service from EchoStar on all of the BSS transponders covered by the Transponder Agreement (the “DISH Agreement”). DNC guaranteed certain obligations of EchoStar under the Transponder Agreement.
Under the terms of the Transponder Agreement, EchoStar will make certain up-front payments to Bell ExpressVu through the service commencement date on the Nimiq 5 satellite and thereafter will make certain monthly payments to Bell ExpressVu for the remainder of the service term. Unless earlier terminated under the terms and conditions of the Transponder Agreement, the service term will expire fifteen years following the actual service commencement date of the Nimiq 5 satellite. Upon expiration of this initial term, EchoStar has the option to continue to receive service on the Nimiq 5 satellite on a month-to-month basis. Upon a launch failure, in-orbit failure or end-of-life of the Nimiq 5 satellite, and in certain other circumstances, EchoStar has certain rights to receive service from Bell ExpressVu on a replacement satellite.
Under the terms of the DNC Agreement, DISH L.L.C. will make certain monthly payments to EchoStar commencing when the Nimiq 5 satellite is placed into service (the “In-Service Date”) and continuing through the service term. Unless earlier terminated under the terms and conditions of the DISH Agreement, the service term will expire ten years following the In-Service Date. Upon expiration of the initial term, DISH L.L.C. has the option to renew the DISH Agreement on a year-to-year basis through the end-of-life of the Nimiq 5 satellite. Upon a launch failure, in-orbit failure or end-of-life of the Nimiq 5 satellite, and in certain other circumstances, DISH L.L.C. has certain rights to receive service from EchoStar on a replacement satellite.
14. Subsequent Event
EchoStar XV
On April 14, 2008, Space Systems/Loral, Inc. began the construction of EchoStar XV, our direct broadcast satellite expected to launch during 2010. This satellite will enable better bandwidth utilization, provide back-up protection for our existing offerings, and could allow DISH Network to offer other value-added services.

EchoStar DBS Corporation
Offer to Exchange up to $750,000,000 aggregate principal amount of new
7.75% Senior Notes due 2015,
which have been registered under the Securities Act,
for any and all of its outstanding 7.75% Senior Notes due 2015

PROSPECTUS
______, 2008

All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent at the numbers and address below. Requests for assistance and for additional copies of the prospectus, the letter of transmittal and other related documents should also be directed to the exchange agent.
The exchange agent for the exchange offers is:
U.S. BANK NATIONAL ASSOCIATION
By Facsimile for Eligible Institutions:
(651) 495-8158
Attention: Specialized Finance Department
Confirm by telephone:
(800) 934-6802
By Mail/Overnight Courier/Hand:
U.S. Bank National Association
Attention: Specialized Finance Department
60 Livingston Avenue
St. Paul, Minnesota 55107

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20. Indemnification of Directors and Officers
     The following subparagraphs briefly describe indemnification provisions for directors, officers and controlling persons of the Registrants against liability, including liability under the Securities Act.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, each of the Registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
Colorado Corporations
     As provided in the Articles of Incorporation of EDBS, a Colorado corporation, EDBS may eliminate or limit the personal liability of a director of EDBS or to its shareholders for monetary damages for breach of fiduciary duty as a director; except that such provision shall not eliminate or limit the liability of a director to the Registrant or to its shareholders for monetary damages for: any breach of the director’s duty of loyalty to EDBS or to its shareholders; acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or any transaction from which the director derived an improper personal benefit. No such provisions eliminate or limit the liability of a director to EDBS or to its shareholders for monetary damages for any act or omission occurring prior to the date when such provision becomes effective.
     1. Under provisions of the Bylaws of EDBS and the Colorado Business Corporation Act (the “Colorado Act”), each person who is or was a director or officer of the Registrant will be indemnified by the Registrant as a matter of right summarized as follows:
(a)
Under the Colorado Act, a person who is wholly successful on the merits in defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of EDBS shall be indemnified against reasonable expenses (including attorneys’ fees) in connection with such suit or proceeding;

(b)
Except as provided in subparagraph (c) below, a director may be indemnified under such law against both (1) reasonable expenses (including attorneys’ fees), and (2) judgments, penalties, fines and amounts paid in settlement, if he acted in good faith and reasonably believed, in the case of conduct in his official capacity as a director, that his conduct was in EDBS’s best interests, or in all other cases that his conduct was not opposed to the best interests of EDBS, and with respect to any criminal action, he had not reasonable cause to believe his conduct was unlawful, but EDBS may not indemnify the director if the director is found liable to EDBS or is found liable on the basis that personal benefit was improperly received by the director in connection with any suit or proceeding charging improper personal benefit to the director;

(c)
In connection with a suit or proceeding by or in the right of EDBS, indemnification is limited to reasonable expenses incurred in connection with the suit or proceeding, but EDBS may not indemnify the director if the director was found liable to EDBS; and

(d)	Officers of EDBS will be indemnified to the same extent as directors as described in (a), (b) and (c).
Colorado Limited Liability Companies
     Each of Dish Network L.L.C., EchoStar Satellite Operating L.L.C., Dish Network Service L.L.C. and EchoSphere L.L.C. is a limited liability company organized under the laws of the State of Colorado. Section 7-80-407 of the Colorado Limited Liability Company Act empowers a Colorado limited liability company to reimburse a person who is or was a member or manager for payments made, and indemnify a person who is or was a member or manager for liabilities incurred by the person, in the ordinary course of the business of the limited liability company or for the preservation of its business or property, if such payments were made or liabilities incurred without violation of the person’s duties to the limited liability company.
     In accordance with this provision, the Articles of Organization of each of Dish Network L.L.C., EchoStar Satellite Operating L.L.C., Dish Network Service L.L.C. and EchoSphere L.L.C. state that such company shall indemnify, to the maximum extent permitted under applicable law, any person, and the estate and personal representative of any such person, against all liability and expense incurred by reason of the fact that such person is or was a manager, officer, employee or fiduciary of the company or, while servcing as manager, officer, employee or fiduciary of the company, such person is or was serving at the request of the company as a manager, director, officer, partner, trustee, employee, fiduciary or agent of, or in any similar managerial fiduciary position of, another domestic or foreign entity or other individual or entity or of an employee benefit plan.

ITEM 21. Exhibits and Financial Statement Schedules
     (a) Exhibits

EXHIBIT NO.	DESCRIPTION

3.1(a)*	Articles of Incorporation of EDBS (incorporated by reference to Exhibit 3.4(a) to the Company’s Registration Statement on Form S-4, Registration No. 333-31929).

3.1(b)*	Certificate of Amendment of the Articles of Incorporation of EchoStar DBS Corporation, dated as of August 25, 2003 (incorporated by reference to Exhibit 3.1(b) to the Annual Report on Form 10-K of EDBS for the year ended December 31, 2003, Commission File No. 333-31929).

3.1(c)*	Bylaws of EDBS (incorporated by reference to Exhibit 3.4(b) to the Company’s Registration Statement on Form S-4, Registration No. 333-31929).

4.1*	Indenture relating to the EchoStar DBS Corporation 7.75% Senior Notes due 2015, dated as of February 2, 2006, by and among EDBS, the Guarantors and U.S. Bank National Association, as trustee (incorporated by reference to our Current Report on Form 8-K that was filed with the SEC on May 28, 2008).

4.2*	Registration Rights Agreement, dated as of May 27, 2008, among EDBS, the Guarantors and Credit Suisse Securities (USA) LLC (incorporated by reference to our Current Report on Form 8-K that was filed with the SEC on May 28, 2008).

4.3*	Form of Note for 7.75% Senior Notes due 2015 (included as part of Exhibit 4.1).

5.1P	Opinion of Sullivan & Cromwell LLP regarding the legality of the securities being registered.

10.1*	Form of Satellite Launch Insurance Declarations (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 of Dish Ltd., Registration No. 33-81234).

10.2*	DISH 1995 Stock Incentive Plan (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-1 of DISH, Registration No. 33-91276).**

10.3*	Amended and Restated DISH 1999 Stock Incentive Plan (incorporated by reference to Appendix A to DISH’s Definitive Proxy Statement on Schedule 14A dated August 24, 2005).**

10.4*	2002 Class B CEO Stock Option Plan (incorporated by reference to Appendix A to DISH’s Definitive Proxy Statement on Schedule 14A dated April 9, 2002).**

10.5*	License and OEM Manufacturing Agreement, dated July 1, 2002, between EchoStar Satellite Corporation, EchoStar Technologies Corporation and Thomson multimedia, Inc. (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of DISH for the quarter ended September 30, 2002, Commission File No. 0-26176).

10.6*	Amendment No. 19 to License and OEM Manufacturing Agreement, dated July 1, 2002, between EchoStar Satellite Corporation, EchoStar Technologies Corporation and Thomson multimedia, Inc. (incorporated by reference to Exhibit 10.57 to the Annual Report on Form 10-K of DISH for the year ended December 31, 2002, Commission File No. 0-26176).

10.7*	Satellite Service Agreement, dated as of March 21, 2003, between SES Americom, Inc., EchoStar Satellite Corporation and DISH Network (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of DISH for the quarter ended March 31, 2003, Commission File No. 0-26176).

10.8*	Amendment No. 1 to Satellite Service Agreement dated March 31, 2003 between SES Americom Inc. and DISH (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of DISH for the quarter ended September 30, 2003, Commission File No. 0-26176).

10.9*	Satellite Service Agreement dated as of August 13, 2003 between SES Americom Inc. and DISH (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of DISH for the quarter ended September 30, 2003, Commission File No. 0-26176).

10.10*	Satellite Service Agreement, dated February 19, 2004, between SES Americom, Inc. and DISH (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of DISH for the quarter ended March 31, 2004, Commission File No. 0-26176).

10.11*	Amendment No. 1 to Satellite Service Agreement, dated March 10, 2004, between SES Americom, Inc. and DISH (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of DISH for the quarter ended March 31, 2004, Commission File No. 0-26176).

10.12*	Amendment No. 3 to Satellite Service Agreement, dated February 19, 2004, between SES Americom, Inc. and DISH (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of DISH for the quarter ended March 31, 2004, Commission File No. 0-26176).

10.13*	Whole RF Channel Service Agreement, dated February 4, 2004, between Telesat Canada and DISH (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q of DISH for the quarter ended March 31, 2004, Commission File No. 0-26176).

10.14*	Letter Amendment to Whole RF Channel Service Agreement, dated March 25, 2004, between Telesat Canada and DISH (incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q of DISH for the quarter ended March 31, 2004, Commission File No. 0-26176).

EXHIBIT NO.	DESCRIPTION

10.15*	Amendment No. 2 to Satellite Service Agreement, dated April 30, 2004, between SES Americom, Inc. and DISH (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of DISH for the quarter ended June 30, 2004, Commission File No. 0-26176).

10.16*	Second Amendment to Whole RF Channel Service Agreement, dated May 5, 2004, between Telesat Canada and DISH (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of DISH for the quarter ended June 30, 2004, Commission File No. 0-26176).

10.17*	Third Amendment to Whole RF Channel Service Agreement, dated October 12, 2004, between Telesat Canada and DISH (incorporated by reference to Exhibit 10.22 to the Annual Report on Form 10-K of DISH for the year ended December 31, 2004, Commission File No. 0-26176).

10.18*	Amendment No. 4 to Satellite Service Agreement, dated October 21, 2004, between SES Americom, Inc. and DISH (incorporated by reference to Exhibit 10.23 to the Annual Report on Form 10-K of DISH for the year ended December 31, 2004, Commission File No. 0-26176).

10.19*	Amendment No. 3 to Satellite Service Agreement, dated November 19, 2004 between SES Americom, Inc. and DISH (incorporated by reference to Exhibit 10.24 to the Annual Report on Form 10-K of DISH for the year ended December 31, 2004, Commission File No. 0-26176).

10.20*	Amendment No. 5 to Satellite Service Agreement, dated November 19, 2004, between SES Americom, Inc. and DISH (incorporated by reference to Exhibit 10.25 to the Annual Report on Form 10-K of DISH for the year ended December 31, 2004, Commission File No. 0-26176).

10.21*	Amendment No. 6 to Satellite Service Agreement, dated December 20, 2004, between SES Americom, Inc. and DISH (incorporated by reference to Exhibit 10.26 to the Annual Report on Form 10-K of DISH for the year ended December 31, 2004, Commission File No. 0-26176).

10.22*	Description of the 2005 Long-Term Incentive Plan dated January 26, 2005 (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of DISH for the quarter ended March 31, 2005, Commission File No. 0-26176).**

10.23*	Description of the 2005 Cash Incentive Plan dated January 22, 2005 (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of DISH for the quarter ended March 31, 2005, Commission File No. 0-26176).**

10.24*	Settlement Agreement and Release effective February 25, 2005 between EchoStar Satellite L.L.C., EchoStar DBS Corporation and the insurance carriers for the EchoStar IV satellite (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of DISH for the quarter ended March 31, 2005, Commission File No. 0-26176).

10.25*	Amendment No. 4 to Satellite Service Agreement, dated April 6, 2005, between SES Americom, Inc. and DISH (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of DISH for the quarter ended June 30, 2005, Commission File No. 0-26176).

10.26*	Amendment No. 5 to Satellite Service Agreement, dated June 20, 2005, between SES Americom, Inc. and DISH (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of DISH for the quarter ended June 30, 2005, Commission File No. 0-26176).

10.27*	Incentive Stock Option Agreement (Form A) (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of DISH filed July 7, 2005, Commission File No. 0-26176).**

10.28*	Incentive Stock Option Agreement (Form B) (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K of DISH filed July 7, 2005, Commission File No. 0-26176).**

10.29*	Restricted Stock Unit Agreement (Form A) (incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K of DISH filed July 7, 2005, Commission File No. 0-26176).**

10.30*	Restricted Stock Unit Agreement (Form B) (incorporated by reference to Exhibit 99.4 to the Current Report on Form 8-K of DISH filed July 7, 2005, Commission File No. 0-26176).**

10.31*	Incentive Stock Option Agreement (1999 Long-Term Incentive Plan) (incorporated by reference to Exhibit 99.5 to the Current Report on Form 8-K of DISH filed July 7, 2005, Commission File No. 0-26176).**

10.32*	Nonqualifying Stock Option Agreement (2005 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.7 to the Current Report on Form 8-K of DISH filed July 7, 2005, Commission File No. 0-26176).**

10.33*	Restricted Stock Unit Agreement (2005 Long-Term Incentive Plan) (incorporated by reference to Exhibit 99.8 to the Current Report on Form 8-K of DISH filed July 7, 2005, Commission File No. 0-26176).**

10.34*	Description of the 2006 Cash Incentive Plan (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of DISH for the quarter ended March 31, 2006, Commission File No. 0-26176).

10.35*	NIMIQ 5 Transponder Service Agreement, dated March 11, 2008, between Bell ExpressVu Limited Partnership, acting through its general partner Bell ExpressVu Inc., on the one hand, and EchoStar and DISH (solely as to the obligation set forth in Section 19.10), on the other hand (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of DISH for the quarter ended March 31, 2008, Commission File No. 0-26176).

10.36*	NIMIQ 5 Transponder Service Agreement, dated March 11, 2008, between EchoStar and DISH Network L.L.C. (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of DISH for the quarter ended March 31, 2008, Commission File No. 0-26176).

12.1P	Statement regarding computation of ratio of earnings to fixed charges.

23.1H	Consent of KPMG LLP.

23.2P	Consent of Sullivan & Cromwell LLP (included as part of Exhibit 5.1).

H	Filed herewith.

P	Previously filed.

*	Incorporated by reference.

**	Constitutes a management contract or compensatory plan or arrangement.

24.1P	Powers of Attorney (included on the signature pages hereto).

25.1P	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939 of U.S. Bank National Association, as trustee of the Indentures.

99.1H	Form of Letter of Transmittal.

99.2H	Form of Notice of Guaranteed Delivery.

H	Filed herewith.

P	Previously filed.

*	Incorporated by reference.

**	Constitutes a management contract or compensatory plan or arrangement.
ITEM 22. Undertakings
(a)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of approximate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporating documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment to Registration Statement on Form S-4 and has duly caused this Amendment to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on June 11, 2008.

ECHOSTAR DBS CORPORATION
By:	/s/ R. Stanton Dodge
	Name:	R. Stanton Dodge
	Title:	Executive Vice President, General Counsel, Secretary and Director

POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Charles W. Ergen	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	June 11, 2008

/s/ Bernard L. Han Bernard L. Han	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 11, 2008

* James DeFranco	Director	June 11, 2008

/s/ R. Stanton Dodge R. Stanton Dodge	Director	June 11, 2008

By:	/s/ R. Stanton Dodge
*R. Stanton Dodge, as attorney-in-fact for each of the persons indicated

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing this Amendment to Registration Statement on Form S-4 and have duly caused this Amendment to Registration Statement on Form S-4 to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on June 11, 2008.

DISH NETWORK L.L.C. DISH NETWORK SERVICE L.L.C. ECHOSPHERE L.L.C.
By:	/s/ Bernard L. Han
	Name:	Bernard L. Han
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Charles W. Ergen	President and Chief Executive Officer (Principal Executive Officer)	June 11, 2008

/s/ Bernard L. Han Bernard L. Han	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 11, 2008

* EchoStar DBS Corporation, as Sole Member By: Charles W. Ergen, Chairman and Chief Executive Officer	Sole Member	June 11, 2008

By:	/s/ R. Stanton Dodge
*R. Stanton Dodge, as attorney-in-fact for each of the persons indicated

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment to Registration Statement on Form S-4 and has duly caused this Amendment to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on June 11, 2008.

ECHOSTAR SATELLITE OPERATING L.L.C.
By:	/s/ Bernard L. Han
	Name:	Bernard L. Han
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Charles W. Ergen	President and Chief Executive Officer (Principal Executive Officer)	June 11, 2008

/s/ Bernard L. Han Bernard L. Han	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 11, 2008

* DISH Network L.L.C., as Sole Member By: Charles W. Ergen, President and Chief Executive Officer	Sole Member	June 11, 2008

By:	/s/ R. Stanton Dodge
*R. Stanton Dodge, as attorney-in-fact for each of the persons indicated

INDEX TO EXHIBITS

EXHIBIT NO.		DESCRIPTION

3.1(a)	*	Articles of Incorporation of EDBS (incorporated by reference to Exhibit 3.4(a) to the Company’s Registration Statement on Form S-4, Registration No. 333-31929).

3.1(b)	*
Certificate of Amendment of the Articles of Incorporation of EchoStar DBS Corporation, dated as of August 25, 2003 (incorporated by reference to Exhibit 3.1(b) to the Annual Report on Form 10-K of EDBS for the year ended December 31, 2003, Commission File No. 333-31929).

3.1(c)	*	Bylaws of EDBS (incorporated by reference to Exhibit 3.4(b) to the Company’s Registration Statement on Form S-4, Registration No. 333-31929).

4.1	*
Indenture relating to the EchoStar DBS Corporation 7.75% Senior Notes due 2015, dated as of February 2, 2006, by and among EDBS, the Guarantors and U.S. Bank National Association, as trustee (incorporated by reference to our Current Report on Form 8-K that was filed with the SEC on May 28, 2008).

4.2	*
Registration Rights Agreement, dated as of May 27, 2008, among EDBS, the Guarantors and Credit Suisse Securities (USA) LLC (incorporated by reference to our Current Report on Form 8-K that was filed with the SEC on May 28, 2008).

4.3	*	Form of Note for 7.75% Senior Notes due 2015 (included as part of Exhibit 4.1).

5.1	P	Opinion of Sullivan & Cromwell LLP regarding the legality of the securities being registered.

10.1	*	Form of Satellite Launch Insurance Declarations (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 of Dish Ltd., Registration No. 33-81234).

10.2	*	DISH 1995 Stock Incentive Plan (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-1 of DISH, Registration No. 33-91276).**

10.3	*	Amended and Restated DISH 1999 Stock Incentive Plan (incorporated by reference to Appendix A to DISH’s Definitive Proxy Statement on Schedule 14A dated August 24, 2005).**

10.4	*	2002 Class B CEO Stock Option Plan (incorporated by reference to Appendix A to DISH’s Definitive Proxy Statement on Schedule 14A dated April 9, 2002).**

10.5	*
License and OEM Manufacturing Agreement, dated July 1, 2002, between EchoStar Satellite Corporation, EchoStar Technologies Corporation and Thomson multimedia, Inc. (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of DISH for the quarter ended September 30, 2002, Commission File No. 0-26176).

10.6	*
Amendment No. 19 to License and OEM Manufacturing Agreement, dated July 1, 2002, between EchoStar Satellite Corporation, EchoStar Technologies Corporation and Thomson multimedia, Inc. (incorporated by reference to Exhibit 10.57 to the Annual Report on Form 10-K of DISH for the year ended December 31, 2002, Commission File No. 0-26176).

10.7	*
Satellite Service Agreement, dated as of March 21, 2003, between SES Americom, Inc., EchoStar Satellite Corporation and DISH Network (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of DISH for the quarter ended March 31, 2003, Commission File No. 0-26176).

10.8	*
Amendment No. 1 to Satellite Service Agreement dated March 31, 2003 between SES Americom Inc. and DISH (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of DISH for the quarter ended September 30, 2003, Commission File No. 0-26176).

10.9	*
Satellite Service Agreement dated as of August 13, 2003 between SES Americom Inc. and DISH (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of DISH for the quarter ended September 30, 2003, Commission File No. 0-26176).

10.10	*
Satellite Service Agreement, dated February 19, 2004, between SES Americom, Inc. and DISH (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of DISH for the quarter ended March 31, 2004, Commission File No. 0-26176).

10.11	*
Amendment No. 1 to Satellite Service Agreement, dated March 10, 2004, between SES Americom, Inc. and DISH (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of DISH for the quarter ended March 31, 2004, Commission File No. 0-26176).

10.12	*
Amendment No. 3 to Satellite Service Agreement, dated February 19, 2004, between SES Americom, Inc. and DISH (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of DISH for the quarter ended March 31, 2004, Commission File No. 0-26176).

10.13	*
Whole RF Channel Service Agreement, dated February 4, 2004, between Telesat Canada and DISH (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q of DISH for the quarter ended March 31, 2004, Commission File No. 0-26176).

10.14	*
Letter Amendment to Whole RF Channel Service Agreement, dated March 25, 2004, between Telesat Canada and DISH (incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q of DISH for the quarter ended March 31, 2004, Commission File No. 0-26176).

EXHIBIT NO.		DESCRIPTION
10.15	*
Amendment No. 2 to Satellite Service Agreement, dated April 30, 2004, between SES Americom, Inc. and DISH (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of DISH for the quarter ended June 30, 2004, Commission File No. 0-26176).

10.16	*
Second Amendment to Whole RF Channel Service Agreement, dated May 5, 2004, between Telesat Canada and DISH (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of DISH for the quarter ended June 30, 2004, Commission File No. 0-26176).

10.17	*
Third Amendment to Whole RF Channel Service Agreement, dated October 12, 2004, between Telesat Canada and DISH (incorporated by reference to Exhibit 10.22 to the Annual Report on Form 10-K of DISH for the year ended December 31, 2004, Commission File No. 0-26176).

10.18	*
Amendment No. 4 to Satellite Service Agreement, dated October 21, 2004, between SES Americom, Inc. and DISH (incorporated by reference to Exhibit 10.23 to the Annual Report on Form 10-K of DISH for the year ended December 31, 2004, Commission File No. 0-26176).

10.19	*
Amendment No. 3 to Satellite Service Agreement, dated November 19, 2004 between SES Americom, Inc. and DISH (incorporated by reference to Exhibit 10.24 to the Annual Report on Form 10-K of DISH for the year ended December 31, 2004, Commission File No. 0-26176).

10.20	*
Amendment No. 5 to Satellite Service Agreement, dated November 19, 2004, between SES Americom, Inc. and DISH (incorporated by reference to Exhibit 10.25 to the Annual Report on Form 10-K of DISH for the year ended December 31, 2004, Commission File No. 0-26176).

10.21	*
Amendment No. 6 to Satellite Service Agreement, dated December 20, 2004, between SES Americom, Inc. and DISH (incorporated by reference to Exhibit 10.26 to the Annual Report on Form 10-K of DISH for the year ended December 31, 2004, Commission File No. 0-26176).

10.22	*
Description of the 2005 Long-Term Incentive Plan dated January 26, 2005 (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of DISH for the quarter ended March 31, 2005, Commission File No. 0-26176).**

10.23	*
Description of the 2005 Cash Incentive Plan dated January 22, 2005 (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of DISH for the quarter ended March 31, 2005, Commission File No. 0-26176).**

10.24	*
Settlement Agreement and Release effective February 25, 2005 between EchoStar Satellite L.L.C., EchoStar DBS Corporation and the insurance carriers for the EchoStar IV satellite (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of DISH for the quarter ended March 31, 2005, Commission File No. 0-26176).

10.25	*
Amendment No. 4 to Satellite Service Agreement, dated April 6, 2005, between SES Americom, Inc. and DISH (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of DISH for the quarter ended June 30, 2005, Commission File No. 0-26176).

10.26	*
Amendment No. 5 to Satellite Service Agreement, dated June 20, 2005, between SES Americom, Inc. and DISH (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of DISH for the quarter ended June 30, 2005, Commission File No. 0-26176).

10.27	*	Incentive Stock Option Agreement (Form A) (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of DISH filed July 7, 2005, Commission File No. 0-26176).**

10.28	*	Incentive Stock Option Agreement (Form B) (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K of DISH filed July 7, 2005, Commission File No. 0-26176).**

10.29	*	Restricted Stock Unit Agreement (Form A) (incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K of DISH filed July 7, 2005, Commission File No. 0-26176).**

10.30	*	Restricted Stock Unit Agreement (Form B) (incorporated by reference to Exhibit 99.4 to the Current Report on Form 8-K of DISH filed July 7, 2005, Commission File No. 0-26176).**

10.31	*
Incentive Stock Option Agreement (1999 Long-Term Incentive Plan) (incorporated by reference to Exhibit 99.5 to the Current Report on Form 8-K of DISH filed July 7, 2005, Commission File No. 0-26176).**

10.32	*
Nonqualifying Stock Option Agreement (2005 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.7 to the Current Report on Form 8-K of DISH filed July 7, 2005, Commission File No. 0-26176).**

10.33	*	Restricted Stock Unit Agreement (2005 Long-Term Incentive Plan) (incorporated by reference to Exhibit 99.8 to the Current Report on Form 8-K of DISH filed July 7, 2005, Commission File No. 0-26176).**

10.34	*	Description of the 2006 Cash Incentive Plan (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of DISH for the quarter ended March 31, 2006, Commission File No. 0-26176).

10.35	*
NIMIQ 5 Transponder Service Agreement, dated March 11, 2008, between Bell ExpressVu Limited Partnership, acting through its general partner Bell ExpressVu Inc., on the one hand, and EchoStar and DISH (solely as to the obligation set forth in Section 19.10), on the other hand (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of DISH for the quarter ended March 31, 2008, Commission File No. 0-26176).

10.36	*
NIMIQ 5 Transponder Service Agreement, dated March 11, 2008, between EchoStar and DISH Network L.L.C. (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of DISH for the quarter ended March 31, 2008, Commission File No. 0-26176).

12.1	P	Statement regarding computation of ratio of earnings to fixed charges.

23.1	H	Consent of KPMG LLP.

23.2	P	Consent of Sullivan & Cromwell LLP (included as part of Exhibit 5.1).

H	Filed herewith.

P	Previously filed.

*	Incorporated by reference.

**	Constitutes a management contract or compensatory plan or arrangement.

EXHIBIT NO.		DESCRIPTION

24.1	P	Powers of Attorney (included on the signature pages hereto).

25.1	P	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939 of U.S. Bank National Association, as trustee of the Indentures.

99.1	H	Form of Letter of Transmittal.

99.2	H	Form of Notice of Guaranteed Delivery.

H	Filed herewith.

P	Previously filed.

*	Incorporated by reference.

**	Constitutes a management contract or compensatory plan or arrangement.